As filed with the Securities and Exchange Commission on November 14, 2005
Registration No. 333-125438

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Activant Solutions Holdings Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	7373	74-1880779
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
804 Las Cimas Parkway
Austin, Texas 78746
(512) 328-2300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard W. Rew II, Esq.
Vice President, General Counsel and Secretary
804 Las Cimas Parkway
Austin, Texas 78746
(512) 328-2300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copies to:

Jeffrey B. Hitt, Esq. Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201 (214) 746-7700	Gerald S. Tanenbaum, Esq. Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Offering Price(1)	Registration Fee(2)(3)

Common stock, par value $0.000125 per share	$300,000,000	$35,310

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum offering price.

(3)	$23,540 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 14, 2005
Prospectus
                                     shares
Activant Solutions Holdings Inc.
Common stock
Activant Solutions Holdings Inc. is selling                      shares of common stock. This is the initial public offering of our common stock. The estimated initial public offering price is between $          and $           per share.
Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock listed on the Nasdaq National Market under the symbol AVNT.

	Per share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to us before expenses	$	$

The selling stockholders identified in this prospectus have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to                      additional shares of our common stock on the same terms and conditions set forth above to cover over-allotments, if any. We will not receive any of the proceeds from the sale of any shares by the selling stockholders.
Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 12.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock to investors on                     , 2005.

JPMorgan	Deutsche Bank Securities
                      , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
A-DIS, J-CON, VISTA, and AConneX PartExpert, Prism and Prophet 21 are registered trademarks of ours, and Eagle, Falcon, Gemini, CSD, IDW, IDX, Ultimate, Eclipse, Series 12, LOADSTAR, ePartExpert, ePartInsight Data Warehouse, Version 2, 4GL, Open ERP Solutions, INet, ECS Pro, Dimensions and CommerceCenter are trademarks of ours. .Net is either a registered trademark or a trademark of Microsoft Corporation in the United States and/or other countries. Other products, services and company names mentioned in this prospectus are the service marks/trademarks of their respective owners.

i

Prospectus summary
This summary highlights information contained elsewhere in this prospectus. Although this summary is materially complete, it does not contain all of the information that may be important to you or that you should consider before making an investment decision. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including the information contained under the heading “Risk factors.” You should read the following summary together with the more detailed information, pro forma financial information and consolidated financial information and the notes thereto included elsewhere in this prospectus. In this prospectus the terms the “Company,” “we,” “us” and “our” refer to Activant Solutions Holdings Inc. and, unless the context otherwise requires, its consolidated subsidiaries. “Activant Operating” refers to Activant Solutions Inc., our direct wholly owned subsidiary through which we conduct our operations, “Speedware” refers to Speedware Corporation Inc. and its subsidiaries, which we acquired in March 2005 for approximately $99.9 million, and “Prophet 21” refers to Prophet 21, Inc. and its subsidiaries, which we acquired in September 2005 for approximately $215.0 million, subject to a post-closing working capital adjustment. References to “fiscal year” or “fiscal years” in this prospectus mean our fiscal year or years beginning October 1 and ending September 30.
Our business
We are a leading provider of business management solutions serving small and medium-sized retail and wholesale distribution businesses based on annual revenues. With over 25 years of operating history, we have developed substantial expertise in serving businesses with complex distribution requirements in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket. Using a combination of proprietary software and extensive expertise in these vertical markets, we provide complete business management solutions consisting of tailored systems, product support and content and data services designed to meet the unique requirements of our customers. Our fully integrated systems and services include point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations. We believe our solutions allow our customers to increase sales, boost productivity, operate more cost efficiently, improve inventory turns and enhance trading partner relationships.
We have built a large base of approximately 13,500 product support customers operating in approximately 30,000 business locations. Our electronic automotive parts and applications catalog is used in approximately 27,000 business locations (a subset of which includes certain product support customers). Based on number of customers and revenues, we believe we have the leading position in the United States serving the hardlines and lumber vertical market and the automotive parts aftermarket. The Prophet 21 acquisition enhanced significantly our position in the wholesale distribution vertical market through the addition of over 3,400 customers and $77.3 million in annual revenues, based on Prophet 21’s revenues for its fiscal year ended June 30, 2005. Following the Prophet 21 acquisition, we believe we are one of the leading providers of business management solutions to the wholesale distribution vertical market in the United States based upon the total number of business locations where our solutions are installed.
Our systems consist of proprietary software applications, implementation and training and third-party software, hardware and peripherals. Depending on our customers’ size, complexity of business and technology requirements, we have a range of systems offerings that enables us to access a broad segment of the addressable market in each of the vertical markets we serve. We also provide add-on modules, such as business intelligence, credit card signature capture and delivery tracking, that provide our customers with flexibility to deploy or implement our offerings individually or incrementally. Our systems revenues are generally derived from one-time sales and have grown at a compound annual rate of 17% from fiscal year 2002 through fiscal year 2004. We believe that systems revenue is a factor that influences growth in our subscription-based product support revenues.
Our services consist of product support, content and data services and other services. Our services revenues are generally recurring in nature since they are derived primarily from subscriptions to our support and maintenance services, our electronic automotive parts and application catalog, databases, connectivity and other services. For the nine months ended June 30, 2005, our services revenues accounted for approximately 61% of our total revenues.
In our experience, our systems and services are integral to the operations of our customers’ businesses and switching from our systems generally requires a great deal of time and expense and may present a significant operating risk for our customers. As a result, we have high levels of customer retention. For example, our average annual product support retention rates for the last three fiscal years for our Eagle and CommerceCenter products, two of our key business management solutions, have been approximately 95%.
We have developed strategic relationships with many well known market participants in the hardlines and lumber vertical market and the automotive parts aftermarket. For example, we are a preferred or recommended business management solutions provider for the members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. In addition, we have licensing agreements with many well known participants in each of the vertical markets we serve, including O’Reilly Automotive, Inc., Central Garden & Pet Company and Parr Lumber Company. We believe that these relationships are evidence of the strength of our solutions and differentiate us from our competitors within these vertical markets.
Market opportunity
The vast majority of our customer base is comprised of small and medium-sized businesses. We believe that these businesses are increasingly taking advantage of information technology to more effectively manage their operations. According to the US IT Spending: Enterprise Versus SMB report published by Forrester Research, Inc. in March 2005 (the “Forrester Report”), information technology spending, including spending on systems and services such as ours and other technology, by businesses with less than 1,000 employees is expected to grow approximately 8.0% in 2005, outpacing the growth in spending by larger enterprises. We have identified a number of common factors driving this demand for technology solutions within small and medium-sized retail and wholesale distribution businesses:

•	Need for turnkey business management solutions. To meet the challenges of today’s competitive environment, small and medium-sized businesses demand turnkey products and services designed to fulfill unique business needs within a particular vertical market.

•	Complex supply chains. Our customers operate in markets that have multi-level supply chains consisting of service dealers, builders and other professional installers and do-it-yourselfers that order parts or products from local or regional stores, distributors and warehouses.

•	Inventory management. Our customers operate in complex distribution environments and manage, market and sell large quantities of diverse types of products, requiring them to manage extensive inventory.

•	Under-utilization of technology. We believe small and medium-sized businesses are under-utilizing technology and need to upgrade their older systems or purchase new systems in order to remain competitive.

•	High customer service requirements. Our customers seek to differentiate themselves in their respective marketplaces by providing a high degree of customer service.

Vertical market focus
Our business management solutions serve distribution customers that operate in three primary vertical markets where we have developed specific expertise and have a significant presence as a technology provider.
Hardlines and lumber. The hardlines and lumber vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, farm supply stores, retail nurseries and gardens, and independent lumber and building material yards. According to Dun & Bradstreet reports posted on Zapdata.com’s website as of November 8, 2005 (the “D & B Reports”), there were approximately 29,000 small and medium-sized businesses (as we define by annual revenues ranging from $500,000 to $1.0 billion) operating in the hardlines and lumber vertical market in the United States, which generate approximately $95 billion in annual revenues. Approximately 5,900 of these businesses are our customers.
Wholesale distribution. The wholesale distribution vertical market includes distributors of a range of products including electrical supply, medical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies and service establishment equipment. According to the D & B Reports, there were approximately 31,000 small and medium-sized businesses (as we define by annual revenues ranging from $1.5 million to $1.0 billion) operating in the wholesale distribution vertical market in the United States, which generate approximately $263 billion in annual revenues. Approximately 3,800 of these businesses are our customers.
Automotive parts aftermarket. The automotive parts aftermarket consists of businesses engaged in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks. According to the D & B Reports, there were approximately 20,000 small and medium-sized businesses (as we define by annual revenues ranging from $500,000 to $1.0 billion) operating in the automotive parts aftermarket in the United States, which generate approximately $68 billion in annual revenues. Approximately 2,600 of these businesses, which exclude service dealer, catalog-only and European customers, are our customers.
Growth strategy
Our objective is to maintain and leverage our position as a leading provider of turnkey business management solutions to retail and wholesale distribution businesses. The key components of our growth strategy to achieve this objective are:

•	Grow our customer base in the hardlines and lumber and wholesale distribution vertical markets;

•	Re-establish growth in the automotive parts aftermarket through the introduction of new systems and services;

•	Cross-sell additional products and services to our installed base of customers;

•	Upgrade existing customers operating older products;

•	Invest in product development; and

•	Selectively pursue strategic acquisitions.

Our sponsor
Affiliates of Hicks, Muse, Tate & Furst Incorporated, or Hicks Muse, a Dallas-based private equity firm, made their initial investment in us in 1996 and made a subsequent investment in 1999. Prior to this offering, substantially all of our common stock was owned by affiliates of Hicks Muse (the “Hicks Muse Investors”). Since 1989, Hicks Muse has completed or currently has pending more than 400 transactions with a total capital value of over $50.0 billion. See “Principal and selling stockholders.”
Conversion of Class A common stock
The Hicks Muse Investors own all of the outstanding shares of our Class A common stock. Our Class A common stock is convertible, pursuant to its terms, into shares of our common stock at any time by the Hicks Muse Investors. The Hicks Muse Investors have indicated that they intend to convert all of their shares of Class A common stock into shares of our common stock concurrently with, and contingent upon, the consummation of this offering. Immediately prior to the completion of this offering, based on a conversion price of $1.875 per share, an aggregate of 25,000,000 shares of Class A common stock will be converted into an aggregate of 45,603,219 shares of our common stock.
Following this offering, approximately      % of our common stock will be controlled by the Hicks Muse Investors. Because the Hicks Muse Investors will own a majority of our outstanding common stock, the Hicks Muse Investors will have the power to control the election of our Board of Directors and to determine the outcome of most corporate transactions or other matters required to be submitted to our stockholders for approval. See “Risk factors — Because certain significant stockholders will continue to control us after this offering, your ability to influence corporate decisions may be limited and the market price for our common stock may be adversely affected.”
Our corporate information
We are a holding company and conduct our operations through Activant Operating and its subsidiaries. We were incorporated in Texas in 1976 under the name Cooperative Computing, Inc. and changed our name to Cooperative Computing Holding Company, Inc. in 1997. We reincorporated in Delaware in 1999, and in October 2003, we changed our name to Activant Solutions Holdings Inc. Our principal executive offices are located at 804 Las Cimas Parkway, Austin, Texas 78746, and our telephone number at that address is (512) 328-2300. Our Internet address is www.activant.com. Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

The offering

Common stock offered by us:	shares
Common stock to be outstanding immediately following this offering:	shares
Underwriters’ over-allotment option:	shares
Use of proceeds:	We intend to use the $ million of net proceeds received by us in connection with this offering, together with approximately $ million in borrowings under our new senior credit facility, to finance the purchase of our outstanding 10 1/2% senior notes due 2011 and our floating rate senior notes due 2010 tendered to us in the tender offers to be commenced prior to the consummation of this offering, to redeem our outstanding senior floating rate PIK notes due 2011 and to make a payment of $3.0 million to an affiliate of the Hicks Muse Investors in connection with the termination of existing monitoring and oversight and financial advisory agreements. As of October 31, 2005, we had outstanding approximately $156.8 million aggregate principal amount of 10 1/2% senior notes due 2011, $265.0 million aggregate principal amount of floating rate senior notes due 2010 and $40.0 million aggregate principal amount of senior floating rate PIK notes due 2011. See “Use of proceeds.”
Dividend policy:	We do not anticipate paying any cash dividends on our common stock.
Proposed Nasdaq National Market symbol:	AVNT
Risk factors:	See “Risk factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.
The number of shares of our common stock outstanding after this offering is based on                      shares of common stock outstanding as of                     , 2005, and excludes                      shares of our common stock reserved for issuance upon exercise of stock options granted under our stock option plans, at a weighted average exercise price of $           per share.

Other information about this prospectus
Unless specifically stated otherwise, the information in this prospectus:

•	reflects the conversion, immediately prior to the completion of this offering, of all 25,000,000 outstanding shares of our Class A common stock into an aggregate of 45,603,219 shares of our common stock;

•	reflects a reverse stock split of our shares of common stock to be effective upon consummation of this offering;

•	assumes an initial public offering price of $ per share, which is the midpoint of the range set forth on the front cover of this prospectus;

•	reflects a grant of shares of restricted stock to be issued to certain members of our management team (see “Management—2005 equity incentive plan” on page 98);

•	assumes no exercise of the underwriters’ over-allotment option;

•	gives effect to borrowings under our new senior credit facility;

•	assumes all of our outstanding 10 1/2% senior notes due 2011 and floating rate senior notes due 2010 are tendered and purchased in the tender offers and all of our outstanding senior floating rate PIK notes due 2011 are redeemed; and

•	reflects the filing, immediately prior to the consummation of this offering, of our amended and restated certificate of incorporation, referred to in this prospectus as our certificate of incorporation, and the adoption of our amended and restated by-laws, referred to in this prospectus as our by-laws, implementing the provisions described under “Description of capital stock.”

Summary unaudited pro forma condensed
combined financial information
The summary unaudited pro forma condensed combined financial information for the year ended September 30, 2004 and the nine months ended June 30, 2005, under the heading “Pro forma for the Speedware and Prophet 21 acquisitions,” gives effect to the Speedware and Prophet 21 acquisitions and related financings, each as described under “Recent acquisitions,” as if such acquisitions and financings had occurred at the beginning of the respective periods. The summary unaudited pro forma condensed combined financial information for the year ended September 30, 2004 and the nine months ended June 30, 2005, under the heading “Pro forma for the Speedware and Prophet 21 acquisitions and this offering,” gives further effect to the Speedware and Prophet 21 acquisitions and related financings, each as described under “Recent acquisitions,” this offering and borrowings under our new senior credit facility, and the application of the net proceeds from this offering and such borrowings, as if each had occurred at the beginning of the respective periods. The unaudited pro forma condensed balance sheet information as of June 30, 2005, under the heading “Pro forma for the Prophet 21 acquisition,” gives effect to the Prophet 21 acquisition and related financings, each as described under “Recent acquisitions,” as if such acquisition and financings had occurred as of June 30, 2005. The unaudited pro forma condensed balance sheet information as of June 30, 2005, under the heading “Pro forma for the Prophet 21 acquisition and this offering,” gives further effect to the Prophet 21 acquisition and related financings, each as described under “Recent acquisitions,” to this offering and to the borrowings under our new senior credit facility, as well as to the application of the net proceeds from this offering and such borrowings, as if they had occurred as of June 30, 2005. The summary unaudited pro forma condensed combined financial information does not purport to be indicative of the results that would have been obtained had the transactions reflected therein been completed as of the assumed dates or that may be obtained in the future.
Operating results for businesses acquired by Speedware or Prophet 21 prior to their acquisition by us are reflected in the unaudited pro forma financial information only to the extent recorded in Speedware’s or Prophet 21’s historical operating results following the date of the applicable acquisition. No pro forma adjustments have been made to give effect to the operating results of the businesses acquired by Speedware and Prophet 21 for any period prior to acquisition. As a result, period-to-period comparisons may be affected by such acquisitions. See the notes to the historical financial statements of Speedware and Prophet 21 included elsewhere in this prospectus for information regarding these acquisitions.

The summary unaudited pro forma condensed combined financial information set forth below should be read in conjunction with “Unaudited pro forma condensed combined financial information,” “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and the audited and unaudited consolidated financial statements and the related notes thereto of us, Speedware and Prophet 21, each included elsewhere in this prospectus.

	Year ended			Nine months ended
	September 30, 2004			June 30, 2005

			Pro forma			Pro forma
			for the			for the
		Pro forma	Speedware		Pro forma	Speedware
		for the	and		for the	and
		Speedware	Prophet 21		Speedware	Prophet 21
		and	acquisitions		and	acquisitions
(Dollars in thousands, except	Company	Prophet 21	and this	Company	Prophet 21	and this
per share amounts)	historical	acquisitions(1)	offering	historical	acquisitions(1)	offering

Statement of operations data:
Total revenues	$225,806	$318,619	$	$192,509	$283,275	$
Total cost of revenues	109,773	146,386		91,240	125,014

Gross profit	116,033	172,234		101,269	158,261
Total operating expenses (2)	74,602	113,970		62,090	95,966
Amortization of intangibles	787	10,236		816	10,496
Operating income	40,644	48,027		38,363	51,800
Interest expense	(19,367)	(53,821)		(17,206)	(39,673)
Net income (loss)	$16,767	$(194)	$	$13,876	$7,393	$
Net income (loss) per share:
Basic	$0.38	$0.00	$	$0.31	$0.17	$
Diluted	$0.25	$0.00	$	$0.21	$0.11	$
Other financial data:
Revenues by vertical market:
Hardlines and lumber	$113,475	$140,990	$	$104,734	$118,720	$
Wholesale distribution	6,407	63,393		9,366	80,376
Automotive parts aftermarket	105,924	105,924		75,382	75,382
Other revenues (3)	—	8,312		3,027	8,797

Total revenues	$225,806	$318,619	$	$192,509	$283,275	$
Depreciation	5,415	7,071		3,948	4,939
Amortization	11,169	23,139		6,256	17,826
Capital expenditures	10,057	11,198		6,518	7,383

(1)	For a description of certain adjustments to the financial data presented under the columns entitled “Pro forma for the Speedware and Prophet 21 acquisitions” see “Unaudited pro forma condensed combined financial information,” included elsewhere in this prospectus.

(2)	Excludes amortization of intangibles.

(3)	Represents revenues from migration and application development tools and OpenERP, which were acquired in the Speedware acquisition.

	June 30, 2005

			Pro forma
		Pro forma	for the
		for the	Prophet 21
	Company	Prophet 21	acquisition and
(Dollars in thousands)	historical	acquisition	this offering

Balance sheet data:
Cash and cash equivalents	$48,064	$4,687	$
Total assets	339,290	545,582
Total debt, net of discount (including current portion)	275,677	460,677

Summary historical consolidated financial information
The summary historical consolidated financial information for each of the fiscal years ended September 30, 2002, 2003 and 2004 and the summary balance sheet data as of September 30, 2003 and 2004 were derived from our audited historical consolidated financial statements appearing elsewhere in this prospectus. The summary historical consolidated financial information for the nine months ended June 30, 2004 and 2005 and the selected consolidated balance sheet data as of June 30, 2004 and 2005 were derived from our unaudited consolidated financial statements.
The summary historical consolidated financial information set forth below should be read in conjunction with “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and the audited and unaudited consolidated financial statements and the related notes thereto of us, Speedware and Prophet 21, each included elsewhere in this prospectus. Our results of operations include results of Speedware commencing after the consummation of the Speedware acquisition on March 30, 2005. Accordingly, our results of operations for the nine months ended June 30, 2005 are not directly comparable to periods ending prior to such date.

				Nine months ended
	Year ended September 30,			June 30,
(Dollars in thousands, except per share
amounts)	2002	2003	2004	2004	2005

Statements of operations data:
Total revenues	$218,705	$221,546	$225,806	$169,308	$192,509
Total cost of revenues	111,764	111,777	109,773	80,776	91,240

Gross profit	106,941	109,769	116,033	88,532	101,269
Total operating expenses	77,764	76,364	75,389	54,459	62,906

Operating income	29,177	33,405	40,644	34,073	38,363
Interest expense	(14,054)	(14,782)	(19,367)	(15,194)	(17,206)
Net income	9,368	7,815	16,767	15,241	13,876
Net income (loss) attributable to common stock	$(8,518)	$(10,047)	$16,767	$15,241	$13,876
Net income (loss) per share:
Basic	$(0.24)	$(0.33)	$0.38	$0.34	$0.31
Diluted	$(0.24)	$(0.33)	$0.25	$0.23	$0.20
Other financial data:
Revenues by segment:
Systems revenues	$59,452	$68,708	$81,956	$61,397	$75,792
Product support revenues	87,755	85,770	79,193	59,785	67,727
Content and data services revenues	62,597	59,553	57,345	42,824	43,501
Other revenues	8,901	7,515	7,312	5,302	5,489
Depreciation	6,852	6,804	5,415	4,063	3,948
Amortization	12,477	15,964	11,169	8,163	6,256
Capital expenditures	13,161	12,525	10,057	7,226	6,518

	September 30,		June 30,

(Dollars in thousands)	2003	2004	2005

Selected balance sheet data:
Cash and cash equivalents	$10,215	$32,065	$48,064
Total assets	202,285	188,905	339,290
Total debt, net of discount (including current portion)	173,300	155,714	275,677

Risk factors
You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.
Risks relating to our business
Because of the varying sales cycles applicable to our systems sales, our quarterly systems revenues and other operating results can be difficult to predict and may fluctuate substantially, which may result in volatility in the price of our common stock.
Our systems revenues have increased from approximately 27% of our total revenues for fiscal year 2002 to approximately 36% and 39% of our total revenues for fiscal year 2004 and the nine months ended June 30, 2005, respectively. We expect our systems revenues to continue to represent an increasing percentage of our total revenues. The sales cycle for our systems generally ranges from 30 days to 12 months, and it may be difficult to predict when a sale will close, if at all. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenditures accordingly. The delay or failure to complete systems sales in a particular quarter would reduce our revenues in that quarter and until any such sale is made.
This potential fluctuation in our quarterly revenues and operating results may lead to volatility in the price of our common stock as equity research analysts and investors respond to these quarterly fluctuations. Because of quarterly fluctuations, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Moreover, as a result of quarterly fluctuations, our operating results may not meet our announced guidance or the expectations of equity research analysts or investors, in which case the price of our common stock could decrease significantly.
If we cannot successfully anticipate or respond to our customers’ needs and requirements, our revenues could decline significantly and our operating results could be materially adversely affected.
The business management solutions industry is characterized by technological advances, adoption of evolving industry standards in computer hardware and software technology and new product introductions. Our future success will depend in part on our ability to:

•	maintain and enhance our systems and services;

•	successfully anticipate or respond to our customers’ needs and requirements; and

•	develop and market our electronic automotive parts and applications catalog and other products and services in order to meet changing customer needs.

We cannot assure you that we will effectively respond to the changing technological requirements of the vertical markets we serve. To the extent we determine that new software and hardware technologies are required to remain competitive or our customers demand more advanced offerings, the development, acquisition and implementation of these technologies are likely to require significant capital investments by us. We cannot assure you that capital will be available for these purposes or that investments in technologies will result in commercially viable products. In addition, we cannot assure you that we will be able to maintain our electronic automotive parts and applications catalog or introduce new versions or releases in a timely manner, or that we will be able to implement these new versions or releases in a manner that will meet the needs of our customers and maintain their proprietary nature. In the event we are not able to respond to changing technological requirements in the vertical markets we serve or our customers’ needs, our revenues could decline significantly and our operating results could be materially adversely affected.
If we do not develop new relationships and maintain our existing relationships with key customers and/or well-known market participants, our revenues could decline significantly and our operating results could be materially adversely affected.
We have developed strategic relationships with many well-known market participants in the hardlines and lumber vertical market and the automotive parts aftermarket. For example, we are a preferred or a recommended business management solutions provider for the members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. We believe that our ability to increase revenues depends in part upon maintaining our existing customer and market relationships and developing new relationships. We may not be able to renew or replace our existing licensing agreements upon expiration or maintain our market relationships that allow us to market and sell our products effectively. The loss of key relationships, in whole or in part, could materially adversely impact our business.
General Parts, Inc., one of our largest customers, intends to discontinue the use of certain of our products and, as a result, our revenues in the automotive parts aftermarket could decline significantly and our operating results could be materially adversely affected.
In June 2004, General Parts, one of our largest customers, informed us of its intention to replace our J-CON parts store system with its own branded product at its company-owned stores and to recommend that its independent affiliated stores also replace the J-CON system. We believe the majority of this transition will be completed by the end of calendar year 2006. J-CON system sales revenues and product support revenues for all of General Parts’ company-owned stores and independent affiliated stores related to these systems were approximately $1.8 million and $7.5 million, respectively, for fiscal year 2004 and approximately $0.1 million and $5.3 million, respectively, for the nine months ended June 30, 2005. In addition, General Parts licenses one of our electronic automotive parts and applications catalogs and uses our A-DIS warehouse system and our AConneX product. As a result, General Parts accounted for approximately $21.2 million, or 9.4%, of our total revenues for fiscal year 2004 and $14.0 million, or 7.3%, of our total revenues for the nine months ended June 30, 2005. We cannot assure you that General Parts will continue as a catalog, A-DIS or AConneX customer at current levels, or be a customer at all in the future.
Approximately 58% of our total revenues is based on our subscription services revenues, which generally are not governed by long-term contracts, and therefore, if our current customers do not continue their subscriptions, our revenues could decline significantly and our operating results could be materially adversely affected.
Our product support and content and data services are typically provided on a subscription basis, subject to cancellation on 30 to 60 days’ notice without penalty. Accordingly, we cannot assure you that our customers will continue to subscribe to our services. As we stop actively improving and selling several of our older systems, we experience reduced rates of customer retention which has been particularly evident in the automotive parts aftermarket. These developments have resulted in a decrease in our automotive parts aftermarket product support revenues from $28.6 million for the nine months ended June 30, 2004 to $26.2 million for the nine months ended June 30, 2005, representing a decrease of 8.4%. We expect the decreases in automotive parts aftermarket product support revenues to continue, although we cannot predict with certainty the magnitude and timing of future decreases.
If our existing customers that operate systems that we no longer actively sell do not upgrade or delay upgrading to our current generation of systems or upgrade to a system not sold by us, our operating results could be materially adversely affected.
Approximately half of our existing customers currently operate systems that we service and maintain but do not actively sell. Although we have developed upgrade paths to newer technologies for substantially all of these older systems, we cannot predict if or when our customers will upgrade to these newer technologies. If customers do not upgrade or delay the upgrade cycle, or if they upgrade to a competitive system, our systems sales and services revenues and operating results could be materially adversely affected.
We rely on third-party information for our electronic automotive parts and applications catalog and we are increasingly facing pressure to present our electronic automotive parts and applications catalog in a flexible format, each of which could expose us to a variety of risks, including increased pressure on our pricing.
We are dependent upon third parties to supply information for our electronic automotive parts and applications catalog. Currently, we obtain most of this information without a contract. In the future, more third-party suppliers may require us to enter into a license agreement and/or pay a fee for the use of the information or may make it more generally available to others. For example, an industry association is currently developing a data collection format that would make this information more accessible to consumers and provide it in a more usable format. We rely on this third-party information to continuously update our catalog. In addition, as a result of competitive pressures, we may begin providing our electronic automotive parts and applications catalog in a flexible format which could make it more difficult for us to maintain control over the way information presented in our catalog is used. Any change in the manner or basis on which we currently receive this information or in which it is made available to others could have a material adverse effect on our electronic automotive parts and applications catalog business, which could have a material adverse effect on our business and results of operations.
The costs and difficulties of integrating Speedware, Prophet 21 or future acquisitions could impede our future growth, diminish our competitiveness and materially adversely affect our operations.
In March 2005, we acquired Speedware and, in September 2005, we acquired Prophet 21. These acquisitions increased the size and geographic scope of our operations. As a result, our management’s attention will be focused, in part, on the integration process for the foreseeable future. Additionally, we may pursue additional acquisitions as part of our expansion strategy or to augment our sales, including additional acquisitions that extend our presence outside of North America. However, we may be unable to identify additional potential acquisition targets, integrate and manage successfully any acquired businesses, including Speedware and

Prophet 21, or achieve a substantial portion of any anticipated cost savings or other anticipated benefits from the Speedware acquisition, the Prophet 21 acquisition or other acquisitions in the timeframe we anticipate, or at all. Acquisitions, including Speedware and Prophet 21, involve numerous risks, such as difficulties in the assimilation of the operations, technologies, services and products of the acquired companies, market acceptance of our integrated product offerings, risks related to potential unknown liabilities associated with acquired business, personnel turnover and the diversion of management’s attention from other business concerns. Acquisitions of foreign businesses involve numerous additional risks, including difficulty enforcing agreements and collecting receivables under foreign laws and regulations, unexpected political, legal, trade or economic changes or instability, more stringent regulatory requirements or rules relating to labor or the environment, difficulty enforcing our intellectual property rights and increased exposure to foreign exchange rate fluctuations.
In addition, based upon a preliminary purchase price allocation, approximately $99.5 million of the purchase price paid in connection with the Speedware acquisition and approximately $159.0 million of the purchase price paid in connection with the Prophet 21 acquisition have been allocated to acquired goodwill, which must be assessed for impairment at least annually. In the future, if the Speedware or Prophet 21 business does not yield expected financial results we may be required to take charges to our earnings based on this impairment assessment process, which could materially adversely affect our financial position.
Our Eagle product being developed for the automotive parts aftermarket is a key element to our strategy to re-establish growth in the automotive parts aftermarket, and if such product does not gain market acceptance within that market our future growth and operating results could be adversely affected.
A component of our business strategy is to re-establish growth in the automotive parts aftermarket through the introduction of new systems and services. We are currently developing a version of Eagle product, a Windows-based system which has versions currently targeted at the hardlines and lumber and wholesale distribution vertical markets, that will target the automotive parts aftermarket. In the event our version of Eagle for the automotive parts aftermarket does not gain acceptance within that market, our future growth and operating results could be adversely affected.
We compete with many other technology providers in connection with the sale of our business management solutions to the retail and wholesale distribution market and our failure to effectively compete could erode our market share and/or profit margins.
The retail and wholesale distribution market is highly fragmented and the technology needs in this market are supplied by many competitors. In the hardlines and lumber vertical market we compete primarily with smaller, niche-focused companies, many of which target specific geographic regions. In the automotive parts aftermarket we compete primarily with smaller software companies that operate regionally or in a specific niche of the market. Many of these competitors price their products and services below our prices which over time may impact our pricing and profit margins. We compete with several companies in the wholesale distribution vertical market that are larger than us, including Infor Global Solutions, Inc. and Intuit Inc. In addition, there are also several niche competitors in the wholesale distribution vertical market. Further, several large software companies have made public announcements regarding the attractiveness of various small and medium-sized business markets and their intention to expand their focus in these markets, including Intuit Inc.,

Microsoft Corporation, Oracle Corporation, SAP AG and The Sage Group plc. To date, we have rarely competed directly with any of these larger software companies; however, there can be no assurance that we will not do so in the future. Our present and future competitors may have greater financial and other resources than we do and may develop better solutions than those offered by us. If increased spending is required to maintain market share or a rapid technological change in the industry occurs, we may encounter additional competitive pressures which could materially adversely affect our market share and/or profit margin.
Future consolidation among our customers and other businesses in the markets in which we operate may reduce our revenues, which would negatively impact our financial performance.
The markets we serve are highly fragmented. These markets have in the past and are expected to continue to experience consolidation. For example, the hardlines and lumber vertical market has experienced consolidation as retail hardware stores and lumber and building materials dealers try to compete with mass merchandisers such as The Home Depot Inc., Lowe’s Companies, Inc. and Menard, Inc. In addition, some of the mass merchandisers and many large distributors have been acquiring smaller chains and independent stores. We may lose customers as a result of this consolidation. Our customers may be acquired by companies with their own proprietary business management systems or by companies that utilize a competitor’s system, or our customers may be forced to shut-down due to this competition. Additionally, if original equipment manufacturers successfully increase sales into the automotive parts aftermarket, our customers in this vertical market may lose revenues which could adversely affect their ability to purchase and maintain our solutions or stay in business.
If we fail to adequately protect our proprietary rights and intellectual property, we may incur unanticipated costs and our competitive position may suffer.
Our success and ability to compete effectively depend in part on our proprietary technology. We have approximately 275 registered copyrights, 110 registered trademarks and five registered patents in the United States. We attempt to protect our proprietary technology through the use of trademarks, patents, copyrights, trade secrets and confidentiality agreements with our employees. There can be no assurance, however, that we will be able to adequately protect our technology or that competitors will not develop similar technology independently.
If we become subject to adverse claims alleging infringement of third-party proprietary rights, we may incur unanticipated costs and our competitive position may suffer.
We are subject to the risk that we are infringing on the proprietary rights of third parties. Although we are not aware of any infringement by our technology on the proprietary rights of others and are not currently subject to any legal proceedings involving claimed infringements, we cannot assure you that we will not be subject to such third-party claims, litigation or indemnity demands and that these claims will not be successful. If a claim or indemnity demand were to be brought against us, it could result in costly litigation or product shipment delays or force us to stop selling such product or providing such services or to enter into royalty or license agreements.

We have a substantial amount of debt which could have negative consequences on our business in the future.
After giving effect to this offering and anticipated borrowings under our new senior credit facility, as well as the application of the net proceeds of this offering and such borrowings, our total outstanding indebtedness will be approximately $           million and we will have an additional $           million available under the revolving portion of our new senior credit facility and our total interest expense for fiscal year 2004 and for the nine months ended June 30, 2005 would have been approximately $           million and $           million, respectively. In addition, in the event that less than all of our 10 1/2% senior notes due 2011 and floating rate senior notes due 2010 are tendered in the tender offer, we will have additional debt outstanding and will incur additional interest expense. These notes, if any remain outstanding, are callable at a premium beginning in March 2006 and June 2007, respectively. Our substantial indebtedness may have important consequences to you, including:

•	limiting cash flow available to fund our working capital, capital expenditure or other general corporate requirements and acquisitions;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of interest rate fluctuations to the extent we pay interest at variable rates on our debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditure or other general corporate requirements and acquisitions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness.
See “Description of certain indebtedness.”
We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which would materially adversely affect our financial condition and results of operations.
Our ability to make scheduled principal and interest payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations in the amounts projected or at all, or if future borrowings are not available to us under our new senior credit facility in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, our financial condition and results of operations may be adversely affected. If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments on our debt obligations in the future, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. If we are unable to refinance any of our indebtedness on commercially reasonable terms or at all or to effect any other action relating to our indebtedness on satisfactory terms or at all, our business may be materially adversely affected.

We are and will continue to be subject to restrictive debt covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.
Our new senior credit facility will impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

•	the payment of dividends on, and purchase or redemption of, capital stock;

•	other restricted payments, including investments and repayment of indebtedness;

•	acquisitions and sales of assets;

•	the creation of liens; and

•	consolidations, mergers and transfers of all or substantially all of our assets.
In addition, our new senior credit facility will require us to maintain specified financial ratios and satisfy other financial tests. Our ability to comply with these ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions.
A breach of any of these covenants, ratios or tests could result in a default under our new senior credit facility. In addition, upon the occurrence of an event of default under our new senior credit facility, the lenders could elect to declare all amounts outstanding under our new senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness which would cause the market price of our common stock to decline significantly and would materially adversely affect the cash that we have available for distribution to you.
Our software and information services could contain design defects or errors which could affect our reputation, result in significant costs to us and impair our ability to sell our products.
Our software and information services are highly complex and sophisticated and could, from time to time, contain design defects or errors. Additionally, third-party information supplied to us for inclusion in our electronic automotive parts and applications catalog may not be complete, accurate or timely. We cannot assure you that these defects or errors will not delay the release or shipment of our products or, if the defect or error is discovered only after customers have received the products, that these defects or errors will not result in increased costs, litigation, customer attrition, reduced market acceptance of our systems and services or damage to our reputation.
Interruptions in our connectivity applications could disrupt the services that we provide and materially adversely affect our business and results of operations.
Certain of our customers depend on the efficient and uninterrupted operation of our software connectivity applications, such as AConneX, which are maintained in our data center located in Austin, Texas. These applications are vulnerable to damage or interruption from a variety of sources, including natural disasters, telecommunications failures and electricity brownouts or blackouts. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our connectivity applications. We have concluded it is not cost effective at this time to maintain any secondary “off-site” systems to replicate our connectivity applications, and we do not maintain and are not contractually required to maintain a formal disaster recovery plan with respect to these applications. To the extent that any disruptions result in a loss or damage to our data center and our connectivity applications, it could result in damage to our reputation and lost revenues due to adverse customer reactions.
In the event of a failure in a customer’s computer system installed by us, a claim for damages may be made against us regardless of our responsibility for the failure, which could expose us to liability.
We provide business management solutions that we believe are critical to the operations of our customers’ businesses and provide benefits that may be difficult to quantify. Any failure of a customer’s system installed by us could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes or omissions in rendering our services, we cannot assure you that the limitations on liability we include in our agreements will be enforceable in all cases, or that those limitations on liability will otherwise protect us from liability for damages. Furthermore, there can be no assurance that our insurance coverage will be adequate or that coverage will remain available at acceptable costs. Successful claims brought against us in excess of our insurance coverage could seriously harm our business, prospects, financial condition and results of operations. Even if not successful, large claims against us could result in significant legal and other costs and may be a distraction to our senior management.
Our success depends in part upon members of our senior management team, and our inability to attract and retain qualified management personnel could have a negative effect on our ability to operate our business.
Our success and ability to implement our business strategy, including integrating acquisitions, depend upon the continued contributions of our management team and others, including our technical employees. Our future success also depends on our ability to attract and retain qualified personnel. In addition, we may be required to increase compensation in order to attract and retain qualified personnel. A failure to retain members of our senior management team or attract other qualified personnel could reduce our revenues, increase our expenses and reduce our profitability.
Because we sell to small and medium-sized retail and wholesale distribution businesses, prolonged unfavorable general economic and market conditions could negatively impact our sales.
We sell our systems and services to a large number of small and medium-sized businesses. These businesses may be more likely to be impacted by unfavorable general economic and market conditions than larger and better capitalized companies. Furthermore, the businesses of our customers in the hardlines and lumber vertical market are affected by trends in the new housing and home improvements market, and those customers in the wholesale distribution vertical market are affected by trends in general construction and industrial production markets, which could be negatively impacted by an increase in interest rates or a decline in the general economy. Therefore, unfavorable general economic and market conditions in the

United States (including as a result of terrorist activities) could have a negative impact on our sales.
Risks related to this offering
Technology-related stocks, particularly in recent years, have experienced significant volatility, and we expect that our stock price will fluctuate significantly after the completion of this offering.
Technology-related stocks, particularly in recent years, have experienced significant volatility. Factors that could cause this volatility in the market price of shares of our common stock include:

•	variations in our quarterly and annual operating results;

•	changes in financial estimates or investment recommendations by securities analysts related to our common stock;

•	the gain or loss of significant customers and/or key industry relationships;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions, divestitures, strategic contracts, commercial relationships and new technologies;

•	actions by institutional and other stockholders;

•	changes in the market values of public companies that operate in our vertical markets;

•	the operations and stock performance of our competitors and companies deemed comparable by investors and securities analysts;

•	additions or departures of senior management or other key personnel; and

•	general market conditions, including economic conditions in the markets we serve as well as changes in interest rates.
These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of our common stock at prices they deem acceptable and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the issuers thereof. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our senior management.
Future sales of shares of our common stock by our existing stockholders, including the Hicks Muse Investors, may cause our stock price to fall.
The market price of our common stock could decline as a result of sales by our existing stockholders, including the Hicks Muse Investors, of shares of our common stock in the market after this offering, or the perception that such sales could occur. These sales, or the perception of sales, might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. As of                     , 2005, we had                      shares of common stock outstanding. In addition, we had outstanding options to purchase                      shares of our common stock, with a weighted-average exercise price of $           per share, and                      addi-

tional shares available for future awards under our new 2005 equity incentive plan. All of our outstanding shares of common stock, as well as the shares of our common stock issuable upon exercise of outstanding stock options, are or will be freely tradable without restriction or further registration under the federal securities laws after the applicable lock-up period expires, subject to compliance with the volume limitations and other conditions of Rule 144 in the case of shares sold by persons who may be deemed to be our affiliates. It is anticipated that the                      shares of restricted stock to be issued under our new 2005 equity incentive plan at or prior to the consummation of the offering will become freely tradable without restriction or further registration under the federal securities laws on the first anniversary of the date of issuance subject to compliance with the volume limitations and other conditions of Rule 144.
Because certain significant stockholders will continue to control us after this offering, your ability to influence corporate decisions may be limited and the market price for our common stock may be adversely affected.
Upon completion of this offering, approximately      % of our common stock will continue to be controlled by the Hicks Muse Investors. By virtue of such stock ownership, the Hicks Muse Investors will have the power to control the election of our Board of Directors, our management and policies and to determine the outcome of most corporate transactions or other matters required to be submitted to our stockholders for approval. In addition, this significant concentration of common stock ownership may adversely affect the market price for our common stock because investors often perceive disadvantages in owning stock in companies with a concentration of ownership in a few stockholders. See “Principal and selling stockholders.”
The interests of our significant stockholders may differ from yours, which could result in the exercise of control by such stockholders in a manner detrimental to your interests.
The Hicks Muse Investors who will control us after this offering may exercise control over us in a manner detrimental to your interests. For example, the Hicks Muse Investors could delay, deter or prevent a change of control or other business combination that might otherwise be beneficial to our stockholders.
We are a “controlled company” within the meaning of the Nasdaq National Market rules and as a result will qualify for exemptions from certain corporate governance requirements.
Because the Hicks Muse Investors will own in excess of 50% of our outstanding shares of common stock after the completion of this offering, we will be deemed a “controlled company” under the rules of the Nasdaq National Market. As a result, we will qualify for the “controlled company” exception to the board of directors and board committee requirements under the rules of the Nasdaq National Market. Pursuant to this exception, so long as the Hicks Muse Investors continue to own more than 50% of our outstanding shares of common stock, we will be exempt from the rules that would otherwise require that our Board of Directors be comprised of a majority of “independent directors,” and that our compensation committee and nominating and corporate governance committee be comprised solely of “independent directors” as defined under the rules of the Nasdaq National Market. Upon completion of this offering, our Board of Directors will be comprised of six persons, three of whom will be representatives of the Hicks Muse Investors. In addition, our compensation and nominating and corporate governance committees will each be comprised of three persons, of whom one will be a representative of the Hicks Muse Investors. We believe that the representatives of the Hicks Muse Investors are “independent directors” for purposes of the applicable Nasdaq National Market rules, and that as a result, immediately after the offering our Board of Directors will consist of a majority of independent directors and our compensation and nominating and governance committees will consist solely of independent directors. However, because of the availability of the “controlled company” exception, there can be no assurance that the Board of Directors will continue to be composed of a majority of independent directors or that our compensation and nominating and governance committees will continue to consist solely of independent directors. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq National Market corporate governance requirements. See “Management—Composition of the Board of Directors.”
Conflicts of interest may arise because some of our directors are principals of our controlling stockholder and they could cause us to take action with which you may disagree.
Upon completion of this offering, three representatives of the Hicks Muse Investors will serve on our six-member Board of Directors. The Hicks Muse Investors may invest in entities that directly or indirectly compete with us or companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of the Hicks Muse Investors and the interests of our other stockholders arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us, under the Delaware General Corporation Law, or the DGCL, and our certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our Board of Directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approves the transaction or (3) the transaction is otherwise fair to us. Our certificate of incorporation will also provide that the Hicks Muse Investors and their representatives will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.
Provisions of the DGCL and/or our charter documents could delay or prevent an acquisition of our Company, even if the acquisition was viewed favorably by certain of our shareholders, could make it more difficult for you to change management and could materially adversely affect the price of our common stock.
Our certificate of incorporation and by-laws will include provisions that may discourage, delay or prevent a merger, acquisition or other change in control that our stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our current management.

These provisions will include:

•	a classified Board of Directors;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by (1) our Board of Directors or the chairman of our Board of Directors or (2) our Board of Directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting;

•	advance notice requirements for stockholder proposals and nominations;

•	a requirement of approval of not less than 66 2/3% of all outstanding shares of our capital stock entitled to vote to amend any by-laws by stockholder action, or to amend certain provisions of our certificate of incorporation; and

•	the authority of the Board of Directors to issue preferred stock with such terms as the Board of Directors may determine.
In addition, we will be subject to provisions under the DGCL, including Section 203 of the DGCL, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our Board of Directors have not approved. As a result, it will be more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions apply even if the offer may be considered beneficial by some stockholders. These provisions and others available under the DGCL could limit the price that investors are willing to pay in the future for shares of our common stock. See “Description of capital stock.”
New investors will incur substantial dilution as a result of this offering.
If you purchase shares of our common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. You will incur immediate and substantial dilution of $           per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and an assumed initial public offering price of $           per share. Consequently, unless we are able to increase our net tangible book value per share through income from operations or otherwise, upon a liquidation of our company at net tangible book value, you would receive less than the price that you paid for shares of our common stock in this offering while our existing stockholders may receive more than the price that they paid for their shares of our common stock. See “Dilution.”
If the restrictions in any of the lock-up agreements entered into with our executive officers, directors and substantially all of our existing stockholders are waived by the underwriters, additional shares of our common stock could become immediately available for sale, which could reduce the market price of our common stock.
The lock-up agreements delivered by our executive officers, directors and substantially all of our existing stockholders provide that J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., in their sole discretion, may release those parties, at any time or from time to time and without notice, from their obligation not to dispose of shares of our common stock for a period of 180 days after the date of this prospectus. J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. have no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of our common stock in the market and our financial condition at that time. If the restrictions in any of the lock-up agreements are waived, additional shares of our common stock will be immediately available for sale into the public market, subject to applicable securities laws, which could reduce the market price for shares of our common stock. See “Shares eligible for future sale.”
We do not anticipate paying any cash dividends on our common stock.
We have paid no cash dividends on our common stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our common stock is expected to be your sole source of gain for the foreseeable future.

Special cautionary statement regarding
forward-looking statements
This prospectus includes forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business” are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements such as we believe that we have sufficient liquidity to fund our business operations through at least fiscal year 2006. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, these forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus under the headings “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations.”
Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Recent acquisitions
Speedware acquisition
On March 30, 2005, we acquired approximately 96% of the common stock of Speedware through a newly formed, wholly owned subsidiary of Activant Operating, and on April 7, 2005, we acquired all of the remaining common stock of Speedware. The total consideration paid to acquire Speedware was $99.9 million. The Speedware acquisition and related fees and expenses were funded with a combination of $4.5 million cash on hand and the proceeds of Activant Operating’s offering in March 2005 of $120.0 million aggregate principal amount of floating rate senior notes due 2010.
Prophet 21 acquisition
On September 13, 2005, we consummated the acquisition of Prophet 21 pursuant to a merger of a newly formed, wholly owned subsidiary of Activant Operating into Prophet 21, with Prophet 21 continuing as the surviving corporation and our wholly owned subsidiary. The total consideration paid at the closing of the Prophet 21 acquisition was approximately $215.0 million, subject to a post-closing working capital adjustment. The Prophet 21 acquisition and related fees and expenses were funded with a combination of the proceeds of (i) a $140.0 million senior unsecured bridge loan to Activant Operating, (ii) a $40.0 million senior unsecured bridge loan to us and (iii) $42.9 million cash on hand (net of cash on hand at Prophet 21).
On October 17, 2005, Activant Operating issued an additional $145.0 million aggregate principal amount of floating rate senior notes due 2010 and we issued $40.0 million aggregate principal amount of senior floating rate PIK notes due 2011. The proceeds of the October offerings, together with cash on hand, were used to repay the senior unsecured bridge loans incurred by us and Activant Operating in connection with the Prophet 21 acquisition and to pay related transaction fees and expenses.
In connection with the Prophet 21 acquisition, we entered into an amendment and restatement of our existing senior revolving credit facility which, among other things, increased the revolving loan commitments available to us from $15.0 million to $20.0 million. See “Description of certain indebtedness—Existing senior revolving credit facility.”

Use of proceeds
Our net proceeds from the sale of                      shares of common stock in this offering, after deducting estimated underwriting discounts and offering expenses payable by us, are estimated to be $           million, based on an assumed offering price of $           per share, the mid-point of the range on the front cover of this prospectus. We will not receive any proceeds from the underwriters’ exercise of their over-allotment option.
We intend to use the net proceeds of this offering, together with approximately $           million in borrowings under our new senior credit facility, primarily as follows:

•	up to $ million to purchase all of the outstanding $156.8 million aggregate principal amount of 10 1/2% senior notes due 2011 in a tender offer;

•	up to $ million to purchase all of the outstanding $265.0 million aggregate principal amount of floating rate senior notes due 2010 in a tender offer; and

•	$ million to redeem all of the outstanding $40.0 million senior floating rate PIK notes due 2011.

In addition, we plan to use a portion of the net proceeds of this offering and/or borrowings under the new senior credit facility to make a payment of $3.0 million to the Hicks Muse Investors in connection with the termination of existing monitoring and oversight and financial advisory agreements. See “Certain relationships and related transactions.” The remaining net proceeds of this offering and such borrowings will be used for general corporate purposes, including working capital. The interest rate on the floating rate senior notes due 2010 is LIBOR plus 600 basis points, and the interest rate on the senior floating rate PIK notes due 2011 is LIBOR plus 850 basis points; as of October 1, 2005, the interest rate for the floating rate senior notes due 2010 was 10.05% per annum and the interest rate for the senior floating rate PIK notes due 2011 was 12.62% per annum. The proceeds from the March 2005 offering of the floating rate senior notes due 2010 were used to finance the Speedware acquisition, and the proceeds from the October 2005 offerings of the floating rate senior notes due 2010 and the senior floating rate PIK notes due 2011 were used to repay the senior unsecured bridge loans incurred by us and Activant Operating in connection with the Prophet 21 acquisition and to pay related transaction fees and expenses. See “Recent acquisitions.”
Dividend policy
We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, our future dividend policy will depend on the requirements of financing agreements to which we may be a party, including our new senior credit facility, and other factors considered relevant by our Board of Directors, including the DGCL, which provides that dividends are only payable out of surplus or current net profits.
It is anticipated that our new credit facility will contain significant restrictions on our ability to pay dividends on our common stock. See “Description of certain indebtedness.” Activant Operating has not historically paid regular dividends to us, although it paid an extraordinary dividend in the amount of $30.0 million in June 2003 in order to enable us to fund the repurchase of all of the shares of our common stock held by two of our former stockholders. See “Certain relationships and related transactions.”

Capitalization
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2005:

•	on an actual basis;

•	on an as adjusted basis to give effect to the Prophet 21 acquisition and related financings as described under “Recent acquisitions”; and

•	on an as further adjusted basis to give effect to the Prophet 21 acquisition and related financings, as described under “Recent acquisitions,” this offering and borrowings under our new senior credit facility, as well as to the application of the net proceeds from this offering and such borrowings, as described in “Use of proceeds.”

The table below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	June 30, 2005

		As	As further
(Dollars in thousands)	Actual	adjusted	adjusted

Cash and cash equivalents	$48,064	$4,687
Long-term debt
Existing senior revolving credit facility	$—	$—
New senior credit facility:
Term loan	—	—
Revolving credit facility	—	—	(1)
10 1/2% senior notes, net of discount of $1,536	155,464	155,464	(2)
Floating rate senior notes	120,000	265,000	(2)
Senior floating rate PIK notes	—	40,000
Current portion of long-term debt	213	213

Total debt	$275,677	$460,677
Stockholders’ equity (deficit)
Class A common stock, $0.000125 par value, 25,000,000 shares authorized, 25,000,000 shares issued and outstanding (actual and as adjusted); no shares authorized, issued and outstanding on an as further adjusted basis	3	3	(3)
Common stock, $0.000125 par value, 100,000,000 shares authorized, 19,220,000 shares issued and outstanding (actual and as adjusted); shares authorized and shares issued and outstanding on an as further adjusted basis	2	2
Additional paid-in capital	85,503	85,503
Retained deficit	(91,131)	(97,674)
Cumulative translation adjustment	(786)	(786)

Total stockholders’ equity (deficit)	$(6,409)	$(12,952)

Total capitalization	$269,268	$447,725

(1)	We expect that the new $ revolving credit facility will be undrawn upon consummation of this offering and that we will have $ of availability thereunder at such time (after giving effect to letters of credit that we anticipate will be outstanding at such time).

(2)	Assumes all of our 10 1/2% senior notes due 2011 and all of our floating rate senior notes due 2010 are tendered and purchased in the tender offers.

(3)	In connection with this offering, all 25,000,000 outstanding shares of the Class A common stock will be converted into approximately 45,603,219 shares of common stock.

Dilution
Our net tangible book deficiency as of June 30, 2005 was $           million, or $           per share. Purchasers of common stock in this offering will suffer immediate and substantial dilution in net tangible book value per share. Net tangible book value (deficit) per share is determined by dividing our total tangible assets less total liabilities by the actual number of outstanding shares of our common stock.
After giving effect to this offering, and borrowings we expect to incur under our new senior credit facility, and assuming that all of the outstanding 10 1/2% senior notes due 2011 and floating rate senior notes due 2010 are tendered pursuant to the tender offers and that we redeem all of the outstanding senior floating rate PIK notes due 2011, our pro forma net tangible book value (deficit) as of June 30, 2005 would have been $           per share. This represents an immediate increase in pro forma net tangible book value per share (deficit) of $           to existing stockholders and immediate dilution in pro forma net tangible book value (deficit) of $           per share to new investors purchasing our common stock in this offering at an initial public offering price of $           per share, the midpoint of the range on the front cover of this prospectus. Dilution per share to new investors is determined by subtracting pro forma net tangible book value (deficit) per share after this offering from the initial public offering price per share paid by a new investor. The following table illustrates the per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value (deficit) per share as of June 30, 2005
Change in pro forma net tangible book value (deficit) per share resulting from this offering

Pro forma net tangible book value per share after this offering	$

Dilution per share to new investors	$

The following table sets forth, as of June 30, 2005, the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering. The table assumes an initial public offering price of $           per share, the midpoint of the range on the front cover of this prospectus:

	Shares purchased			Total consideration			Average
price per
	Number	Percent		Amount	Percent		share

Existing stockholders(1)			%	$		%	$
New investors

Total		100%		$	100%		$

(1)	Excludes shares of restricted stock to be issued to members of our senior management team at or prior to the consummation of this offering pursuant to our new 2005 equity incentive plan. See “Management — 2005 equity incentive plan.”

Unaudited pro forma condensed combined
financial information
The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements, and the related notes thereto, of us, Speedware and Prophet 21, each included elsewhere in this prospectus, and gives effect to the Speedware and Prophet 21 acquisitions and related financings, each as described under “Recent acquisitions,” this offering and borrowings under our new senior credit facility, as well as to the application of the net proceeds from this offering and such borrowings, as if they had occurred at the beginning of the respective periods. The unaudited pro forma condensed balance sheet information as of June 30, 2005 gives effect to the Prophet 21 acquisition and related financings, each as described under “Recent acquisitions,” to this offering and to borrowings under our new senior credit facility, as well as to the application of the net proceeds from this offering and such borrowings as described in “Use of proceeds,” as if they had occurred as of June 30, 2005.
The unaudited pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable. The unaudited information should be read in conjunction with “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and the audited and unaudited consolidated financial statements, and the related notes thereto, of us, Speedware and Prophet 21, each included elsewhere in this prospectus.
Operating results for businesses acquired by Speedware or Prophet 21 prior to their acquisition by us are reflected in the unaudited pro forma financial information only to the extent recorded in Speedware’s or Prophet 21’s historical operating results following the date of the applicable acquisition. No pro forma adjustments have been made to give effect to the operating results of the businesses acquired by Speedware and Prophet 21 for any period prior to acquisition. As a result, period-to-period comparisons may be affected by such acquisitions. See the notes to the historical financial statements of Speedware and Prophet 21 included elsewhere in this prospectus for further information regarding these acquisitions.
The unaudited pro forma condensed combined financial information does not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates or that may be obtained in the future.

Unaudited pro forma condensed combined
income statement for the nine months
ended June 30, 2005

								Pro forma
								for the
				Adjustments		Pro forma		Speedware
				for the		for the		and
				Speedware		Speedware		Prophet 21
				and		and	Adjustments	acquisitions
	Company	Speedware	Prophet 21	Prophet 21		Prophet 21	for this	and this
(Dollars in thousands)	historical	historical(1)	historical(2)	acquisitions		acquisitions	offering	offering

Revenues	$192,509	$28,931	$61,835	$—		$283,275	$	$
Cost of revenues	91,240	10,333	23,441	—		125,014

Gross profit	101,269	18,598	38,394	—		158,261
Operating expenses (excluding amortization of intangibles)	62,090	14,195	23,422	(3,742	)(3)	95,966
Amortization of intangibles	816	733	4,151	4,796	(4)	10,496

Operating income	38,363	3,670	10,821	(1,054)		51,800
Interest expense	(17,206)	(25)	(3,687)	(18,755	)(5)	(39,673)
Other income	838	68	—	—		906
Income tax expense	8,119	1,632	2,822	(6,933	)(6)	5,640

Net income	$13,876	$2,081	$4,312	$(12,876)		$7,393	$	$

Depreciation and amortization	10,204	1,094	6,671	4,796	(3)	22,765
Net income per share:
Basic	$0.31	—	—	—		$0.17	—	$
Diluted	$0.21	—	—	—		$0.11	—	$

(1)	Represents Speedware operating results for the six months ended March 31, 2005, the period prior to the Speedware acquisition. Operating results for Speedware for the period after March 31, 2005 are recorded in the Company’s historical operating results. Effective October 1, 2004, Speedware adopted the U.S. dollar as its reporting currency. Accordingly, Speedware’s historical operating results statement for the six months ended March 31, 2005 is reported in U.S. dollars. The following adjustments were made to Speedware’s historical operating results to conform Speedware’s financial presentation to our presentation:

•	Revenues and cost of revenues were both increased by $2,893 primarily to record the hardware component of certain systems sales on a gross basis, in accordance with our accounting policies for these types of sales;

•	Operating expenses were increased by $57 to reclassify research and development tax credits to income tax expense and increased by $361 to reclassify certain amortization expenses to operating expenses;

•	Operating expenses were reduced by $740 to reflect certain adjustments to reconcile Canadian GAAP to U.S. GAAP. See Note 8— Reconciliation to U.S. GAAP in the notes to the unaudited historical consolidated financial statements of Speedware for the six months ended March 31, 2005 included elsewhere in this prospectus; and

•	Income tax expense was reduced by $57 to reclassify research and development tax credits from operating expense and increased by $259 to reflect the tax effect of U.S. GAAP adjustments.

(2)	Operating results for Prophet 21 represent the three fiscal quarters from October 1, 2004 through June 30, 2005.

(3)	Reflects the following adjustments relating to the Speedware and Prophet 21 acquisitions:

Elimination of compensation expense related to the termination of certain employees of Prophet 21 in connection with the Prophet 21 acquisition	$(1,167)
Elimination of costs, primarily severance, associated with the Speedware acquisition	(2,114)
Elimination of compensation expense related to the termination of certain employees of Speedware in connection with the Speedware acquisition	(316)
Elimination of annual fees paid to certain Speedware shareholders under a management services agreement, net of management fee increase payable by us associated with the Speedware acquisition	(145)

Total adjustments to operating expense	$(3,742)

(4)	Reflects a $510 increase in amortization expense related to the Speedware acquisition and a $4,286 increase in amortization expense related to the Prophet 21 acquisition. The $510 increase related to the Speedware acquisition reflects the amortization of $5,100 of additional intangible assets acquired over a five-year period. The $4,286 increase related to the Prophet 21 acquisition reflects the amortization of $40,000 of additional intangible assets acquired over a seven-year period. We are in the process of valuing certain tangible and intangible assets for the Speedware and Prophet 21 acquisitions and as a result the allocation of the purchase price, including intangible assets, is subject to change.

(5)	Reflects the following adjustments:

Interest expense on $120,000 aggregate principal amount of floating rate senior notes due 2010 based upon an interest rate of 10.05%	$6,033
Amortization of debt financing costs related to $120,000 aggregate principal amount of floating rate senior notes due 2010, amortized over five years	640
Interest expense on $145,000 aggregate principal amount of floating rate senior notes due 2010 at an initial interest rate of 10.05%	10,934
Amortization of debt financing costs related to $145,000 aggregate principal amount of floating rate senior notes amortized over five years	748
Interest expense on $40,000 aggregate principal amount of senior floating rate PIK notes due 2011 at an initial interest rate of 12.62%	3,907
Amortization of debt financing costs related to $40,000 aggregate principal amount of senior floating rate PIK notes due 2011, amortized over five years	180
Interest expense on Prophet 21 indebtedness that was repaid on the closing of the Prophet 21 acquisition	(3,687)

Total adjustments to interest expense	$18,755

(6)	Represents the tax effect of the adjustments set forth in the “Adjustments” column above at the federal statutory tax rate of 35%.

Unaudited pro forma condensed combined
income statement for the twelve months
ended September 30, 2004

								Pro forma
								for the
				Adjustments		Pro forma		Speedware
				for the		for the		and
				Speedware		Speedware		Prophet 21
				and		and	Adjustments	acquisitions
	Company	Speedware	Prophet 21	Prophet 21		Prophet 21	for this	and this
(Dollars in thousands)	historical	historical(1)	historical(2)	acquisitions		acquisitions	offering	offering

Revenues	$225,806	$40,222	$52,591	$—		$318,619	$	$
Cost of revenues	109,773	15,200	21,413	—		146,386

Gross profit	116,033	25,023	31,178	—		172,234
Operating expenses (excluding amortization of intangibles)	74,602	19,113	22,732	(2,477	)(3)	113,970
Amortization of intangibles	787	703	2,012	6,734	(4)	10,236

Operating income	40,644	5,207	6,434	(4,257)		48,027
Interest expense	(19,367)	—	(418)	(34,036	)(5)	(53,821)
Other income (expense)	6,051	(265)	—	—		5,786
Income tax expense	10,561	1,211	1,817	(13,403	)(6)	(186)

Net income	$16,767	$3,731	$4,199	$(24,890)		$(194)	$	$

Depreciation and amortization	16,584	1,582	5,309	6,734	(3)	30,209
Net income per share:
Basic	$0.38	—	—	—		$0.00	—	$
Diluted	$0.25	—	—	—		$0.00	—	$

(1)	An exchange rate of CDN$1.323 to US$1.00 (which was the average of the noon buying rates on the last day of each month during the twelve months ended September 30, 2004) was used to convert Speedware’s historical operating results into U.S. dollars. In addition, the following adjustments were made to Speedware’s historical operating results to conform Speedware’s financial presentation to our presentation:

•	Revenues and cost of revenues were both increased by $6,689 primarily to record the hardware component of certain systems sales on a gross basis, in accordance with our accounting policies for these types of sales;

•	Operating expenses were increased by $503 to reclassify research and development tax credits to income tax expense and increased by $879 to reclassify certain amortization expenses to operating expenses;

•	Operating expenses were increased by $163 to reflect adjustments to reconcile Canadian GAAP to U.S. GAAP. See Note 21— US GAAP Reconciliation to the audited historical financial statements of Speedware for the year ended September 30, 2004 included elsewhere in this prospectus; and

•	Income tax expense was reduced by $503 to reclassify research and development tax credits from operating expenses and by $57 to reflect the tax effect of U.S. GAAP adjustments.

(2)	Operating results for Prophet 21 represent results for its fiscal year ended June 30, 2004.

(3)	Reflects the following adjustments relating to the Speedware and Prophet 21 acquisitions:

Elimination of compensation expense related to the termination of certain employees of Prophet 21 in connection with the Prophet 21 acquisition	$(1,556)
Elimination of compensation expense related to the termination of certain employees of Speedware in connection with the Speedware acquisition	(631)
Elimination of annual fees paid to certain Speedware shareholders under a management services agreement, net of management fee increase payable by us associated with the Speedware acquisition	(290)

Total adjustment to operating expenses	$(2,477)

(4)	Reflects a $1,020 increase in amortization expense related to the Speedware acquisition and a $5,714 increase in amortization expense related to the Prophet 21 acquisition. The $1,020 increase related to the Speedware acquisition reflects the amortization of $5,100 of additional intangible assets acquired over a five-year period. The $5,714 increase related to the Prophet 21 acquisition reflects the amortization of $40,000 of additional intangible assets acquired over a seven-year period. We are in the process of valuing certain tangible and intangible assets, and, as a result, the allocation of the purchase price for the Speedware and Prophet 21 acquisitions, including intangible assets, is subject to change.

(5)	Reflects the following adjustments:

Interest expense on $120,000 aggregate principal amount of floating rate senior notes due 2010 based upon an interest rate of 10.05%	$12,065
Amortization of debt financing costs related $120,000 aggregate principal amount of floating rate senior notes due 2010, amortized over five years	1,280
Interest expense on $145,000 aggregate principal amount of floating rate senior notes due 2010 at an initial interest rate of 10.05%	14,579
Amortization of debt financing costs related to $145,000 aggregate principal amount of floating rate senior notes due 2010, amortized over five years	998
Interest expense on $40,000 aggregate principal amount of senior floating rate PIK notes due 2011 at an initial interest rate of 12.62%	5,292
Amortization of debt financing costs related to $40,000 aggregate principal amount of senior floating rate PIK notes due 2011, amortized over five years	240
Interest expense on Prophet 21 indebtedness that was repaid on the closing of the Prophet 21 acquisition	(418)

Total adjustments to interest expense	$34,036

(6)	Represents the tax effect of the adjustments set forth in the “Adjustments” column above at the federal statutory tax rate of 35%.

Unaudited pro forma condensed combined balance sheet
as of June 30, 2005

								Pro forma
								for the
				Adjustments		Pro forma		Prophet 21
				for the		for the	Adjustments	acquisition
	Company		Prophet 21	Prophet 21		Prophet 21	for this	and this
	historical		historical	acquisition		acquisition	offering	offering

Assets:
Cash and cash equivalents	$48,064		$554	$(43,931	)(1)	$4,687	$	$
Total current assets	112,486		13,879	(43,931	)(1)	82,434
Goodwill	180,050		54,495	104,271	(2)	338,816
Total assets	339,290		101,789	104,503		545,582
Liabilities and stockholders’ equity (deficit):
Total current liabilities	$61,476		$53,456	$(33,350	)(3)	$81,582	$	$
Long-term debt, excluding current portion	275,464	(4)	36,750	148,250	(5)	460,464
Total liabilities	345,699		97,935	114,900		558,534
Total stockholders’ equity (deficit)	(6,409)		3,854	(10,397	)(6)	(12,952)
Total liabilities and stockholders’ equity	339,290		101,789	104,503		545,582

(1)	The following table reflects the impact of the Prophet 21 acquisition and related financings, as described under “Recent acquisitions,” on cash and cash equivalents and total current assets:

Proceeds from Activant Operating’s senior unsecured bridge loan	$(140,000)
Proceeds from our senior unsecured bridge loan	(40,000)
Net increase in goodwill from the excess of purchase price over fair value of assets acquired and liabilities assumed	104,271
Fair value adjustment of intangible assets	40,000
Elimination of Prophet 21 stockholders’ equity	3,854
Repayment of Prophet 21’s current portion of long-term debt	33,350
Repayment of Prophet 21 long term debt	36,750
Fees and expenses on the senior unsecured bridge loans	4,712
Issuance of $145,000 aggregate principal amount of floating rate senior notes due 2010	(145,000)
Issuance of $40,000 aggregate principal amount of senior floating rate PIK notes due 2011	(40,000)
Repayment of Activant Operating’s senior unsecured bridge loan	140,000
Repayment of our senior unsecured bridge loan	40,000
Net fees and expenses related to the offering of $145,000 aggregate principal amount of floating rate senior notes due 2010	3,413
Net fees and expenses related to the offering of $40,000 aggregate principal amount of senior floating rate PIK notes due 2011	750
Accrued and unpaid interest on the senior unsecured bridge loans	1,832

Total impact to cash and cash equivalents and total current assets	$43,931

(2)	Represents the excess of purchase price over fair value of assets acquired and liabilities assumed in the Prophet 21 acquisition.

(3)	Represents the repayment of the Prophet 21 revolving credit facility and current portion of long-term debt in connection with the Prophet 21 acquisition.

(4)	Net of $1,536 discount.

(5)	Represents the incurrence of the bridge financing, the repayment of the bridge financing with the proceeds of the offering of $145,000 aggregate principal amount of floating rate senior notes due 2010 and $40,000 aggregate principal amount of senior floating rate PIK notes due 2011, the incurrence of indebtedness associated with the offering of $145,000 aggregate principal amount of floating rate senior notes due 2010 and $40,000 aggregate principal amount of senior floating rate PIK notes due 2011, and the payoff of Prophet 21’s long-term debt.

(6)	Represents the cash used to eliminate Prophet 21’s stockholders equity, the fees and expenses incurred in connection with the bridge financing and the interest incurred on the bridge financing while it was outstanding.

Selected historical consolidated financial data
The selected historical consolidated statement of operations data and other financial data for each of the fiscal years ended September 30, 2002, 2003 and 2004 and the selected consolidated balance sheet data as of September 30, 2003 and 2004 were derived from our audited historical consolidated financial statements appearing elsewhere in this prospectus. The selected historical consolidated statement of operations data and other financial data for each of the fiscal years ended September 30, 2000 and 2001 and the selected consolidated balance sheet data as of September 30, 2000, 2001 and 2002 were derived from our audited historical consolidated financial statements that are not included in this prospectus. The selected historical consolidated financial data and other financial data for the nine months ended June 30, 2004 and 2005 and the selected balance sheet data as of June 30, 2004 and 2005 were derived from our unaudited consolidated financial statements.
The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the audited and unaudited historical consolidated financial statements, and the related notes thereto, of us, Speedware and Prophet 21, each included elsewhere in this prospectus.
Our results of operations include results of Speedware commencing after the consummation of the Speedware acquisition on March 30, 2005. Accordingly, our results of operations for the nine months ended June 30, 2005 are not directly comparable to periods ending prior to such date.

								Nine months ended
	Year ended September 30,							June 30,
(Dollars in thousands,
except per share amounts)	2000	2001	2002	2003		2004		2004		2005

Statements of operations data:
Total revenues	$223,919	$211,035	$218,705	$221,546		$225,806		$169,308		$192,509
Total cost of revenues	133,215	113,743	111,764	111,777		109,773		80,776		91,240

Gross profit	90,704	97,292	106,941	109,769		116,033		88,532		101,269
Sales and marketing	47,437	39,491	33,909	31,961		31,882		23,320		26,467
Product development	12,209	17,470	17,435	16,997		16,167		11,583		14,752
General and administrative	29,574	26,166	26,420	27,406		27,340		19,556		21,687
Goodwill amortization(1)	11,484	10,589	—	—		—		—		—

Total operating expenses	100,704	93,716	77,764	76,364		75,389		54,459		62,906
Total operating income (loss)	(10,000)	3,576	29,177	33,405		40,644		34,073		38,363
Interest expense	(18,872)	(17,804)	(14,054)	(14,782)		(19,367)		(15,194)		(17,206)
Expenses relating to debt refinancing and redemption	—	—	—	(6,313	)(2)	(524	)(3)	(524	)(3)	—
Gain on sale of assets	—	—	211 (4)	—		6,270	(5)	6,270	(5)	—
Other income (expense)	1,108	(647)	(91)	(144)		305		127		838

						Nine months ended
	Year ended September 30,					June 30,
(Dollars in thousands,
except per share amounts)	2000	2001	2002	2003	2004	2004	2005

Income (loss) before income taxes	(27,764)	(14,875)	15,243	12,166	27,328	24,752	21,995
Income tax expense (benefit)	(4,691)	(1,932)	5,875	4,351	10,561	9,511	8,119

Net income (loss)	$(23,073)	$(12,943)	$9,368	$7,815	$16,767	$15,241	$13,876
Net income (loss) attributable to common stock	$(32,907)	$(26,192)	$(8,518)	$(8,700)	$16,767	$15,241	$13,876
Net income (loss) per share:
Basic	$(0.93)	$(0.74)	$(0.24)	$(0.29)	$0.38	$0.34	$0.31
Diluted	$(0.93)	$(0.74)	$(0.24)	$(0.29)	$0.25	$0.23	$0.21

Selected balance sheet data (at end of period):
Cash and cash equivalents	$679	$3,897	$398	$10,215	$32,065	$19,192	$48,064
Total assets	245,184	222,787	185,787	202,285	188,905	187,167	339,290
Total debt, net of discount including current portion(6)	178,600	176,757	137,997	173,300	155,714	155,750	275,667
Stockholders’ deficit	(49,515)	(75,817)	(83,844)	(36,662)	(20,020)	(21,388)	(6,409)

(1) We adopted SFAS No. 142 as of October 1, 2001 and no longer amortize goodwill.
(2) Reflects expense related to our June 2003 debt refinancing.

(3)	Reflects expense related to the redemption of the remaining $17,500 aggregate principal amount of our 9% senior subordinated notes due 2008 in June 2004.

(4)	Reflects the gain on sale of real estate in Newton, New Jersey in fiscal year 2002.

(5)	Reflects the net gain on the October 1, 2003 sale of certain non-core assets consisting of our automotive recycling product line.

(6)	Total debt does not include amounts relating to lease receivables that we have sold.

Management’s discussion and analysis of
financial condition and results of operations
The following discussion of our financial condition and results of operations should be read in conjunction with our audited and unaudited historical consolidated financial statements and the related notes included elsewhere in this prospectus. The results described below are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on our current expectations, which are inherently subject to risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors. We undertake no obligation beyond what is required under applicable securities law to publicly update or revise any forward-looking statement to reflect current or future events or circumstances, including those set forth herein, in the section entitled “Risk factors” and elsewhere in this prospectus.
Overview
We are a leading provider of business management solutions serving small and medium-sized retail and wholesale distribution businesses based on annual revenues. With over 25 years of operating history, we have developed substantial expertise in serving businesses with complex distribution requirements in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket (“Auto”). Using a combination of proprietary software and extensive expertise in these vertical markets, we provide complete business management solutions consisting of tailored systems, product support and content and data services designed to meet the unique requirements of our customers. Our fully integrated systems and services include point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations. Our revenues are derived from our four reporting segments which are organized around the following business management solutions:

•	Systems, which is comprised primarily of proprietary software applications, implementation and training and third-party software, hardware and peripherals. For the fiscal year ended September 30, 2004 and the nine months ended June 30, 2005, systems revenues accounted for approximately 36.3% and 39.4%, respectively, of our total revenues.

•	Product support, which is comprised primarily of customer support activities, including support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services. Our product support services are generally provided on a subscription basis, and accordingly, revenues from this segment are generally recurring in nature. For the fiscal year ended September 30, 2004 and the nine months ended June 30, 2005, product support revenues accounted for approximately 35.1% and 35.2%, respectively, of our total revenues.

•	Content and data services, which is comprised primarily of proprietary database and data management products for the vertical markets we serve (such as our comprehensive electronic automotive parts and applications catalog and point-of-sale business analysis data), connectivity services, e-commerce, networking and security monitoring management solutions. Our content and data services are generally provided on a subscription basis, and accordingly, revenues from this segment are generally recurring in nature. For the fiscal year ended September 30, 2004 and the nine months ended June 30, 2005, content and data services revenues accounted for approximately 25.4% and 22.6%, respectively, of our total revenues.

•	Other services, which is comprised primarily of business products, such as forms and other paper products, and the revenues and earnings from our legacy customer lease portfolio. Subsequent to July 2001, we outsourced all future customer lease origination to a third party and thus have not originated, or had any interest in or contingent obligation in respect of, any new leases since that time. For the fiscal year ended September 30, 2004 and the nine months ended June 30, 2005, other services revenues accounted for approximately 3.2% and 2.9%, respectively, of our total revenues.

For the fiscal year ended September 30, 2004 and nine months ended June 30, 2005, our revenues were derived primarily from customers that operate in three vertical markets— hardlines and lumber, wholesale distribution and Auto— and from our productivity tools business.

•	The hardlines and lumber vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, farm supply stores, retail nurseries and gardens, and independent lumber and building material yards, primarily in the United States.

•	The wholesale distribution vertical market includes distributors of a range of products including electrical supply, medical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies, and service establishment equipment, primarily in the United States.

•	Auto consists of customers involved in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks, and includes manufacturers, warehouse distributors, parts stores, professional installers and service chains in North America and Europe.

•	The productivity tools business, which primarily consists of software migration and application development tools, was acquired as a part of the Speedware acquisition.

Our results of operations include results of Speedware commencing after the consummation of the Speedware acquisition on March 30, 2005. Accordingly, our results of operations for the nine months ended June 30, 2005 and June 30, 2004 are not directly comparable.
Key components of results of operations
Revenues. We derive revenues primarily from three of our four reporting segments: systems; product support; and content and data services. Systems revenues include the sale of our proprietary software applications, implementation and training and third-party software, hardware and peripherals. These revenues are generally derived from one-time sales. Product support revenues generally consist of revenues associated with the software and hardware support and maintenance of our systems. Content and data services revenues consist of the sale of proprietary database and data management products, including our electronic automotive parts and applications catalog, exchanges and other information services. Product support and content and data services are provided on a subscription basis and, accordingly, the revenues are generally recurring in nature.
Cost of revenues. Cost of systems revenues primarily includes computer hardware and peripherals purchased from third parties, the labor and overhead associated with integrating,

shipping, installing and training customers on our systems and the amortization of capitalized software costs. Cost of product support revenues primarily includes personnel costs associated with the software and hardware support and maintenance of our systems. Cost of content and data services revenues primarily includes personnel costs associated with data entry into our information databases, the amortization of capitalized databases, telecommunications costs and facility costs.
Sales and marketing expense. Sales and marketing expense primarily consists of personnel costs associated with our sales and marketing efforts, commissions, bad debt expense related to our accounts receivable, depreciation, amortization, telecommunication costs and facility costs.
Product development expense. Product development expense primarily consists of personnel and contract services associated with the development and maintenance of our software and databases, depreciation, amortization, telecommunication costs and facility costs.
General and administrative expense. These costs include departmental costs for executive, legal, administrative services, finance, telecommunications, facilities and information technology.
Trends
We have noted several trends that we believe are significant in understanding our financial results and condition.

•	Growth in our revenues from the hardlines and lumber and wholesale distribution vertical markets. Our systems revenues from the hardlines and lumber and wholesale distribution vertical markets have grown at a compound annual rate of approximately 30% from fiscal year 2002 through fiscal year 2004, without giving effect to acquisitions. This growth has been a result of the development of stronger relationships and licensing agreements with the three primary cooperatives in the hardlines and lumber vertical market, increased sales of upgraded software applications to customers and increased demand for our Eagle and Falcon product in the hardlines and lumber vertical market. Increased systems revenues generally result in increased product support revenues in future years as we add new customers and new products. In each of the last three fiscal years, product support revenues have increased as we added new customers to our product support business and sold additional add-on modules. In addition to organic growth, our recent acquisitions of Speedware and Prophet 21 have increased our revenues from the hardlines and lumber and wholesale distribution vertical markets.

•	Lower customer retention in Auto. As we stop actively developing and selling several of our older systems, especially in Auto, we have experienced reduced rates of customer retention. We have developed various upgrade paths for these customers and have undertaken a specific customer services campaign to increase retention rates for customers who elect to continue to operate with our older systems. Despite our efforts, we have experienced year-over-year decreases in Auto product support revenues and we expect lower levels of customer retention to continue. We are developing our Eagle platform as an upgrade path for our Auto customers on our J-CON system.

•	Consolidation of our customers’ vertical markets. Our customers are undergoing consolidation. When one of our customers acquires a company that does not currently use our systems, we typically benefit from new systems sales and increased services revenues associated with that customer. When a company not currently using our systems acquires one of our customers, we typically lose services revenues. We believe that consolidation has been neither a material benefit nor a material detriment to our operating results over the past three years. Recent trends in the automotive marketplace may cause additional consolidation to become detrimental in future years.

Speedware acquisition
On March 30, 2005, we acquired approximately 96% of the common stock of Speedware. We acquired all of the remaining common stock of Speedware on April 7, 2005. The Speedware acquisition solidifies our position as a leading provider of business management solutions to the hardlines and lumber vertical market through the addition of over 700 customers in this vertical market. In addition, the Speedware acquisition strengthened our position as one of the leading providers of business management solutions to distributors in the wholesale distribution vertical market in the United States based upon the number of business locations where our solutions are installed.
The total consideration that we paid for the Speedware acquisition was $99.9 million. The allocation of the purchase price to the assets acquired and liabilities assumed in connection with the Speedware acquisition is based upon our best estimates of the relative fair values of the identifiable assets acquired and liabilities assumed, and we believe our preliminary estimates and assumptions are reasonable under the circumstances. We are in the process of determining valuations of certain tangible and intangible assets; thus, the allocation of the purchase price is subject to change.
Prophet 21 acquisition
On September 13, 2005, we acquired all of the outstanding capital stock of Prophet 21. Prophet 21 is a leading provider of business management solutions to the wholesale distribution vertical market. We believe that the integration of Prophet 21 into our operations has significantly enhanced our position and expertise serving the wholesale distribution vertical market and provided additional systems and service offerings for our customers.
The total purchase price for the Prophet 21 acquisition was approximately $215.0 million, which was paid in cash at the closing and is subject to a post-closing working capital adjustment. The preliminary allocation of the purchase price to the assets acquired and liabilities assumed in connection with the Prophet 21 acquisition is based upon our best estimates of the relative fair values of the identifiable assets acquired and liabilities assumed, and we believe our preliminary estimates and assumptions are reasonable under the circumstances. We are in the process of determining valuations of certain tangible and intangible assets; thus, the allocation of the purchase price is subject to change.
As of June 30, 2005, Prophet 21 had approximately 3,400 customers. For Prophet 21’s fiscal year ended June 30, 2005, its total revenues were $77.3 million. Since 2003, Prophet 21 has completed seven acquisitions of businesses serving the wholesale distribution vertical market.
Other acquisitions
On May 16, 2005, we purchased substantially all of the assets of The Systems House, Inc., an Illinois corporation that provides next generation technology solutions for distributors primarily in the automotive aftermarket and office product industries. The Systems House next generation business management solution, Vision, is based on .NET technology and is designed for warehouse distributors in the automotive parts aftermarket. Total consideration for the acquisition was approximately $2.6 million, and was paid in cash at the closing of the acquisition.
General Parts relationship
In June 2004, General Parts, one of our largest customers, informed us of its intention to replace our J-CON parts store system with its own branded product at its company-owned stores and to recommend that its independent affiliated stores also replace the J-CON system. We believe the majority of this transition will be completed by the end of calendar year 2006. J-CON system sales revenues and product support revenues for all of General Parts’ company-owned stores and independent affiliated stores related to these systems were approximately $1.8 million and $7.5 million, respectively, for fiscal year 2004 and approximately $0.1 million and $5.3 million, respectively, for the nine months ended June 30, 2005. In addition, General Parts licenses one of our electronic automotive parts and application catalogs and uses our A-DIS warehouse system and our AConneX product. As a result, General Parts accounted for approximately $21.2 million, or 9.4%, of our total revenues for fiscal year 2004 and $14.0 million, or 7.3%, of our total revenues for the nine months ended June 30, 2005.
Sale of assets
On October 1, 2003, we sold certain non-core assets consisting of our automotive recycling product line to an unaffiliated third party. The total sales price, which was determined based on arm’s length negotiations, was $7.2 million, which resulted in a gain of $6.3 million in the first quarter of fiscal year 2004.
Segment reporting and classification
Prior to fiscal year 2005, we organized our operations around two reportable segments consisting of an automotive segment and a non-automotive segment. We formerly referred to the non-automotive segment as the Industry Solutions Group. In fiscal year 2005, we began establishing a new organizational and reporting structure. Commencing in the second quarter of 2005, we organized the business around four reportable segments consisting of (i) systems, (ii) product support, (iii) content and data services, and (iv) other services. We sell our products and services to three distinct vertical markets consisting of hardlines and lumber, wholesale distribution and Auto and through our productivity tools business. Revenue for each segment is also reported by each of these three vertical markets and productivity tools.
Our president and chief executive officer (the “CEO”) has been identified as the chief operating decision maker in assessing the performance of our segments and the allocation of resources to them. Each segment is managed separately. The CEO relies on the information derived directly from our management reporting system. The primary financial measure used by the CEO in assessing performance and allocating resources to the segments is gross profit, a measure that is comprised of revenues less cost of revenues, each of which is described above under “—Key components of results of operations.”

Historical results of operations
Nine months ended June 30, 2005 compared to nine months ended June 30, 2004
The following table sets forth, for the periods indicated, our segment revenues by vertical market and the variance thereof.

	Nine months ended
	June 30,

(Dollars in thousands)	2004	2005	Variance $	Variance %

Systems revenues:
Hardlines and lumber	$46,173	$60,157	$13,984	30.3%
Auto	13,250	10,957	(2,293)	(17.3)%
Wholesale distribution	1,974	3,851	1,877	95.1%
Productivity tools	—	827	827	—

Total systems revenues	$61,397	$75,792	$14,395	23.4%

Product support revenues:
Hardlines and lumber	$29,936	$35,568	$5,632	18.8%
Auto	28,632	26,249	(2,383)	(8.3)%
Wholesale distribution	1,217	3,712	2,495	205.0%
Productivity tools	—	2,198	2,198	—

Total product support revenues	$59,785	$67,727	$7,942	13.3%

Content and data services revenues:
Hardlines and lumber	$3,255	$3,971	$716	22.0%
Auto	38,297	37,964	(333)	(0.9)%
Wholesale distribution	1,272	1,564	292	23.0%
Productivity tools	—	2	2	—

Total content and data services revenues	$42,824	$43,501	$677	1.6%

Other services revenues:
Hardlines and lumber	$4,364	$5,038	$674	15.4%
Auto	696	212	(484)	(69.5)%
Wholesale distribution	242	239	(3)	(1.2)%
Productivity tools	—	—	—	—

Total other services revenues	$5,302	$5,489	$187	3.5%

Total revenues:
Hardlines and lumber	$83,728	$104,734	$21,006	25.1%
Auto	80,875	75,382	(5,493)	(6.8)%
Wholesale distribution	4,705	9,366	4,661	99.1%
Productivity tools	—	3,027	3,027	—

Total revenues	$169,308	$192,509	$23,201	13.7%

Total revenues. Total revenues for the nine months ended June 30, 2005 increased by $23.2 million, or 13.7%, compared to the nine months ended June 30, 2004. This increase was comprised of $15.0 million in revenues attributable to the Speedware acquisition and an $8.7 million increase in systems revenues.

Factors affecting our systems revenues for the nine months ended June 30, 2005.

•	Systems revenues for the hardlines and lumber vertical market increased by $14.0 million, or 30.3%, primarily as a result of increased sales of new and upgraded Eagle software applications to new and existing customers affiliated with the three primary cooperatives in the retail hardware market. During March 2004, we signed a new systems licensing and marketing agreement with the second largest hardware cooperative, which has increased systems revenue. Further, approximately $3.3 million of the systems revenue increase is from revenues attributable to the Speedware acquisition.

•	Systems revenues for the wholesale distribution vertical market increased by $1.9 million for the nine months ended June 30, 2005 compared to the nine months ended June 30, 2004. The increase is primarily from revenues attributable to the Speedware acquisition.

•	Systems revenues for Auto decreased by $2.3 million, or 17.3%, primarily due to lower sales to General Parts, our largest automotive customer, associated with the replacement of our J-CON system with its own branded system.

•	The $0.8 million increase in productivity tools systems revenues is attributable to the Speedware acquisition.

Factors affecting our product support revenues for the nine months ended June 30, 2005.

•	The $5.6 million, or 18.8%, increase in product support revenues for the hardlines and lumber vertical market was due to an increase in software and hardware support and maintenance revenues from new and existing customers and the Speedware acquisition, which accounted for $4.2 million of the additional revenue.

•	Product support revenues for the wholesale distribution vertical market increased by $2.5 million for the nine months ended June 30, 2005 compared to the nine months ended June 30, 2004. Approximately $2.4 million of the increase is from revenues attributable to the Speedware acquisition.

•	Auto product support revenues declined approximately $2.4 million. Auto experienced a decline of $1.5 million in product support revenues associated with customer attrition from our older systems. We expect that product support revenues from our older systems will continue to decline. Further, approximately $0.5 million of the product support revenue decline was associated with General Parts’ decision to begin replacing our J-CON system with its own branded store product and approximately $0.4 million of the decline was due to the transfer of several of our product support employees to General Parts. Prior the transfer of these employees, General Parts paid us a fee substantially equivalent to the salary and benefits of these employees plus a markup.

•	The $2.2 million increase in productivity tools product support revenues is attributable to the Speedware acquisition.

Factors affecting our content and data services revenues for the nine months ended June 30, 2005.

•	The $0.7 million increase in the hardlines and lumber vertical market content and data services revenues was primarily due to an increase in manufacturers’ acceptance of our information point-of-sale database. During fiscal 2004, two large mass merchandisers decided to no longer provide point-of-sale data to the market, which negatively affected our information database. We subsequently expanded our point-of-sale database to include new sources of data, which has resulted in greater sales during the nine months ended June 30, 2005.

•	The $0.3 million decrease in Auto content and data services revenues is primarily associated with customer attrition from our older systems, partially offset by new sales to non-systems customers. We expect that content and data services revenues from our older systems will continue to decline.

Factors affecting our other services revenues for the nine months ended June 30, 2005.

•	The $0.5 million decrease in other revenues in Auto was a result of declining revenues from our leasing operations that were discontinued in 2001. The $0.7 million increase in other revenues in the hardlines and lumber vertical market were from the sales of business products by the acquired Speedware companies.
Total cost of revenues and gross margin as a percentage of revenues. The following table sets forth, for the periods indicated, our cost of revenues and the variance thereof.

	Nine months ended
	June 30,

(Dollars in thousands)	2004	2005	Variance $	Variance %

Cost of revenues:
Systems	$36,046	$45,207	$9,161	25.4%
Product support	27,672	30,485	2,813	10.2%
Content and data services	13,924	11,934	(1,990)	(14.3)%
Other services	3,134	3,614	480	15.3%

Total cost of revenues	$80,776	$91,240	$10,464	13.0%

The following table sets forth, for the periods indicated, our gross margin as a percentage of revenues.

	Nine months
	ended
	June 30,

	2004	2005

Gross margin as a percentage of revenues by segment:
Systems	41.3%	40.3%
Product support	53.7%	55.0%
Content and data services	67.5%	72.6%
Other services	40.9%	34.1%
Total gross margin as a percentage of revenues	52.3%	52.6%

Cost of revenues. Total cost of revenues for the nine months ended June 30, 2005 increased by $10.5 million, or 13.0%, compared to the nine months ended June 30, 2004. This increase was comprised primarily of $6.0 million in costs attributable to Speedware product sales. The remainder of the increase was due to an increase in systems revenues, which was partially offset by a decrease in content and data services costs.

•	Cost of systems revenues. Total cost of systems revenues for the nine months ended June 30, 2005 increased by $9.2 million, or 25.4%, compared to the nine months ended June 30, 2004. The increase in cost of systems revenues was predominantly due to increased sales of systems during the nine months ended June 30, 2005. Gross margin as a percentage of revenues declined from 41.3% for the nine months ended June 30, 2004 to 40.3% for the nine months ended June 30, 2005. The decline in systems gross margin as a percentage of revenues was predominantly due to higher installation costs associated with higher systems sales volume for the nine months ended June 30, 2005.

•	Cost of product support revenues. Cost of product support revenues for the nine months ended June 30, 2005, increased by $2.8 million, or 10.2%, compared to the nine months ended June 30, 2004. This increase was comprised primarily of $3.4 million in costs attributable to Speedware product sales. Gross margin as a percentage of sales improved from 53.7% for the nine months ended June 30, 2004 to 55.0% for the nine months ended June 30, 2005 primarily as a result of lower facility and telecommunication costs, lower costs of replacement parts and service and reduced bad debt expense.

•	Cost of content and data services revenues. Cost of content and data services revenues for the nine months ended June 30, 2005 decreased by $2.0 million, or 14.3%, compared to the nine months ended June 30, 2004. Gross margin as a percentage of revenues improved from 67.5% for the nine months ended June 30, 2004 to 72.6% for the nine months ended June 30, 2005. These changes for the nine months ended June 30, 2005 are the result of $1.3 million lower database amortization costs, a reduction in third-party services and lower database maintenance costs associated with producing our data products. We expect our cost of content and data services revenues to increase as we raise our investment in our electronic catalog for Auto.

Total operating expenses. The following table sets forth, for the periods indicated, our operating expenses and the variance thereof.

	Nine months ended
	June 30,

(Dollars in thousands)	2004	2005	Variance $	Variance %

Sales and marketing expense	$23,320	$26,467	$3,147	13.5%
Product development expense	11,583	14,752	3,169	27.4%
General and administrative expense	19,556	21,687	2,131	10.9%

Total operating expenses	$54,459	$62,906	$8,447	15.5%

Total operating expenses increased by $8.4 million, or 15.5%, for the nine months ended June 30, 2005 compared to the nine months ended June 30, 2004. The increase was partially a result of the Speedware acquisition and the related operating expenses of $4.5 million.

•	Sales and marketing expense. Sales and marketing expense increased by $3.1 million for the nine months ended June 30, 2005 compared to the nine months ended June 30, 2004. Approximately $1.2 million of the increase was from the Speedware acquisition and the related sales and marketing personnel costs. In addition, we reduced our lease loss reserve by approximately $1.5 million in the nine months ended June 30, 2004 as a result of selling, without any recourse, approximately $1.8 million, or 55%, of our owned leases to a third-party lease financing provider and due to more favorable lease loss experience compared to previous periods.

•	Product development expense. Product development expense increased by $3.2 million, or 27.4%, in the nine months ended June 30, 2005 compared to the same period ended June 30, 2004. The increase was partially a result of the Speedware acquisition and the related product development costs of $1.7 million. The remaining increase of $1.5 million was due to higher activity associated with projects in early stage development that have not reached technical feasibility and thus, are not being capitalized.

•	General and administrative expense. General and administrative expense increased by $2.1 million, or 10.9%, for the nine months ended June 30, 2005 compared to the nine months ended June 30, 2004. The increase was primarily a result of the Speedware acquisition and the related general and administrative costs of $1.5 million. In addition, the first quarter of fiscal year 2005 included $1.0 million of severance costs associated with the termination of our former Chairman, President and Chief Executive Officer.

Interest expense. Interest expense for the nine months ended June 30, 2005 was $17.2 million compared to $15.2 million for the nine months ended June 30, 2004. The increase is a result of $2.7 million of interest expense associated with the $120.0 million aggregate principal amount of floating rate senior notes due 2010 offered on March 30, 2005. The nine months ended June 30, 2004 included $1.2 million of interest expense on the remaining $17.5 million aggregate principal amount of 9% senior subordinated notes due 2008, which were redeemed in June 2004. See “Liquidity and capital resources.”
Expenses related to debt refinancing and redemption. We incurred $0.5 million of expenses related to the June 2004 redemption of $17.5 million aggregate principal amount of our 9% senior subordinated notes due 2008.
Gain on sale of assets. The nine months ended June 30, 2004 include a gain on sale of assets of $6.3 million related to the sale of our automotive recycling product line on October 1, 2003.
Net income. As a result of the above factors, we realized net income of $13.9 million for the nine months ended June 30, 2005 compared to net income of $15.2 million for the nine months ended June 30, 2004. Excluding the one-time gain on the sale of our automotive recycling product line, income before income taxes increased by $3.5 million, or 19.0%, from $18.5 million for the nine months ended June 30, 2004 to $22.0 million for the nine months ended June 30, 2005.

Year ended September 30, 2004 compared to year ended September 30, 2003
The following table sets forth, for the periods indicated, our segment revenues by vertical market and the variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2003	2004	Variance $	Variance %

Systems revenues:
Hardlines and lumber	$47,135	$63,116	$15,981	33.9%
Auto	18,969	16,083	(2,886)	(15.2)%
Wholesale distribution	2,604	2,757	153	5.9%

Total systems revenues	$68,708	$81,956	$13,248	19.3%

Product support revenues:
Hardlines and lumber	$39,021	$39,860	$840	2.2%
Auto	45,531	37,716	(7,815)	(17.2)%
Wholesale distribution	1,218	1,617	399	32.8%

Total product support revenues	$85,770	$79,193	$(6,577)	(7.7)%

Content and data services revenues:
Hardlines and lumber	$6,660	$4,427	$(2,233)	(33.5)%
Auto	50,805	51,193	388	0.8%
Wholesale distribution	2,088	1,725	(363)	(17.4)%

Total content and data services revenues	$59,553	$57,345	$(2,208)	(3.7)%

Other services revenues:
Hardlines and lumber	$6,536	$6,072	$(464)	(7.1)%
Auto	794	932	138	17.4%
Wholesale distribution	185	308	123	66.5%

Total other services revenues	$7,515	$7,312	$(203)	(2.7)%

Total revenues:
Hardlines and lumber	$99,352	$113,475	$14,124	14.2%
Auto	116,099	105,924	(10,175)	(8.8)%
Wholesale distribution	6,095	6,407	312	5.1%

Total revenues	$221,546	$225,806	$4,260	1.9%

Total revenues. Total revenues for fiscal year 2004 increased by approximately $4.3 million, or 1.9%, compared to fiscal year 2003. The $13.2 million increase in total systems revenues for fiscal year 2004 was partially offset by a decline in total product support revenues due to the sale of our automotive recycling product line on October 1, 2003 and a decline in total content and data services revenues.

Excluding revenues generated by our automotive recycling product line in fiscal year 2003, total revenues increased by $12.4 million, or 5.8%, from $213.4 million in fiscal year 2003 to $225.8 million in fiscal year 2004, and Auto revenues declined by $2.0 million, or 1.9%, from $108.0 million in fiscal year 2003 to $105.9 million in fiscal year 2004.
Factors affecting our systems revenues for the fiscal year ended September 30, 2004.

•	Systems revenues from our hardlines and lumber vertical market increased $16.0 million, or 33.9%, due primarily to increased sales of Eagle systems to members of the three major hardware cooperatives, as well as to increased sales of our Falcon products.

•	The decrease in Auto systems revenues was primarily due to the sale of certain non-core assets consisting of our automotive recycling product line, lower fiscal year 2004 J-CON systems sales to General Parts and higher systems sales in fiscal year 2003 related to the sale of A-DIS back-up systems to General Parts. Excluding revenues from the sale of certain non-core assets consisting of our automotive recycling product line in fiscal year 2003, systems revenues for Auto decreased by $1.8 million, or 10.1%, from $17.9 million to $16.1 million in fiscal year 2004.

Factors affecting our product support revenues for the fiscal year ended September 30, 2004.

•	The $0.8 million, or 2.2%, increase in product support revenues from our hardlines and lumber vertical market was due to an increase in software and hardware support and maintenance revenues from new and existing customers.

•	The $7.8 million, or 11.2%, decline in Auto product support revenues was largely due to the sale of certain non-core assets consisting of our automotive recycling product line, which accounted for $6.7 million of Auto product support revenues for fiscal year 2003. Auto also continued to experience a decline in product support revenues associated with customer attrition from our older systems. Excluding revenues generated by our automotive recycling product line in fiscal year 2003, product support revenues decreased by $1.1 million, or 2.9%, from $38.8 million in fiscal year 2003 to $37.7 million in fiscal year 2004.

•	Product support revenues from our wholesale distribution vertical market increased $0.4 million, or 32.8%. The increase was primarily due to an increase in software and hardware support and maintenance revenues from new and existing customers.

Factors affecting our content and data services revenues for the fiscal year ended September 30, 2004.

•	The $2.2 million, or 33.5%, decline in content and data services revenues from our hardlines and lumber vertical market and the $0.4 million, or 17.4%, decline in content and data services revenues from our wholesale distribution vertical market was primarily due to a reduction in information point-of-sale data sales to manufacturers as a result of the decision by two large mass merchandisers to no longer provide point-of-sale data to the market, including us, beginning in fiscal year 2003. We previously included this data, from the large mass merchandisers in our point-of-sale data product.

•	Auto content and data services revenues increased by $0.4 million, or 0.8%, due to increased use of our AConneX product and catalog sales to non-systems customers. Excluding revenues generated by our automotive recycling product line in fiscal year 2003, Auto content and data services revenues increased by $0.8 million, or 1.5%.

Total cost of revenues and gross margin as a percentage of revenues. The following table sets forth, for the periods indicated, our cost of revenues and the variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2003	2004	Variance $	Variance %

Cost of revenues:
Systems	$40,171	$49,853	$9,682	24.1%
Product support	43,007	37,158	(5,849)	(13.6)%
Content and data services	24,361	18,460	(5,901)	(24.2)%
Other services	4,238	4,302	64	1.5%

Total cost of revenues	$111,777	$109,773	$(2,004)	(1.8)%

The following table sets forth, for the periods indicated, our gross margin as a percentage of revenues.

	Year ended
	September 30,

	2003	2004

Gross margin as a percentage of revenues by segment:
Systems	41.5%	39.2%
Product support	49.9%	53.1%
Content and data services	59.1%	67.8%
Other services	43.6%	41.2%
Total gross margin as a percentage of revenues	49.6%	51.4%

Total cost of revenues for fiscal year 2004 decreased by $2.0 million, or 1.8%, compared to fiscal year 2003 due to a decrease in product support and content and data services costs which more than offset the increases in systems costs. Gross margin as a percentage of revenues increased from 49.6% in fiscal year 2003 to 51.4% in fiscal year 2004.

•	Cost of systems revenues. Total cost of systems revenues for fiscal year 2004 increased by $9.7 million, or 24.1%, compared to the previous fiscal year primarily as a result of increased systems revenues. Gross margin as a percentage of revenues declined from 41.5% for fiscal year 2003 to 39.2% for fiscal year 2004. The decline in systems gross margin as a percentage of revenues was predominantly due to higher materials costs and higher installation costs associated with higher system sales volume which was partially offset by lower depreciation and amortization expense.

•	Cost of product support revenues. Cost of product support revenues for fiscal year 2004, decreased by $5.8 million, or 13.6%, compared to fiscal year 2003. Gross margin as a percentage of revenues improved from 49.9% for fiscal year 2003 to 53.1% for fiscal year 2004 primarily as a result of lower personnel and consulting service expenses, lower bad debt expense and lower facility and telecommunication costs.

•	Cost of content and data services revenues. Cost of content and data services revenues for fiscal year 2004 decreased by $5.9 million, or 24.2%, compared to cost of content and data services revenues for fiscal year 2003. Cost of content and data services revenues for fiscal year 2004 did not include any information point-of-sale database amortization costs compared to the previous period, which included $3.3 million of such database amortization costs. The information point-of-sale database was fully amortized during fiscal year 2003 due to the decision, by two large mass merchandisers, beginning in fiscal year 2003, to cease providing point-of-sale data to the market, including us, and due to a subsequent reduction in realized product services revenues from the database. We previously included this data, from the large mass merchandisers, in our point-of-sale data product. We also had lower information point-of-sale acquisition, personnel and processing costs. Further, personnel and consulting costs associated with our Auto catalog production decreased.
Total operating expenses. The following table sets forth, for the periods indicated, our operating expenses and the variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2003	2004	Variance $	Variance %

Operating expenses:
Sales and marketing expense	$31,961	$31,882	$(79)	(0.2)%
Product development expense	16,997	16,167	(830)	(4.9)%
General and administrative expense	27,406	27,340	(66)	(0.2)%

Total operating expenses	$76,364	$75,389	$(975)	(1.3)%

Total operating expenses declined by $1.0 million, or 1.3%, for fiscal year 2004 compared to fiscal year 2003.

•	Sales and marketing expense. Sales and marketing expense was slightly lower for fiscal year 2004 compared to fiscal year 2003. Higher personnel expenses associated with our increased systems sales were offset by lower telecommunication and facility costs.

•	Product development expense. Product development expense declined due to the sale of certain non-core assets consisting of our automotive recycling product line, lower depreciation and amortization and lower allocations of telecommunications costs due to more favorable telecommunication contracts. This decline was partially offset by increased product development spending during fiscal year 2004.

•	General and administrative expense. General and administrative expense for fiscal year 2004 decreased slightly compared to fiscal year 2003. Higher legal and professional services expenses incurred in connection with contemplated financing transactions were more than offset by reduced telecommunications costs and lower consulting expenses.

Interest expense. Interest expense for fiscal year 2004 was $19.4 million, compared to $14.8 million for fiscal year 2003, an increase of $4.6 million, or 31.1%. In June 2003, we completed a debt refinancing which resulted in higher average debt balances and higher effective interest rates for fiscal year 2004.
Expenses related to debt refinancing and redemption. We incurred $0.5 million of expenses related to the June 2004 redemption of $17.5 million aggregate principal amount of our

9% senior subordinated notes due 2008 and incurred $6.3 million of expenses related to our June 2003 debt refinancing.
Gain on sale of assets. On October 1, 2003, we sold certain non-core assets consisting of our automotive recycling product line for $7.2 million, which resulted in a gain of $6.3 million in fiscal year 2004.
Net income. As a result of the above factors, we realized net income of $16.8 million for fiscal year 2004 compared to net income of $7.8 million for fiscal year 2003, an improvement of $9.0 million, or 115.4%. Excluding the one-time gain on the sale of certain non-core assets consisting of our automotive recycling product line, our income before income taxes increased by $8.9 million, or 73.1%, to $21.1 million for fiscal year 2004 compared to fiscal year 2003.

Year ended September 30, 2003 compared to year ended September 30, 2002
The following table sets forth, for the periods indicated, our segment revenues by vertical market and the variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2002	2003	Variance $	Variance %

Systems revenues:
Hardlines and lumber	$37,481	$47,135	$9,654	25.8%
Auto	20,763	18,969	(1,794)	(8.6)%
Wholesale distribution	1,208	2,604	1,396	115.6%

Total systems revenues	$59,452	$68,708	$9,256	15.6%

Product support revenues:
Hardlines and lumber	$38,057	$38,677	$620	1.6%
Auto	48,161	45,531	(2,630)	(5.5)%
Wholesale distribution	1,537	1,561	24	1.6%

Total product support revenues	$87,755	$85,770	$(1,985)	(2.3)%

Content and data services revenues:
Hardlines and lumber	$12,058	$6,758	$(5,300)	(44.0)%
Auto	49,260	50,805	1,545	3.1%
Wholesale distribution	1,279	1,990	711	55.6%

Total content and data services revenues	$62,597	$59,553	$(3,044)	(4.9)%

Other services revenues:
Hardlines and lumber	$7,515	$6,536	$(979)	(13.0)%
Auto	1,176	794	(382)	(32.5)%
Wholesale distribution	210	185	(25)	(11.9)%

Total other services revenues	$8,901	$7,515	$(1,386)	(15.6)%

Total revenues:
Hardlines and lumber	$95,111	$99,106	$3,995	4.2%
Auto	119,360	116,099	(3,261)	(2.7)%
Wholesale distribution	4,234	6,341	2,107	49.8%

Total revenues	$218,705	$221,546	$2,841	1.3%

Total revenues. Total revenues for fiscal year 2003 increased by approximately $2.8 million, or 1.3%, compared to fiscal year 2002. Increases in systems revenues were partially offset by a decline in product support, content and data services and other revenues.
Factors affecting our systems revenues for the fiscal year ended September 30, 2003.

•	The $9.7 million, or 25.8%, increase in systems revenues from our hardlines and lumber vertical market was principally due to increased sales of add-on modules to existing customers, sales to new customers and the completion of a custom software project for a large retail hardware cooperative in fiscal year 2003.

•	The $1.8 million, or 8.6%, decline in Auto systems revenues was primarily due to a decrease in J-CON systems sales in fiscal year 2003.

•	The $1.4 million, or 115.6%, increase in systems revenues from our wholesale distribution vertical market was due to increased sales of add-on modules to existing customers, sales to new customers and increased installation and training revenue.

Factors affecting our product support revenues for the fiscal year ended September 30, 2003.

•	The $0.6 million, or 1.6%, increase in product support revenues from our hardlines and lumber vertical market was due to an increase in software and hardware support and maintenance revenues from new and existing customers in fiscal year 2003.

•	The $2.6 million, or 5.5%, decline in Auto product support revenues was due to lower customer retention on our older systems and decreases in revenues from our automotive recycling product line in fiscal year 2003.

Factors affecting our content and data services revenues for the fiscal year ended September 30, 2003.

•	The $5.3 million, or 44.0%, decline in content and data services revenues from our hardlines and lumber vertical market was primarily due to a reduction in information point-of-sale data sales to manufacturers as a result of the decision by two large mass merchandisers to cease providing point-of-sales data to the market, including us, beginning in fiscal year 2003. We previously included this large mass merchandiser data in our point-of-sale data product.

•	Auto content and data services revenues increased by $1.5 million, or 3.1%, due to additional sales of our data warehouse products to a large automotive aftermarket program group and increased networking product revenues in fiscal year 2003.

•	Content and data services revenues from our wholesale distribution vertical market increased by $0.7 million, or 55.6%, as a data warehouse and data exchange contract was expanded with an existing customer.

Total cost of revenues and gross margin as a percentage of revenues. The following table sets forth, for the periods indicated, our cost of revenues and the variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2002	2003	Variance $	Variance %

Cost of revenues:
Systems	$38,030	$40,171	$2,141	5.6%
Product support	46,367	43,007	(3,360)	(7.2)%
Content and data services	22,868	24,361	1,493	6.5%
Other services	4,499	4,238	(261)	(5.8)%

Total cost of revenues	$111,764	$111,777	$13	0.0%

The following table sets forth, for the periods indicated, our gross margin as a percentage of revenues.

	Year ended
	September 30,

	2002	2003

Gross margin as a percentage of revenues by segment:
Systems	36.0%	41.5%
Product support	47.2%	49.9%
Content and data services	63.5%	59.1%
Other services	49.5%	43.6%
Total gross margin as a percentage of revenues	48.9%	49.6%

Total gross margin as a percentage of revenues increased from 48.9% in fiscal year 2002 to 49.6% in fiscal year 2003. Total cost of revenues for fiscal year 2003 remained flat compared to fiscal year 2002. During fiscal year 2003, higher systems and content and data services cost of revenues were offset by lower product support and other cost of revenues causing total cost of revenues to remain constant.

•	Cost of systems revenues. The $2.1 million, or 5.6%, increase in cost of systems revenues is primarily due to increased sales of systems recorded during fiscal year 2003. Gross margin as a percentage of systems revenues increased from 36.0% in fiscal year 2002 to 41.5% in fiscal year 2003 due to a more favorable price and volume mix of higher-end systems sales in addition to lower hardware material costs.

•	Cost of product support revenues. Cost of product support revenues for fiscal year 2003 decreased by $3.4 million, or 7.2%, compared to fiscal year 2002. Gross margin as a percentage of product support revenues increased from 47.2% in fiscal year 2002 to 49.9% in fiscal year 2003 primarily due to our decision to rationalize our support services, especially those related to older systems, lower depreciation and amortization and lower facility and telecommunication costs.

•	Cost of content and data services revenues. Cost of content and data services revenues for fiscal year 2003 increased by $1.5 million, or 6.5%, compared to fiscal year 2002. Gross margin as a percentage of content and data services revenues decreased from 63.5% in fiscal year 2002 to 59.1% in fiscal year 2003, primarily due to an increase in database amortization of $2.1 million. The information point-of-sale database was fully amortized during fiscal year 2003 due to the decision by two large mass merchandisers to cease providing point-of-sale data to the market, including us, and the subsequent projected reduction in information product revenues to be obtained from the database. Lower facility and telecommunications costs partially offset the additional database amortization.

Total operating expenses. The following table sets forth, for the periods indicated, our operating expenses and variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2002	2003	Variance $	Variance %

Operating expense
Sales and marketing expense	$33,909	$31,961	$(1,948)	(5.7)%
Product development expense	17,435	16,997	(438)	(2.5)%
General and administrative expense	26,420	27,406	986	3.7%

Total operating expenses	$77,764	$76,364	$(1,400)	(1.8)%

Total operating expenses declined $1.4 million, or 1.8%, in fiscal year 2003 compared to fiscal year 2002.

•	Sales and marketing expense. Sales and marketing expense decreased $1.9 million, or 5.7%, in fiscal year 2003 as compared to fiscal year 2002. During fiscal year 2001 we outsourced our future leasing originations to an independent third party, and thus have not originated, nor had any interest in or contingency on, any new leases since that time. This combined with subsequent improvement in the performance of our legacy lease portfolio resulted in a $1.4 million reversal of our lease loss reserve during fiscal year 2003.

•	Product development expense. Product development expense declined by $0.4 million, or 2.5%, in fiscal year 2003 as compared to fiscal year 2002 primarily due to a reduction in development personnel costs.

•	General and administrative expense. General and administrative expense increased by approximately $1.0 million, or 3.7%, in fiscal year 2003 compared to fiscal year 2002 primarily due to higher consulting costs associated with implementing a new enterprise resource planning system in fiscal year 2003 and consulting and marketing costs related to our corporate name change.

Interest expense. Interest expense for fiscal year 2003 was $14.8 million, compared to $14.1 million for fiscal year 2002, an increase of $0.7 million, or 5.0%. In June 2003, we completed a debt refinancing which resulted in higher average debt balances and higher effective interest rates for fiscal year 2003.
Expenses related to debt refinancing and redemption. We incurred $6.3 million of expenses related to the June 2003 debt refinancing which included the write-off of $4.1 million of previously deferred debt issuance costs.
Net income. As a result of the above factors, we realized net income of $7.8 million for fiscal year 2003, compared to net income of $9.4 million for fiscal year 2002, a decrease of $1.6 million, or 17.0%.
Liquidity and capital resources
As of June 30, 2005, we had $275.7 million in outstanding indebtedness comprised of $155.5 million aggregate principal amount of 10 1/2% senior notes due 2011, net of a $1.5 million discount, $120.0 million aggregate principal amount of floating rate senior notes due 2010 and $0.2 million of non-recourse debt related to lease financing that matures in varying amounts over the next three years. As of June 30, 2005, on a pro forma basis after giving effect to the Prophet 21 acquisition and related financings, as described under “Recent acquisitions,” we would have had approximately $460.7 million of outstanding indebtedness, approximately $0.2 million of which was secured. Our senior secured credit facility provides for maximum borrowings of up to $20.0 million, including letters of credit of up to a maximum limit of $5.0 million. As of June 30, 2005, and as of the date hereof, we had no outstanding borrowings under our existing senior revolving credit facility; however, we had $0.5 million of letters of credit issued under the facility on such dates.
Our principal liquidity requirements are debt service, capital expenditures and working capital.
Our ability to service our indebtedness will depend on our ability to generate cash in the future. Our net cash provided by operating activities was $11.5 million and $26.7 million for the nine months ended June 30, 2005 and 2004, respectively, and $42.3 million, $26.7 million and $47.4 million for fiscal years 2004, 2003 and 2002, respectively. Our net cash provided by operating activities is historically lower in our first and third fiscal quarters primarily as a result of interest payments on our 10 1/2% senior notes due 2011. The decrease in cash flow provided by operating activities for the nine months ended June 30, 2005 compared to the nine months ended June 30, 2004 was primarily due to a $12.5 million difference in the change in operating assets and liabilities compared to the prior period, principally due to an increase in the trade receivable balance in 2005. The increase in cash flow provided by operating activities for fiscal year 2004 compared to fiscal year 2003 was primarily due to strong operating results and reductions in working capital, excluding cash and cash equivalents. The decrease in cash flow provided by operating activities from 2002 to 2003 was primarily due to increased tax payments in 2003 due to our completed utilization of our net operating loss carry-forwards, increased accounts receivable predominantly due to systems revenues becoming a higher percentage of total revenues in fiscal year 2003 and a negative accounts receivable impact from the enterprise resource planning implementation in the fourth fiscal quarter of 2003 which was offset by improved operating performance.
Our investing activities used $108.8 million for the nine months ended June 30, 2005 and provided net cash of $0.1 million during the nine months ended June 30, 2004, respectively. Net cash used in investing activities was $2.6 million, $14.6 million and $12.1 million for fiscal years 2004, 2003 and 2002, respectively. During the nine months ended June 30, 2005, we used $99.9 million in cash to acquire the outstanding common stock of Speedware. The decrease in cash used in investing activities from fiscal year 2003 to fiscal year 2004 was primarily due to the $7.2 million received from the sale of certain non-core-assets consisting of our automotive recycling product line and $1.8 million received from the sale of certain lease receivables from our legacy lease portfolio. The increase in cash used in investing activities from 2002 to 2003 related principally to our acquisition of the stock of Internet Autoparts, Inc. from our existing majority stockholder at a cost of $1.8 million.
Our financing activities generated net cash of $113.3 million for the nine months ended June 30, 2005 primarily consisting of the issuance of $120.0 million aggregate principal amount of floating rate senior notes due 2010, net of $6.4 million of related fees. Net cash used in financing activities was $17.8 million, $2.2 million and $38.8 million for fiscal years 2004, 2003 and 2002, respectively. The increase in cash used in financing activities from fiscal year 2003 to fiscal year 2004 was primarily due to the May 2004 repurchase of our outstanding $17.5 million aggregate principal amount of 9% senior subordinated notes due 2008. The decrease in cash used in financing activities from 2002 to 2003 was primarily due to our June 2003 offering of

$157.0 million aggregate principal amount of 10 1/2% senior notes due 2011, the proceeds of which were primarily used to repurchase $82.5 million aggregate principal amount of our 9% senior subordinated notes due 2008, repay our $33.0 million term loan facility and repurchase $30.0 million of our common stock.
In 2003, we issued $157.0 million aggregate principal amount of 10 1/2% senior notes due 2011. On March 30, 2005, we issued $120.0 million aggregate principal amount of floating rate senior notes due 2010.
Our capital expenditures were $6.5 million and $7.2 million for the nine months ended June 30, 2005 and 2004, respectively, and $10.1 million, $12.5 million and $13.2 million for fiscal years 2004, 2003 and 2002, respectively. These figures included capitalized computer software and database costs of $3.7 million and $4.4 million for the nine months ended June 30, 2005 and 2004, respectively, and $5.5 million, $7.1 million and $7.1 million for fiscal years 2004, 2003 and 2002, respectively. We expect our capitalized expenditures and product development costs to be approximately $12.0 million and $41.0 million for fiscal year 2006.
Our liquidity needs will arise primarily from (i) interest payments on borrowings outstanding from time to time under our new senior credit facility and, to the extent they remain outstanding, our 10 1/2% senior notes due 2011 and our floating rate senior notes due 2010, (ii) capital expenditures and (iii) working capital. We expect to fund our liquidity needs primarily with cash generated from operations. As of June 30, 2005, there were no borrowings under our existing senior revolving credit facility and there were open letters of credit of $0.5 million, which decreases the amount of available borrowings under our existing senior revolving credit facility.
Based on our current level of operations, we believe that our net cash provided by operating activities and borrowing capacity will be sufficient to enable us to fund our liquidity needs through at least fiscal year 2006. Our ability to meet our long-term liquidity needs, however, is subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. If we are not able to meet such requirements, we may be required to seek additional financing. There can be no assurance that we will be able to obtain financing from other sources on terms acceptable to us, if at all.

Contractual obligations and commercial commitments
The following table summarizes our contractual obligations and payments as of September 30, 2004:

	Payment due or expiration by fiscal year

(Dollars in thousands)	Total	2005	2006-7	2008-9	2010+

Debt(1):
Principal obligations on 10 1/2% senior notes due 2011	$157,000	$—	$—	$—	$157,000
Interest obligations on 10 1/2% senior notes due 2011	110,562	16,485	32,970	32,970	28,137
Other(2)	442	276	166	—	—

Total debt	$268,004	$16,761	$33,136	$32,970	$185,137
Other lease financing obligations(3)	1,366	1,036	330	—	—
Operating leases(4)	22,317	5,759	6,551	4,485	5,522

Total	$291,687	$23,556	$40,017	$37,455	$190,659

(1)	This table does not reflect our principal and interest obligations under our outstanding $265.0 million aggregate principal amount of floating rate senior notes due 2010 and our outstanding $40.0 million aggregate principal amount of senior floating rate PIK notes due 2011, in each case because such notes were not issued during fiscal year 2004. In connection with the offering, we intend to commence a tender offer for our 10 1/2% senior notes due 2011 and our floating rate senior notes due 2010, and we intend to redeem our outstanding senior floating rate PIK notes due 2011. This table does not reflect the tender premium or redemption premium that we intend to pay in connection with such tender offer and redemption.

(2)	These obligations reflect leases originated and financed subsequent to the March 31, 2001 effective date of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. These obligations are expected to be funded by amounts received from lessees party to certain lease financing agreements. We have contingent liability for losses in the event of lessee nonpayment up to stated recourse limits and full recourse on lease receivables discounted that did not meet the bank or lending institutions credit guidance. As of September 30, 2004, we had no lease receivables discounted that are subject to the full recourse provision. See the discussion in Note 4—Lease receivables in the notes to our financial statements for fiscal years 2002, 2003 and 2004 included elsewhere in this prospectus.

(3)	These obligations reflect leases originated and financed prior to the March 31, 2001 effective date of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. These obligations are expected to be funded by amounts received from lessees party to certain lease financing agreements. We have contingent liability for losses in the event of lessee nonpayment up to stated recourse limits and full recourse on lease receivables discounted that did not meet the bank or lending institutions credit guidance. As of September 30, 2004, we had no lease receivables discounted that are subject to the full recourse provision. See the discussion in Note 4—Lease receivables in the notes to our financial statements for fiscal years 2002, 2003 and 2004 included elsewhere in this prospectus.

(4)	See the discussion in Note 12—Commitments and contingencies in the notes to our financial statements for fiscal years 2002, 2003 and 2004 included in this prospectus.

Our current sources of short-term funding are our operating cash flows and our existing senior revolving credit facility. Our existing senior revolving credit facility contains customary terms and conditions, including minimum levels of debt and interest coverage and limitations on leverage. As of June 30, 2005, we were in compliance with all of the terms and conditions of our existing senior revolving credit facility, our 10 1/2% senior notes due 2011 and our floating rate senior notes due 2010.
We expect that on the closing date of this offering we will enter into a new senior credit facility with a syndicate of financial institutions, including JPMorgan Chase Bank, N.A. and Deutsche Bank Trust Company Americas. The new senior credit facility will contain financial covenants applicable to us and our subsidiaries. In addition, the new senior credit facility will contain covenants pertaining to our and our subsidiaries’ management and operation.

The new senior credit facility also will subject us and our subsidiaries to significant limitations on indebtedness, guarantees, capital expenditures, liens or encumbrances, mergers, consolidations, divestitures, acquisitions, investments, capital contributions, joint ventures, partnerships, changes of business, loans and advances, dividends and other stock payments, repurchases or redemptions of equity, asset sales or transfers, leases, sales and leasebacks, voluntary prepayments or repurchases or redemptions of debt, transactions with affiliates, changes in accounting treatment, maintenance of holding company status and provision of licenses. For a more detailed description of the new senior credit facility, see “Description of certain indebtedness—New senior credit facility.”
Income from partnership investments
We own an approximate 20% general partnership interest in four separate partnerships, that have been in existence for periods ranging from 8 to 28 years, each with certain customers, and which expire in 2007. We provide management information systems and services to these partnerships. During fiscal years 2002, 2003 and 2004, we recorded services revenues from these partnerships of $4.0 million, $3.9 million and $3.9 million, respectively. During fiscal years 2002, 2003 and 2004, we recorded investment income from these partnerships of $0.3 million, $0.3 million and $0.3 million, respectively.
Off-balance sheet arrangements
Our wholly owned subsidiary, Financial Holding, maintains lease receivables sold via short-term lending arrangements along with its corresponding notes payable. In accordance with GAAP, Financial Holding is excluded from our consolidated financial statements.
Prior to March 2001, we sold lease receivables via short-term lending agreements with banks and other financial institutions. At the time of sale, we recorded the newly-created servicing liabilities (lease servicing obligation and recourse obligation) at their estimated fair value and Financial Holding recorded the lease receivables from the lessees and the corresponding notes payable to the lenders. On September 30, 2004, Financial Holding held $1.2 million in leases and $1.0 million in related notes payable.
The short-term lease financing agreements contain restrictive covenants which allow us to sell new leases and service existing leases only while in compliance with those covenants. In the event of non-compliance, the banks and lending institutions could assume administrative control (servicing) of the lease portfolio and could prohibit further sales under the short-term lease financing arrangements. As of June 30, 2005, we were in compliance with the covenants.
Subsequent to March 2001, Financial Holding has not entered into any new lending arrangements. Furthermore, we do not anticipate that Financial Holding will enter any new lending arrangements. The remaining lease assets and associated notes payable amortize through December 2005. These off-balance sheet arrangements will run-off by the end of fiscal year 2006 and are not material to us.

Summarized financial information of Financial Holding for fiscal years 2002, 2003 and 2004 is as follows:

	Fiscal year ended
	September 30,

(Dollars in thousands)	2002	2003	2004

Lease revenue	$2,329	$1,103	$326
Interest expense	2,350	1,066	355

Net income (loss)	$(21)	$37	$(29)

The following table summarizes our commercial off-balance sheet commitments as of September 30, 2004:

	Expiration by fiscal year

(Dollars in thousands)	Total	2005	2006-7	2008-9	2010+

CCI/ Triad Financial Holding Corporation notes payable(1)	$979	$979	$—	$—	$—
Standby letters of credit(2)	465	465	—	—	—
Guarantees(3)	14	14	—	—	—

Total	$1,458	$1,458	$—	$—	$—

(1)	These obligations are reflected on the financial statements of CCI/ Triad Financial Holding Corporation (“Financial Holding”), one of our subsidiaries, as discussed above. These obligations are expected to be funded by amounts received from lessees to these lease agreements. We have recorded an estimated liability for losses in the event of lessee nonpayment up to stated recourse limits and full recourse on lease receivables discounted that did not meet the bank or lending institutions credit guidance. At September 30, 2004, we had no lease receivables discounted that are subject to the full recourse provision. See discussion in Note 4—Lease receivables in the notes to our financial statements for fiscal years 2002, 2003 and 2004 included in this prospectus.

(2)	There is one standby letter of credit which secures certain demand deposit accounts belonging to our European subsidiaries.

(3) The guarantees relate to automobiles leased for general corporate purposes by our European subsidiaries.
Critical accounting policies and estimates
The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates estimates, including those discussed below. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Software and database development costs
In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, costs incurred internally in creating computer software products are expensed until technological feasibility has been established, which is typically evidenced by a completed program design. Thereafter, applicable software development costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Costs incurred related to the accumulation of data for the development of databases are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Capitalized costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues bear to the total anticipated future gross revenues or (b) the straight-line method over the estimated economic life of the product not to exceed five years. We are required to use our professional judgment in determining whether software development costs meet the criteria for immediate expense or capitalization using the criteria described above and evaluate software and database development costs for impairment at each balance sheet date by comparing the unamortized capitalized costs to the net realizable value. The amount by which unamortized capitalized costs exceed the net realizable value of the asset is written off and recorded in results of operations during the period of such impairment. The net realizable value is the estimated future gross revenue from that product reduced by the estimated future costs of completing, maintaining and disposing of the product.
Revenue recognition
We recognize revenue in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and Statement of Position 97-2, Software Revenue Recognition. We derive revenue from software license fees, computer hardware, implementation and training, software and hardware maintenance and support, content and data services and other services. We generally utilize written contracts as the means to establish the terms and conditions by which our licenses, products, maintenance and services are sold to our customers. Revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations remain, the fee is fixed and determinable and collection is probable.
We use the following revenue recognition policies for sales of our systems, which generally consist of software, hardware, implementation and training:

•	Residual Method. For the majority of systems sales, we use the residual method of revenue recognition. Under the residual method, we have established vendor specific objective evidence of fair value for each undelivered element of the system sale (i.e., implementation and training). We have determined that undelivered elements are not essential to the functionality of the delivered elements. The revenues of the undelivered elements of the system sale are deferred based upon their fair values until provided. The revenue for the hardware and software portion of the system sale are recognized upon shipment, using the residual value of the contract.

•	Percentage of completion. For those systems that include significant customization or modification of the software and where estimates of costs to complete and monitor the progress of the customization or modification are reasonably dependable, percentage of completion contract accounting is applied to both the software and implementation and training elements of the sale. Systems revenue from the software and implementation and training elements are recognized on a percentage-of-completion method with progress-to-completion measured based upon installation hours incurred. For example, a system that is 50% complete will have 50% of the software and implementation and training revenue and 50% of the expense recognized.

•	Completed contract. For those systems that include significant customization or modification of the software and where costs or estimates are not dependable, systems revenue from these sales are recognized at completion of the implementation and training based upon the completed contract method.

•	Upon shipment. When products are shipped to a customer and no contractual obligation exists that would warrant the percentage of completion method or the completed contract method, the revenue is recognized at time of shipment. For example, we recognize revenues when a current customer purchases additional hardware or software licenses.
Product support and data and content services are primarily provided on a monthly subscription basis and are therefore recognized on the same monthly basis.
These policies require our management, at the time of the transaction, to assess whether the amounts due are fixed and determinable, collection is reasonably assured and future performance obligations exist. These assessments are based on the terms of the agreement with the customer, past history and the customer’s credit worthiness. If management determines that collection is not reasonably assured or future performance obligations exist, revenue recognition is deferred until these conditions are satisfied.
Allowance for doubtful accounts
In accordance with SFAS No. 5, Accounting for Contingencies, we maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers was to deteriorate due to industry factors, general economic factors or otherwise, resulting in an impairment of their ability to make payments, additional allowances may be required.
Valuation of goodwill and other intangibles
We account for intangible assets in accordance with SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Business acquisitions typically result in goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. The determination of the value of these intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. We assess potential impairments to intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Our judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on the operational performance of the acquired businesses, market conditions and other factors. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with the acquired businesses is impaired. Any resulting impairment loss could have a material adverse impact on our results of operations.
Recently issued accounting pronouncements
In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which supersedes Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees, SFAS No. 123, Accounting for Stock Based Compensation, and related implementation guidance. Under this pronouncement, share-based compensation to employees is required to be recognized as a charge to the statement of operations and such charge is to be measured according to the fair value of the stock options. In the absence of an observable market price for the stock awards, the fair value of the stock options would be based upon a valuation methodology that takes into consideration various factors, including the exercise price of the option, the expected term of the option, the current price of the underlying shares, the volatility of our stock and the risk free interest rate. Our current policy is not to expense share-based compensation, based upon the fair value method; however, we do disclose the affect of this item as currently required by SFAS 123. We are required to use the prospective method of adoption. We are currently evaluating the impact of adoption of FAS 123R. We expect the adoption will not have a significantly negative impact on our results of operations. We do not expect the adoption to significantly impact our overall financial position. The pronouncement is effective for fiscal years beginning after June 15, 2005 based on the new rule adopted by the SEC in April 2005. We adopted this pronouncement beginning in fiscal year 2006, which begins October 1, 2005.
Stock-based compensation
We account for stock-based compensation in accordance with the provisions APB No. 25 and SFAS No. 123 and comply with the disclosures requirements of SFAS No. 148.
We have historically granted stock options at exercise prices equal to the fair value of our common stock as determined by our Board of Directors, with input from management, as of the date of grant. Because there has been no public market for our common stock, our Board of Directors estimated the fair value of our common stock contemporaneously with option grants by considering a number of factors, including our historical and projected operating and financial performance, transactions in our common stock with third parties, and valuation trends in the broader market for software and other technology companies (primarily based on value as a multiple of EBITDA) and a discount for lack of marketability consistent with the practices recommended by the AICPA Audit and Accounting Practice Aid Series, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our Board of Directors has not obtained contemporaneous valuations from third-party valuation specialists in connection with any of our option grants.
In August 2003, our Board of Directors authorized grants of stock options with an exercise price per share of $1.88 (the “Base Price”). In connection with these stock option grants, our Board of Directors contemporaneously assessed and determined the fair value of our common stock primarily based on the $1.875 per share that we paid in June 2003 to repurchase approximately 16,000,000 shares of our common stock (representing approximately 45% of our outstanding common stock at the time, without giving effect to our then outstanding Class A common stock) from two of our significant stockholders who also were members of our Board of Directors at the time. The price paid in connection with this repurchase transaction, though with members of our Board of Directors, was determined after extensive, arm’s-length negotiations with these two individuals. In addition, the $1.88 fair market value associated with the August 2003 option grants was further supported by using transaction multiples and trading multiples of comparable companies and taking into account a discount for lack of marketability. We granted options in October 2003 and in each of January and April 2004 at an exercise price of $1.88 per share, based upon contemporaneous assessments by our Board of Directors that the fair market value of our common stock as of such dates had not changed materially, based on our financial performance and transaction and trading multiples of comparable companies and taking into account a discount for lack of marketability.

In June 2004, management and our Board of Directors reviewed the improvements in our financial projections and changes in the valuation of transaction and trading multiples of comparable companies. Based on the arm’s-length transaction in June 2003 used to determine the Base Price and current transaction and trading multiples of comparable companies, our Board of Directors determined that the fair value of our common stock had increased by approximately 20% to $2.25 per share. We granted options in July 2004 at an exercise price of $2.25 per share. In each of October 2004 and February 2005, management and our Board of Directors reviewed our financial performance and current transaction and trading multiples and, taking into account a discount for lack of marketability, determined that a change in the fair market value was not required. We granted options between July 2004 and February 2005 at an exercise price of $2.25 per share.
In April 2005, we began substantial communications with the underwriters regarding an initial public offering. In addition, our management and Board of Directors evaluated the changes in our financial projections and operations following the consummation of the Speedware acquisition and changes in current transaction and trading multiples of comparable companies. Based on this assessment, and taking into account a discount for lack of marketability, our Board of Directors determined that the fair value of our common stock had increased to $3.50 per share. We granted options in each of April 2005 and May 2005 with an exercise price of $3.50 per share. In July 2005, our management and Board of Directors reviewed our financial performance and current transaction and trading multiples and determined that a change in fair market value was not required. We granted options in July 2005 with an exercise price of $3.50 per share.
In October 2005, our management and Board of Directors evaluated the changes in our financial projections, operations following the consummation of the Prophet 21 acquisition and changes in current transaction and trading multiples of comparable companies. Based on this assessment, and taking into account a discount for lack of marketability, our Board of Directors determined that the fair value of our common stock had increased to $3.80 per share. We granted options in October 2005 with an exercise price of $3.80 per share.
Information with respect to stock option grants since June 2004 is as follows:

	Number of	Exercise	Fair Value of	Intrinsic
Grant Date	Options Granted	Price	Common Stock	Value(1)

June 2004 to February 2005	5,220,050	$2.25	$2.25	$
April 2005 to July 2005	380,000	3.50	3.50
October 2005	385,000	3.80	3.80

(1) Represents the difference between the mid-point of the range on the front cover of this prospectus and the exercise price.

Quantitative and qualitative disclosures about market risk
Interest rate risk
At June 30, 2005, we had outstanding $155.5 million aggregate principal amount of 10 1/2% senior notes due 2011, net of a $1.5 million discount, $120.0 million aggregate principal amount of floating rate senior notes due 2010, $0.2 million of non-recourse debt related to lease financings that matures in varying amounts over the next three years and no borrowings under our existing senior revolving credit facility. The senior notes due 2011 bear interest at a fixed rate of 10.5%. The $120.0 million aggregate principal amount of floating rate senior notes due 2010 and our existing senior credit facility bear interest at floating rates. In addition, in October 2005 Activant Operating issued an additional $145.0 million aggregate principal amount of senior floating rate notes due 2010 and we issued $40.0 million aggregate principal amount of senior floating rate PIK notes due 2011, each of which bear interest at floating rates.
Effective October 31, 2005, the Company entered into a two year interest rate swap, for a notional amount of $100.0 million, to achieve a more equal mix of fixed and floating rate debt. The interest rate swap effectively converts $100.0 million of floating rate debt to fixed rate debt by fixing the three month LIBOR we pay at 4.72%. As a result of the interest rate swap, and during the two year term of the swap, the interest rate on $100.0 million of our floating rate debt is effectively fixed at 10.72%.
Foreign currency risk
The majority of our operations are based in the United States and, accordingly, the majority of our transactions are denominated in U.S. dollars; however, we do have foreign based operations where transactions are denominated in foreign currencies and are subject to market risk with respect to fluctuations in the relative value of currencies. Currently, we have operations in Canada, the United Kingdom, Ireland and France and conduct transactions in the local currency of each location.
We monitor our foreign currency exposure and, from time to time, will attempt to reduce our exposure through hedging. At June 30, 2005, we had no foreign currency contracts outstanding.

Business
Overview
We are a leading provider of business management solutions serving small and medium-sized retail and wholesale distribution businesses based on annual revenues. With over 25 years of operating history, we have developed substantial expertise in serving businesses with complex distribution requirements in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket. Using a combination of proprietary software and extensive expertise in these vertical markets, we provide complete business management solutions consisting of tailored systems, product support and content and data services designed to meet the unique requirements of our customers. Our fully integrated systems and services include point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations. We believe our solutions allow our customers to increase sales, boost productivity, operate more cost efficiently, improve inventory turns and enhance trading partner relationships.
We have built a large base of approximately 13,500 product support customers operating in approximately 30,000 business locations. Our electronic automotive parts and applications catalog is used in approximately 27,000 business locations (a subset of which includes certain product support customers). We have developed strategic relationships with many well known market participants in the hardlines and lumber vertical market and the automotive parts aftermarket. For example, we are a preferred or recommended business management solutions provider for the members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. In addition, we have licensing agreements with many well known participants in each of the vertical markets we serve, including O’Reilly Automotive, Inc., Central Garden & Pet Company and Parr Lumber Company. Based on number of customers and revenues, we believe we have the leading market position in the United States serving the hardlines and lumber vertical market and the automotive parts aftermarket. Following the Prophet 21 acquisition, we believe we are one of the leading providers of business management solutions to the wholesale distribution vertical market in the United States based upon the total number of business locations where our solutions are installed.
We were incorporated in Texas in 1976 under the name Cooperative Computing, Inc. and changed our name to Cooperative Computing Holding Company, Inc. in 1997. We reincorporated in Delaware in 1999, and in October 2003, we changed our name to Activant Solutions Holdings Inc. We conduct our operations through our wholly-owned subsidiary, Activant Operating. In March and April of 2005, we acquired all of the outstanding common stock of Speedware for approximately $99.9 million in cash. In addition, in September 2005, we acquired all of the outstanding common stock of Prophet 21 for approximately $215.0 million in cash, subject to a post-closing working capital adjustment.
Substantially all of our common stock is owned by the Hicks Muse Investors. After the offering, we expect that the Hicks Muse Investors will beneficially own approximately      % of our common stock. Because the Hicks Muse Investors will own a majority of our outstanding common stock, such Hicks Muse Investors will have the power to control the election of our Board of Directors, our management and policies and to determine the outcome of most corporate transactions or other matters required to be submitted to our stockholders for approval.

Market opportunity
We focus our products and services on distribution customers that operate in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket. The vast majority of our customer base is comprised of small and medium-sized businesses. We believe that these businesses are increasingly taking advantage of information technology to more effectively manage their operations. According to the Forrester Report, information technology spending, including spending on systems and services such as ours and other technology, by businesses with less than 1,000 employees is expected to grow approximately 8.0% in 2005, outpacing the growth in spending by larger enterprises.
We have identified a number of common factors driving this demand for technology solutions within small and medium-sized retail and wholesale distribution businesses:

•	Need for turnkey business management solutions. To meet the challenges of today’s competitive environment, small and medium-sized businesses demand turnkey products and services designed to fulfill unique business needs within a particular vertical market. We believe that software applications from vendors such as Intuit Inc., Microsoft Corporation, Oracle Corporation, The Sage Group PLC and SAP AG, with a broad, general or horizontal approach, do not adequately address the needs of businesses that have specific functionality requirements. In addition, small and medium-sized businesses generally do not have dedicated technology teams to plan, purchase, integrate and manage information technology solutions. As a result, these businesses prefer a single vendor to provide and support their technology infrastructure that includes software, hardware, product support and content and data services.

•	Complex supply chains. Our customers operate in markets that have multi-level supply chains consisting of service dealers, builders and other professional installers and do-it-yourselfers that order parts or products from local or regional stores and distributors. These stores, in turn, are connected to one or more warehouses or distributors, which, in turn, are connected to manufacturers. Many of these connections are now Internet-based to facilitate e-commerce. Businesses with complex supply chains require more sophisticated systems to operate efficiently.

•	Inventory management. Our customers operate in complex distribution environments and manage, market and sell large quantities of diverse types of products, requiring them to manage extensive inventory. Their ability to track and manage that inventory more efficiently can improve their operational and financial performance.

•	Under-utilization of technology. We believe small and medium-sized businesses are under-utilizing technology and need to upgrade their older systems or purchase new systems in order to remain competitive. Many of the systems currently in use in the vertical markets we serve are older, character-based or in-house systems with limited functionality. These businesses will need to replace their older systems with more modern, comprehensive business management solutions.

•	High customer service requirements. Our customers seek to differentiate themselves in their respective marketplaces by providing a high degree of customer service. For example, professional contractors expect on-time delivery of complex orders to their building sites, the ability to charge the orders to their account and the ability to receive a credit for any unused materials. In order to meet these high service requirements, businesses in the vertical markets we serve are increasingly adopting more advanced business management solutions.

We believe an opportunity exists for technology providers offering turnkey business management solutions and a high degree of services tailored to small and medium-sized retail and wholesale distribution businesses. We believe these small and medium-sized businesses, including our customers, will continue to upgrade technology to be more competitive, resulting in improved sales, reduced operating costs, increased productivity and streamlined inventory management and supply chain processes.
Our business model
Our products and services provide turnkey business management solutions tailored to each of the retail and wholesale distribution vertical markets we serve. The majority of the customers within the vertical markets we serve are small to medium-sized businesses that are increasingly utilizing technology to more effectively manage their operations and supply chains. Our business management solutions allow our customers to improve sales, operate more cost efficiently, increase productivity, increase inventory turns and improve trading partner relationships. We deliver a combination of vertically focused systems and services that our customers use to manage their day-to-day operations. Our systems revenues are generally derived from one-time sales while our services revenues generally consist of subscription-based sales that are generally recurring in nature. For the nine months ended June 30, 2005, our systems revenues were 39% of our total revenues and our services revenues accounted for approximately 61% of our total revenues. Our services revenues consist of product support, content and data services and other services. The key components of our business management solutions include:
Systems
We provide proprietary vertical-specific software applications, implementation and training, and third-party software, hardware and peripherals. Our software applications are tailored to the unique business processes of our target vertical markets. Depending on the vertical market and specific customer requirements, these systems can provide in-store, retail, contractor and distributor-based solutions with fully integrated applications that manage the workflows of a customer’s business operations. In addition, our systems include productivity tools, add-on modules, replacement hardware and upgrade applications for our existing installed base of customers. Our selling prices for systems can range from $15,000 to $900,000 depending on the size of the customer, the software applications needed and the complexity of the implementation.
Product support
We provide comprehensive maintenance and customer support. Because our customers are principally small and medium-sized businesses, they require a high level of service, training and customer support to maintain and improve their systems. We sell a variety of post-sale support programs that can include customer support activities, including support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services. Our product support is generally provided on a subscription basis, and accordingly, revenues are generally recurring in nature. Virtually all new systems customers subscribe to product support and continue to subscribe as long as they use the system.

Content and data services
We provide a full range of additional value-added products and services to our customers. Our content and data services include proprietary database and data management products for the vertical markets we serve (such as our comprehensive electronic automotive parts and applications catalog and point-of-sale business analysis data), connectivity services, e-commerce, networking and security monitoring management solutions. We sell a majority of these content and data services on a subscription basis.
Other services
Our other services are comprised primarily of business products, such as forms and other paper products, and income from our legacy customer lease portfolios. Subsequent to June 2001, we outsourced all future customer leasing originations to an independent third party and thus have not originated, or had any interest in or contingency on, any new leases since that time.
Vertical market focus
Our business management solutions serve customers that operate in three primary vertical markets where we have developed specific expertise and have a significant presence as a technology provider.
Hardlines and lumber
The hardlines and lumber vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, farm supply stores, retail nurseries and gardens, and independent lumber and building material yards. Hardware stores predominately sell a large variety of hardware, hand and power tools, plumbing and electrical supplies, paint and home décor and lawn and garden supplies to consumers. Independent lumber and building material yards purchase directly from mills or buying groups. These businesses carry a broad assortment of products including commodity lumber items, engineered wood products and high value assembled products including doors and windows. Lumber and building materials dealers are primarily focused on meeting the needs of professional builders and contractors that have specific service requirements. Independent hardware and lumber retailers are often affiliated with cooperatives and buying groups, such as Ace Hardware Corp., True-Value Company or Do it Best Corp., that enable member retailers to compete through optimized product assortment, buying power, brand and member-wide customer loyalty programs and promotions. These cooperatives also influence the information technology buying decisions of their large groups of members. Due to their size, chain home centers, such as The Home Depot Inc., Lowe’s Companies, Inc. and Menard, Inc., generally customize and support their own information technology systems.
We believe that growth in this vertical market is being driven by a number of recent trends, including new home construction and sales, increased spending on home improvement, favorable demographic trends and generally positive economic conditions, among others. According to the D & B Reports, there were approximately 29,000 small and medium-sized businesses (as we define by annual revenues ranging from $500,000 to $1.0 billion) operating in the hardlines and lumber vertical market in the United States, which generate approximately $95 billion in annual revenues. Approximately 5,900 of these businesses are our customers.

Wholesale distribution
The wholesale distribution vertical market includes distributors of a range of products including electrical supply, medical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies and service establishment equipment.
The business of wholesale distributors revolves around tracking and managing product inventory and servicing customers with high service level requirements, such as product knowledge and availability, flexible delivery schedules, returns management and complex invoicing. In addition, wholesale distributors operate in multiple locations. The ability to manage these operations with a single inventory management system is essential to the success of their business. Wholesale distributors are increasingly using more sophisticated information technology systems to improve merchandising, increase sales, reduce carrying and other operating costs and improve customer service.
We believe that growth in this vertical market is being driven by increased spending on commercial and residential construction, industrial production and generally positive economic conditions, among others. According to the D & B Reports, there were approximately 31,000 small and medium-sized businesses (as we define by annual revenues ranging from $1.5 million to $1.0 billion) operating in the wholesale distribution vertical market in the United States, which generate approximately $263 billion in annual revenues. Approximately 3,800 of these businesses are our customers.
Automotive parts aftermarket
There are three distinct distribution channels through which automotive parts distribution occurs: the wholesale, retail and new car manufacturer channels. The automotive parts aftermarket consists of businesses engaged in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks. Our systems solutions target primarily the wholesale channel and our content and data services target the wholesale and retail channel.
There is substantial inefficiency in the automotive parts aftermarket supply chain. Based on statistical data analysis of parts stores’ inventory from our ePartInsight Data Warehouse product, approximately 20% of parts sold are not stocked locally and approximately 22% of parts stocked are not sold within 24 months. In addition, according to industry sources, approximately 27% of parts sold are eventually returned. Participants in the automotive parts aftermarket are required to manage large quantities of data. There are over 4.5 million different stock-keeping units, or SKUs, available to parts sellers. As a result, most automotive parts aftermarket participants require comprehensive inventory management systems and catalogs to keep track of these parts. Also, consumer demand for same-day repair service and the need to quickly turn repair bays encourage professional installers to require prompt delivery of specific parts from their suppliers. Therefore, the ability of either a warehouse distributor or parts store to access information about a part’s availability and price and to promptly supply the required product is critical to its success.
We believe that growth in the automotive parts aftermarket in the United States will be driven by a number of factors, including growth in the aggregate number of vehicles in use, increases in the average age of vehicles in operation and increased vehicle complexity. According to the D & B Reports, there were approximately 20,000 small and medium-sized businesses (as we define by annual revenues ranging from $500,000 to $1.0 billion) operating in the automotive parts aftermarket in the United States, which generate approximately $68 billion in annual revenues. Approximately 2,600 of these businesses, which exclude service dealer, catalog-only and European customers, are our customers.
Competitive strengths
We believe that the following strengths have contributed to the growth of our systems revenues and our high customer retention rate. Systems revenues grew at a compound annual rate of 17% from fiscal year 2002 through fiscal year 2004. We believe that systems revenue is a factor that influences growth in our subscription-based product support revenues.
Provide a turnkey business management solution to the vertical markets we serve. Using a combination of proprietary software and extensive expertise in the vertical markets we serve, we provide complete solutions for our customers. Our solutions provide tailored systems, product support and content and data services that are designed to meet the unique requirements of our customers and enable them to interact with a single vendor for their business management solutions. For this reason, many of our customers have chosen to outsource their information technology requirements to us because they do not have significant in-house information technology capabilities. We believe that our focus on specific vertical markets makes our sales, marketing and product development efforts more efficient, knowledgeable and effective.
Leading market position in the vertical markets we serve. With over 25 years of operating history, we have developed substantial expertise in serving businesses with complex distribution requirements. Based on number of customers and revenues, we believe we have the leading position in the United States serving the hardlines and lumber vertical market and the automotive parts aftermarket. The Prophet 21 acquisition enhanced significantly our position in the wholesale distribution vertical market through the addition of over 3,400 customers and $77.3 million in annual revenues, based on Prophet 21’s revenues for its fiscal year ended June 30, 2005. Following the Prophet 21 acquisition, we believe we are one of the leading providers of business management solutions to the wholesale distribution vertical market in the United States based upon the total number of business locations where our solutions are installed.
Large base of customers with high retention. We have built a large base of approximately 13,500 product support customers operating in approximately 30,000 business locations. Our electronic automotive parts and applications catalog is used in approximately 27,000 business locations (a subset of which includes certain product support customers). In our experience, our systems and services are integral to the operations of our customers’ businesses and switching from our systems generally requires a great deal of time and expense and may present a significant operating risk for our customers. As a result, we have high levels of customer retention. For example, our average annual product support retention rates for the last three fiscal years for our Eagle and CommerceCenter products, two of our key business management solutions have been approximately 95%.
Relationships with well known market participants. We have developed strategic relationships with many well known market participants in the hardlines and lumber vertical market and the automotive parts aftermarket. For example, we are the preferred or a recommended business management solutions provider for members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. In addition, we have licensing agreements with many well known participants in each of the vertical markets we serve, including O’Reilly Automotive, Inc., Central Garden & Pet Company and Parr Lumber Company. We believe that these relationships are evidence of the strength of our solutions and differentiate us from our competitors within these vertical markets.
Flexible systems offerings. Depending on our customers’ size, complexity of business and technology requirements, we have a range of systems offerings. In our hardlines and lumber and wholesale distribution vertical markets, we provide our Eagle product that, while still tailored to the vertical markets it serves, has a more standard functionality for customers with lower complexity of operations and technology needs. This product is currently being adapted as a replacement for our J-CON product in the automotive parts aftermarket with expectation for a 2006 introduction to our customers in this market. In each of the vertical markets we serve, we also provide a higher-end business management solution for customers with more complex operations and technology needs. By providing flexible systems offerings, we are able to access a broader segment of the addressable market in each of the vertical markets we serve. In addition, the modular design of our productivity tools and add-on modules provides our customers with flexibility to deploy all of our add-on offerings at once or to implement our offerings individually or incrementally.
Large base of recurring subscription revenues. Product support and content and data services revenues comprise nearly all of our services revenues. These revenues are generally recurring in nature since they are derived primarily from subscriptions to our support and maintenance services, our electronic automotive parts and applications catalog, databases, connectivity and other services. Services revenues accounted for approximately 61% of our total revenues for the nine months ended June 30, 2005. We believe that the generally recurring nature of our product support and content and data service revenues provides us with a more predictable and stable stream of revenues relative to systems revenues that are primarily one-time purchases. Virtually all new systems customers subscribe to product support and continue to subscribe as long as they use the system.
Growth strategy
Our objective is to maintain and leverage our position as a leading provider of turnkey business management solutions to retail and wholesale distribution businesses. The key components of our growth strategy to achieve this objective are:
Grow our customer base. We intend to expand our customer base in the hardlines and lumber and wholesale distribution vertical markets we serve. While we believe we have established leadership positions in these vertical markets, the fragmented nature of these markets presents an opportunity to increase our penetration. Examples of ways we intend to expand our customer base include:

•	Hardlines and lumber. In March 2004, we entered into an endorsement and marketing agreement with Do it Best Corp., one of the largest member-owned hardware and lumber cooperatives in the United States. As part of this relationship, we are actively selling our business management solutions to many of the cooperative’s 4,100 independent hardware and building materials retailers. In addition, we intend to continue to focus on further penetrating the professional lumber segment that services the needs of professional builders and contractors with our Falcon product.

•	Wholesale distribution. As a result of the Prophet 21 and Speedware acquisitions, we acquired a solid base of customers and several key products in the wholesale distribution vertical market. We plan to further penetrate specific sub-verticals of the wholesale distribution vertical market, including industrial supply, electrical supply, plumbing and heating and air-conditioning.
Re-establish growth in the automotive parts aftermarket through the introduction of new systems and services. We are pursuing a number of technology and service improvements that we believe will provide a foundation for growth in the automotive parts aftermarket. We are currently developing our Eagle platform as an upgrade path for our J-CON customers. We expect to begin offering this product to our customer base in 2006. In April 2005, we entered into an agreement with Aftermarket Auto Parts Alliance, Inc. in which they will use our electronic automotive parts and applications catalog through 2008 and have committed to install our Eagle platform as their next generation system. Furthermore, we are launching a next generation version of our electronic automotive parts and applications catalog which will reduce the time it takes to input new parts into the catalog, approximately doubling the number of annual updates and adding significant additional parts information.
Cross-sell additional products and services to our installed base of customers. We plan to continue to capitalize on our existing customer base by increasing the number of products and services they use. We have developed a range of productivity tools and add-on modules, such as business intelligence, credit card signature capture and delivery tracking tools, that can be sold into our customer base as incremental solutions. We sell to our installed base of customers through an inside sales force of over 90 sales professionals. We also intend to enhance our service value by making improvements to our service processes, offering incremental service plans and selling additional catalog and data services to our customers. Such services are typically subscription-based and will reinforce the portion of our revenues that are generally recurring in nature. In addition, we have recently deployed a new customer relationship management system to improve our call center infrastructure and provide better service to our customers.
Upgrade existing customers operating older products. We have developed our current generation of products based on Intel platforms with Windows, Linux, AIX and several UNIX platforms. A large number of our existing customers currently operate older systems that we service and maintain but do not actively sell. Our current generation of products has been developed to provide an efficient migration path while preserving existing embedded, vertical functionality. We believe there is a significant opportunity to upgrade these customers operating older systems to our current generation of new products. For example, over 1,100 customers have upgraded to our Eagle for Windows platform in the last five years.
Invest in product development. We will continue to invest in product development and technology that can be combined with our extensive knowledge and experience in our vertical markets to better serve our customers. We are developing additional innovative software applications and proprietary content that will allow our customers to manage their business operations more efficiently. For example, we have developed a range of productivity tools, such as delivery tracking, estimating and business intelligence solutions that will allow our customers to more effectively operate their supply chains. In addition, we are enhancing e-commerce and connectivity services to allow our customers to interact with their trading partners more efficiently.
Selectively pursue strategic acquisitions. We intend to continue to grow our business through select, strategic acquisitions. Our acquisition of Speedware enhanced our already strong position in the hardlines and lumber vertical market while our acquisition of Prophet 21 significantly enhanced our market expertise and leadership in the wholesale distribution vertical market. We believe that there are other companies providing products and services in our target vertical markets that may be attractive acquisition candidates. We expect to continue to use acquisitions to expand our products and services offerings, reinforce our technology base, enhance our leadership position within our target vertical markets and expand our geographic presence outside of North America.
Products and services
Our principal products and services offerings consist of:

•	Systems. We provide vertical-specific proprietary software applications, implementation and training and third-party software, hardware and peripherals.

•	Product support. We sell a variety of post-sale support programs that include daily operating support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services.

•	Content and data services. Our content and data services include proprietary database and data management products for the vertical markets we serve (such as our comprehensive electronic automotive parts and applications catalog and point-of-sale business analysis data), connectivity services, e-commerce, networking and security monitoring management solutions.

Systems
We offer systems consisting of proprietary vertical-specific software applications, implementation and training and third-party software, hardware and peripherals. Our products provide in-store, retail, distributor and warehouse-based solutions with fully-integrated applications that manage the workflows and data relating to a customer’s typical sales transaction and, automate and streamline a customer’s inventory, sales and distribution operations. These applications include order management and fulfillment, barcode scanning and processing, inventory control, pricing, purchasing, accounts receivables and payables, special order processing, quote and bid processing, vendor and manufacturer communications, payroll, general ledger and credit and debit card authorization. The selling price of our products depends on a variety of factors, including the number of locations and users and the products requirements of the customer.
In addition, we offer productivity tools and add-on modules to our customers to enhance the capabilities of our products. The modular design of our productivity tools and add-on modules, such as business intelligence, credit card signature capture and delivery tracking, provides our customers with flexibility to deploy or implement our offerings individually or incrementally.
When we sell a new system or add-on module, our education and training team works to minimize disruption during the conversion process and to optimize our customers’ use of the product by training them to use the primary and specialized features of the software. In addition, we integrate most of our products with hardware components and software products of third-party vendors prior to distributing the products to our customers. We primarily use Dell Inc.’s industry standard server and workstation hardware to power of our software solutions. In addition, we offer hardware solutions from International Business Machines Incorporated and Hewlett-Packard Company for certain of our solutions.
Our primary product offerings serve customers with varying operations and technical requirements. Customers with lower complexity of operations typically operate fewer than 50 locations, and often operate a single location. Customers with higher complexity of operations often operate multiple locations, have complex inventory requirements and have more advanced in-house information technology resources.
The following table outlines our primary systems offerings:

Vertical market	Lower customer complexity	Higher customer complexity

Hardlines and lumber	Eagle	Falcon ECS Pro

Automotive parts aftermarket	Prism Eagle for J-CON*	A-DIS Vision

Wholesale distribution	Eagle for Distribution CommerceCenter	Prelude CommerceCenter

*   Eagle will replace J-CON as a product offering in the automotive parts aftermarket in mid-2006.
Eagle. Our Eagle product is designed for small and medium-sized retail stores across multiple vertical markets, including hardware and home center, lumber and building materials and wholesale distribution. Eagle is generally designed for customers with less complex business needs. While the majority of Eagle’s products are used by single store locations, the Eagle product can operate up to 50 locations. We are currently developing a version of Eagle targeted at the automotive parts aftermarket and expect to release the product in 2006. The selling price of our Eagle product ranges from $15,000 to $300,000.
CommerceCenter. Our CommerceCenter product, which we obtained through the Prophet 21 acquisition, is designed for distributors across multiple segments of the wholesale distribution vertical market including industrial, electrical, fastener, fluid power, tile and floor covering, and medical supply. CommerceCenter is a solution that includes order management, inventory management, warehouse management, purchasing, financial management and data reporting and analysis and can be used by wholesale distributors across the spectrum of lower customer complexity products to higher customer complexity products. The selling price of our CommerceCenter product typically ranges from $30,000 to $500,000.
Prism. Our Prism product is designed to meet the needs of both national and independent stores as well as smaller businesses in the automotive parts aftermarket. Prism is a distribution management system designed to improve point-of-sale operations, fine-tune pricing, optimize inventory and manage cash flow. The selling price of our Prism product typically ranges from $10,000 to $90,000.
Falcon. Our Falcon product is designed for large multi-location hardlines and lumber operations. Falcon provides flexibility in tailoring the product to meet the separate needs of individuals, groups, departments and single or multiple store locations. The selling price of our Falcon product typically ranges from $90,000 to $850,000.
ECS Pro. ECS Pro, a product that we obtained through the Speedware acquisition, is targeted at the hardlines and lumber vertical market. The selling price of our ECS Pro product typically ranges from $20,000 to $250,000.
A-DIS. Our A-DIS product is designed for large warehouse distributors in the automotive parts aftermarket. A-DIS is fully integrated to our J-CON product, which is used primarily by parts stores and is described above. The selling price of our A-DIS product typically ranges from $100,000 to $250,000.

Prelude. Prelude, a product that we obtained through the Speedware acquisition, provides comprehensive business management software solutions to wholesale distributors with more complex business needs. Prelude is a feature-intensive solution that includes integrated customer relationship management, returned goods processing, accounts receivable collections and forecasting, requisition, purchasing and vendor invoice reconciliation. The selling price of our Prelude system typically ranges from $90,000 to $900,000.
Vision. Our Vision product, which we obtained in our acquisition of The Systems House, Inc. in May 2005, is designed for, and targeted to, local, regional and national warehouse distributors in the automotive parts aftermarket and office product market. The selling price of our Vision system typically ranges from $50,000 to $250,000.
Systems we continue to support. In addition to our primary system offerings, we also service and maintain, but do not actively sell, additional systems including:

•	J-CON. Our J-CON product is designed to manage stores that are members of a national account program in the automotive parts aftermarket. J-CON serves as an inventory management and electronic purchasing tool, trading principally with a single warehouse distributor or multiple warehouse distributors on an A-DIS system.

•	CSD and Gemini. These products were designed for medium to large-sized hardlines and lumber distributors.

•	Loadstar/ S-12/ Service Dealer/ Eclipse. These products were designed for independent distributors and professional service installers in the automotive parts aftermarket.

•	Dimensions/ Version 2/4GL. Acquired in the Speedware acquisition, these systems are older character-based systems that have broad functionality and are actively used by customers in the hardlines and lumber vertical market.

•	Prophet 21 UNIX-based systems. Acquired in the Prophet 21 acquisition, these systems operate on UNIX platforms and are designed for specific segments of the wholesale distribution vertical market.

•	Ultimate. Our Ultimate system is designed for local, regional and national warehouse distributors in the automotive parts aftermarket.

Currently, we realize significant product support revenues from customers using these products. We have built upgrade and conversion paths for the customers of our J-CON product to our Eagle for J-CON product; CSD and Gemini products to our Eagle or Falcon product; Dimensions, Version 2 and 4GL products to our Falcon product; Prophet 21 UNIX-based products to our CommerceCenter product; Ultimate products to our Vision product; and S-12 and Eclipse products to our Prism product. We are targeting our sales and marketing efforts to these customers and expect many of them to continue to upgrade to our current products over the next five years.
Product support
We provide comprehensive maintenance and customer support for each of our products. Our customers are principally small and medium-sized businesses that require a high level of service, training and customer support to train users and to maintain their systems. We believe that we offer the broadest set of implementation and support services to businesses in our vertical markets. Our product support offerings include:

•	Access to software updates. We provide our product support customers with regular software updates which, among other things, provide bug fixes, general functionality enhancements and efficiency improvements.

•	Advice line support. Our team of software and applications specialists provides customers with telephonic and Internet training, troubleshooting and other support related to our software and hardware. This team provides technical and industry specific support for our systems through real-time diagnostics, access to our extensive knowledge-base and assistance in optimizing our customers’ usage of our systems for their businesses. We offer our customers several service plan options to accommodate their support needs and requirements for their businesses. In addition, our product development team is available to address the most complex systems issues.

•	Nationwide hardware and networking specialists. Our field service team can be dispatched throughout the United States, Canada and Puerto Rico to diagnose and repair hardware and software on-site. We believe that this team of service professionals provides us with a competitive advantage. Because these services are provided on site, the customer often develops a working relationship with its hardware and networking specialist. We do not believe any primary competitor offers nationwide on-site support and service.

•	Server and peripheral repair. We support server and peripheral repair via overnight exchange and other programs from our repair facility in Tracy, California and through outsourced peripheral repair services.
We have web-based product support that allows customers direct access to a call tracking system, on-line product training courses and an on-line knowledge base. These features allow customers to request support services, review specific calls or their entire call history, increase employee system knowledge through on-line coursework or search a knowledge base to obtain immediate answers to questions. In addition, we have recently deployed a new customer relationship management system to improve our call center infrastructure and provide better service to our customers.
Virtually all new systems customers subscribe to product support and continue to subscribe as long as they use the system. Product support subscriptions vary from a monthly to an annual basis depending on the product, and the subscription fees vary by system size, number of users and configuration. In addition, we offer seminars and workshops to assist customers in understanding the capabilities of their systems. We strive to provide comprehensive information technology support to small and medium-sized business customers to build customer relationships, enhance customer satisfaction and maximize customer retention rates.
Content and data services
Our content and data services include information services, such as database services with information and reports related to point-of-sale activity and connectivity services. These services are specific to the retail and wholesale trade vertical markets we serve and complement our systems offerings.
Automotive parts aftermarket: We provide electronic catalogs, bar codes, related repair information and reports based on point-of-sale activity through a variety of data services.

These proprietary database products and services generate recurring revenues through monthly subscription fees and differentiate our products from those of our competitors. We offer data services to our automotive parts aftermarket customers, including warehouse distributors, manufacturers and parts stores and professional installers. Our principal content and data services are:

•	PartExpert. Our electronic automotive parts and application catalog provides access to a database of over 72 million unique automobile part applications for approximately 6,500 automotive parts aftermarket product lines. These products significantly reduce the time-consuming and cumbersome use of printed catalogs and are designed to increase productivity and accuracy in parts selection and handling. Our systems are integrated with PartExpert. For our PartExpert product, we acquire, enter, clean, standardize and format data from over 800 automotive parts manufacturers in an original, creative and unique manner. This data comes from manufacturers in paper or electronic format. We generally produce catalog updates on compact discs approximately ten to twelve times per year from our facilities in Livermore, California, Austin, Texas and Longford, Ireland.

•	ePartExpert. ePartExpert enables service professionals and consumers to access our automotive parts database online. This product is used by the manufacturer, warehouse distributor and professional installer segments of the automotive parts aftermarket.

•	ePartInsight. ePartInsight provides data hub capability that allows large buying groups to access inventory and sales information throughout the buying group simultaneously, which allows better visibility into product sales and inventory trends. This data warehouse product can be connected to all of our automotive parts aftermarket warehouse distributor and parts store products as well as third-party software.

•	Manufacturer services. We provide a number of fee-based services to the manufacturer segment of the automotive parts aftermarket. These services include catalog content comparisons to similar product groups from other manufacturers, pricing comparisons to similar parts available in the market and electronic catalog data mapping and format conversion.

•	Connectivity services. We offer Internet and modem-based communication services that connect the automotive parts aftermarket from manufacturers through warehouse distributors and parts stores to professional installers. Our flagship service, AConneX, uses the Internet to allow communication between and among our software systems and other companies’ software systems. AConneX enables parts to be ordered by professional installers from eStore partners and creates a trading network among parts stores and warehouse distributors. In addition, we offer an electronic data interchange interface between warehouse distributors and manufacturers.
We also market the following content and data services to our vertical markets.

•	Trading Partner Connect. Our Trading Partner Connect offering, which we obtained through the Prophet 21 acquisition, is an Internet trading network that streamlines the commerce process between distributors, their manufacturers and/or suppliers, and end-users, thereby increasing sales and improving customer service while reducing operating costs. Through Trading Partner Connect, distributors can access millions of items, enabling them to compete on a larger scale and improve customer service. Distributors further benefit from reduced costs related to EDI and surplus inventory. Trading Partner Connect also provides distributors with a Web-based storefront to give end-users online customer service as well as ordering capabilities 24 hours a day, seven days a week. Trading Partner Connect offers several components, including B2B Marketplace, B2B Buyer, B2B Alliance, B2B Gateway and B2B Seller.

•	Networking Support & Security Monitoring. Our Networking Support & Security Monitoring offerings are targeted primarily at the hardlines and lumber vertical market and the automotive parts aftermarket, but are applicable to all of our three vertical markets. These offerings provide network installation, provisioning, troubleshooting and problem resolution, fire wall installation and configuration and virus protection services.

•	VISTA. Our VISTA offering is targeted for manufacturers in the hardlines and lumber vertical market. VISTA provides ongoing measurement of brand and item movement with major product classifications using point-of-sale business analysis data from independent hardware stores and consumer survey data. Information provided by VISTA gives manufacturers insight into how a specific product or brand performs against its competitors and the market in general. For our VISTA product, we partner with a third-party provider to identify, query and receive information from customer survey participations. We provide this data to our customers in a variety of formats.

•	IDW and IDX. Our IDW and IDX offerings are targeted at the wholesale distribution vertical market. They enable electrical parts manufacturers and warehouse distributors to exchange purchase order and related documents using electronic data interchange and internet technologies.

•	INet. Our INet offering is targeted at the hardlines and lumber and wholesale distribution vertical markets. INet provides e-commerce capabilities to our customers such as the ability to conduct business online with their vendors and customers, including e-store ordering, invoicing and e-statement functionality.

Other offerings
In addition to systems, product support and content and data services offerings, we offer our customers migration and application development tools, OpenERP solutions and other business products.

•	Migration and application development tools. We provide a complete suite of professional services and software tools for customers who wish to migrate their applications and databases from the HP e3000 to other HP platforms. In November 2001, the Hewlett-Packard Company announced that it is ending sale and support for this platform over a five-year period, that will likely result in the decline of our migration business. Our application development tools are designed for use by software programmers for the design and development of computer applications which can be executed on a variety of computer systems other than those platforms used to develop the software application. These application tools substantially improve programmer productivity by facilitating the development of better quality business applications in much less time than traditional tools.

•	OpenERP Solutions. OpenERP Solutions was launched in 2004 as a solution for discrete manufacturers with the simultaneous acquisition of the legacy enterprise resource planning, or ERP, applications and related customer base from eXegeSys, Inc. and licensing of a brand new open-source-based ERP application. These modules have been utilized by customers as building blocks of internally-developed ERP systems. OpenERP

Solutions has developed a program to retain as many ERP customers as possible by offering a lower-risk and lower-cost upgrade from ERP to OpenERP.

•	Business products. We offer both standard and custom third-party record-keeping and sales forms and other office supplies, primarily to our existing customer base. These forms and supplies include purchase order forms, checks, invoices, ink, toner and ribbons that are compatible with our software and hardware systems.

Sales and marketing
We have dedicated sales groups to each of the hardlines and lumber and wholesale distribution vertical markets and the automotive parts aftermarket. We have approximately 220 commission-based sales employees. Our sales and marketing strategy is to provide relevant business expertise to target customers by using sales representatives with strong industry-specific knowledge.
Within these vertical markets, we use a combination of field sales, inside sales, value-added resellers and national account programs. We seek to partner with large customers or groups of customers and leverage these program groups to sell to their members. Incentive pay is a significant portion of the total compensation package for all sales representatives and sales managers. Our field sales teams generally focus on identifying and selling to new customers, while our inside sales team focuses on selling upgrades and new software applications to our installed base of customers.
Our marketing approach is to develop strategic relationships with many of the well known market participants in the hardlines and lumber vertical market. For example, we are a preferred or recommended business management solutions provider for the members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives, and the Aftermarket Auto Parts Alliance, Inc. In addition, we have licensing agreements with many of the well known participants in each of the vertical markets, including O’Reilly Automotive, Inc., Central Garden & Pet Company and Parr Lumber Company. This strategy includes obtaining endorsements and developing exclusive relationships, warehouse distributor partnerships and other alliances. The goal of these programs is to enhance the productivity of the field sales team and to create leveraged selling opportunities for system sales and content and data services. These relationships have allowed us to streamline the distribution channel and to reduce our direct sales costs.
Product development
Our product development strategy combines innovation and the introduction of new technology with our commitment to the long-term support of the unique needs of our customers. We seek to enhance our existing product lines, offer streamlined upgrade and migration options for our existing customers and develop compelling new products for our existing customer base and prospective new customers.
Our customer base includes long-term customers using our older, character-based systems (which we no longer actively sell), as well as those who have upgraded to our most recently developed products running on Intel platforms with Windows, Linux, AIX and several UNIX platforms. A large portion of our current installed customer base is using older character-based systems, especially in the automotive parts aftermarket. We believe there is a significant opportunity for us to migrate these customers to our current generation of systems offerings running on more modern technology platforms. We have developed our current generation of products to provide an efficient migration path for customers operating older systems while preserving existing functionality and offering significant advantages in ease of use and new e-commerce capabilities.
In the development of our software, we use industry standard tools such as, JAVA, Microsoft toolsets, Progress, and variety of open source-based technologies. The recent Speedware acquisition has further enriched our technology offerings with new add-on modules, innovative technologies such as OpenERP, new Java-based ERP modules, and an experienced, vertically focused engineering team. We are also developing a next generation industry catalog and continuing to expand our next generation e-commerce and connectivity offerings.
We also leverage a set of key technology relationships with third-party vendors to offer a complete turnkey business management solution to our customers. We have relationships with several third-party vendors including (i) Dell Inc., International Business Machines Incorporated, Hewlett-Packard Company and Symbol Technologies Inc. for hardware platforms, (ii) Microsoft for tools, operating systems and databases, (iii) Progress Software for development tools, (iv) Sterling Commerce for EDI, and (iv) SonicWALL, Inc. for security solutions.
We have a centrally managed development organization of 375 employees designed to develop shared products and technologies that are used across multiple vertical markets as well as specific vertical markets.
Customers
Our diversified customer base consists primarily of small and medium-sized businesses. For fiscal year 2004, no single customer accounted for more than 10% of our total revenues, and our top ten customers accounted for 23.7% of our total revenues. Some of our top ten customers included (i) Ace Hardware Corp. and True Value Company in the hardlines and lumber vertical market, (ii) the Industry Data Exchange Association, a joint venture formed by the National Electrical Manufacturers Association and the National Association of Electrical Distributors, in the wholesale distribution vertical market and (iii) General Parts, Inc., the Aftermarket Auto Parts Alliance, Inc. and O’Reilly Automotive, Inc. in the automotive parts aftermarket. We have approximately 13,500 customers, of which approximately 4,400 were added as a result of the Speedware and Prophet 21 acquisitions.
Competition
The vertical markets we serve are highly fragmented and served by many competitors. In all of the vertical markets we serve, we primarily compete against smaller software companies with solutions for a single vertical market. The key factors influencing customers’ technology purchase decisions in the vertical markets we serve include, among others: ability to provide a turnkey business management solution, depth of vertical expertise, pricing, level of services offered and credibility and scale of the technology vendor. Many of our smaller competitors offer solutions that contain fewer features and compete by pricing their products and services below our prices.
In the hardlines and lumber vertical market we compete primarily with smaller, niche-focused companies, many of which target specific geographic regions. Some of our competitors in this vertical market include Spruce Computer Systems, Inc., Advantage Business Computer Systems, Inc. and Distribution Management Systems, Inc.

We compete with several other vertically-focused software providers in the wholesale distribution vertical market, including a division of Infor Global Solutions, Inc., and Intuit Inc.’s Eclipse product line. Other competitors include vertically-focused software vendors in the building material, distribution and manufacturing markets, as well as independent software vendors, software tool developers and vendors and database vendors in other markets.
In the automotive parts aftermarket we compete primarily with smaller software and content companies that operate regionally or in a specific niche of the market. Some of our competitors in this vertical market include icarz, Inc. and Autologue Computer Systems Inc., in systems, and Wrenchead, Inc., in systems and content and data services. Additionally, we are working to displace in-house systems or catalogs. For example, AutoZone, Inc. and Genuine Parts Company’s NAPA Parts Group both produce their own systems and electronic automotive parts catalogs for their stores and members.
Several large software companies have made public announcements regarding the attractiveness of various small and medium-sized business markets and their intention to expand their focus in these markets, including Intuit Inc., Microsoft Corporation, Oracle Corporation, SAP AG and The Sage Group plc. These large software companies have rarely competed directly with us. However, there can be no assurance that they will not do so in the future.
Suppliers
For fiscal year 2004, Dell Inc. was our largest supplier of hardware supplies used in our solutions, and we paid approximately $6.9 million to Dell Inc. for such supplies. No other supplier accounted for more than 10% of our total hardware supply expense. We have a number of competitive sources of supply for these and other supplies used in our operations.
Employees
We have approximately 2,100 employees. None of our employees are represented by unions. We have not experienced any labor problems resulting in a work stoppage and believe we have good relations with our employees.
Joint venture
We own approximately 48% of the outstanding common stock of Internet Autoparts, Inc., or Internet Autoparts, a joint venture among us and some of our key customers and other investors, which was formed in May 2000. Internet Autoparts provides the automotive parts aftermarket with a web-based parts ordering and communications platform linking automotive service providers with wholesale distributors and other trading partners.
We granted certain non-exclusive, perpetual, non-transferable licenses to Internet Autoparts in return for our initial one-third interest in Internet Autoparts. Internet Autoparts agreed, subject to certain exceptions, not to compete with us in the businesses in which we are engaged. In addition, we agreed, subject to certain exceptions, not to compete with Internet Autoparts in the business of selling new or rebuilt automotive parts over the Internet to professional installers and consumers.
Internet Autoparts utilizes our web-based parts catalog, ePartExpert, and has access to our Internet communications gateway, AConneX, which provides seamless communications among its various business platforms and third-party management systems. AConneX is available for licensing to third-party management systems in addition to Internet Autoparts. The licenses granted to Internet Autoparts provide for the payment to us of royalties based upon a percentage of net sales made by Internet Autoparts using the licensed technology. We have no commitment to invest additional funds in Internet Autoparts, although, we are obligated to provide service and support for AConneX.
Properties
Our properties are leased, and include integration and distribution, software development and data entry facilities and administrative, executive, sales and customer support offices. Our principal executive offices are located at 804 Las Cimas Parkway, Austin, Texas 78746. We consider our properties to be suitable for their present and intended purposes and adequate for our current level of operations.
Our facilities consist of the principal properties listed in the table below.

	Approx.
	size		Lease
Location	(sq. ft.)	Description of use	termination

Livermore, California	79,000	Management offices; software development; data entry; sales; administrative	2012
Austin, Texas	70,000	Principal and management offices; software development; sales; administrative	2015
Yardley, Pennsylvania	65,000	Management, sales, product support and development	2007
Tracy, California	36,500	Hardware computer repair	2006
Westminster, Colorado	30,000	Administrative; sales; software development	2011
Greenville, South Carolina	23,400	Sales, product support	2007
Austin, Texas	23,000	Systems integration and distribution	2008
Longford, Ireland	21,000	Data entry; administrative; sales	2027
Plano, Texas	21,000	Sales, product support	2007
Westminster, Colorado	17,500	Product support	2008
Montreal, Quebec	14,800	Management, sales product support	2010
Austin, Texas	11,000	Hardware computer repair	2010
Austin, Texas	9,000	Data center	2008

We are currently in the process of moving our hardware computer repair facility from Tracy, California to Austin, Texas.
In addition, we have leases on over 40 offices and field service locations in the United States, Canada, the United Kingdom and France.
Legal proceedings
We are a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to our operations. We do not believe that such proceedings and actions should, individually or in the aggregate, have a material adverse effect on our results of operations, financial condition or cash flows.

Management
The following table sets forth certain information with respect to our directors and executive officers.
Directors and executive officers

Name	Age	Position

A. Laurence Jones	52	Director, President and Chief Executive Officer
Pervez Qureshi	48	Executive Vice President and Chief Operating Officer
Greg Petersen	42	Executive Vice President and Chief Financial Officer
Mary Beth Loesch	45	Senior Vice President of Business Development
Christopher Speltz	43	Senior Vice President of Finance and Treasurer
Richard Rew II	37	Vice President, General Counsel and Secretary
Peter S. Brodsky	35	Director
Jason Downie	35	Director
Jack D. Furst	46	Chairman of the Board of Directors
James R. Porter	69	Director
Robert Shaw	58	Director

Mr. Jones has been our President and Chief Executive Officer since October 2004. Mr. Jones has been one of our directors since July 1997. Prior to joining us, Mr. Jones was Chairman and Chief Executive Officer of Interelate, Inc., a private CRM services company. He also serves as a director of Exabyte, Inc. From 1999 to 2003, Mr. Jones was President and Chief Executive Officer of MessageMedia, Inc., a public email marketing company. From January 1998 until February 1999 Mr. Jones served as an Operating Affiliate of McCown DeLeeuw & Co. From August 1993 to August 1997, Mr. Jones served as the Chief Executive Officer of Neodata Services Inc., a provider of marketing services. Prior to his employment by Neodata Services Inc., Mr. Jones served as Chief Executive Officer of GovPX, a provider of U.S. Treasury data and pricing services from 1991 to August 1993. Mr. Jones has an M.B.A. from Boston University and a B.S. from Worcester Polytechnic Institute.
Mr. Qureshi has been employed by us since 1994, and has been our Executive Vice President and Chief Operating Officer since October 2005. Mr. Qureshi joined us as Director of Marketing in 1994. He became General Manager of our non-automotive vertical markets in 1999 and became our Senior Vice President in 2003. He became Group President of our vertical markets in 2004, and Senior Vice President and Chief Operating Officer in April 2005. Prior to joining us, Mr. Qureshi was President of a management consulting company he founded and was Vice President of Marketing at Harvest Software. He has also held management positions at Metaphor Computer Systems, Hewlett-Packard Company and International Business Machines Incorporated. Mr. Qureshi holds an M.B.A. from the Darden Graduate School of Business at the University of Virginia and a B.S.E.E. degree from the University of Lowell, in Lowell, Massachusetts.
Mr. Petersen has been employed by us since September 2001, and has been our Executive Vice President and Chief Financial Officer since October 2005. From September 2001 to October 2005, Mr. Petersen served as our Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Petersen served as Vice President of Finance for Trilogy Software from 2000 until 2001 and as its Treasurer from 1999 until 2000. From 1997 to 1999, Mr. Petersen was Senior Vice President of Planning and Business Development for RailTex. From 1989 to 1997, Mr. Petersen held various finance and strategy positions at American Airlines, most recently as managing director of corporate development. Mr. Petersen has an M.B.A. from Fuqua School of Business at Duke University and a B.A. in Economics from Boston College.
Ms. Loesch joined us as Vice President of Business Development in November 2004, and was promoted to Senior Vice President of Business Development in April 2005. Prior to joining us, Ms. Loesch served as Senior Vice President of Mergers and Acquisitions for Interelate, Inc. from 2003 until 2004. From 1999 to 2002, Ms. Loesch was Senior Vice President of Corporate Development for MessageMedia, and from 1998 to 1999, Ms. Loesch served as President of Advanced Network Operations for Internet Communications Corporation. She also has held various executive operating and strategy positions with KPMG Consulting, CSG Systems and USWest. Ms. Loesch has an M.B.A. and a B.S.B.A. from Creighton University.
Mr. Speltz joined us as Vice President and Treasurer in 1999, became Vice President of Finance and Treasurer in 2001 and was promoted to Senior Vice President of Finance, Treasurer and Assistant Secretary in October 2005. Prior to joining us, from 1990 through 1999, Mr. Speltz worked at the investment and commercial banking firm Societe Generale, most recently as Director and Manager of the Dallas office. Mr. Speltz has an M.B.A. from the University of Texas at Arlington and a B.S. from Indiana University.
Mr. Rew served as our Assistant Secretary from December 2000 until September 2002, and as our Secretary since September 2002. Since April of 2000, Mr. Rew has served as our General Counsel and in October 2005, Mr. Rew became a Vice President. Prior to joining us, Mr. Rew held various positions in the legal department at EZCORP, Inc., a publicly traded company engaged in sub-prime and collateral lending businesses. Those positions included serving as Assistant General Counsel from 1994 to 1995 and as General Counsel from 1996 to 2000. Mr. Rew is a member of the State Bar of Texas. Mr. Rew has a J.D. from the University of Oklahoma and a B.A. from the University of Texas at Austin.
Mr. Brodsky has been one of our directors since April 2002. Mr. Brodsky is a partner of Hicks Muse and has been with the firm since 1995. At Hicks Muse, Mr. Brodsky has focused on the firm’s media investments, specifically in radio, television, sports and software. Prior to joining Hicks Muse, Mr. Brodsky was employed in the investment banking department of CS First Boston Corporation in New York from 1993 to 1995. Mr. Brodsky serves as a director of several of the firm’s portfolio companies. He received his B.A. from Yale University.
Mr. Downie has been one of our directors since October 2004. Mr. Downie is a principal of Hicks Muse and has been with the firm since September 2000. From June 1999 to August 2000, Mr. Downie was an associate at Rice Sangalis Toole & Wilson, a mezzanine private equity firm based in Houston, Texas, and from June 1992 through June 1997, Mr. Downie served in various capacities with Donaldson, Lufkin & Jenrette in New York, most recently as an Associate Position Trader in their Capital Markets Group. Mr. Downie has a B.B.A. and M.B.A. from the University of Texas at Austin.
Mr. Furst has been one of our directors since February 1997 and became chairman of our Board of Directors in September 2004. Mr. Furst has served as a Partner and Principal of Hicks Muse since 1989, the year in which it was formed. Mr. Furst has approximately 20 years of experience in leveraged acquisitions and private investments. Mr. Furst is involved in all aspects of Hicks Muse’s business and has been actively involved in originating, structuring and monitoring its investments. Prior to joining Hicks Muse, Mr. Furst served as a Vice President and subsequently a Partner of Hicks & Haas from 1987 to 1989. From 1984 to 1986, Mr. Furst was a Merger and Acquisitions/ Corporate Finance Specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a Financial Consultant at PricewaterhouseCoopers. Mr. Furst serves on the Boards of Directors of Home Interiors & Gifts, Inc. and Viasystems Group, Inc. Mr. Furst has an M.B.A. from the graduate school of business at the University of Texas at Austin and a B.S. from the college of business administration at Arizona State University.
Mr. Porter has served as a director since September 1985. In February 1998, Mr. Porter retired as an employee and is no longer involved in our day-to-day management. He served as President and Chief Executive Officer of Triad Systems Corporation from September 1985 to February 1997. Mr. Porter also serves as a director of Silicon Valley Bank, and Cardone Industries, Inc. He also serves on the Board of Regents of Pepperdine University as well as the Board of Trustees of Abilene Christian University. Mr. Porter received an Engineering Degree from Texas A&M.
Mr. Shaw has been a director since July 2005. From August 2001 to present, Mr. Shaw has also served as Chairman and Chief Executive Officer of ArcSight, Inc. From November 1998 to March 2001, Mr. Shaw was the Chief Executive Officer of USWeb Corporation. Prior to that, Mr. Shaw served as Executive Vice President of worldwide consulting services and vertical markets for Oracle Corporation from May 1992 to August 1998. Mr. Shaw has a B.B.A. from the University of Texas.
We intend to add one additional independent director to our Board of Directors as promptly as practicable following this offering.
Composition of the Board of Directors
Because the Hicks Muse Investors will own in excess of 50% of our outstanding shares of common stock after the completion of this offering, we will be deemed a “controlled company” under the rules of the Nasdaq National Market. As a result, we will qualify for the “controlled company” exception to the board of directors and committee requirements under the rules of the Nasdaq National Market. Pursuant to this exception, so long as affiliates of Hicks Muse continue to own more than 50% of our outstanding shares of common stock, we will be exempt from the rules that would otherwise require that our Board of Directors be comprised of a majority of “independent directors,” and that our compensation committee and nominating and corporate governance committee be comprised solely of “independent directors” as defined under the rules of the Nasdaq National Market. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements that our audit committee be composed of three independent directors who are not otherwise affiliated with Hicks Muse within the transition period provided by such rules.
Pursuant to our certificate of incorporation, at the completion of this offering our Board of Directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. We currently anticipate that the classes will be comprised as follows:

•	Class I Directors. A. Laurence Jones and James R. Porter will be Class I directors whose terms will expire at the 2006 annual meeting of stockholders;

•	Class II Directors. Jason Downie and Robert Shaw will be Class II directors whose terms will expire at the 2007 annual meeting of stockholders; and

•	Class III Directors. Peter S. Brodsky and Jack D. Furst will be Class III directors whose terms will expire at the 2008 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.
Committees of the Board of Directors
Our Board of Directors currently has standing audit and compensation committees. Upon completion of this offering, we will create a nominating and corporate governance committee.
Compensation committee. Upon completion of this offering, our compensation committee will consist initially of Messrs. Brodsky, Shaw and Porter, each of whom is a non-management member of our board of directors and an independent director for purposes of applicable Nasdaq National Market rules. The compensation committee provides assistance to our Board of Directors by designing, recommending for approval and evaluating the compensation plans, policies and programs for us and our subsidiaries, especially those regarding executive compensation, reviewing and approving the compensation of our Chief Executive Officer and other officers and directors, and assisting the Board of Directors in producing an annual report on executive compensation for inclusion in our proxy materials in accordance with applicable rules and regulations. The composition of our compensation committee will satisfy the independence requirements of the Nasdaq National Market upon completion of this offering.
Audit committee. Upon completion of this offering, our audit committee will consist initially of Messrs. Brodsky, Shaw and Porter. We intend to replace Mr. Brodsky on the audit committee with one additional independent director to be identified by us as promptly as practicable following this offering. The audit committee assists the Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications and independence, and the performance of our internal audit function, if any, and independent auditors. The composition of our audit committee will satisfy the independence requirements under the requirements of the Sarbanes-Oxley Act of 2002 and other applicable SEC and Nasdaq National Market rules and regulations upon completion of this offering. Initially, Mr. Brodsky will be our audit committee financial expert within the meaning of Rule 401(b) of Regulation S-K under the Securities Act.
Nominating and corporate governance committee. Prior to the completion of the offering, we intend to establish a nominating and corporate governance committee, which upon completion of this offering, will consist initially of Messrs. Brodsky, Shaw and Porter, each of whom is an independent director for purposes of applicable Nasdaq National Market rules. The nominating and governance committee will assist the Board of Directors with its responsibilities regarding the identification of individuals qualified to become board members, the selection of the director nominees for the next annual meeting of stockholders and the selection of director candidates to fill any vacancies on the Board of Directors. The nominating and governance committee will also be responsible for developing and recommending to the Board of Directors a set of corporate governance guidelines and principles applicable to us. The composition of the nominating and governance committee will satisfy the independence requirements of the Nasdaq National Market upon completion of this offering.
Code of ethics
We have adopted a Code of Ethics that applies to all of our directors, officers and employees. Our Code of Ethics has been filed with the SEC. See “Where you can find more information.”
Director compensation
Directors who are officers, employees or otherwise affiliated with us receive no compensation for their services as directors. Each director who is not also an officer, employee or our affiliate receives an annual retainer of $15,000 and a fee of $1,500 for each in person meeting of the Board of Directors at which the director is present and a fee of $500 for each telephonic meeting or committee meeting in which such director participates. In addition, in fiscal year 2004, we paid an additional $20,000 retainer to Mr. Jones in consideration of his service on the board of directors of IAP. Directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. Mr. Jones and Mr. Porter were each granted options to purchase 100,000 shares of our common stock in fiscal year 2000, options to purchase 25,000 shares of our common stock in fiscal year 2003 and options to purchase 1,250 shares of our common stock in fiscal year 2004 at exercise prices of $1.00, $1.00 and $2.25 per share, respectively. In addition, in connection with his election to the Board of Directors in July 2005, Mr. Shaw was granted an option to purchase up to 50,000 shares of our common stock at $3.50 per share.
Executive compensation
Summary compensation
The following table summarizes the compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers during fiscal years 2003, 2004 and 2005 (each such person is referred to as a “named executive officer”).

					Long-term
					compensation

		Annual compensation			Securities
	Fiscal				underlying	All other
Name and principal position	year	Salary($)	Bonus($)		options(1)	compensation

A. Laurence Jones(2)	2005	365,000	753,000	(7)	3,000,000	—
President and Chief	2004	—	—		—	—
Executive Officer	2003	—	—		—	—
Michael A. Aviles(3)	2005	58,218	—			667,672	(3)
Former Chairman of the	2004	375,000	2,130,800	(8)	—	—
Board, President and Chief	2003	375,210	2,162,800	(8)	—	—
Executive Officer
Pervez Qureshi	2005	308,846	323,000	(8)	500,000	—
Senior Vice President and	2004	250,004	226,750	(8)	50,000	—
Chief Operating Officer(4)	2003	250,648	275,500	(8)	25,000	—

					Long-term
					compensation

		Annual compensation			Securities
	Fiscal				underlying	All other
Name and principal position	year	Salary($)	Bonus($)		options(1)	compensation

Greg Petersen	2005	259,615	243,000	(8)	400,000	—
Senior Vice President and	2004	250,000	211,750	(8)	25,000	—
Chief Financial Officer(5)	2003	247,846	232,500	(8)	25,000	—
Mary Beth Loesch	2005	176,923	149,400	(8)	300,000	—
Senior Vice President	2004	—	—		—	—
of Business Development	2003	—	—		—	—
Christopher Speltz(6)	2005	173,308	115,000	(8)	100,000	—
Vice President of Finance,	2004	154,769	101,900	(8)	10,000	—
Treasurer and Assistant	2003	150,657	149,500	(8)	8,000	—
Secretary

(1)	Represents grants of options to purchase shares of our common stock. See “1998 stock option plan” and “2000 stock option plan.”

(2)	Mr. Jones was appointed President and Chief Executive Officer on October 7, 2004. See “Management— Employment agreements.”

(3)	Mr. Aviles served as Chairman of the Board, President and Chief Executive Officer until October 7, 2004. In fiscal year 2005, Mr. Aviles received severance in the amount of $667,672. See “Management— Employment agreements.”

(4)	Mr. Qureshi was appointed Executive Vice President and Chief Operating Officer on October 24, 2005.

(5)	Mr. Petersen was appointed Executive Vice President and Chief Financial Officer on October 24, 2005.

(6)	Mr. Speltz was appointed Senior Vice President of Finance, Treasurer and Assistant Secretary on October 24, 2005.

(7)	Includes a 401(k) matching contribution of $3,000 and a signing bonus of $150,000.

(8)	Includes a 401(k) matching contribution of $3,000.

Option grants in fiscal year 2005
The following named executive officers were granted options to purchase shares of our common stock during fiscal year 2005.

	Individual grants
					Potential realizable
		Percentage			value at assumed
	Number of	of total			annual rates of stock
	securities	options			price appreciation for
	underlying	granted to			option term(1)
	options	employees in	Exercise	Expiration
Name	granted	fiscal year	price	date	5%	10%

A. Laurence Jones	3,000,000	57.32%	$2.25	12/15/2014
Pervez Qureshi	500,000	9.56%	2.25	02/01/2015
Greg Petersen	400,000	7.65%	2.25	02/01/2015
Christopher Speltz	100,000	1.91%	2.25	02/01/2015
Mary Beth Loesch	300,000	5.74%	2.25	02/01/2015

(1)	The dollar amounts set forth under these columns are the result of calculations at the five percent and ten percent assumed rates set by the SEC and are calculated based on the mid-point of the range on the front cover of this prospectus. These assumed annual rates of appreciation would result in a stock price in ten years of $ and $ , respectively.

Aggregate option exercises in fiscal year 2005 and fiscal year end option values
No options were exercised by the named executive officers in fiscal year 2005. The following table sets forth information concerning the fiscal year end number and value of unexercised options with respect to the named executive officers as of September 30, 2005. Prior to the consummation of the offering, there was no established public trading market for our common stock.

	Number of
	securities underlying		Value of unexercised
	unexercised options at		in-the-money options at
	September 30, 2005		September 30, 2005

Name	Exercisable	Unexercisable	Exercisable	Unexercisable(1)

Michael A. Aviles	800,000	—	$	$
A. Laurence Jones	132,082	3,004,168
Pervez Qureshi	276,332	541,668
Greg Petersen	200,000	425,000
Christopher Speltz	138,667	109,333
Mary Beth Loesch	—	300,000

(1)	The dollar amounts set forth under these columns are calculated based on the mid-point of the range on the front cover of this prospectus.
Employment agreements
Michael A. Aviles. Effective as of October 7, 2004, we terminated the employment of Michael A. Aviles as our President and Chief Executive Officer, and Mr. Aviles was removed as a member of the Board of Directors and as Chairman of the Board. In connection with the termination of Mr. Aviles, we terminated his executive employment agreement, which provided for an initial base salary of $375,000 (subject to increases as determined by the Board of Directors), annual incentive bonuses with a target of at least $300,000 and severance in an amount equal to 18 months base salary and the target annual incentive bonus for the fiscal year in which the termination occurred, payable monthly in arrears over the 18 months following the effective date of termination, if Mr. Aviles was terminated without good cause. Mr. Aviles’s base salary for fiscal year 2004 was $375,000 per annum, and his target annual incentive bonus for fiscal year 2004 was $300,000. The employment agreement also provided Mr. Aviles the opportunity to earn up to $2.0 million annually in additional special cash incentives if we met certain cash flow improvement hurdles. Under a separate change of control bonus agreement, Mr. Aviles was entitled to a cash bonus in the event a change of control or significant divestiture occurred during the term of his employment or, under certain circumstances (including circumstances involving a termination of Mr. Aviles without good cause), in the event a change of control or significant divestiture occurred within 180 days following such termination (which period has expired).
Pursuant to his employment agreement, Mr. Aviles is receiving severance payments from us over an 18 month period following the effective date of his termination as described above. In addition, as provided in Mr. Aviles’ employment agreement, Mr. Aviles was paid an annual incentive bonus of $477,000 for fiscal year 2004, which amount was determined based upon our achievement of certain performance objectives for such period. In addition, Mr. Aviles received a special cash bonus of $1.7 million pursuant to his employment agreement for fiscal year 2004 as a result of the achievement of certain performance hurdles established by the Board of Directors for such fiscal year.
A. Laurence Jones. On October 7, 2004 we elected A. Laurence Jones to replace Mr. Aviles as our President and Chief Executive Officer. On December 15, 2004, and effective as of October 7, 2004, we entered into a written employment agreement with Mr. Jones. The employment agreement provides for a signing bonus in the amount of $150,000, an initial base salary of $375,000 subject to increases as determined by the Board of Directors, and eligibility to receive an annual bonus of 100% of his base salary (which annual bonus may exceed 100% of his base salary if we exceed certain revenue and other financial targets in our budget for the applicable fiscal year). Effective October 20, 2005, Mr. Jones base salary was increased to $400,000. Mr. Jones will be entitled to a minimum annual bonus of 50% of his base salary for fiscal year 2005, provided Mr. Jones continues to be employed by us as of the end of such fiscal year. In the event Mr. Jones’s employment is terminated without cause or in the event he resigns for good reason, in addition to the salary and benefits listed above, Mr. Jones, subject to his execution of a release in our favor, is entitled to a severance payment equal to 18 months of his then effective base salary, payable in a lump sum in cash, a pro-rated annual bonus, and any earned but unpaid annual bonus in respect of any full fiscal year ended prior to his termination. If Mr. Jones’s employment is terminated by us for cause or by Mr. Jones other than for good reason, or if his employment is terminated by reason of his death or disability, we have no further payment obligations other than for payment of any accrued benefits, salary and bonus. Mr. Jones’s employment agreement provides for an 18-month non-competition and non-solicitation requirement after his employment with us is terminated.
Concurrently with the execution of Mr. Jones’s employment agreement, we entered into a stock option agreement with Mr. Jones pursuant to which we granted to Mr. Jones stock options under our 2000 stock option plan, exercisable for an aggregate of 3,000,000 shares of our common stock at an exercise price of $2.25 per share. The stock options:

•	vest in four equal installments over four years from October 7, 2004;

•	become fully vested upon the occurrence of a change of control of the Company; and

•	provide that upon Mr. Jones’s voluntary termination of his employment or upon termination of his employment by us, Mr. Jones will have 360 days following such termination to exercise any vested but unexercised options.
In addition, if Mr. Jones’s employment is terminated without cause or if he resigns for good reason, Mr. Jones will receive accelerated vesting of stock options covering the lesser of 1,125,000 shares or all remaining unvested stock options. All other unvested stock options will be cancelled.
Pervez Qureshi. On February 1, 2005, we entered into a letter agreement with Mr. Qureshi to amend the severance terms described in that certain letter agreement, dated October 27, 1999, by and between us and Mr. Qureshi. The agreement with Mr. Qureshi provides that if his employment is involuntarily terminated by us without cause or if he voluntarily terminates his employment for good reason, Mr. Qureshi will be entitled to receive severance in a lump sum amount equal to the sum of (i) twelve months of his base salary, (ii) twelve months of his incentive bonus, and (iii) twelve months of COBRA payments, subject to the terms of our severance plans.

Greg Petersen. On February 1, 2005, we entered into a letter agreement with Greg Petersen to amend the severance terms described in that certain letter agreement, dated August 22, 2001, by and between us and Mr. Petersen. The agreement with Mr. Petersen provides that if his employment is involuntarily terminated by us without cause or if he voluntarily terminates his employment for good reason, Mr. Petersen will be entitled to receive severance in a lump sum amount equal to the sum of (i) twelve months of his base salary, (ii) twelve months of his incentive bonus, and (iii) twelve months of COBRA payments, subject to the terms of our severance plans.
Mary Beth Loesch. On February 1, 2005, we entered into a letter agreement with Mary Beth Loesch, effective as of November 1, 2004, containing the terms of Ms. Loesch’s employment as Vice President of Business Development. The agreement with Loesch provides for (i) an initial annual base salary of $200,000, (ii) an annual incentive bonus with an annualized target of $100,000, (iii) a grant of 300,000 stock options (subject to the approval of our Board of Directors) at an exercise price of $2.25 per share and vesting in four equal annual installments beginning on November 2, 2005 and (iv) severance payable in a lump sum amount equal to the sum of (A) nine months of base salary; (B) nine months pro-rated target incentive bonus; and (C) nine months of COBRA payments, if Ms. Loesch is involuntarily terminated by us without cause or if Ms. Loesch voluntarily terminates her employment for good reason.
Severance plans
On February 1, 2005, we adopted the Activant Executive Severance Plan (the “Executive Plan”) effective as of January 1, 2005. The Executive Plan is available to each employee who is an officer, vice president or other senior executive employee of us (other than our Chief Executive Officer) and who is designated as an “Eligible Employee” by and in the discretion of the plan administrator. An Eligible Employee is entitled to severance under the Executive Plan if such Eligible Employee is involuntarily terminated without cause and not as a result of such Eligible Employee’s death or disability (a “Qualified Termination”). Upon a Qualified Termination, an Eligible Employee is entitled to receive a single lump sum severance payment equal to six months base salary. Notwithstanding the foregoing, in no event will such severance payment, when aggregated with all other payments to such Eligible Employee on account of the same Qualified Termination under any of our other sponsored severance arrangements, exceed twice the annual compensation of such Eligible Employee for the calendar year immediately preceding the calendar year during which the Qualified Termination occurred. Mr. Speltz has severance benefits granted pursuant to the Executive Plan.
On February 1, 2005, we amended and restated the Activant Severance Plan for Select Employees (as amended, the “Select Plan”). The Select Plan is a broad-based plan available to each employee who is designated as an “Eligible Employee” in the sole and absolute discretion of the plan administrator. An Eligible Employee is entitled to severance under the Select Plan if such Eligible Employee’s termination is designated by the plan administrator in its discretion as a qualified termination and such termination is not as a result of the death of such Eligible Employee (a “Qualified Termination”). Upon a Qualified Termination, an Eligible Employee is entitled to a severance payment in an amount determined by the plan administrator in its sole and absolute discretion and approved by our Chief Executive Officer, to be paid as quickly as administratively practicable after termination. Notwithstanding the foregoing, in no event will such severance payment, when aggregated with all other payments to such Eligible Employee on account of the same Qualified Termination under any of our other sponsored severance arrangements, exceed twice the annual compensation of such Eligible Employee for the calendar year immediately preceding the calendar year during which the Qualified Termination occurred. Mr. Jones, Mr. Petersen, Mr. Qureshi and Ms. Loesch have severance benefits pursuant to their employment agreements granted pursuant to the Select Plan.
1998 stock option plan
Our 1998 Stock Option Plan, as amended (the “1998 Plan”), provides for the grant of options to key employees and eligible non-employees of us and our subsidiaries for the purchase of shares of our common stock.
The employees and non-employees eligible for options under the 1998 Plan are those persons who the Board of Directors (or a committee thereof) (in either case, the “Committee”) identifies as having a direct and significant effect on the performance or financial development of us and our subsidiaries. The 1998 Plan provides that, notwithstanding the foregoing, no grants of options may be made under the 1998 Plan to any officer or employee who received “founder’s shares” or any officer or employee who is a member of our Board of Directors. A total of 5,050,000 shares of our common stock are available in respect of options granted under the 1998 Plan, and the maximum number of shares that may be granted to any employee or eligible non-employee in respect of options granted under the 1998 Plan is 500,000. Generally, options granted under the 1998 Plan may not have a term in excess of ten years from the date the option is granted.
Although the Committee has discretion in determining the terms of any option, it is expected that options will generally vest and become exercisable over a five-year period beginning on the last day of the fiscal year in which the option was granted, such that:

•	10% would become vested on the first anniversary of the date of grant;

•	20% would become vested on the second anniversary of the date of grant;

•	30% would become vested on the third anniversary of the date of grant;

•	65% would become vested on the fourth anniversary of the date of grant; and

•	100% would become vested on the fifth anniversary of the date of grant.
Notwithstanding the foregoing, in the event of a public offering (as defined in the 1998 Plan) all options that were not exercisable at the time of the public offering will vest ratably over a period of years equal to five minus the number of complete years of vesting that had occurred prior to the public offering. Nonvested options vest upon the occurrence of a change of control (as defined in the 1998 Plan). Both incentive stock options and nonqualified stock options may be granted under the 1998 Plan.
We have the right, under certain circumstances, to repurchase from any optionee at the Fair Market Value (as defined in the 1998 Plan) any options held by such optionee or any shares of our common stock issued on exercise of any such options. The circumstances under which we may exercise this option generally include:

•	the termination of the optionee’s employment or other relationship;

•	the occurrence of a Change of Control; or

•	we engage in a transaction (such as a merger or share exchange) whereby the optionee would receive securities and optionee is not qualified as an “accredited investor” within the meaning of the Securities Act of 1933.

Our purchase option will terminate on the consummation of this offering. In addition to the foregoing, if an optionee’s employment or other relationship terminates as a result of the death of such optionee, the estate of such optionee or other person who inherits the right to exercise the option or the shares of our common stock issued on exercise of options granted under the 1998 Plan, is entitled to require us to purchase, for Fair Market Value, all or any portion of the optionee’s options or shares of our common stock issued on exercise of such options. A deceased optionee’s repurchase, or “put,” right may be exercised at any time prior to the first anniversary of the optionee’s death.
The Board of Directors may amend, modify, suspend or terminate the 1998 Plan without the approval of our stockholders, except that, without stockholder approval, the Board of Directors will not have the power or authority to increase the number of shares of our common stock that may be issued pursuant to the exercise of options under the 1998 Plan, decrease the minimum exercise price of any incentive stock option or modify requirements relating to eligibility with respect to incentive options.
Following the offering, we will no longer grant options under our 1998 Plan, and all shares that remain available for future grant under this plan will become available for issuance under our new 2005 equity incentive plan, as described below. As of June 30, 2005, options covering an aggregate of 1,351,700 shares were outstanding under the 1998 Plan.
2000 stock option plan for key employees
Our 2000 Stock Option Plan for key employees, as amended (the “2000 Plan”), provides for the grant of options to key employees and eligible non-employees of ours and our subsidiaries for the purchase of shares of our common stock.
The employees and non-employees eligible for options under the 2000 Plan are those persons who the Board of Directors or the Committee identifies as having a direct and significant effect on the performance or financial development of us and our subsidiaries. A total of 10,000,000 shares of our common stock are available in respect of options granted under the 2000 Plan, and the maximum number of shares that may be granted to any employee or eligible non-employee in respect of options granted under the 2000 Plan is 800,000. Generally, options granted under the 2000 Plan may not have a term in excess of ten years from the date the option is granted.
Although the Committee has discretion in determining the terms of any option, it is expected that options will generally vest and become exercisable over a four-year period from the grant date as follows:

•	25% would become vested on the first anniversary of the date of grant;

•	50% would become vested on the second anniversary of the date of grant;

•	75% would become vested on the third anniversary of the date of grant;

•	100% would become vested on the fourth anniversary of the date of grant.
We have the right, under certain circumstances, to repurchase from any optionee at the fair market value (as defined in the 2000 Plan) any options held by such optionee or any shares of our common stock issued on exercise of any such options. The circumstances under which we may exercise this option generally include:

•	the termination of the optionee’s employment or other relationship; or

•	the occurrence of a change of control (as defined in the 2000 Plan).
Our purchase option will terminate on the consummation of this offering.
The Board of Directors may amend, modify, suspend or terminate the 2000 Plan without the approval of our stockholders, except that, without stockholder approval, the Board of Directors will not have the power or authority to increase the number of shares of our common stock that may be issued pursuant to the exercise of options under the 2000 Plan, decrease the minimum exercise price of any incentive stock option or modify requirements relating to eligibility with respect to incentive options.
Following the offering, we will no longer grant options under our 2000 Plan, and all shares that remain available for future grant under this plan will become available for issuance under our new 2005 equity incentive plan, as described below. As of June 30, 2005, options covering an aggregate of 9,178,450 shares were outstanding under the 2000 plan.
2001 broad-based stock option plan
Our 2001 Broad-Based Stock Option Plan, as amended (the “2001 Plan”), provides for the grant of options to employees and eligible non-employees of us and our subsidiaries for the purchase of shares of our common stock.
The employees and non-employees eligible for options under the 2001 Plan are our employees and employees of any direct or indirect subsidiary or parent corporation thereof now existing or hereafter formed or acquired who are responsible for our continued growth. A total of 600,000 shares of our common stock are available in respect of options granted under the 2001 Plan, and the maximum number of shares that may be granted to any employee or eligible non-employee in respect of options granted under the 2001 Plan is 5,000. Generally, options granted under the 2001 Plan may not have a term in excess of ten years from the date the option is granted under the 2001 Plan may not have a term in excess of ten years from the date the option is granted.
Although the Committee has discretion in determining the terms of any option, it is expected that options will generally vest over a five-year period from the grant date as follows:

•	20% would become vested on the first anniversary of the date of grant;

•	40% would become vested on the second anniversary of the date of grant;

•	60% would become vested on the third anniversary of the date of grant;

•	80% would become vested on the fourth anniversary of the date of grant; and

•	100% would become vested on the fifth anniversary of the date of grant.
The vesting of an option may be accelerated by the Committee at a rate not to exceed 13.3333% of the shares of our common stock subject to such option per year if we meet certain performance goals attributed to such option by the Committee.
Stock options issued under the 2001 Plan become exercisable upon the first to occur of six months following a public offering (as defined in the 2001 Plan) or on January 1, 2008.

Notwithstanding the foregoing, in the event of a public offering, all options that were not exercisable at the time of the public offering will vest automatically on January 1, 2008. This offering will constitute a “public offering” within the meaning of the 2001 Plan. All options outstanding under the plan also automatically vest immediately prior to the consummation of a change of control (as defined in the 2001 Plan). Both incentive stock options and nonqualified stock options may be granted under the 2001 Plan.
If the options granted under the 2001 Plan become exercisable on January 1, 2008, we have the right, between July 1, 2008 and December 31, 2008, to repurchase from any optionee at the fair market value (as defined in the 2001 Plan) any options held by such optionee or any shares of our common stock issued on exercise of any such options. Our purchase option will terminate on the consummation of this offering.
If prior to January 1, 2008, we sell a related entity (as defined in the 2001 Plan) then the option held by each optionee who continues his or her employment with such related entity shall immediately terminate. If after January 1, 2008, we sell a related entity then, subject to certain provisions, the optionee who continues his or her employment with the related entity will have the right to exercise the vested portion of such optionee’s option within 30 days after the date of such transaction.
The Board of Directors may amend, modify, suspend or terminate the 2001 Plan without the approval of our stockholders, except that, without stockholder approval, the Board of Directors will not have the power or authority to increase the number of shares of our common stock that may be issued pursuant to the exercise of options under the 2001 Plan, decrease the minimum exercise price of any incentive stock option or modify requirements relating to eligibility with respect to incentive options.
Following the offering, we will no longer grant options under our 2001 Plan, and all shares that remain available for future grant under this plan will become available for issuance under our new 2005 equity incentive plan, as described below. As of June 30, 2005, options covering an aggregate of 233,025 shares were outstanding under the 2001 Plan.
2005 equity incentive plan
Prior to the offering, our Board of Directors and stockholders adopted the Activant Solutions Holdings Inc. 2005 equity incentive plan (the “2005 equity incentive plan”). The 2005 equity incentive plan is intended to replace our existing 1998 Plan, 2000 Plan and 2001 Plan, and we do not intend to grant any further awards under these plans. Awards under the 2005 equity incentive plan generally are not subject to the limitations of Rule 162(m) of the U.S. Internal Revenue Code of 1986, as amended from time to time for a transitional period. The following is a description of the 2005 equity incentive plan.
Purpose. The purpose of the 2005 equity incentive plan is to attract, retain and motivate our and our subsidiaries’ employees, directors, and third party service providers and to encourage them to have a financial interest in us.
Effective date and term. The 2005 equity incentive plan will become effective immediately prior to completion of the offering and will terminate ten years later unless sooner terminated.
Plan and participant share limits. The maximum number of shares of common stock issuable under the 2005 equity incentive plan is                      shares, plus up to                      shares subject to outstanding stock options under our 1998 Plan, 2000 Plan and 2001 Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). Subject to the limits described in the previous sentence, the maximum number of shares that may be issued to non-employee directors is                      shares.
Shares are counted against the authorization only to the extent they are actually issued. Thus, awards for shares which terminate by expiration, forfeiture, cancellation, or otherwise, are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall result in shares being again available for grant. Also, if the exercise price or tax withholding requirements of any award are satisfied by tendering shares to us, or if a stock appreciation right (“SAR”) is exercised, only the number of shares issued, net of the shares tendered, will be deemed issued under the 2005 equity incentive plan. The maximum number of shares will not be reduced to reflect dividends or dividend equivalents that are reinvested into additional shares or credited as additional restricted stock, restricted stock units, performance shares, or other stock-based awards.
The 2005 equity incentive plan also imposes annual per-participant award limits. The maximum number of shares of common stock with respect to any awards denominated in shares that may be granted to any person in any calendar year is                     .
The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the exercise price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations are subject to adjustment by our compensation committee to reflect a merger, consolidation, reorganization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure (other than normal cash dividends), or any similar corporate event or transaction and to prevent dilution or enlargement of participants’ rights under the 2005 equity incentive plan. Our compensation committee may also make appropriate adjustment to awards under the 2005 equity incentive plan to reflect, or related to, such changes and to modify any other terms of outstanding awards.
Administration. The compensation committee is responsible for administering the 2005 equity incentive plan and has the discretionary power to interpret the terms and intent of the 2005 equity incentive plan and any 2005 equity incentive plan related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, forms, instruments and guidelines. Determinations of the compensation committee made under the 2005 equity incentive plan are final and binding. The compensation committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents or advisors.
Eligibility. Our and our subsidiaries’ employees, non-employee directors, and third party service providers who are selected by the compensation committee are eligible to participate in the 2005 equity incentive plan.
Stock options. The compensation committee may grant both incentive stock options (“ISOs”) and nonqualified stock options under the 2005 equity incentive plan. Eligibility for ISOs is limited to our employees and employees of our subsidiaries. The exercise price for options and the term of any option is determined by the compensation committee at the time of the grant; provided, however that in the case of an ISO, the aggregate fair market value (determined as of the time of such grant) of the shares which become exercisable in any year under ISOs shall not exceed $100,000. Moreover, in respect to an ISO, the per-share exercise price of such ISO shall not be less than 100% of such fair market value of a share (or if the recipient is a 10%

stockholder, then not less than 110%) and the latest expiration date of such ISO is the tenth anniversary of the date of the grant (or if the recipient is 10% stockholder, then the fifth anniversary). Fair market value under the 2005 equity incentive plan is generally defined as the closing price of a share of common stock on the Nasdaq Stock Market (or if the shares are listed on another national securities exchange or system, on such exchange or system), or if there was no trading of shares on such date, on the next preceding date on which there was trading in the shares. The exercise price is to be paid with cash or by other means approved by the compensation committee.
Stock appreciation rights. The compensation committee may grant SARs under the 2005 equity incentive plan either alone or in tandem with stock options. Upon exercise of an SAR, the holder will have a right to receive the difference between the fair market value of one share on the date of the exercise and the grant price as specified by the compensation committee on the date of such grant. The grant price, methods of exercise, and methods of settlement will be determined by the compensation committee; however, tandem SARs must be exercised by relinquishing the related portion of the tandem option.
Restricted stock and restricted stock units. The compensation committee may award restricted common stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. A restricted stock unit award is an award denominated in shares of common stock which is credited to a notional account. The value of the account is transferred to the participant only after specified conditions are satisfied. A holder of restricted stock is entitled to voting rights, whereas the holder of a restricted stock unit award has no voting rights. The compensation committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units. If the grant, lapse of restrictions or conditions applicable to an award of restricted stock award or restricted stock units depends upon the achievement of performance goals over a performance period, the awards are referred to as “performance stock” or “performance units”, respectively.
Other stock-based awards. The compensation committee may grant other equity-based or equity-related awards, referred to as “other stock-based awards” not otherwise described in the 2005 equity incentive plan. The terms and conditions of each other stock-based award shall be determined by the compensation committee.
Dividend equivalents. Under the 2005 equity incentive plan, the compensation committee may grant participants dividend equivalents based on the dividends declared on shares that are subject to any award. Dividend equivalents will be credited as of dividend payment dates during the period between the date such award is granted and the date such award is exercised, vested, expired, credited or paid, as determined by the committee.
Non-employee director awards. The Board of Directors or the compensation committee, under the 2005 equity incentive plan, may grant awards to non-employee directors as it shall determine, including awards granted in satisfaction of annual fees that are otherwise payable to such directors. It is our policy to grant                     options to each non-employee director every year upon our independent auditors signing their annual audit report.
Cash-based awards. The compensation committee may grant awards denominated in cash under the 2005 equity incentive plan in such amounts and subject to such terms and conditions as the compensation committee may determine.
Performance-based compensation. The compensation committee can design any award such that it will be earned only if performance goals over performance periods established by the compensation committee are met, and awards can only be granted, vested or paid if the compensation committee certifies in writing that such performance goals and any other material terms applicable to such performance period have been satisfied. The performance goals will be based upon one or more of the following performance measurements:

•	net income (before or after taxes);

•	earnings per share (before or after taxes, interest, depreciation and amortization);

•	net sales growth;

•	net operating profit;

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on equity);

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	operating efficiency;

•	customer satisfaction;

•	working capital targets;

•	economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

•	account growth;

•	service revenue; and

•	capital expenditures.
No later than 90 days after the commencement of a performance period (but in no event after twenty-five percent (25%) of such performance period has elapsed), the compensation committee shall establish in writing the performance goals, the performance measures, the method of computing compensation and the participants to which such performance goals apply. When establishing performance goals for any award to a covered employee, the compensation committee may include or exclude any of the following events: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; acquisitions or divestitures, foreign exchange gains or losses, and other extraordinary items which must be described in our audited financial statements and/or in the Management’s discussion and analysis section of our annual report on Form 10-K.
Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the compensation committee has the discretion to adjust these awards downward.
Termination of employment. Each award agreement will specify the effect of a holder’s termination of employment with, or service for, us, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable. Such provisions will be determined in the compensation committee’s sole discretion.
Treatment of awards upon a change of control. If we undergo a change in control, unless the compensation committee otherwise determines (or unless prohibited by law), all time-vested equity awards vest and become exercisable and all performance-based awards vest and become exercisable and are considered earned based on target performance. Awards are to be paid out or distributed within thirty days of a change of control in cash, shares, other securities or any combination, as determined by the compensation committee, and shall be terminated as to any unexercised portion upon consummation of the change of control. However, if the award is denominated in shares, the amount distributed or paid will be the difference between the fair market value of the shares on the date of the change of control and, if applicable, the exercise price, grant price or unpaid purchase price as of the date of the change of control.
Under the 2005 equity incentive plan, a change in control is triggered if there is an acquisition of 20% or more of the outstanding shares or the voting power of the outstanding securities, individuals on the board cease to constitute a majority of the board, there is consummation of a reorganization, merger, or consolidation or sale to which we are a party or a disposition of all or substantially all of our assets, unless shareholders continue to own more than 50% of the outstanding voting securities, no person beneficially owns 20% or more of our outstanding securities, and at least a majority of the members of our Board of Directors were members of the board prior to the transaction, or we are completely liquidated or dissolved.
Amendment of awards or plan and adjustment of awards. The compensation committee may at any time alter, amend, modify, suspend, or terminate the 2005 equity incentive plan or any outstanding award in whole or in part. No amendment of the 2005 equity incentive plan will be made without shareholder approval if shareholder approval is required by law. No stock option, SAR, or analogous other stock-based award may be repriced, replaced or regranted through cancellation or by lowering the exercise price or grant price without shareholder approval. No amendment may adversely affect in any material way an award previously granted without written consent of the participant holding such award.
Awards granted in connection with the offering. In connection with the offering, we intend to grant to certain of our officers an aggregate of                      shares of restricted stock. The restricted stock to be granted will vest in full on the first anniversary of the consummation of the date of grant. The following table sets forth the dollar value and corresponding number of shares of our common stock underlying these grants to (i) each of our executive officers,

(ii) our executive officers as a group, and (iii) all of our employees as a group other than our executive officers.

Number of
Name	Dollar value	shares

A. Laurence Jones
Pervez Qureshi
Greg Petersen
Mary Beth Loesch
Christopher Speltz
Richard Rew, II

Executive officer group
Non-executive officer group

Stock option bonus plan
Our Amended and Restated Stock Option Bonus Plan provides for a bonus payment in connection with a change of control and serves to offset the dilution caused by the accretion of our Class A common stock. This plan will terminate in accordance with its terms upon consummation of this offering without the payment of any amount hereunder.
Compensation committee interlocks and insider participation
Compensation decisions are made by our Board of Directors and the compensation committee. The compensation committee is currently composed of Messrs. Brodsky, Downie and Porter. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.
Mr. Brodsky is a partner and Mr. Downie is a principal of Hicks Muse, affiliates of which control approximately 99% of our outstanding common stock. We are a party to a financial advisory agreement, monitoring and oversight agreement and stockholders agreement with the Hicks Muse Investors. See “Certain relationships and related transactions.”

Principal and selling stockholders
The following table sets forth, as of                     , 2005, certain information with respect to the beneficial ownership of our capital stock before and after completion of this offering, and shows the number and percentage owned by:

•	each person or entity who owns five percent or more of any class of our capital stock;

•	each person who will sell shares in this offering if the underwriters exercise their over-allotment option;

•	each member of our Board of Directors;

•	each of our named executive officers; and

•	all directors and named executive officers as a group.

The amounts and percentages of capital stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. To our knowledge, all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. The table also includes the number of shares underlying options that are exercisable within 60 days of                     , 2005 and the sale of shares in this offering. Common stock subject to these options is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. The table assumes                      shares of common stock outstanding as of                     , 2005 and                      shares of common stock outstanding upon completion of this offering.

			Maximum	Shares beneficially		Shares beneficially
			number of	owned after		owned after
			shares offered	this offering		this offering
	Shares beneficially		in this offering	assuming no		assuming full
	owned prior		assuming full	exercise of over-		exercise of over-
	to this offering		exercise of	allotment option		allotment option
			over-allotment
Name	Number	Percentage	option	Number	Percentage	Number	Percentage

Selling stockholders:
Hicks Muse Investors(1)		(2)%	%	%		%
c/o Hicks, Muse, Tate & Furst Incorporated 200 Crescent Court, Suite 1600 Dallas, Texas 75201
Directors and executive officers:
Peter S. Brodsky		%		%		%
Jack D. Furst(3)		%		%		%
Jason Downie		%		%		%
James R. Porter		(4)%		%		%
A. Laurence Jones		(5)%		%		%
Pervez Qureshi		(6)%		%		%
Greg Petersen		(7)%		%		%
Christopher Speltz		(8)%		%		%
Robert Shaw		(9)%		%		%
Mary Beth Loesch		(10)%		%		%
Michael A. Aviles		(4)%		%		%
All executive officers and directors as a group (twelve persons)		(11)%		%		%

(1)	Includes (i) shares owned of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks Muse, and (ii) shares owned of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated. Messrs. Thomas O. Hicks, John R. Muse and Jack D. Furst are members of a three-person committee which exercises voting and dispositive powers over the securities that are held by the Hicks Muse Investors. No single member of the committee has dispositive and/or voting power over the shares held by the Hicks Muse Investors. Mr. Hicks is a former partner, and Messrs. Muse and Furst are current partners, of Hicks Muse. As a result of the foregoing, each of Messrs. Hicks, Muse and Furst may be deemed to beneficially own all of a portion of the shares of common stock beneficially owned by the Hicks Muse Parties described above. Each of Messrs. Hicks, Muse, and Furst disclaims the existence of a group and disclaims beneficial ownership of shares of common stock owned of record by him.

(2)	Gives effect to the conversion of 25,000,000 shares of Class A common stock (including the accrued liquidation preference thereon) held by them into 45,603,219 shares of common stock concurrently with the offering.

(3)	Mr. Furst is a partner of Hicks Muse and a member of a committee which exercises voting and dispositive powers over the shares of our common stock that are held by the Hicks Muse Investors. Accordingly, Mr. Furst may be deemed to beneficially own all or a portion of the shares of common stock beneficially owned by the Hicks Muse Parties described above. Mr. Furst disclaims beneficial ownership of shares of common stock not owned of record by him.

(4)	Represents shares of common stock issuable upon the exercise of currently exercisable stock options.
(5)	Includes shares owned of record, shares of common stock issuable to Mr. Jones upon the exercise of currently exercisable stock options and shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management—2005 equity incentive plan.”

(6)	Includes shares of common stock issuable to Mr. Qureshi upon the exercise of currently exercisable stock options and shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management—2005 equity incentive plan.”
(7)	Includes shares of common stock issuable to Mr. Petersen upon the exercise of currently exercisable stock options and shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management—2005 equity incentive plan.”
(8)	Includes shares of common stock issuable to Mr. Speltz upon the exercise of currently exercisable stock options and shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management—2005 equity incentive plan.”

(9)	Includes shares of common stock issuable to Mr. Shaw upon the exercise of currently exercisable stock options and shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management— 2005 equity incentive plan.”

(10)	Includes shares of common stock issuable to Ms. Loesch upon the exercise of currently exercisable stock options and shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management— 2005 equity incentive plan.”

(11)	Includes shares of common stock issuable to our directors and executive officers upon the exercise of currently exercisable stock options and shares of restricted stock to be issued at or prior to the consummation of this offering.

Certain relationships and related transactions
Advisory agreements
Monitoring and oversight agreement
We are party to a ten-year agreement (the “Monitoring and Oversight Agreement”) with Hicks, Muse & Co. Partners, L.P. (“Hicks Muse Partners”), an affiliate of the Hicks Muse Investors, pursuant to which we pay Hicks Muse Partners an annual fee payable quarterly for oversight and monitoring services to us. The annual fee is adjustable on January 1 of each calendar year to an amount equal to the (i) sum of (A) the fee in effect at the beginning of the immediately preceding calendar year plus (B) the aggregate amount of all Acquisition Increments (as defined) with respect to such immediately preceding calendar year, multiplied by (ii) the percentage increase in the Consumer Price Index during the immediately preceding calendar year, but in no event less than $350,000. Upon the acquisition by us or any of our subsidiaries of another entity or business, the fee is increased by an amount equal to 0.2% of the consolidated annual net sales of the acquired entity or business and its subsidiaries for the trailing twelve-month period. In fiscal years 2003, 2004 and 2005, we paid Hicks Muse Partners a fee of $384,000, $390,000 and $393,500, respectively, for services under the Monitoring and Oversight Agreement.
Three of our directors, Jack D. Furst, Peter S. Brodsky and Jason Downie, are each principals of Hicks Muse Partners. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to us under the Monitoring and Oversight Agreement. In addition, we have agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses, fees and disbursement of counsel related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Monitoring and Oversight Agreement and not resulting primarily from the bad faith, gross negligence or willful misconduct of Hicks Muse Partners. The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. In our opinion, the fees and other obligations provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received by us and our subsidiaries.
Financial advisory agreement
We are party to a ten-year agreement (the “Financial Advisory Agreement”) with Hicks Muse Partners pursuant to which Hicks Muse Partners receives a fee equal to 1.5% of the “Transaction Value” for each “Add-on Transaction” in which we are involved. The term “Transaction Value” means the total value of the Add-on Transaction, including, without limitation, the aggregate amount of the funds required to complete the Add-on Transaction, including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding). The term “Add-on Transaction” means any tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or similar transaction involving us, or any of our subsidiaries, and any other person or entity, excluding, however, any acquisition that does not involve the use of (or any waiver or consent under) any debt or equity financing and in which neither Hicks Muse Partners nor any other person or entity provides financial advisory, investment banking or similar services. In addition, we have agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Financial Advisory Agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The Financial Advisory Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. In our opinion, the fees provided for under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by us. We paid no fees to Hicks Muse Partners for services provided by Hicks Muse Partners under the Financial Advisory Agreement in fiscal years 2003 and 2004. In March 2005, we paid a fee of $1.8 million to Hicks Muse Partners for financial advisory services related to the Speedware acquisition, and in September 2005, we paid a fee of $3.2 million to Hicks Muse Partners for financial advisory services related to the Prophet 21 acquisition.
Termination of monitoring and oversight and financial advisory agreements
Concurrently with, and subject to the closing of this offering, the Monitoring and Oversight and Financial Advisory Agreements with Hicks Muse Partners will be terminated, and we anticipate paying Hicks Muse Partners a fee of $3.0 million in connection with such termination.
Stockholders agreement
Hicks Muse and A. Laurence Jones are parties to a stockholders agreement, dated as of May 26, 1999 (the “Stockholders Agreement”). The Stockholders Agreement, among other things, grants preemptive rights and certain registration rights and contains provisions regarding the voting of shares. The Stockholders Agreement will be terminated upon the consummation of this offering without the payment of any consideration or other amounts to Hicks Muse or A. Laurence Jones.
Registration rights agreement
In connection with the consummation of this offering, the existing Stockholders Agreement will be terminated and the registration rights granted to the stockholders party to that agreement, subject to certain modifications thereto, will be set forth in a new registration rights agreement to be entered into among us and our stockholders party to the Stockholders Agreement (consisting of certain affiliates of Hick Muse and A. Laurence Jones). Under the Stockholders Agreement, the parties thereto were granted certain registration rights, including unlimited “piggyback” rights and the right to require us, on three occasions, to register with the SEC the sale of shares of common stock held by them, subject to certain limitations and conditions.
Under the new Registration Rights Agreement, the stockholders party thereto will have the right to require us, on three occasions, to register with the SEC the sale of shares of common stock held by them, subject to certain limitations and conditions. In addition, the stockholders party to the new Registration Rights Agreement will have the right at any time to require us to register with the SEC on Form S-3 the sale of shares of common stock held by them, to the extent we are then eligible to use Form S-3 for such sales of our common stock, subject to certain limitations (including a limitation to the effect that we will generally not be required to comply with any such request more than twice in any twelve month period). Any such registration as described in the preceding sentence may, at the request of the stockholders, take the form of a “shelf” registration, and may be underwritten.

The stockholders party to the new Registration Rights Agreement will also have unlimited “piggyback” registration rights under which at any time we register our common stock for sale, except with respect to certain types of offerings and subject to certain “cut-back” provisions, they will have the right to include shares of common stock held by them in the offering. The stockholders party to the new Registration Rights Agreement will also agree not to sell our common stock during any period beginning ten days prior to and 180 days following any underwritten registration, unless the managing underwriter for such offering agrees otherwise. Under the Registration Rights Agreement, we will bear all registration expenses, other than underwriting discounts, commissions and other fees. We will also agree to indemnify such holders against any liabilities that may result from their sale of common stock under the Registration Rights Agreement, subject to certain exceptions for information provided by such holders for inclusion in the prospectus used to sell such securities.
Internet Autoparts, Inc.
On May 31, 2000, we, along with affiliates of Hicks Muse, entered into a joint venture arrangement with some of our customers and other investors to form Internet Autoparts. In June 2003, we purchased all of the common stock of Internet Autoparts owned by affiliates of Hicks Muse for an aggregate purchase price of $1.8 million. Mr. Brodsky, one of our directors, and Mr. Jones, our President and Chief Executive Officer, also serve on the Board of Directors of Internet Autoparts.
Modification of terms of Class A common stock
On May 27, 1999, we issued 25,000,000 shares of our existing Class A common stock to the Hicks Muse Investors for net proceeds of $23.9 million, which were contributed to us and used primarily to pay outstanding indebtedness.
The Class A common stock is senior to our common stock upon liquidation, but votes with our common stock as a single class. Upon dissolution, holders of existing Class A common stock are entitled to receive the Stated Value (as defined below) of their shares before any distribution to common stockholders. Once the holders of Class A common stock receive the Stated Value, the remaining assets would be distributed among the common stockholders pro rata. The Stated Value of a share of Class A common stock is defined as $1.00 (which represents $25.0 million of the gross proceeds received by Hicks Muse divided by the 25,000,000 shares of common stock received by Hicks Muse), plus notional interest of 35% per annum, accrued daily and compounded annually. As long as the existing Class A common stock is outstanding, there may be no dividends, stock splits, or other distributions declared or paid on our common stock, and no redemptions or other repurchases.
In June 2003, we amended the terms of our existing Class A common stock to:

•	eliminate any further accumulation of any additional accretion on the liquidation preference (which is approximately $85.5 million);

•	provide that the holders of the class A common stock will no longer have any right to cause us to purchase the Class A common stock, and we will no longer have a right to redeem the existing Class A common stock; and

•	provide that the Class A common stock will be convertible (together with the accrued liquidation preference therein), in whole or in part, into our common stock at a conversion price of $1.875 per share, and vote with the shares of our common stock on an as-converted basis.

Immediately prior to the completion of this offering, each outstanding share of Class A common stock will be converted in accordance with its terms into an aggregate of 45,603,219 shares of our common stock.
The conversion price for the Class A common stock was determined based upon the price paid by us on June 5, 2003 to Glenn Staats and Preston Staats, Jr. for their outstanding shares of common stock.
Purchase of our common stock from Glenn Staats and Preston Staats, Jr.
On June 5, 2003, we entered into a Securities Repurchase Agreement with Glenn Staats and Preston Staats, Jr., both former members of our Board of Directors, pursuant to which (i) we purchased all of the outstanding shares of our common stock held by Glenn Staats and Preston Staats, Jr. in exchange for $30.0 million in cash; (ii) Glenn Staats and Preston Staats, Jr. each resigned from our Board of Directors; (iii) Glenn Staats and Preston Staats, Jr. agreed for a period of seven years from the date of such purchase to not compete with us subject to certain exceptions; and (iv) we and Preston Staats, Jr. settled certain legal proceedings. The foregoing payments by us to Glenn Staats and Preston Staats, Jr. were made from the proceeds of a $30.0 million dividend to us from Activant Operating.

Description of capital stock
General
Upon the completion of this offering, our authorized capital stock will consist of                      shares of common stock, $0.000125 par value per share, of which                      shares will be issued and outstanding and                      shares of preferred stock, $0.01 par value per share, of which no shares will be issued and outstanding. The following is a description of the terms of our certificate of incorporation and by-laws, the forms of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part and which will become effective prior to the offering contemplated by this prospectus.
Common stock
The holders of common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held, subject to any rights of holders of any preferred stock that may be issued in the future. Holders of common stock do not have preemptive rights to participate in future stock offerings. Subject to the prior rights and preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive dividends as may be declared by our Board of Directors from time to time.
Preferred stock
Our certificate of incorporation will provide that we may issue up to                      shares of our preferred stock in one or more series as may be determined by our Board of Directors.
Our Board of Directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

•	determining the number of shares to be included in each series;

•	fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

•	increasing or decreasing the number of shares of any series.
The Board of Directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.
Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.
We believe that the ability of our Board of Directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Although our Board of Directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a shareholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our Board of Directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interest or in which shareholders might receive a premium for their stock over the then best current market price.
Anti-takeover effects of various provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws
Provisions of the DGCL and our certificate of incorporation and by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Delaware anti-takeover statute
We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•	the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our Board of Directors prior to the time the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time a person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.
Our certificate of incorporation and by-laws
In addition, provisions of our certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.
Classified board of directors. Our certificate of incorporation provides that our Board of Directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.
Quorum requirements; removal of directors. Our certificate of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of our capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on our Board of Directors. Directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors.
No cumulative voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly address cumulative voting.
No stockholder action by written consent; calling of special meeting of stockholders. Our certificate of incorporation prohibits stockholder action by written consent. It and our by-laws also provide that special meetings of our stockholders may be called only by (1) our Board of Directors or the chairman of our Board of Directors pursuant to a resolution approved by our Board of Directors or (2) our Board of Directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting.
Advance notice requirements for stockholder proposals and director nominations. Our by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock will generally be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Supermajority provisions. The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions may be amended only by a vote of 66 2/3% or more in voting power of all the outstanding shares of our capital stock entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in (1) our Board of Directors and the chairman of our Board of Directors and (2) our Board of Directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting;

•	the provisions relating to the classification of our Board of Directors;

•	the provisions relating to the size of our Board of Directors;

•	the provisions relating to the quorum requirements for stockholder action and the removal of directors;

•	the limitation on the liability of our directors to us and our stockholders;

•	the obligation to indemnify and advance expenses to the directors and officers to the fullest extent authorized by the DGCL;

•	the provisions granting authority to our Board of Directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

•	the supermajority voting requirements listed above.
In addition, our certificate of incorporation grants our Board of Directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.
Our certificate of incorporation provides that our by-laws may be amended by stockholders representing no less than 66 2/3% of the voting power of all the outstanding shares of our capital stock entitled to vote.
Our certificate of incorporation provides that Hicks Muse and its representatives will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.
Our certificate of incorporation provides that the affirmative vote of 66 2/3% of our directors is necessary to approve any merger, any sale of all or substantially all of our assets, any liquidation of our company or our filing of a voluntary petition in bankruptcy.

Limitations on liability and indemnification of officers and directors.
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.
Our certificate of incorporation and by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Nasdaq National Market
We have applied to have our common stock listed on the Nasdaq National Market under the trading symbol AVNT.
Transfer agent and registrar
                     is the transfer agent and registrar for our shares of common stock.

Description of certain indebtedness
New senior credit facility
We expect that on the closing date of this offering we will enter into a new senior credit facility with a syndicate of financial institutions, including JPMorgan Chase Bank, N.A. We expect that our new senior credit facility will consist of both:

•	a new revolving credit facility, which we will expect to have a -year maturity and permit borrowings up to the aggregate principal amount of $ million (less amounts reserved for letters of credit). We anticipate that the new revolving credit facility will be undrawn at closing and that we will have $ million of availability thereunder immediately following this offering; and

•	a new term loan facility, which we expect will have a -year maturity and consist of total loans of $ . We expect that the new term loan facility will be drawn in full upon the closing of this offering.
The following is a summary description of what we expect the principal terms and conditions of our new senior credit facility to be. The description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the definitive agreement.
Interest. Principal balances outstanding under the new senior credit facility will bear interest per annum, at our option, at the sum of the base rate plus an applicable margin or the Eurodollar Rate plus an applicable margin. The base rate will be defined as the greater of the prime rate (as announced from time to time by the administrative agent), the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1.0% or the federal funds rate plus 0.5%. Interest on base rate loans will be payable on the last day of each quarter. Interest on Eurodollar loans will be payable upon maturity of the Eurodollar loan or on the last day of the quarter if the Eurodollar loan exceeds 90 days. We will also pay a quarterly fee on the average availability under the new revolving credit facility.
Security. Borrowings and other extensions of credit under our new senior credit facility and guarantees thereof will be secured by a first priority perfected security interest in substantially all of our and certain of our subsidiaries’ assets, including after-acquired property.
Guarantees. Our payment obligations under our new senior credit facility will be jointly and severally guaranteed, on a senior secured basis, by us and certain of our subsidiaries, other than certain foreign subsidiaries.
Covenants. Our senior credit facility will contain certain financial covenants applicable to us and our subsidiaries.
In addition, our new senior credit facility will contain covenants pertaining to our and our subsidiaries’ management and operation. We expect these covenants to include, among others, requirements that each of us and our subsidiaries:

•	preserve our corporate existence and not amend our charter or bylaws;

•	maintain adequate insurance coverage;

•	maintain our properties and all necessary licenses, permits and intellectual property;

•	maintain our holding company status;

•	maintain necessary licenses;

•	perform our obligations under leases, related documents, material contracts and other agreements; and

•	comply with applicable laws and regulations, including those related to tax, employee, pension and environmental matters.
Our new senior credit facility also will subject us and our subsidiaries to significant limitations, including limitations on our and our subsidiaries’ ability to:

•	incur indebtedness, guarantees and capital expenditures;

•	incur liens or encumbrances;

•	merge, consolidate, or consummate divestitures and acquisitions;

•	make investments and capital contributions;

•	enter into joint ventures, partnerships and changes of business;

•	make loans and advances;

•	make dividend and other stock payments;

•	repurchase or redeem equity;

•	make asset sales or transfers, leases, sales and leasebacks;

•	voluntarily prepay or repurchase or redeem debt;

•	enter into transactions with affiliates; and

•	make changes in accounting treatment.
Events of default. Our new senior credit facility will provide for events of default customarily found in facilities of this type, including, but not limited to:

•	failure to pay principal when due or, within specified periods, interest or fees when due;

•	any representation or warranty proving to have been materially incorrect when made;

•	failure to perform or observe covenants or guarantees after any applicable grace period;

•	cross-defaults to other material indebtedness;

•	bankruptcy defaults;

•	material judgment defaults;

•	change of control;

•	ERISA defaults;

•	environmental liabilities;

•	any loan document ceasing to be in full force and effect; and

•	any interest created by the related security documents ceasing to be enforceable and of the same effect and priority purported to be created thereby.

10 1/2% senior notes due 2011
Activant Operating issued $157.0 million aggregate principal amount of 10 1/2% senior notes due 2011 pursuant to an indenture dated as of June 27, 2003 between Activant Operating and Wells Fargo Bank, N.A., as successor by merger to Wells Fargo Bank Minnesota, N.A., as trustee (the “2003 Indenture”). On August 5, 2005, we repurchased $0.2 million principal amount of the 10 1/2% senior notes due 2011 at 101% of principal amount pursuant to an excess cash tender offer required by the terms of the 2003 Indenture. The 10 1/2% senior notes due 2011 issued pursuant to the 2003 Indenture are subject to the following covenants and events of default. The payment of principal, premium (if any) and interest on the 10 1/2% senior notes due 2011 is senior in right of payment to all subordinated indebtedness of Activant Operating and its subsidiaries and pari passu in right of payment to all other senior unsecured indebtedness of Activant Operating and its subsidiaries.
Covenants. The 2003 Indenture contains covenants limiting Activant Operating’s ability to, among other things, incur additional indebtedness, make certain payments in respect of its shares of capital stock, merge or consolidate with any other person and sell, lease, transfer or dispose of its properties or assets.
Events of default. The following events would be an event of default under the 2003 Indenture:

•	Activant Operating fails to pay interest on the 10 1/2% senior notes due 2011 when it becomes due and payable and the default continues for a period of 30 days;

•	Activant Operating fails to pay the principal or premium, if any, on any 10 1/2% senior note due 2011 when due;

•	Activant Operating fails to comply with any of the agreements contained in the 10 1/2% senior notes due 2011 or the 2003 Indenture, which default continues for a period of 30 days after Activant Operating receives written notice specifying the default from the trustee or the holders of at least 25% in aggregate principal amount of outstanding 10 1/2% senior notes due 2011;

•	Activant Operating fails to pay at the final stated maturity (giving effect to any extension thereof) the principal amount of any indebtedness of Activant Operating or its subsidiaries, or the acceleration of the final stated maturity of such indebtedness, if the aggregate principal amount of any such indebtedness in default aggregates $10.0 million or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded;

•	the guarantee of any significant subsidiary ceases to be in full force and effect except as otherwise permitted in the 2003 Indenture or is declared null and void and unenforceable or any guarantee of a significant subsidiary denies its liability under its guarantee;

•	one or more judgments in an aggregate amount in excess of $10.0 million are rendered against Activant Operating or any of its significant subsidiaries and such judgment remains undischarged or unstayed for a period of 60 days; and

•	certain events of bankruptcy.
Tender offer and consent solicitation. Prior to the consummation of this offering, Activant Operating intends to commence a tender offer to purchase any and all of its outstanding 10 1/2% senior notes due 2011. In connection with and as part of the tender offer, Activant

Operating also intends to seek the consent of the tendering noteholders to amend the 2003 Indenture. If the proposed amendments are approved by the holders of a majority of the aggregate principal amount of 10 1/2% senior notes due 2011 and other conditions to the consent solicitation are satisfied, upon consummation of the tender offer, the proposed amendments would eliminate substantially all of the restrictive covenants contained in the 2003 Indenture.
Floating rate senior notes due 2010
Activant Operating issued $120.0 million aggregate principal amount of floating rate senior notes due 2010 pursuant to an indenture dated as of March 30, 2005 between Activant Operating and Wells Fargo Bank, N.A., as trustee (the “2005 Indenture”). On October 17, 2005, Activant Operating issued an additional $145.0 million aggregate principal amount of floating rate senior notes due 2010 pursuant to the 2005 Indenture. The 2005 Indenture provides, among other things, that the floating rate senior notes due 2010 issued pursuant thereto will bear interest at a rate per annum equal to LIBOR (as defined in the 2005 Indenture) plus 600 basis points. The current rate of interest is 10.05%, but the LIBOR component of the interest rate is reset quarterly. The next such adjustment will occur on January 1, 2006.
Covenants and events of default. The covenants and events of default contained in the 2005 Indenture are substantially identical to those in the 2003 Indenture described above.
Tender offer and consent solicitation. Prior to the consummation of this offering, Activant Operating intends to commence a tender offer to purchase any and all of its outstanding floating rate senior notes due 2010. In connection with and as part of the tender offer, Activant Operating also intends to seek the consent of the tendering noteholders to amend the 2005 Indenture. If the proposed amendments are approved by the holders of a majority of the aggregate principal amount of floating rate senior notes and other conditions to the consent solicitation are satisfied, upon consummation of the tender offer, the proposed amendments would eliminate substantially all of the restrictive covenants contained in the 2005 Indenture.
Senior floating rate PIK notes due 2011
We issued $40.0 million aggregate principal amount of senior floating rate PIK notes due 2011 pursuant to an indenture dated as of October 17, 2005 between us and Wells Fargo Bank, N.A., as trustee (the “PIK Indenture”). The PIK Indenture provides, among other things, that the senior floating rate PIK notes issued pursuant thereto bears interest at a rate per annum equal to LIBOR (as defined in the PIK Indenture) plus 850 basis points, but the LIBOR component of the interest rate will be reset quarterly, commencing January 1, 2006. The current rate of interest on the senior floating rate PIK notes due 2011 is 12.62%. Interest accruing on the senior floating rate PIK notes prior to October 1, 2010 will be payable through the issuance of additional senior floating rate PIK notes or, at our election, in cash. Interest accruing on or after October 1, 2010, will be payable in cash on October 1, 2011.

Covenants and events of default. The covenants and events of default contained in the PIK Indenture are substantially identical to those in the 2003 Indenture described above.
Redemption. In connection with this offering, we intend to redeem all of our outstanding senior floating rate PIK notes due 2011 pursuant to the terms of the PIK Indenture. See “Use of proceeds.”
Existing senior revolving credit facility
Our existing senior revolving credit facility with JPMorgan Chase Bank, N.A. provides for borrowings of up to $20.0 million. As of June 30, 2005, we had $0.5 million in letters of credit outstanding and no borrowings under our existing senior revolving credit facility.

Shares eligible for future sale
Prior to this offering, you could not buy or sell our common stock publicly. Following this offering, an active public market for our common stock may not develop or be sustained. We will negotiate and determine the initial public offering price with the underwriters based on several factors. The market price of our common stock may decline from the initial public offering price in this offering. Accordingly, you may be unable to sell your shares of common stock at or above the initial public offering price. Stock markets, particularly in recent years and particularly with regard to technology-related stocks, has experienced significant volatility.
As of the date of this prospectus, we had                      shares of common stock outstanding. In addition, we had outstanding options to purchase                      shares of our common stock, at a weighted average exercise price of $           per share, and  additional shares available for future awards under our stock option plans. In addition, we anticipate issuing                      shares of restricted stock in connection with our new 2005 equity incentive plan. All of our outstanding shares of common stock, as well as the shares of common stock issuable upon exercise of outstanding stock options, are or will be freely tradable without restriction or further registration under the federal securities laws after the applicable lock-up period, subject to compliance with the volume limitations and other conditions of Rule 144 in the case of shares sold by persons who may be deemed to be our affiliates.
Rule 144
In general, under Rule 144 as currently in effect, sales by an “affiliate” of the company are limited within any three-month period to a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of our common stock or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which a notice of sale is filed with the SEC. As currently defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales by affiliates under Rule 144 are also subject to certain other restrictions relating to manner of sale, notice and the availability of current public information about the company.
Lock-up agreements
We and our directors, executive officers and holders of substantially all of our outstanding common stock and common stock equivalents have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.
Upon the completion of this offering these directors, executive officers and stockholders will hold approximately           % of our outstanding shares of common stock. After the expiration of the 180 day “lock-up” period to which these parties are subject, these individuals and entities will be entitled to dispose of their remaining shares, although the shares of common stock held by our affiliates, absent registration of the sale under the Securities Act, will be subject to the volume and other restrictions of Rule 144 under the Securities Act. In addition, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. may, in their sole discretion and at any time without notice, release all or a portion of the shares subject to the lock-up. The shares that are released from the lock-up will be freely tradable without restriction or further registration under the federal securities laws, except to the extent they are held by one of our affiliates.
Registration rights
After the completion of this offering, our stockholders party to the Stockholders Agreement (consisting of certain affiliates of the Hicks Muse Investors and A. Laurence Jones) will be entitled to registration rights. See “Certain relationships and related transactions—Registration rights” for more information regarding these rights. Registration of these shares would result in such shares becoming freely tradable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.
Rule 144(k)
Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.
Stock plans
As of June 30, 2005,                      shares of common stock were subject to outstanding options under our existing stock option plans, of which                     were vested and exercisable. However, all of these shares are subject to the lock-up agreements described above. We intend, not earlier than 180 days following the closing of this offering, to file a registration statement on Form S-8 under the Securities Act of 1933 covering the shares of common stock reserved for issuance under our new 2005 equity incentive plan that will provide for awards of restricted stock and stock options. After the effective date of this registration statement on Form S-8, shares purchased upon exercise of options granted under our stock option plans generally would be available for resale in the public market. On the date 180 days after the effective date of this offering, a total of approximately                      shares of common stock subject to outstanding options will be vested and exercisable.

Material U.S. federal income tax considerations for non-U.S. holders of our common stock
The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner of our common stock who acquired such common stock in this offering and holds it as a capital asset (generally property held for investment) for U.S. federal income tax purposes and who is generally an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source; and

•	a trust if (1) it is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including partnerships or other pass-through entities or investors in such entities, certain financial institutions and insurance companies, tax-exempt entities, dealers in securities or foreign currencies, holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction and persons who hold or receive common stock as compensation) or certain U.S. expatriates (including certain former citizens and residents of the United States). If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisors. The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis, which could affect the continuing validity of this discussion.
THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK.
U.S. trade or business income
For purposes of the following discussion, dividends and gains on the sale, exchange or other disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is (1) effectively connected with the conduct of a U.S. trade or business and (2) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States. Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate that an applicable income tax treaty may specify.
Dividends
Distributions made on our common stock generally will be taxable as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any distribution made on our common stock exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of the holder’s adjusted tax basis in such common stock and thereafter as capital gain from a deemed disposition of such common stock (taxable as described below).
Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless the dividends are U.S. trade or business income and the Non-U.S. Holder files a properly executed IRS Form W-8ECI (or successor form) with the withholding agent.
The 30% withholding rate may be reduced if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Generally, to claim the benefits of an income tax treaty, a Non-U.S. Holder of common stock will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements.
A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its tax advisor regarding its entitlement to benefits under a relevant income tax treaty.
Disposition of common stock
A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

•	the gain is U.S. trade or business income;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and meets other requirements; or

•	we are or have been a “U.S. real property holding corporation” (a “Real Property Holding Corp.”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the common stock.

The tax on a disposition of stock in a Real Property Holding Corp. does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a Real Property Holding Corp. if the fair market value of its “U.S. real property interests” equals or exceeds

50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been and are not currently a Real Property Holding Corp. for U.S. federal income tax purposes, nor do we anticipate becoming a Real Property Holding Corp. in the future. However, no assurance can be given that we will not be a Real Property Holding Corp. when a Non-U.S. Holder sells its shares of common stock.
Federal estate taxes
Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be “Non-U.S. Holders” for purposes of the U.S. federal income tax discussion above, but not for purposes of the U.S. federal estate tax discussion contained in the previous sentence, and vice versa.
Information reporting requirements and backup withholding tax
Dividends
We must report annually to the IRS and to each Non-U.S. Holder any dividend income that is subject to withholding or that is exempt from U.S. withholding tax pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Dividends paid to Non-U.S. Holders of common stock generally will be exempt from backup withholding (currently at a rate of 28%) if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or successor form) or otherwise establishes an exemption.
Disposition of common stock
The payment of the proceeds from the disposition (including a redemption) of common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding (currently at a rate of 28%) unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder.
Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder timely provides the required information to the IRS.

Underwriting
J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers for this offering.
We and the underwriters named below have entered into an underwriting agreement covering the common stock to be sold in this offering. Each underwriter has severally agreed to purchase, and we and the selling stockholders have agreed to sell to each underwriter, the number of shares of common stock set forth opposite its name in the following table.

Name	Number of shares

J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.

Total

The underwriting agreement provides that the underwriters’ obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, which include the following:

•	if any shares of common stock are purchased by the underwriters, then all of the shares of common stock the underwriters agreed to purchase other than those covered by the option described below must be purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	no downgrading shall have occurred in the rating accorded any securities or preferred stock of or guaranteed by the us and there shall have been no announcement by a ratings agency that it has under review, or has changed its outlook with respect to, its rating of any securities or preferred stock of or guaranteed by us.

•	no material adverse effect on our condition, results of operations, business or prospects shall have occurred or shall exist, which is not described herein;

•	we shall have entered into our new senior credit facility;

•	we shall have commenced the tender offers and shall have received the consent of the majority of holders of (i) our 10 1/2% senior notes due 2011 to amend the indenture governing the 10 1/2% senior notes due 2011 and (ii) our floating rate senior notes due 2010 to amend the indenture governing the floating rate senior notes due 2010; and

•	we and the selling stockholders deliver customary closing documents to the underwriters.

The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the front cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $           per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $           per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional                      shares of common stock from the selling stockholders to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. In the event that the underwriters exercise this option to purchase some, but not all, of the additional shares available to them, the shares that are purchased by the underwriters will be purchased on a pro rata basis from all selling shareholders.
The following table shows the per share and total underwriting discounts that we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by the Company		Paid by selling stockholders

	Without	With full	Without	With full
	over-allotment	over-allotment	over-allotment	over-allotment
	exercise	exercise	exercise	exercise

Per share	$	$	$	$
Total	$	$	$	$

The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the                      shares subject to the underwriters’ overallotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the overallotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.
The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A “penalty bid” is an arrangement permitting the underwriters to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.
We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $          .
We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
We and our executive officers and directors and the holders of substantially all of our outstanding common stock and common stock equivalents have agreed that, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, none of them will, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock without the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., except in limited circumstances.
We may issue shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for the benefit of our employees, directors and officers under benefit plans described in this prospectus provided that, during the term of the lock-up, we will not file a registration statement covering shares of our common stock issuable upon exercise of options outstanding on the date we enter into the underwriting agreement.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our common stock offered by them and that no sales to discretionary accounts may be made without prior written approval of the customer.
We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol AVNT. The underwriters intend to sell shares of our common stock to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of this listing.
There has been no public market for the common stock prior to this offering. We, the selling stockholders and the underwriters will negotiate the initial public offering price. In determining the initial public offering price, we, the selling stockholders and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:

•	the history of and prospects for our industry and for business management solutions companies in our industry generally;

•	an assessment of our management;

•	our present operations;

•	our historical results of operations;

•	the trend of our revenues and earnings; and

•	our earnings prospects.
We, the selling stockholders and the underwriters will consider these and other relevant factors in relation to the price of similar securities of generally comparable companies. Neither we, the selling stockholders nor the underwriters can assure investors that an active trading market will develop for the common stock, or that the common stock will trade in the public market at or above the initial public offering price.
From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services for us and our affiliates. For example, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent and lender under our existing senior revolving credit facility, and affiliates of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are expected to be agents and lenders under our new senior credit facility and from time to time provide us with investment banking services. In addition, affiliates of J.P. Morgan Securities Inc. are limited partners in several Hicks, Muse funds, one of which owns equity interests in us.

Legal matters
The validity of the common stock offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York and Dallas, Texas. A number of partners of Weil, Gotshal & Manges LLP are, indirectly, investors in HM3 Coinvestors, L.P., and, as a result, these partners have an indirect interest in less than 0.1% of our outstanding common stock and Class A common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.
Experts
The consolidated financial statements of Activant Solutions Holdings Inc. and Subsidiaries at September 30, 2004 and 2003, and for each of the three years in the period ended September 30, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
KPMG LLP, an independent registered public accounting firm, has audited Speedware’s consolidated financial statements as of September 30, 2004 and 2003, and for each of the three years in the period ended September 30, 2004, as set forth in their report.
The consolidated balance sheets of Prophet 21, Inc. and subsidiaries as of June 30, 2005, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended June 30, 2005 and 2004 and for the periods from July 1, 2002 through January 20, 2003 (predecessor period) and January 21, 2003 through June 30, 2003 (successor period) have been included herein in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
Where you can find more information
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.
You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

As required by its 2003 Indenture and 2005 Indenture, Activant Operating has been filing periodic reports under the Exchange Act. Following this offering, we will become subject to the information and reporting requirements of the Exchange Act, and accordingly, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.

Page

Prophet 21, Inc. and Subsidiaries Financial Statements
Independent auditors’ report	F-85
Consolidated balance sheets as of June 30, 2005 and 2004	F-86
Consolidated statements of operations for the years ended June 30, 2005 and 2004	F-87
Consolidated statements of stockholders’ equity for the years ended June 30, 2005 and 2004	F-88
Consolidated statements of cash flows for the years ended June 30, 2005 and 2004	F-89
Notes to consolidated financial statements for the years ended June 30, 2005 and 2004	F-90
Independent auditors’ report	F-109
Consolidated balance sheet as of June 30, 2003	F-110
Consolidated statements of operations for the periods from July 1, 2002 through January 20, 2003 (predecessor period) and January 21, 2003 through June 30, 2003 (successor period)	F-111
Consolidated statements of stockholders’ equity for the periods from July 1, 2002 through January 20, 2003 (predecessor period) and January 21, 2003 through June 30, 2003 (successor period)	F-112
Consolidated statements of cash flows for the periods from July 1, 2002 through January 20, 2003 (predecessor period) and January 21, 2003 through June 30, 2003 (successor period)	F-113
Notes to consolidated financial statements for the year ended June 30, 2003	F-114

Report of Independent Registered Public Accounting Firm
Board of Directors
Activant Solutions Holdings Inc.
We have audited the accompanying consolidated balance sheets of Activant Solutions Holdings Inc. (the “Company”) and subsidiaries as of September 30, 2003 and 2004, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended September 30, 2004. Our audits also include the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Activant Solutions Holdings Inc. and subsidiaries as of September 30, 2003 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ ERNST & YOUNG LLP
Austin, Texas
May 25, 2005

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated balance sheets

	September 30,

(In thousands, except per share data)	2003	2004

Assets
Current assets:
Cash and cash equivalents	$10,215	$32,065
Trade accounts receivable, net of allowance for doubtful accounts of $7,748 and $5,639	40,152	33,516
Inventories, net	3,546	2,668
Investment in leases, net	2,115	430
Deferred income taxes	10,527	430
Prepaid income taxes	3,587	5,338
Prepaid expenses and other current assets	2,485	2,758

Total current assets	72,627	77,205
Service parts, net	1,520	1,308
Property and equipment, net	5,748	4,945
Long-term investment in leases	1,854	87
Capitalized computer software costs, net	7,711	5,482
Databases, net	7,672	5,290
Goodwill	87,159	79,541
Other intangible assets	6,368	5,512
Other assets	11,626	9,535

Total assets	$202,285	$188,905

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$9,679	$9,026
Payroll related accruals	14,860	14,175
Deferred revenue	15,870	15,418
Current portion of long-term debt	310	276
Accrued expenses and other current liabilities	10,694	9,761

Total current liabilities	51,413	48,656
Long-term debt, net of discount	172,990	155,438
Deferred tax liabilities and other liabilities	14,544	4,831

Total liabilities	$238,947	$208,925
Stockholders’ equity (deficit):
Class A Common Stock:
Par value $0.000125; authorized, issued and outstanding 25,000 shares	3	3
Common Stock:
Par value $0.000125; authorized 100,000 shares, issued and outstanding 19,220 shares	2	2
Additional paid-in capital	85,503	85,503
Retained deficit	(121,774)	(105,007)
Accumulated other comprehensive income (loss):
Cumulative translation adjustment	(396)	(521)

Total stockholders’ equity (deficit)	(36,662)	(20,020)

Total liabilities and stockholders’ equity (deficit)	$202,285	$188,905

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of operations and comprehensive income

	Year ended September 30,

(In thousands, except per share amounts)	2002	2003	2004

Revenues:
Systems	$59,452	$68,708	$81,956
Services	159,253	152,838	143,850

Total revenues	218,705	221,546	225,806
Cost of revenues:
Systems	38,030	40,171	49,853
Services	73,734	71,606	59,920

Total cost of revenues	111,764	111,777	109,773

Gross profit	106,941	109,769	116,033
Operating expenses:
Sales and marketing	33,909	31,961	31,882
Product development	17,435	16,997	16,167
General and administrative	26,420	27,406	27,340

Total operating expenses	77,764	76,364	75,389

Operating income	29,177	33,405	40,644
Interest expense	(14,054)	(14,782)	(19,367)
Expenses related to debt refinancing	—	(6,313)	(524)
Foreign exchange loss	(120)	(36)	(156)
Equity in loss of affiliate	(552)	(611)	—
Gain on sale of assets	211	—	6,270
Other income, net	581	503	461

Income before income taxes	15,243	12,166	27,328
Income tax expense	5,875	4,351	10,561

Net income	9,368	7,815	16,767
Foreign currency translation adjustments	491	376	(125)

Comprehensive income	$9,859	$8,191	$16,642

Net income attributable to common stock:
Net income	$9,368	$7,815	$16,767
Accretion on Class A common stock	(17,886)	(16,515)	—

Net income (loss) attributable to common stock	$(8,518)	$(8,700)	$16,767

Net income (loss) per share
Basic	$(0.24)	$(0.29)	$0.38
Diluted	$(0.24)	$(0.29)	$0.25
Weighted average number of shares
Basic	35,220	30,091	44,220
Diluted	35,220	30,091	66,840

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of stockholders’ equity (deficit)

						Other
	Class A	Common stock		Additional		accumulated	Total
	common			paid-in	Retained	comprehensive	stockholders’
(In thousands)	stock	Shares	Amount	capital	deficit	income (loss)	equity (deficit)

Balance, October 1, 2001	$—	35,220	$4	$61,829	$(136,387)	$(1,263)	$(75,817)
Foreign currency translation adjustments	—	—	—	—	—	491	491
Accretion on Class A Common Stock	—	—	—	(17,886)	—	—	(17,886)
Net income	—	—	—	—	9,368	—	9,368

Balance, September 30, 2002	—	35,220	4	43,943	(127,019)	(772)	(83,844)
Foreign currency translation adjustments	—	—	—	—	—	376	376
Accretion on Class A Common Stock	—	—		(16,407)	(108)	—	(16,515)
Repurchase common stock	—	(16,000)	(2)	(27,536)	(2,462)	—	(30,000)
Class A Common Stock modification of terms	3	—	—	85,503	—	—	85,506
Net income	—	—	—	—	7,815	—	7,815

Balance, September 30, 2003	3	19,220	2	85,503	(121,774)	(396)	(36,662)
Foreign currency translation adjustments	—	—	—	—	—	(125)	(125)
Net income	—	—	—	—	16,767	—	16,767

Balance, September 30, 2004	$3	19,220	$2	$85,503	$(105,007)	$(521)	$(20,020)

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of cash flows

	Year ended September 30,

(In thousands)	2002	2003	2004

Operating activities
Net income	$9,368	$7,815	$16,767
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,852	6,804	5,415
Amortization	12,477	15,964	11,169
Deferred income taxes	550	(1,261)	10,778
Equity in loss of affiliate	552	611	—
Equity income from partnerships	(215)	(154)	(245)
Write-off of prior debt issuance costs	—	4,063	438
Lease loss provision	2,635	(1,520)	(1,491)
Provision for doubtful accounts	8,643	8,057	3,019
Gain on sale of assets	(211)	—	(6,270)
Other, net	474	372	139
Changes in assets and liabilities:
Trade accounts receivable	(1,977)	(19,196)	2,303
Inventories	11	(491)	878
Investment in leases	2,433	4,839	4,943
Prepaid expenses and other assets	3,416	(1,270)	(892)
Accounts payable	(1,363)	1,584	(653)
Deferred revenue	376	3,341	175
Accrued expenses and other liabilities	3,386	(2,889)	(4,129)

Net cash provided by operating activities	47,407	26,669	42,344
Investing activities
Purchases of property and equipment	(4,293)	(3,733)	(3,078)
Property and equipment sale proceeds	874	—	7,212
Capitalized computer software and databases costs	(7,098)	(7,052)	(5,499)
Purchases of service parts	(1,770)	(1,740)	(1,480)
Equity distributions from partnerships	142	82	196
Acquisition of other assets	—	(2,203)	—

Net cash used in investing activities	(12,145)	(14,646)	(2,649)
Financing activities
Proceeds from debt facility	3,000	1,210	—
Proceeds from long-term debt	—	154,946	—
Debt issuance cost	—	(7,509)	—
Payments on debt facility	—	(38,302)	—
Payments on long-term debt facility	(41,761)	(82,551)	(17,845)
Repurchase of common stock	—	(30,000)	—

Net cash used in financing activities	(38,761)	(2,206)	(17,845)
Change in cash and cash equivalents	(3,499)	9,817	21,850
Cash and cash equivalents, beginning of period	3,897	398	10,215

Cash and cash equivalents, end of period	$398	$10,215	$32,065

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$12,907	$12,581	$17,267
Income taxes	$1,885	$13,373	$1,556

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Notes to consolidated financial statements
September 30, 2004

Note 1.	Summary of Significant Accounting Policies
Description of Business and Basis of Presentation—Activant Solutions Holdings Inc. and its wholly owned subsidiaries (collectively, the “Company”) is a provider of business management solutions serving small and medium-sized retail and wholesale distribution businesses. The Company has experience in serving businesses with complex distribution requirements in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket. Using a combination of proprietary software and experience in these vertical markets, the Company provides complete business management solutions consisting of tailored systems, product support and content and data services designed to meet the unique requirements of its customers. The Company’s fully integrated systems and services include point-of-sale, inventory management, general accounting and enhanced data management that enable its customers to manage their day-to-day operations.
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in joint ventures and other entities in which the Company has between a 20 percent and 50 percent equity ownership are reflected using the equity method. All intercompany accounts and transactions have been eliminated.
Cash Equivalents—The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.
Inventories—Inventories primarily consist of purchased parts and finished goods. Inventories are stated at the lower of cost or market, using the average cost method, and include amounts that ultimately may be transferred to equipment or service parts. Inventories are recorded net of allowances for excess and obsolete inventory of $0.9 million and $0.7 million at September 30, 2003 and September 30, 2004, respectively.
Service Parts—Service parts used for servicing installed equipment are stated at cost and are depreciated over a period not exceeding two years using the straight-line method. Accumulated depreciation was $11.3 million and $10.1 million at September 30, 2003 and 2004, respectively.
Property and Equipment—Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (two to ten years). Leasehold improvements are amortized using the straight-line method over the life of the lease or the estimated useful life, whichever is shorter.
Leases—At the inception of a lease, the gross lease receivable, the estimated residual value of the leased equipment and the unearned lease income are recorded. The unearned lease income represents the excess of the gross lease receivable plus the estimated residual value over the cost of the equipment leased. Certain initial direct costs incurred in consummating the lease, included in the investment in leases, are amortized over the life of the lease. Lease receivables sold pursuant to agreements with banks or lending institutions prior to March 31, 2001 that met the sales criteria of Statement of Financial Accounting Standards (“SFAS”) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, were removed from the balance sheet and the gains were reflected in operations. In

September 2000, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaced SFAS No. 125 and was effective for transactions after March 31, 2001. Leases refinanced after this date and the related debt are reflected on the balance sheet.
Capitalized Computer Software Costs—Costs relating to the conceptual formulation and design of software products are expensed as product development. Costs incurred subsequent to establishing the technological feasibility of software products are capitalized. Amortization of capitalized software costs begins when the products are available for general release to customers. Costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues bear to the total anticipated future gross revenues or (b) the straight-line method, generally over a period of two to five years. Management assesses the recoverability of its capitalized costs periodically based principally upon comparison of the net book value of the asset to the expected future revenue stream to be generated by the asset. If management finds evidence of asset impairment, the net book value of the asset is adjusted to its fair value. Amortization of capitalized software is included in systems cost of revenues.
Capitalized Database Costs—Database development costs consist primarily of direct labor costs associated with the accumulation of data received from auto parts manufacturers and the conversion of that information to an electronic format. Costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues bear to the total anticipated future gross revenues or (b) the straight-line method over the approximate life cycle of the data (18 to 36 months). Management assesses the recoverability of its database costs periodically based principally upon comparison of the net book value of the asset to the expected future revenue stream to be generated by the asset. If management finds evidence of asset impairment, its net book value is adjusted to its fair value. Amortization of databases is included in services and finance cost of revenues.
Deferred Financing Costs—Financing costs are deferred and amortized to interest expense using the straight-line method over the terms of the related debt which approximates the effective interest method. Amortization of such costs for the years ended September 30, 2002, 2003 and 2004 totaled approximately $1.0 million, $1.3 million and $1.3 million, respectively. Amortization costs for the year ended September 30, 2004 include the write-off of the remaining $0.5 million of deferred financing costs related to the redemption of the remaining $17.5 million of 9% senior subordinated notes.
Goodwill and Other Intangible Assets—The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Other intangible assets primarily consist of trademarks and tradenames.
The impairment evaluation for goodwill is conducted annually, or more frequently if events or changes in circumstances indicate that an asset might be impaired.
Trademarks and tradenames, which are included in other assets, are amortized using the straight-line method over 15 years. Amortization of other intangibles is included in general and administrative expense. Amortization of such costs for the years ended September 30, 2002, 2003 and 2004 totaled approximately $0.9 million, $0.9 million and $0.8 million, respectively.
Long-Lived Assets—The Company periodically reviews the carrying amounts of property and equipment and identifiable intangible assets to determine whether current events or circumstances, as defined in SFAS No. 144, Accounting for the Impairment or Disposal of Long-

Lived Assets, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. At this time, future cash inflows exceed the carrying values of the assets; thus, no impairment loss has been recognized.
Revenue Recognition—We recognize revenue in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and Statement of Position 97-2, Software Revenue Recognition. We derive revenue from software license fees, computer hardware, implementation and training, software and hardware maintenance and support, content and data services and other services. We generally utilize written contracts as the means to establish the terms and conditions by which our licenses, products, maintenance and services are sold to our customers. Revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations remain, the fee is fixed and determinable and collection is probable.
We use the following revenue recognition policies for sales of our systems, which generally consist of software, hardware, implementation and training:

•	Residual Method. For the majority of systems sales, we use the residual method of revenue recognition. Under the residual method, we have established vendor specific objective evidence of fair value for each undelivered element of the system sale (i.e., implementation and training). We have determined that undelivered elements are not essential to the functionality of the delivered elements. The revenues of the undelivered elements of the system sale are deferred based upon their fair values until provided. The revenue for the hardware and software portion of the system sale are recognized upon shipment, using their residual value of the contract.

•	Percentage of Completion. For those systems that include significant customization or modification of the software and where estimates of costs to complete and monitor the progress of the customization or modification are reasonably dependable, percentage of completion contract accounting is applied to both the software and implementation and training elements of the sale. Systems revenue from the software and implementation and training elements are recognized on a percentage-of-completion method with progress-to-completion measured based upon installation hours incurred. For example, a system that is 50% complete will have 50% of the software and implementation and training revenue and 50% of the expense recognized.

•	Completed Contract. For those systems that include significant customization or modification of the software and where costs or estimates are not dependable, systems revenue from these sales are recognized at completion of the implementation and training based upon the completed contract method.

•	Upon Shipment. When products are shipped to a customer and no contractual obligation exists that would warrant the percentage of completion method or the completed contract method, the revenue is recognized at time of shipment. For example, we recognize revenue when a current customer purchases additional hardware or software licenses.

Product support and data and content services are primarily provided on a monthly subscription basis and are therefore recognized on the same monthly basis.

These policies require our management, at the time of the transaction, to assess whether the amounts due are fixed and determinable, collection is reasonably assured and future performance obligations exist. These assessments are based on the terms of the agreement with the customer, past history and the customer’s credit worthiness. If management determines that collection is not reasonably assured or future performance obligations exist, revenue recognition is deferred until these conditions are satisfied.
Allowance for Doubtful Accounts—The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay.
Product Development Costs—The Company accounts for development costs related to products to be sold in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is achieved when the detailed program design is complete. For the years ended September 30, 2002, 2003 and 2004, the Company capitalized $7.1 million, $7.1 million and $5.5 million, respectively, of software and database development costs.
Amortization of capitalized software and database development costs was $10.0 million, $14.4 million and $10.1 million for the years ended September 30, 2002, 2003 and 2004, respectively.
Advertising Costs—The Company expenses all advertising costs as incurred. The amounts were not material for any of the periods presented.
Income Taxes—Deferred income taxes are provided for all temporary differences based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Income taxes are provided on the undistributed earnings of foreign subsidiaries that are not considered to be permanently reinvested.
There are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves when, despite its belief that its tax return positions are fully supportable, it believes that certain positions are likely to be challenged and may not be sustained on review by tax authorities. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit. The provision of income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.
Fair Value of Financial Instruments—The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value because of their short maturities. Lease receivables are stated at their present value using the internal rate of return which approximates fair value.
The Company’s long-term debt consists of obligations with both variable and fixed interest rates. The carrying value of debt obligations with variable interest rates is considered to approximate fair value. The estimated fair value of debt obligations with fixed interest rates is based on the quoted market prices for such debt obligations. The estimated fair value of total long-term debt at September 30, 2004 with a carrying value of $155.3 million, net of discount, is $160.1 million.
Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Certain Risks and Concentrations—The Company performs ongoing credit evaluations of its customers and generally does not require collateral from its customers. Most of the Company’s customers are in the automotive aftermarket, hardware and home center and lumber and building materials industries.
No customer accounted for more than 10% of the Company’s revenues during any of the years ended September 30, 2002, 2003 and 2004.
For fiscal year 2004, Dell Inc. was our largest supplier of hardware supplies used in our solutions. No other supplier accounted for more than 10% of our total hardware supply expense. We have a number of competitive sources of supply for these and other supplies used in our operations.
Pursuant to agreements with banks and lending institutions for the sale of lease receivables, the Company is contingently liable for losses in the event of lessee nonpayment up to stated recourse limits. At September 30, 2004, the maximum stated contingent liability for leases sold was $1.5 million.
Foreign Currency—Assets and liabilities of subsidiary operations denominated in foreign currencies are translated at the year-end rates of exchange and the income statements are translated at the average rates of exchange for the year. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Local currencies are considered to be the functional currencies.
Employee Equity Incentive Plans—The Company accounts for its equity incentive plans under the intrinsic value recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The exercise price of options is equal to the market price, as determined by the Company’s Board of Directors, based on recent transactions and comparable Company valuations. Accordingly, no stock-based compensation is recognized in net income. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended, to options granted under its stock option plans. For purposes of this pro-forma disclosure, the value of the options is estimated using a Black-Scholes option pricing model and amortized ratably to expense over the options’ vesting periods. Because the estimated value is determined as of the date of grant, the actual value ultimately realized by the employee may be significantly different.

	Year ended September 30,

(In thousands, except per share data)	2002	2003	2004

Net income — as reported	$9,368	$7,815	$16,767
Pro forma stock-based compensation expense	(353)	(237)	(171)

Pro forma net income	9,015	7,578	16,596
Accretion on Class A common stock	(17,886)	(16,515)	—

Net income (loss) attributable to common stock	$(8,871)	$(8,937)	$16,596

Pro forma net income (loss) per share:
Basic	$(0.25)	$(0.30)	$0.38
Diluted	$(0.25)	$(0.30)	$0.25

SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option pricing model was developed for use in estimating the fair value of short-lived exchange-traded options that have no vesting restrictions and are fully transferable. The Company’s employee stock options have characteristics significantly different from those of traded options. In addition, option pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock, and changes in the subjective input assumptions can materially affect the fair value estimate of employee stock options.
The weighted average fair value of options granted during the year ended September 30, 2004 was $0.46.
The value of options granted in 2002, 2003 and 2004 was estimated at the date of grant using the following weighted average assumptions:

	Year ended September 30,

	2002	2003	2004

Risk-free interest rate	4.0%	4.3%	3.5%
Weighted-average expected life of the options	5.0 years	6.6 years	6.6 years
Dividend rate	0%	0%	0%
Assumed volatility	0%	0%	0%
Per annum turnover	0%	4.3%	2.1%

Earnings Per Share
Basic earnings per share is determined using the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined using the weighted average number of common shares and equivalents (representing the dilutive effects of stock options and the conversion of Class A common stock) outstanding during the period.
Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS No. 128”), provides guidance on the calculation and disclosure of earnings per share (“EPS”). SFAS No. 128 defines EPS as “the amount of earnings attributable to each share of common stock” and indicates that the objective of EPS is to measure the performance of an entity over the reporting period. In deliberations regarding the application of SFAS No. 128, the Emerging Issues Task Force (“EITF”) of the FASB reached a consensus requiring the use of the two-class method of computing EPS for those enterprises with participating securities or multiple classes of common stock through EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share (“EITF no. 03-6”).
The Company has two classes of common stock, Common Stock and Class A Common Stock. Each security participates in the Company earnings equally. Under EITF No. 03-6, the Class A Common Stock is considered a participating security requiring the use of the two-class method for the computation of net income per share—basic. Net income per share—basic reflects the application of EITF No. 03-6 and was computed using the two-class method for 2004. The two class method was not used in 2002 and 2003 as the effect would have been anti-dilutive. The shares of Class A Common Stock are considered to be participating convertible securities since they are convertible into shares of Common Stock and participate equally in the income available with the shares of Common Stock. EITF No. 03-6 did not change the computation of net income per share-diluted which has been computed using the if-converted method for all periods presented.
For the year ended September 30, 2004, 2.7 million stock options were not included in the diluted earnings per share calculation because the exercise price was higher than the average market price of the Common Stock for the year and, therefore, the effect would have been antidilutive.
Basic and diluted earnings per share were computed based on the weighted-average number of shares of the Common Stock and the Class A Common Stock outstanding as follows:
(In thousands, except per share data)

Year ended September 30,	2002	2003	2004

Net income	$9,368	$7,815	$16,767
Accretion on Class A common stock	(17,886)	(16,515)	—

Net income (loss) attributable to common stock	$(8,518)	$(8,700)	$16,767

Weighted average shares— common stock	35,220	30,091	19,220
Weighted average shares— Class A common stock	—	—	25,000

Weighted average shares— Basic	35,220	30,091	44,220

Weighted average shares— common stock	—	—	19,220
Assumed conversion of Class A common stock	—	—	45,603
Effect of dilutive securities: stock options	—	—	2,017

Weighted average shares— Diluted	—	—	66,840

Net income (loss) per share:
Basic	$(0.24)	$(0.29)	$0.38
Diluted	$(0.24)	$(0.29)	$0.25

Recent Accounting Pronouncement—In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which supersedes APB No. 25, Accounting for Stock Issued to Employees, SFAS No. 123, Accounting for Stock Based Compensation, and related implementation guidance. Under this pronouncement, share-based compensation to employees is required to be recognized as a charge to the statement of operations and such charge is to be measured according to the fair value of the stock options. In the absence of an observable market price for the stock awards, the fair value of the stock options would be based upon a valuation methodology that takes into consideration various factors, including the exercise price of the option, the expected term of the option, the current price of the underlying shares, the volatility of our stock and the risk free interest rate. Our current policy is not to expense share-based compensation, based upon the fair value method; however, we do disclose the affect of this item as currently required by SFAS 123. SFAS No. 123R requires us to use the prospective method of adoption, utilizing the Black-Scholes-Merlton formula to estimate the value of stock options. We expect the adoption will not have a significantly negative impact on our results of operations. We do not expect the adoption to significantly impact our overall financial position. The pronouncement will be effective for fiscal years beginning after June 15, 2005 based on the new rule adopted by the SEC in April 2005. We will adopt this pronouncement beginning in fiscal year 2006, which begins October 1, 2005.
Reclassifications—Certain prior year amounts have been reclassified to conform to the current presentation.

Note 2.	Property and Equipment
Property and equipment consist of the following (in thousands):

	September 30,

	2003	2004

Furniture and equipment	$31,280	$32,296
Leasehold improvements	1,665	2,442

Gross property and equipment	32,945	34,738
Less accumulated depreciation	(27,197)	(29,793)

Property and equipment, net	$5,748	$4,945

Note 3.	Investment in Leases
Prior to June 2001, the Company, through a wholly owned finance subsidiary and special purpose entity, originated leases of hardware and software products to customers under direct financing leases. Lease receivables are generally due in monthly installments over a period of up to five years. The remaining investment in leases is calculated as follows (in thousands):

	September 30,

	2003	2004

Total minimum lease payments receivable	$4,951	$1,493
Allowance for doubtful accounts	(900)	(339)
Initial direct costs	45	7
Estimated unguaranteed residual value	905	214

Gross investment in leases	5,001	1,375
Unearned income	(1,045)	(871)
Leases pending acceptance	13	13

Total investment in leases	3,969	517
Short-term investment in leases	(2,115)	(430)

Long-term investment in leases	$1,854	$87

A substantial portion of the lease receivables was sold prior to maturity. Accordingly, a schedule of maturities for the next five years is not indicative of future cash collections. The vast majority of the Company’s customers are in the automotive aftermarket, hardware and lumber industries.

Note 4.	Lease Receivables
Historically, the Company has sold lease receivables via short-term lending agreements with banks and other financial institutions. At the time of sale, the Company records the newly created servicing liabilities (lease servicing obligation and recourse obligation) at their net present value, which is considered their estimated fair value. Gains resulting from the sale of lease receivables are reflected in finance revenue. No lease receivables were sold during any of the periods presented. The fair value of the lease servicing liability is based upon the present value of the costs required to continue to service the leases sold for the remainder of the lease term.
The lease financing agreements contain restrictive covenants which allow the Company to sell leases only while in compliance with such covenants. In the event of noncompliance, the banks and lending institutions could assume administrative control (servicing) of the lease portfolio. During the year ended September 30, 2004, the Company was in compliance with the covenants.
Pursuant to the agreements, the Company is contingently liable for losses in the event of lessee nonpayment up to stated recourse limits and full recourse on lease receivables discounted that did not meet the bank or lending institution’s credit guidance. At September 30, 2004, the Company had no lease receivables discounted that are subject to the full recourse provision.
At September 30, 2004, the maximum stated contingent liability for leases sold was $1.5 million. The stated contingent liability is fixed as a percentage of the original financed amount and decreases as obligations are met under the contingent liability, but does not proportionally decrease as the financed amount decreases. The Company provides for the fair value of the recourse obligation based upon an analysis that considers, among other things, the remaining size of the financed lease versus the initial amount financed, the credit worthiness of the lessee, the recourse provision the lease receivable is subject to and the Company’s historical experience which includes loss recoveries through resale of repossessed systems. The Company provides for the fair value of the lease servicing obligation based upon an analysis that considers, among other things: the quantity of sold leases that are being serviced, the time and cost associated with administration of leases and the Company’s historical experience relating to the length of time leases generally are outstanding. No leases were discounted during any of the periods presented.
Activity in the servicing and recourse obligation liability accounts (recorded in other liabilities in the Company’s balance sheet) is as follows (in thousands):

	Lease servicing	Recourse
	obligation	obligation

Balance at September 30, 2002	$439	$5,489
Lease loss provision	3	(1,520)
Recoveries	—	542
Charges and write-offs	(300)	(1,341)

Balance at September 30, 2003	142	3,170
Lease loss provision	—	(1,491)
Recoveries	—	343
Charges and write-offs	(142)	(1,278)

Balance at September 30, 2004	$—	$744

The following table presents quantitative information regarding the aggregate lease portfolio, which includes delinquencies and net credit losses (in thousands):

			Principal
			amount
			of leases
			60 days
	Total principal		or more				Net credit
	amount of leases		past due		Average balances		losses

	At September 30,				Year ended September 30,

	2003	2004	2003	2004	2003	2004	2003	2004

Total portfolio	$12,504	$2,605	$778	$284	$21,913	$7,555	$799	$935

Less: loans securitized	7,553	1,891			14,702	4,722

Loans held in portfolio	$4,951	$714			$7,211	$2,833

Note 5.	Capitalized Computer Software Costs

	Year ended
	September 30,

(In thousands)	2003	2004

Beginning balance	$10,257	$7,711
Capitalized computer software costs	2,575	2,227
Acquisition of software	383	—
Amortization of computer software costs	(5,504)	(4,456)

Ending balance	$7,711	$5,482

Note 6.	Databases

	Year ended
	September 30,

(In thousands)	2003	2004

Beginning balance	$12,094	$7,672
Capitalized database costs	4,477	3,272
Amortization of database costs	(8,899)	(5,654)

Ending balance	$7,672	$5,290

Note 7.	Goodwill and Other Intangibles
The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective October 1, 2001. SFAS No. 142 provides that separable intangible assets that have finite lives will continue to be amortized over their useful lives and that goodwill and indefinite-lived intangible assets will no longer be amortized but will be reviewed for impairment annually, or more frequently if impairment indicators arise. Prior to the second quarter of 2005, there was no impairment of goodwill during any of the periods presented. In connection with the new organizational and reporting structure (Note 14), the Company’s annual impairment test will be changed to reflect the new reporting structure.

An examination of the Company’s 1997 federal income tax returns was concluded during the first quarter of fiscal 2002. As a result, certain income tax uncertainties were resolved, and the Company adjusted its tax liabilities by $13.5 million in fiscal 2002. As these uncertainties related to the Triad Systems acquisition in 1997, the associated goodwill was also reduced. In 2004, the Company decreased goodwill by $7.6 million related to the resolution of additional pre-acquisition income tax uncertainties and basis adjustments related to temporary differences of acquired assets that are not expected to reverse.
The gross carrying amount related to trademarks and tradenames was $15.0 million at September 30, 2003 and 2004, while the associated accumulated amortization balance at September 30, 2003 and 2004 was $8.6 million and $9.4 million, respectively. The related amortization expense was $1.0 million, $0.9 million and $0.9 million in the years ended September 30, 2002, 2003 and 2004, respectively. Estimated amortization expense is approximately $0.8 million in each of the next five fiscal years.

Note 8.	Debt

	September 30,

(In thousands)	2003	2004

10 1/2% senior notes due 2011, net of discount	$155,013	$155,272
Senior subordinated notes	17,476	—
Revolving credit facility	—	—
Other	811	442

Total debt	173,300	155,714
Current portion	(310)	(276)

Long-term debt	$172,990	$155,438

In June 2003, the Company consummated a private placement offering (the “10 1/2% Senior Notes Offering”) of $155.0 million, net of discount of $2.0 million, of 10 1/2% Senior notes due 2011 (the “10 1/2% Senior Notes”). With the proceeds from the 10 1/2% Senior Notes, the Company repurchased $82.5 million of its 9% Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes”), repaid its outstanding term loan facility of $33.0 million, repurchased $30.0 million of the Company’s common stock and purchased for $1.8 million outstanding common stock of Internet Autoparts, Inc. that was held by the Company’s majority stockholder. On November 17, 2003, the Company exchanged all of the existing 10 1/2% Senior Notes for identical 10 1/2% Senior Notes that were registered with the Securities and Exchange Commission.
Interest on the 10 1/2% Senior Notes is payable semiannually on June 15 and December 15. The 10 1/2% Senior Notes are redeemable in whole or in part at the option of the Company on or after June 15, 2007 at redemption prices (expressed as a percentage of the principal amount) commencing at 105.25% declining to par in 2010. In addition, on or prior to June 15, 2006, the Company will be able to redeem up to 35% of the aggregate principal amount of the 10 1/2% Senior Notes with the net cash proceeds of one or more private or public equity offerings at a redemption price equal to 110.5% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the originally issued aggregate principal amount of the 10 1/2% Senior Notes remain outstanding after each such redemption. Upon the occurrence of a change of control, as defined in the 10 1/2% Senior Notes indenture, the Company will be required to make an offer to repurchase the 10 1/2% Senior Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any.
Concurrently with the consummation of the 10 1/2% Senior Notes Offering, the Company amended and restated its credit agreement and entered into a new $15 million senior credit facility (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement includes letters of credit up to a $5.0 million maximum and matures in June 2006. In connection with letters of credit issued under the Amended and Restated Credit Agreement, the Company is required to pay a letter of credit commission fee equal to 2.25% per annum on the amount of the letters of credit outstanding. Each letter of credit bears a fee equal to 2.25%. As of September 30, 2004, there were two letters of credit outstanding in the aggregate amount of $465,000.
Borrowings under the Amended and Restated Credit Agreement bear interest at the Company’s option either at (i) a margin of 2.5% applied to the greater of the lenders Prime Rate, the base CD rate plus 1% and the Federal Funds Rate plus 0.5% or (ii) the euro rate plus 3.5%. Lower margins may become available upon the attainment of certain financial ratios. Interest on base rate loans is payable quarterly, and interest on euro loans is payable at the end of the applicable interest period or every three months in the case of interest periods in excess of three months. A commitment fee ranging from 0.375% to 0.5% per annum is charged on unused revolving loans and is payable quarterly in arrears. The commitment fee at September 30, 2004 was 0.5%.
Substantially all of the assets of the Company and its subsidiaries are pledged as collateral under the Amended and Restated Credit Agreement. The 10 1/2% Senior Notes are general, unsecured obligations of the Company’s wholly owned subsidiary Activant Solutions Inc. and are guaranteed by certain other subsidiaries of Activant Solutions Inc.
The terms of the Amended and Restated Credit Agreement restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets, investments, capital expenditures and transactions with affiliates. The Company must also meet certain tests relating to financial amounts and ratios defined in the agreement. As of September 30, 2004, the Company was in compliance with the covenants contained in the Amended and Restated Credit Agreement.
Contractual maturities of debt, net of discount and exclusive of interest, are as follows (in thousands):

2005	$276
2006	166
2007	—
2008	—
2009	—
Thereafter	155,272

Total	$155,714

Note 9.	Income Taxes
Significant components of the income tax expense are as follows (in thousands):

	Year ended September 30,

	2002	2003	2004

Current:
Federal	$3,017	$3,865	$669
State	1,434	1,315	113
Foreign	874	432	285

Total current	5,325	5,612	1,067
Deferred:
Federal	506	(1,340)	8,092
State	63	(167)	1,278
Foreign	(19)	246	124

Total deferred	550	(1,261)	9,494

Income tax expense	$5,875	$4,351	$10,561

The provision for income taxes differs from the expected tax expense amount computed by applying the statutory federal income tax rate of 35% to income before income taxes as a result of the following (in thousands):

	Year ended September 30,

	2002	2003	2004

Income tax expense at U.S. statutory income tax rate	$5,335	$4,258	$9,564
State income taxes, net of federal benefit	932	855	1,193
Permanent differences	315	265	(27)
Tax credits and other	(707)	(1,027)	(169)

Income tax expense	$5,875	$4,351	$10,561

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes are as follows (in thousands):

	September 30,

	2003	2004

Deferred tax assets:
Inventory and sales return reserves	$3,888	$1,299
Accrued expenses	1,949	1,496
Deferred income	5,529	—
Tax carryforwards	277	—
Depreciation and amortization	2,904	4,119
Bad debts and other	2,488	1,766

Total deferred tax assets	17,035	8,680
Deferred tax liabilities:
Direct financing leases	(5,069)	(3,602)
Software and intangible assets	(8,287)	(4,418)
Other	(94)	(234)

Total deferred tax liabilities	(13,450)	(8,254)
Valuation allowance for tax assets	—	—
	—	—

Net deferred tax assets	$3,585	$426

As of September 30, 2004, the Company had no remaining federal net operating loss carryforwards or business tax credit carryforwards.
Substantially all of the Company’s operating income was generated from domestic operations in the year ended September 30, 2004. Undistributed earnings of the Company’s foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. federal and/or state income taxes has been provided thereon.

Note 10.	Employee Incentive and Savings Plans
The Company has developed stock option plans for the purpose of granting stock options to employees and key individuals associated with the Company.
During 1998, the Company adopted the Activant Solutions Holdings Inc. 1998 Stock Option Plan which provides for the grant of incentive and non-qualified stock options to employees and key individuals associated with the Company. The option price may not be less than the fair market value at the date of grant as set by the Company’s Board of Directors. Options vest in varying amounts over a six-year period and expire ten years from the date of the grant.
During March 2000, the Company adopted the Activant Solutions Holdings Inc. 2000 Stock Option Plan which provides for the grant of incentive and non-qualified stock options to employees and key individuals associated with the Company. The option price may not be less than the fair market value at the date of grant as set by the Company’s Board of Directors. Options vest in varying amounts over a period up to five years and expire ten years from the date of the grant.

During 2001, the Company adopted the Activant Solutions Holdings Inc. 2001 Broad Based Stock Option Plan which provides for the grant of incentive and nonqualified stock options to employees associated with the Company. The option price may not be less than the fair market value at the date of grant as set by the Company’s Board of Directors. Options vest in varying amounts over a period up to five years and expire ten years from the date of the grant.
In 2001, a Stock Option Bonus program was adopted by the Company which protects options from dilution caused by the accretion of the Company’s Class A Common Stock. This program will terminate in accordance with its terms without any payment upon consummation of an initial public offering of the Company’s common stock.
Information on the Company’s stock option activity is as follows:

		1998 option plan		2000 option plan		2001 option plan

	Total		Weighted		Weighted		Weighted
			average		average		average
	Total	Number of	exercise	Number of	exercise	Number of	exercise
	options	shares	price	shares	price	shares	price

Total options outstanding on October 1, 2001	6,127,975	2,343,250	$5.00	3,601,750	$1.00	182,975	$1.00
Options granted	882,550	—	—	834,500	1.00	48,050	1.00
Options forfeited	(576,650)	(181,850)	5.00	(366,950)	1.00	(27,850)	1.00
Options exercised	—	—	—	—	—	—	—

Total options outstanding on September 30, 2002	6,433,875	2,161,400	5.00	4,069,300	1.00	203,175	1.00
Options granted	870,350	—	—	817,700	2.42	52,650	2.32
Options forfeited	(421,050)	(79,500)	5.00	(318,450)	1.05	(23,100)	1.13
Options exercised	—	—	—	—	—	—	—

Total options outstanding on September 30, 2003	6,883,175	2,081,900	5.00	4,568,550	1.25	232,725	1.29
Options granted	399,250	—	—	345,250	2.25	54,000	2.12
Options forfeited	(867,400)	(193,750)	5.00	(639,900)	1.70	(33,750)	1.36
Options exercised	—	—	—	—	—	—	—

Total options outstanding on September 30, 2004	6,415,025	1,888,150	$5.00	4,273,900	$1.27	252,975	$1.46

The following is a summary of the Company’s options outstanding and exercisable as of September 30, 2004:

						Weighted-
		Number of	Weighted-		Number of	average
		shares	average	Weighted-	shares	exercise
		subject to	remaining	average	subject to	price of
	Range of	options	contractual	exercise	options	options
	exercise prices	outstanding	life (in years)	price	exercisable	exercisable

1998 Option Plan	$5.00	1,888,150	4.2	$5.00	1,884,510	$5.00
2000 Option Plan	1.00 to 2.50	4,273,900	6.4	1.27	3,442,455	1.07
2001 Option Plan	1.00 to 2.50	252,975	7.3	1.46	—	—

Combined Option Plans	$1.00 to $5.00	6,415,025	5.8	$2.37	5,326,965	$2.46

Subsequent to September 30, 2004 we issued 4,850,000 options under the 2000 Option Plan at an exercise price of $2.25 per share, 3,300 options under the 2001 Option Plan at an exercise price of $2.25 per share and 200,000 options under the 2000 Option Plan at an exercise price of $3.50 per share.
The Company has a savings and investment plan known as the Activant Solutions Inc. Savings and Investment Plan (the “Plan”) as allowed under Sections 401(k) and 401(a) of the Internal Revenue Code which provides employees with tax deferred salary deductions and alternative investment options. Employees are eligible to participate the first day of hire and are able to apply for and secure loans from their account in the Plan.
The Plan provides for contributions by the Company as determined annually by the Board of Directors. The Company matches 50% of the first 6% of compensation contributed by each employee and the deferred amount cannot exceed 25% of the annual aggregate salaries of those employees eligible for participation. Highly compensated executive participants are limited to a maximum of 10%. Company matching contributions to the Plan amounted to $1.4 million, $1.5 million and $1.4 million in the years ended September 30, 2002, 2003 and 2004, respectively.

Note 11.	Class A Common Stock
In 1999, the Company issued 25,000,000 shares of its Class A Common Stock, par value $.000125 per share (the “Class A Common Stock”), for net proceeds of $23.9 million, which were used primarily to pay amounts outstanding under the Company’s senior secured revolving credit facility. Two of the Company’s existing stockholders purchased all of the Class A Common Stock. The purchasers were the Company’s majority stockholder, Hicks, Muse, Tate & Furst Equity Fund III, L.P. (“Hicks Muse”), and a Hicks Muse affiliate. Another Hicks Muse affiliate received a $1.0 million financial advisory fee in connection with the transaction.
The Class A Common Stock is senior to the Company’s existing common stock upon liquidation, but votes with the existing common stock as a class. Upon dissolution of the Company, holders of Class A Common Stock are to receive the Stated Value (as hereinafter defined) of their shares before any distribution to common stockholders. Once the holders of Class A Common Stock receive the Stated Value, the remaining assets are distributed among the Class A Common and Common stockholders pro rata. The “Stated Value” of a share of Class A

Common Stock is $1.00, plus notional interest of 35% per annum, accrued daily and compounded annually. As long as the Class A Common Stock is outstanding, there may be no dividends, stock splits or other distributions declared or paid on the Company’s common stock, as well as no redemptions or other repurchases, without the consent of the holders of the Class A Common Stock.
In conjunction with the Company’s 10 1/2% Senior Notes Offering in June 2003, the holders of the Class A Common Stock agreed to modify the terms of the Class A Common Stock to (1) eliminate any further accretion of any additional interest or accretion on the liquidation preference, (2) provide that the holders of the Class A Common Stock would no longer have any right to cause the Company to purchase the Class A Common Stock, and the Company no longer has a right to redeem the Class A Common Stock, and (3) provide that the Class A Common Stock is convertible, in whole or in part, into common stock at a conversion price of $1.875 per share (the determined fair value) and vote with the shares of common stock on an as-converted basis.
Prior to fiscal year 2003, the accretion on the Class A Common Stock was charged to Additional Paid-in Capital as the Company was in a retained deficit position. From October 1, 2002 through June 5, 2003, the accretion on the Class A common stock of $16.4 million was also charged to Additional Paid-in Capital. On June 5, 2003, the Company repurchased 16.0 million shares of common stock for $30.0 million resulting in the depletion of the remaining Additional Paid-in Capital balance of $27.5 million and a charge to Retained Deficit of $2.5 million. The accretion of $1.5 million from June 6, 2003 through June 27, 2003, the date the terms of the Class A Common Stock were modified, was charged to Retained Deficit. Upon the modification of terms on the Class A Common Stock, the accumulated accretion and excess over par totaling $85.5 million was recorded as Additional Paid-in Capital.

Note 12.	Commitments and Contingencies
Guarantees—The Company has guaranteed certain automobile lease agreements of its European subsidiaries. At September 30, 2004, the amount guaranteed was approximately $14,000.
Operating Leases—The Company rents integration and distribution, software development and data entry facilities; administrative, executive, sales and customer support offices; and certain office equipment under non-cancelable operating lease agreements. Certain lease agreements contain renewal options and rate adjustments. Rental expense related to all operating leases was $8.3 million, $7.1 million and $6.6 million in the years ended September 30, 2002, 2003 and 2004, respectively. Future minimum rental commitments under all non-cancelable operating leases are as follows (in thousands):

2005	$5,759
2006	4,017
2007	2,534
2008	2,296
2009	2,189
Thereafter	5,522

$22,317

Legal Matters—The Company is involved in litigation arising in the ordinary course of business. In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the Company’s results of operations or financial position.

Note 13.	Related Party Transactions
In February 1997, the Company entered into a ten-year Monitoring and Oversight Agreement with Hicks, Muse & Co. Partners, L.P. (“Hicks Muse Partners”), pursuant to which the Company agreed to pay an annual fee for services provided to the Company. The fee is due in quarterly installments, and upon the acquisition of another business by the Company, the minimum fee is increased by an amount equal to 0.2% of the consolidated annual net sales of the acquired entity for the trailing twelve-month period. Cash paid in the years ended September 30, 2002, 2003 and 2004 was $303,000, $384,000 and $390,000, respectively.
In February 1997, the Company entered into a ten-year Financial Advisory Agreement with Hicks Muse Partners, pursuant to which the Company agreed to pay Hicks Muse Partners a fee equal to 1.5% of the transaction value for each add-on acquisition in which the Company is involved. The Company did not pay any fees in the years ended September 30, 2002, 2003 and 2004.
As of September 30, 2004, the Company owns approximately 47.5% of Internet Autoparts, Inc. (“Internet Autoparts”), a Web-based parts ordering and communication company. In February 2001, the Company received $1.96 million from Internet Autoparts, which represented the Company’s estimate of a year’s worth of services being performed on behalf of Internet Autoparts. In September 2001, the Company returned $318,790 of unused funds to Internet Autoparts. In May 2002, the Company settled the final account with Internet Autoparts, which resulted in a payment of $506,897 by the Company to Internet Autoparts. In June 2003, the Company purchased the outstanding common stock of Internet Autoparts that was held by the Company’s majority stockholder for $1.8 million, which represented the cost basis in the stock.
The Company, as general partner, owns an approximate 20% interest in four separate partnerships with certain customers. The Company provides management information systems and services to these partnerships. During the years ended September 30, 2002, 2003 and 2004, the Company recorded service revenue from these partnerships of $4.0 million, $3.9 million and $3.9 million, respectively. During the years ended September 30, 2002, 2003 and 2004, the Company recorded equity income from these partnerships of $302,000, $271,000 and $245,000, respectively. At September 30, 2004, the Company had outstanding payables to the partnerships of $193,000.

Note 14.	Segment Reporting
In fiscal 2005, the Company established a new organizational and reporting structure, whereby its reportable segments were changed in the second quarter of 2005. Commencing in the second quarter of 2005, the Company has organized the business around its products and services (“Segments”) as follows:

•	Systems, which is comprised primarily of proprietary software applications, third-party hardware and peripherals and implementation and training;

•	Product Support, which is comprised of daily operating support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services;

•	Content and Data Services, which is comprised primarily of customer support activities, including support through the Company’s advice line, software updates, preventive and remedial on-site maintenance and depot repair services; and

•	Other Services, which is comprised primarily of business products, such as forms and other paper products, and the revenues and earnings from our former leasing operations. Subsequent to June 2001, the Company outsourced all leasing operations to a third party and thus has not originated any new leases since that time.

Prior period segment information has been restated to conform to the current presentation. Each reportable Segment is managed separately on a revenue and gross profit basis. The Company does not allocate operating expenses, interest expense, other expenses or assets to each Segment, as this information is not used to measure the operating performance of the Segments. Organizationally, the functional operating areas that support all of the Company’s Segments, including systems integration, installation and training, product support, data services, product development and sales and marketing, are integrated under a common reporting and management structure to achieve operating efficiencies.
The following tables set forth, for the periods indicated, the Company’s revenues, cost of revenues, gross profit and gross margin by Segment (dollars in thousands):

	Year ended September 30, 2002

			Content
		Product	and data	Other
	Systems	support	services	services	Total

Revenues	$59,452	$87,755	$62,597	$8,901	$218,705
Cost of revenues	38,030	46,367	22,868	4,499	111,764

Gross profit	$21,422	$41,388	$39,729	$4,402	$106,941
Gross margin	36.0%	47.2%	63.5%	49.5%	48.9%

	Year ended September 30, 2003

			Content
		Product	and data	Other
	Systems	support	services	services	Total

Revenues	$68,708	$85,770	$59,553	$7,515	$221,546
Cost of revenues	40,171	43,007	24,361	4,238	111,777

Gross profit	$28,537	$42,763	$35,192	$3,277	$109,769
Gross margin	41.5%	49.9%	59.1%	43.6%	49.6%

	Year ended September 30, 2004

			Content
		Product	and data	Other
	Systems	support	services	services	Total

Revenues	$81,956	$79,193	$57,345	$7,312	$225,806
Cost of revenues	49,853	37,158	18,460	4,302	109,773

Gross profit	$32,103	$42,035	$38,885	$3,010	$116,033

Gross margin	39.2%	53.1%	67.8%	41.2%	51.4%

The Company derives its revenues primarily from customers that operate in three vertical markets — hardlines and lumber, wholesale distribution and Auto — and from its productivity tools business.

•	The hardlines and lumber vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, farm supply stores, retail nurseries and gardens, and independent lumber and building material yards.

•	The wholesale distribution vertical market includes distributors of a range of products including electrical supply, medical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies and service establishment equipment.

•	The automotive parts aftermarket (“Auto”) consists of businesses engaged in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks.

•	The productivity tools business (“Tools”), which primarily consists of software migration and application development tools, was acquired as a part of our acquisition of Speedware Corporation Inc.

The following tables set forth, for the periods indicated, the Company’s revenue by vertical market within each Segment (in thousands).

	Year ended September 30,

	2002	2003	2004

Systems Revenues:
Hardlines and Lumber	37,481	47,135	63,116
Auto	20,763	18,969	16,083
Wholesale Distribution	1,208	2,604	2,757

Total Systems Revenues	$59,452	$68,708	$81,956

Product Support Revenues:
Hardlines and Lumber	38,057	38,677	39,860
Auto	48,161	45,531	37,716
Wholesale Distribution	1,537	1,561	1,617

Total Product Support Revenues	$87,755	$85,770	$79,193

Content and Data Services Revenues:
Hardlines and Lumber	12,058	6,758	4,427
Auto	49,260	50,805	51,193
Wholesale Distribution	1,279	1,990	1,725

Total Content and Data Services Revenues	$62,597	$59,553	$57,345

Other Services Revenues:
Hardlines and Lumber	7,515	6,536	6,072
Auto	1,176	794	932
Wholesale Distribution	210	185	308

Total Other Services Revenues	$8,901	$7,515	$7,312

Total Revenues:
Hardlines and Lumber	95,111	99,106	113,475
Auto	119,360	116,099	105,924
Wholesale Distribution	4,234	6,341	6,407

Total Revenues	$218,705	$221,546	$225,806

Geographic Segments—A breakdown by geographic area of revenues and total assets is shown below (in thousands). The Americas geographic area covers the United States and Canada. The Europe geographic area covers the United Kingdom, Ireland and France.

	Year ended September 30, 2002

	Americas	Europe	Total

Revenues	$213,111	$5,594	$218,705
Total assets (at end of period)	$181,136	$4,651	$185,787

	Year ended September 30, 2003

	Americas	Europe	Total

Revenues	$215,458	$6,088	$221,546
Total assets (at end of period)	$198,583	$3,702	$202,285

	Year ended September 30, 2004

	Americas	Europe	Total

Revenues	$219,132	$6,674	$225,806
Total assets (at end of period)	$185,645	$3,260	$188,905

Note 15.      Unaudited quarterly results
The Company’s unaudited quarterly results (in thousands except per share) for the years ended September 30, 2003 and 2004 are presented below:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2003
Total revenues	$57,653	$56,060	$54,823	$53,010
Gross profit	30,082	28,290	26,671	24,726
Expenses related to debt refinancing	(268)	—	(6,045)	—
Net income (loss)	5,492	3,706	(1,425)	42
Net income (loss) attributable to common stock	(545)	(2,331)	(5,866)	42
Net income (loss) per share—basic	(0.02)	(0.07)	(0.20)	—
Net income (loss) per share—diluted	(0.02)	(0.07)	(0.20)	—
2004
Total revenues	$56,701	$55,301	$57,306	$56,498
Gross profit	29,789	29,401	29,342	27,501
Expenses related to debt financing	—	—	(524)	—
Gain on sale of assets	6,270	—	—	—
Net income	7,215	5,397	2,629	1,526
Net income per share—basic	0.16	0.12	0.06	0.04
Net income per share—diluted	0.11	0.08	0.04	0.02

Note 16.	Subsequent Events
On March 30, 2005, the Company acquired approximately 96% of the common stock of Speedware Corporation Inc. (“Speedware”) in a transaction accounted for under the purchase method of accounting. The Company acquired the remaining common stock of Speedware on April 7, 2005. The Company paid $95.8 million in cash on March 30, 2005 for approximately 96% of Speedware’s common stock and paid $4.1 million in cash for the remaining 4% of Speedware’s common stock on April 7, 2005. In addition, pursuant to the terms of a Financial Advisory Agreement dated as of February 27, 1997 between the Company and Hicks, Muse & Co. Partners, L.P. (“Hicks Muse Partners”), the Company paid a fee of $1.8 million to Hicks Muse Partners for financial services related to the acquisition of Speedware.
On March 30, 2005, the Company completed a private placement of $120 million aggregate principal amount of floating rate senior notes due April 1, 2010 (the “Floating Rate Senior Notes”). The Company used the proceeds from the offering of the Floating Rate Senior Notes to fund the total consideration paid in connection with the Company’s purchase of all of the issued and outstanding shares of common stock of Speedware.

The Floating Rate Senior Notes bear interest at a rate per annum equal to LIBOR, as defined in the indenture governing the Floating Rate Senior Notes, plus 600 basis points payable quarterly. The Floating Rate Senior Notes are redeemable in whole or in part at the option of the Company on or after April 1, 2006. The Company may also redeem up to 35% of the aggregate principal amount of the Floating Rate Senior Notes using the proceeds from certain public equity offerings completed before April 1, 2006. Upon the occurrence of a change in control, as defined in the indenture governing the Floating Rate Senior Notes, the Company will be required to make an offer to purchase the Floating Rate Senior Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. The terms of the Floating Rate Senior Notes restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets and transactions with affiliates.
In conjunction with the issuance of the Floating Rate Senior Notes, the Company amended its $15.0 million Credit Agreement (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for letters of credit up to $5.0 million. The terms of the Amended and Restated Credit Agreement restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets, investments, capital expenditures, and transactions with affiliates. The Company must also meet certain tests relating to financial amounts and ratios defined in the Amended and Restated Credit Agreement.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated balance sheets

	September 30,	June 30,
(In thousands, except per share data)	2004	2005

	(Unaudited
Assets:
Current assets:
Cash and cash equivalents	$32,065	$48,064
Trade accounts receivable, net of allowance for doubtful accounts of $5,639 and $6,021 at September 30, 2004 and June 30, 2005, respectively	33,516	47,225
Inventories, net	2,668	4,391
Investment in leases, net	430	313
Deferred income taxes	430	4,180
Prepaid income taxes	5,338	3,153
Prepaid expenses and other current assets	2,758	5,160

Total current assets	77,205	112,486
Service parts, net	1,308	1,009
Property and equipment, net	4,945	5,750
Capitalized computer software costs, net	5,482	4,112
Databases, net	5,290	5,009
Goodwill	79,541	180,050
Other intangible assets	5,512	15,829
Other assets	9,622	15,045

Total assets	$188,905	$339,290

Liabilities and Stockholder’s Deficit:
Current liabilities:
Accounts payable	$9,026	$12,546
Payroll related accruals	14,175	13,383
Deferred revenue	15,418	26,864
Current portion of long-term debt	276	213
Accrued expenses and other current liabilities	9,761	8,470

Total current liabilities	48,656	61,476
Long-term debt	155,438	275,464
Deferred income taxes and other liabilities	4,831	8,759

Total liabilities	208,925	345,699
Commitments and contingencies	—	—
Stockholder’s deficit:
Class A Common Stock:
Par value $0.000125; authorized, issued and outstanding 25,000 shares	3	3
Common Stock:
Par value $0.000125; authorized, issued and outstanding 19,220 shares at September 30, 2004 and June 30, 2005	2	2
Additional paid-in capital	85,503	85,503
Retained deficit	(105,007)	(91,131)
Other accumulated comprehensive income (loss):
Cumulative translation adjustment	(521)	(786)

Total stockholder’s deficit	(20,020)	(6,409)

Total liabilities and stockholder’s deficit	$188,905	$339,290

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of operations and
comprehensive income

	Nine months ended
	June 30,

(In thousands)	2004	2005

	(Unaudited
Revenues:
Systems	$61,397	$75,792
Services	107,911	116,717

Total revenues	169,308	192,509
Cost of revenues:
Systems	36,046	45,207
Services	44,730	46,033

Total cost of revenues	80,776	91,240

Gross profit	88,532	101,269
Operating expenses:
Sales and marketing	23,320	26,467
Product development	11,583	14,752
General and administrative	19,556	21,687

Total operating expenses	54,459	62,906

Operating income	34,073	38,363
Interest expense	(15,194)	(17,206)
Expenses related to debt refinancing	(524)	—
Foreign exchange gain (loss)	(177)	151
Gain on sale of assets	6,270	—
Other income, net	304	687

Income before income taxes	24,752	21,995
Income tax expense	9,511	8,119

Net income	$15,241	$13,876

Comprehensive income:
Net income	$15,241	$13,876
Foreign currency translation adjustment	33	(265)

Comprehensive income	$15,274	$13,611
Net income per share:
Basic	$0.34	$0.31
Diluted	$0.23	$0.21
Weighted average number of shares:
Basic	44,220	44,220
Diluted	66,645	67,548

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of cash flows

	Nine months ended
	June 30,

(In thousands)	2004	2005

	(Unaudited
Operating activities
Net income	$15,241	$13,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,063	3,948
Amortization	8,163	6,256
Deferred income taxes	4,697	(241)
Lease loss provision	(1,095)	(102)
Provision for doubtful accounts	3,438	1,662
Gain on sale of assets	(6,270)	—
Other, net	538	652
Changes in assets and liabilities (net of the effect of acquisition):
Trade accounts receivable	1,796	(8,793)
Inventories	107	(1,193)
Investment in leases	4,300	306
Prepaid expenses and other assets	4,323	1,691
Accounts payable	(237)	(3,314)
Deferred revenue	432	5,596
Accrued expenses and other liabilities	(12,826)	(8,884)

Net cash provided by operating activities	26,670	11,460
Investing activities
Purchases of property and equipment	(1,714)	(2,074)
Purchases of businesses, net of cash acquired	—	(99,934)
Capitalized computer software costs and databases	(4,353)	(3,651)
Purchases of service parts	(1,159)	(793)
Proceeds from sale of assets	7,212	—
Purchase of other businesses		(2,646)
Equity distributions from partnerships	64	305

Net cash provided by (used in) investing activities	50	(108,793)
Financing activities
Proceeds from debt facility	—	120,000
Debt issuance costs	—	(6,439)
Payment on long-term debt	(17,743)	(229)

Net cash (used in) provided by financing activities	(17,743)	113,332

Net change in cash and cash equivalents	8,977	15,999
Cash and cash equivalents, beginning of period	10,215	32,065

Cash and cash equivalents, end of period	$19,192	$48,064

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$18,118	$20,154

Income taxes	$4,286	$4,886

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Notes to consolidated financial statements
June 30, 2005
(Unaudited)

1.	Basis of Presentation
The accompanying unaudited consolidated financial statements of Activant Solutions Holdings Inc. and its wholly owned subsidiaries (collectively referred to hereinafter as the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingencies and results of operations. While management has based their assumptions and estimates on the facts and circumstances existing at June 30, 2005, final amounts may differ from these estimates.
In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results for the interim periods presented. Certain prior period amounts have been reclassified to conform to the current presentation. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual financial statements for the year ended September 30, 2004 included elsewhere herein. The results of operations for interim periods are not necessarily indicative of actual results achieved for full fiscal years.

2.	Acquisitions
On March 30, 2005, the Company acquired approximately 96% of the common stock of Speedware Corporation Inc. (“Speedware”) in a transaction accounted for under the purchase method of accounting. The Company acquired the remaining common stock of Speedware on April 7, 2005. The Company paid $95.8 million in cash on March 30, 2005 for approximately 96% of Speedware’s common stock and paid $4.1 million in cash for the remaining 4% of Speedware’s common stock on April 7, 2005. In addition, pursuant to the terms of a Financial Advisory Agreement dated as of February 27, 1997 between the Company and Hicks, Muse & Co. Partners, L.P. (“Hicks Muse Partners”), the Company paid a fee of $1.8 million to Hicks Muse Partners for financial services related to the acquisition of Speedware.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of June 30, 2005. The Company is in the process of determining values of certain tangible and intangible assets; thus, the allocation of the purchase price to the assets acquired and liabilities assumed in connection with the Speedware acquisition is subject to change. The preliminary purchase price allocation is based upon management’s best estimates of the relative fair values of the identifiable assets acquired and liabilities assumed. The preliminary purchase price was allocated based on the fair value of net assets acquired as follows (in thousands):

Trade receivables	$6,526
Property and equipment	1,442
Other assets	4,525
Goodwill	99,531
Other intangible assets	11,300
Accounts payable and accrued expenses	(23,390)

Total purchase price	$99,934

The allocation of the purchase price to the assets acquired and liabilities assumed is based on preliminary estimates and certain assumptions that the Company believes are reasonable under the circumstances. Acquired intangible assets consist primarily of customer contracts and customer lists with a weighted average estimated useful life of five years. The amortization expense related to the acquired intangible assets is estimated to be approximately $2.3 million per annum.
The Company’s financial statements include the results of operations of Speedware for the period beginning April 1, 2005 and ending June 30, 2005. The following table presents the unaudited proforma combined results of operations of the Company with Speedware for the three and nine months ended June 30, 2004 and 2005 after giving effect to certain proforma adjustments primarily related to the amortization of acquired intangible assets and interest expense on the Company’s newly issued floating rate senior notes due 2010. These unaudited proforma results are not necessarily indicative of the actual consolidated results of operations had the acquisition actually occurred on the first day of the respective periods or of future results of operations of the consolidated entities.

	Nine Months Ended
	June 30,

(In thousands, except per share data)	2004	2005

Revenues	$191,159	$218,547
Net income	$11,818	$11,825
Net income per share — basic	$0.27	$0.27
Net income per share — diluted	$0.18	$0.17

On May 16, 2005, the Company also acquired The Systems House, Inc. for a total purchase price of $2.6 million. The Company allocated $2.5 million of the purchase price to goodwill. The Company’s financial statements include the results of operations of this business for the period beginning May 16, 2005 and ending June 30, 2005. The results of operations and financial position of this business are not material to the results of operations and financial position of the Company.

3.	Debt
The Company’s long-term debt consists of the following (in thousands):

	September 30,	June 30,
	2004	2005

10 1/2% senior notes due 2011, net of discount	$155,272	$155,464
Floating rate senior notes due 2010	—	120,000
Other	442	213

Total debt	155,714	275,677
Current portion	(276)	(213)

Long-term debt	$155,438	$275,464

On March 30, 2005, the Company completed a private placement of $120 million aggregate principal amount of floating rate senior notes due April 1, 2010 (the “Floating Rate Senior Notes”). The Company used the proceeds from the offering of the Floating Rate Senior Notes to fund the total consideration paid in connection with the Company’s purchase of all of the issued and outstanding shares of common stock of Speedware, as described in Note 2 above, and to pay transaction fees and expenses.
The Floating Rate Senior Notes bear interest at a rate per annum equal to LIBOR, as defined in the indenture governing the Floating Rate Senior Notes, plus 600 basis points payable quarterly. The Floating Rate Senior Notes are redeemable in whole or in part at the option of the Company on or after April 1, 2006. The Company may also redeem up to 35% of the aggregate principal amount of the Floating Rate Senior Notes using the proceeds from certain public equity offerings completed before April 1, 2006. Upon the occurrence of a change in control, as defined in the indenture governing the Floating Rate Senior Notes, the Company will be required to make an offer to purchase the Floating Rate Senior Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. The terms of the Floating Rate Senior Notes restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets and transactions with affiliates.
In conjunction with the issuance of the Floating Rate Senior Notes, the Company amended its $15.0 million Credit Agreement (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for letters of credit up to $5.0 million. The terms of the Amended and Restated Credit Agreement restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets, investments, capital expenditures, and transactions with affiliates. The Company must also meet certain tests relating to financial amounts and ratios defined in the Amended and Restated Credit Agreement. As of June 30, 2005, the Company was in compliance with the covenants contained in the Amended and Restated Credit Agreement.
Effective October 31, 2005, the Company entered into a two year interest rate swap, for a notional amount of $100.0 million, to achieve a more equal mix of fixed and floating rate debt. The interest rate swap effectively converts $100.0 million of floating rate debt to fixed rate debt by fixing the three month LIBOR that the Company pays at 4.72%. As a result of the interest rate swap, and during the two year term of the swap, the interest rate on $100.0 million of the Company’s floating rate debt is effectively fixed at 10.72%.

4.	Income Taxes
The Company recorded income tax expense for the three months and nine months ended June 30, 2005 at an effective rate of 33.1% and 36.9%, respectively, which is based on the Company’s anticipated results for the full fiscal year. The Company’s income tax expense differs from the amount computed by applying the statutory rate to income before income taxes due to the impact of permanent differences, such as meals and entertainment expense.
During the quarter ended June 30, 2005, the Company reduced a reserve for an income tax related contingency. This reduction was pursuant to the closing of a statutory tax period and the absence of other evidence suggesting that this reserve was required. The net effect of this adjustment was a reduction in tax expense of approximately $0.5 million and a reduction in goodwill of approximately $1.5 million.

5.	Equity Incentive Option Plans
During the three months ended June 30, 2005, the Company approved the grant of 230,000 shares to key employees under its amended and restated 2000 Stock Option Plan at an exercise price of $3.50 per share.
Following the consummation of the Speedware acquisition, management and the Board of Directors evaluated the changes in the Company’s financial results and position, changes in the valuation of merger transactions involving comparable companies and valuations of comparable publicly traded companies. Based on multiple analyses with similar assumptions to those used in determining the fair market value of the Company’s common stock in connection with prior option grants, the Board determined the fair value of our stock to be $3.50 per share.
The Company uses the intrinsic value method in accounting for employee stock options. Because the exercise price of the employee stock options was greater than or equal to the market price of the underlying stock, as determined by the Company’s Board of Directors, on the date of grant, no compensation expense was recognized.
The Company’s pro forma information, as if the fair value based method of SFAS No. 123 had been applied in measuring compensation cost for stock based awards, is as follows (in thousands):

	Nine Months Ended
	June 30,

(In thousands, except per share data)	2004	2005

Net income reported	$15,241	$13,876
Pro forma stock-based compensation expense, net of tax	175	387

Pro forma net income	$15,066	$13,489
Pro forma net income per share:
Basic	$0.34	$0.31
Diluted	$0.22	$0.20

During the 12-month period ended June 30, 2005, the Company granted stock options with exercise prices as follows:

				Weighted-
		Weighted-	Weighted-	average
	Number of	average	average	intrinsic
	options	exercise	fair value	value per
Grants made during quarter ended	granted	price	per share	share

September 30, 2004	4,800	$2.25	$2.25	$—
December 31, 2004	3,003,500	2.25	2.25	—
March 31, 2005	1,850,000	2.25	2.25	—
June 30, 2005	230,000	3.50	3.50	—

The fair value of the common stock for options granted was originally estimated contemporaneously by the board of directors, with input from management, and did not obtain contemporaneous valuations by an unrelated valuation specialist.

6.	Recent Accounting Pronouncements
In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which supercedes APB No. 25, Accounting for Stock Issued to Employees, SFAS No. 123, Accounting for Stock Based Compensation, and related implementation guidance. Under this pronouncement, share-based compensation to employees is required to be recognized as a charge to the statement of operations and such charge is to be measured according to the fair value of the stock options. In the absence of an observable market price for the stock awards, the fair value of the stock options would be based upon a valuation methodology that takes into consideration various factors, including the exercise price of the option, the expected term of the option, the current price of the underlying shares, the volatility of our stock and the risk free interest rate. Our current policy is not to expense share-based compensation, based upon the fair value method; however, we do disclose the affect of this item as currently required by SFAS 123. SFAS No. 123R requires us to use the prospective method of adoption, utilizing the Black-Scholes-Merlton formula to estimate the value of stock options. We expect the adoption will not have a significantly negative impact on our results of operations. We do not expect the adoption to significantly impact our overall financial position. The pronouncement will be effective for fiscal years beginning after June 15, 2005 based on the new rule adopted by the SEC in April 2005. We will adopt this pronouncement beginning in fiscal year 2006, which begins October 1, 2005.

7.	Segment Reporting
In fiscal 2005, the Company began establishing a new organizational and reporting structure, whereby its reportable segments were changed in the second quarter of 2005. Commencing in the second quarter of 2005, the Company has organized the business around its products and services (“Segments”) as follows:

•	Systems, which is comprised primarily of proprietary software applications, third-party hardware and peripherals and implementation and training;

•	Product Support, which is comprised of daily operating support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services;

•	Content and Data Services, which is comprised primarily of customer support activities, including support through the Company’s advice line, software updates, preventive and remedial on-site maintenance and depot repair services; and

•	Other Services, which is comprised primarily of business products, such as forms and other paper products, and the revenues and earnings from our former leasing operations. In June 2001, the Company outsourced all leasing operations to a third party and thus has not originated any new leases since that time.

Prior period segment information has been restated to conform to the current presentation. Each reportable Segment is managed separately on a revenue and gross profit basis. The Company does not allocate operating expenses, interest expense, other expenses or assets to each Segment, as this information is not used to measure the operating performance of the Segments. Organizationally, the functional operating areas that support all of the Company’s Segments, including systems integration, installation and training, product support, data services, product development and sales and marketing, are integrated under a common reporting and management structure to achieve operating efficiencies.
The following table sets forth, for the periods indicated, the Company’s revenues, cost of revenues, gross profit and gross margin by Segment (dollars in thousands):

	Nine Months Ended					Nine Months Ended
	June 30, 2004					June 30, 2005

			Content					Content
		Product	& Data	Other			Product	& Data	Other
	Systems	Support	Services	Services	Total	Systems	Support	Services	Services	Total

Revenues	$61,397	$59,785	$42,824	$5,302	$169,308	$75,792	$67,727	$43,501	$5,489	$192,509
Cost of Revenues	36,046	27,672	13,924	3,134	80,776	45,207	30,485	11,934	3,614	91,240

Gross Profit	$25,351	$32,113	$28,900	$2,168	$88,532	$30,585	$37,242	$31,567	$1,875	$101,269
Gross Margin	41.3%	53.7%	67.5%	40.9%	52.3%	40.3%	55.0%	72.6%	34.1%	52.6%

The Company derives its revenues primarily from customers that operate in three vertical markets — hardlines and lumber, wholesale distribution and Auto — and from its productivity tools business.

•	The hardlines and lumber vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, farm supply stores, retail nurseries and gardens, and independent lumber and building material yards.

•	The wholesale distribution vertical market includes distributors of a range of products including electrical supply, medical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies and service establishment equipment.

•	The automotive parts aftermarket (“Auto”) consists of businesses engaged in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks.

•	The productivity tools business (“Tools”), which primarily consists of software migration and application development tools, was acquired as a part of our acquisition of Speedware Corporation Inc.

The following table sets forth, for the periods indicated, the Company’s revenue by vertical market within each Segment (in thousands):

	Nine Months Ended					Nine Months Ended
	June 30, 2004					June 30, 2005

			Content					Content
		Product	& Data	Other			Product	& Data	Other
	Systems	Support	Services	Services	Total	Systems	Support	Services	Services	Total

Hardlines and lumber	46,173	29,936	3,255	4,364	83,728	60,157	35,568	3,971	5,038	104,734
Auto	$13,250	$28,632	$38,297	$696	$80,875	$10,957	$26,249	$37,964	$212	$75,382
Wholesale distribution	1,974	1,217	1,272	242	4,705	3,851	3,712	1,564	239	9,366
Tools	—	—	—	—	—	827	2,198	2	—	3,027

Total	$61,397	$59,785	$42,824	$5,302	$169,308	$75,792	$67,727	$43,501	$5,489	$192,509

Geographic Segments—A breakdown by geographic area of revenues and total assets is shown below (in thousands). The Americas geographic area covers the United States and Canada. The Europe geographic area covers the United Kingdom, Ireland and France.

	Nine Months Ended			Nine Months Ended
	June 30, 2004			June 30, 2005

	Americas	Europe	Total	Americas	Europe	Total

Revenues	$164,235	$5,073	$169,308	$186,810	$5,699	$192,509
Total Assets (at end of period)	$183,470	$3,697	$187,167	$336,110	$3,180	$339,290

8.	Earnings Per Share
Basic earnings per share is determined using the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined using the weighted average number of common shares and equivalents (representing the dilutive effects of stock options and warrants) outstanding during the period.
The Company has two classes of common stock, Common Stock and Class A Common Stock. Each security participates in the Company earnings equally. Under EITF No. 03-6, the Class A Common Stock is considered a participating security requiring the use of the two-class method for the computation of net income per share— basic. Net income per share— basic reflects the application of EITF No. 03-6 and was computed using the two-class method. The shares of Class A Common Stock are considered to be participating convertible securities since they are convertible into shares of Common Stock and participate equally in the income available with the shares of Common Stock. Net income per share—diluted has been computed using the if-converted method for the nine months ended June 30, 2004 and 2005.

Basic and diluted earnings per share were computed based on the weighted-average number of shares of the Common Stock and the Class A Common Stock outstanding as follows (in thousands, except per share data):

	Nine Months Ended
	June 30,

(In thousands, except per share data)	2004	2005

Net income	$15,241	$13,876

Weighted average shares— common stock	19,220	19,220
Weighted average shares— Class A common stock	25,000	25,000

Weighted average shares— basic	44,220	44,220

Weighted average shares— common stock	19,220	19,220
Assumed conversion of Class A common stock	46,322	46,322
Effect of dilutive securities: stock options	1,822	2,725

Weighted average shares— diluted	67,364	68,267

Net income per share:
Basic	$0.34	$0.31
Diluted	$0.23	$0.21

Report of independent registered public accounting firm
To the Directors of Speedware Corporation Inc. and its subsidiaries:
We have audited the accompanying consolidated balance sheets of Speedware Corporation Inc. and its subsidiaries as at September 30, 2002, 2003 and 2004 and the consolidated statements of earnings, deficit and cash flows for each of the years in the three-year period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our audit opinion.
In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Speedware Corporation Inc. and its subsidiaries as at September 30, 2002, 2003 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2004 in accordance with Canadian generally accepted accounting principles.
Canadian generally accepted accounting principles vary in certain respects from accounting principles generally accepted in the United States. Information relating to the nature and effect of such differences is presented in note 21 to the consolidated financial statements.
/s/ KPMG LLP
Chartered Accountants
Montreal, Canada
November 23, 2004
(except as to note 20,
which is as of February 1, 2005)

Speedware Corporation Inc.
and subsidiaries
Consolidated balance sheets

	September 30,

(In Canadian dollars; in accordance with Canadian GAAP)	2002	2003	2004

Assets
Current assets:
Cash	$10,643,384	$11,963,967	$9,624,610
Marketable securities	—	485,391	—
Accounts receivable	1,803,582	3,622,791	11,687,998
Research tax credits receivable	300,000	201,000	201,000
Inventories	—	290,127	489,955
Prepaid expenses, deposits and supplies	186,759	1,456,381	2,137,907

	12,933,725	18,019,657	24,141,470
Long-term prepaid expenses	—	299,742	101,183
Non-refundable research tax credits	—	2,000,000	2,000,000
Future tax assets (note 13)	—	745,304	945,987
Property and equipment (note 3)	1,002,174	2,061,610	2,075,950
Intangible assets (note 4)	—	4,745,936	8,658,253
Goodwill (notes 2 and 5)	—	12,402,860	20,290,986

	$13,935,899	$40,275,109	$58,213,829

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,984,320	$6,203,150	$11,266,649
Balance of sale on business acquisitions (note 2)	—	—	1,597,403
Income taxes payable	—	—	1,489,950
Deferred revenue (note 7)	3,328,822	3,757,206	8,353,079
Current portion of obligations under capital leases (note 8)	121,839	122,769	162,130

	6,434,981	10,083,125	22,869,211
Long-term accrued liabilities (note 12)	658,338	166,488	—
Long-term deferred revenue (note 7)	130,611	405,098	130,492
Obligations under capital leases (note 8)	115,296	86,222	215,525
Shareholders’ equity:
Share capital (note 9)	27,894,173	44,437,733	45,527,768
Deficit	(21,297,500)	(14,903,557)	(9,828,054)
Cumulative translation adjustment	—	—	(701,113)

	6,596,673	29,534,176	34,998,601

Commitments (note 10)
Subsequent event (note 20)
	$13,935,899	$40,275,109	$58,213,829

On behalf of the Board:

(signed) Reid Drury, Chairman of the Board	(signed) Richard Vaughan, Director
See accompanying notes to consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of earnings

	Years ended September 30,

(In Canadian dollars; in accordance with Canadian GAAP)	2002	2003	2004

Revenues:
Revenue from services	$9,616,088	$20,151,671	$31,770,774
Revenue from software	4,812,458	4,481,750	9,052,105
Other revenue	—	1,016,595	3,541,312

	14,428,546	25,650,016	44,364,191
Operating expenses (income):
Cost of revenue from services	2,186,142	5,120,551	9,164,815
Cost of revenue from software	385,099	657,394	2,093,752
Selling, general and administrative	5,397,024	9,977,176	16,213,736
Foreign exchange	(116,710)	635,731	412,499
Research and development	3,010,925	4,702,451	7,693,769
Research tax credits earned (note 11)	(846,658)	(3,303,609)	(665,000)
Special charges (note 12)	653,094	—	—

	10,668,916	17,789,694	34,913,571

Earnings before amortization and financial and other	3,759,630	7,860,322	9,450,620
Amortization of property and equipment (note 17(a))	303,728	708,989	1,162,764
Amortization of intangible assets (note 17(a))	—	354,196	930,323
Financial and other (note 17(b))	81,328	(414,924)	(61,195)

Earnings before income taxes	3,374,574	7,212,061	7,418,728

Income taxes (note 13)
Current	—	822,000	2,028,347
Future	—	(3,882)	314,878

	—	818,118	2,343,225

Net earnings	$3,374,574	$6,393,943	$5,075,503

Earnings per share (note 14):
Basic	$0.27	$0.27	$0.17
Diluted	$0.26	$0.26	$0.15

See accompanying notes to consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of deficit

	Years ended September 30,

(In Canadian dollars; in accordance with Canadian GAAP)	2002	2003	2004

Deficit, beginning of year	$(24,672,074)	$(21,297,500)	$(14,903,557)
Net earnings	3,374,574	6,393,943	5,075,503

Deficit, end of year	$(21,297,500)	$(14,903,557)	$(9,828,054)

See accompanying notes to consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of cash flows

	Years ended September 30,

(In Canadian dollars; in accordance with Canadian GAAP)	2002	2003	2004

Cash flows from operating activities:
Net earnings	$3,374,574	$6,393,943	$5,075,503
Adjustment for items not involving cash:
Amortization of property and equipment	303,728	708,989	1,162,764
Amortization of intangible assets	—	354,196	930,323
Future income taxes	—	(3,882)	314,878
Non-refundable research tax credits	—	(2,000,000)	—
Loss (gain) on disposal of property and equipment	5,486	(1,587)	—
Gain on sale of marketable securities	—	(457,526)	(140,747)
Write-off of property and equipment	114,988	382,869	38,575
Change in operating assets and liabilities (note 17(c))	50,747	(2,476,677)	2,658,249

	3,849,523	2,900,325	10,039,545
Cash flows from financing activities:
Proceeds from issuance of common shares	5,049,156	17,558,825	1,090,035
Costs related to issuance of common shares	(119,206)	(1,015,265)	—
Net repayment of short-term borrowing	—	(140,437)	—
Repayment of obligations under capital leases	(203,306)	(156,639)	(141,684)

	4,726,644	16,246,484	948,351
Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(17,321,852)	(13,231,178)
Purchase of marketable securities	—	(1,612,829)	—
Purchase of property and equipment	(216,746)	(153,225)	(535,947)
Acquired software and license	—	(209,684)	(349,844)
Proceeds from sale of marketable securities	—	1,584,963	626,138
Proceeds from the sale of subsidiary	43,800	—	—
Proceeds from disposal of property and equipment	31,320	3,000	—

	(141,626)	(17,709,627)	(13,490,831)
Effect of foreign exchange rate changes on cash	(120,203)	(116,599)	163,578

Increase (decrease) in cash	8,314,338	1,320,583	(2,339,357)
Cash, beginning of year	2,329,046	10,643,384	11,963,967

Cash, end of year	$10,643,384	$11,963,967	$9,624,610

Supplemental cash flow information
Interest and income taxes paid:
Interest paid	$38,294	$28,252	$33,746
Income taxes paid	—	—	44,824
Non-cash items:
Purchase of equipment financed by capital leases	150,398	128,496	82,236
Balance of sale on business acquisitions	—	—	1,597,403

See accompanying notes to consolidated financial statements.

Speedware Corporation Inc.
Notes to consolidated financial statements for the
years ended September 30, 2002, 2003 and 2004
Speedware Corporation Inc. (the “Company”), incorporated under the Canada Business Corporations Act, is a vendor of business intelligence products, client/ server and Web-based technology for rapid application development. With the Company’s acquisition of Enterprise Computer Systems Inc. (ECS) and Prelude Systems Inc. (PSI), the Company’s offerings now include complete enterprise resource planning (ERP) solutions for the building materials and distribution markets.
1.      Significant accounting policies:
These consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in Canada. All information is presented in Canadian dollars, unless otherwise specified.
(a) Principles of consolidation:
The consolidated financial statements of the Company include the accounts of Speedware Corporation Inc. and its subsidiaries.
All inter-company balances and transactions have been eliminated on consolidation.
(b) Foreign exchange:
Monetary assets and liabilities denominated in foreign currencies have been translated into Canadian dollars at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities have been translated at the rate of exchange in effect at the time the related transactions occurred. Revenue and expense items have been translated into Canadian dollars using average exchange rates for the year. Gains and losses on foreign exchange are recorded in the consolidated statements of earnings.
Foreign subsidiaries that are considered to be integrated foreign operations have been translated using the temporal method as described above with translation gains and losses included in the consolidated statements of earnings. Foreign subsidiaries that are considered to be self-sustaining operations have been translated using the current rate method. Under this method, all assets and liabilities of the subsidiary are translated into Canadian dollars at the exchange rate in effect at the balance sheet date. Revenue and expense items are translated into Canadian dollars at the average exchange rates for the periods during which the transactions occur. Foreign exchange gains and losses arising from the translation of the financial statements are included in cumulative translation adjustment, a separate component of shareholders’ equity.
(c) Cash equivalents:
Cash equivalents include highly liquid short-term investments that are readily convertible into known amounts of cash and generally have maturities within three months from their date of purchase. As at September 30, 2002, 2003 and 2004, the Company had no cash equivalents.

(d) Marketable securities:
Marketable securities are recorded at the lower of cost and market value.
(e) Inventories:
Inventories consist of computer and related equipment and forms and are stated at the lower of cost and net realizable value. Cost is determined by the first-in, first-out and specific identification methods.
(f) Research and development:
The Company expenses software development costs as incurred unless they meet the criteria for deferral and amortization under generally accepted accounting principles. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred.
For costs that are capitalized, the amortization is the greater of the amount calculated using either (i) the ratio that the appropriate product’s current gross revenues bear to the total of current and anticipated future gross revenues for that product or (ii) amortization over a four year period on a straight-line basis.
Research costs are expensed as incurred.
(g) Property and equipment:
Property and equipment are recorded at cost, net of investment tax credits. Assets under capital lease are stated at the present value of minimum lease payments. Amortization is provided using the following methods and annual rates:

Asset	Method	Rate

Computer software and equipment	Straight-line	3 years
Office equipment and fixtures	Declining balance	20%
Leasehold improvements	Straight-line	Term of the leases

(h) Goodwill and other intangible assets:
Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the fair value of the net identifiable assets acquired. Goodwill is not amortized, but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. The fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the test is not required. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the impairment loss, if any. When the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item on the consolidated statement of earnings.

Intangible assets acquired in business combinations and intangible assets acquired individually or with a group of other assets, which have indefinite lives, are not amortized and are also tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value, and an impairment loss is recognized on the consolidated statement of earnings for the excess, if any.
Intangible assets with definite lives are being amortized over their estimated useful lives on a straight-line basis over the following periods:

Customer contracts and customer relationships	48-84 months
Acquired technology	60 months
Acquired software	43 months
License	48 months

(i) Impairment of long-lived assets:
Effective October 1, 2003, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA) with respect to the impairment of long-lived assets. Long-lived assets, which include property and equipment and intangible assets with definite useful lives, are reviewed on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by the comparison of the carrying amount of an asset to undiscounted net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. There was no significant impact on the results of operations from the adoption of these recommendations.
(j) Revenue recognition and deferred revenue:
The Company’s revenues consist primarily of software license fees, hardware sales, professional services and revenues from hardware and software maintenance contracts. Revenue from software licenses is recognized at the point in time when persuasive evidence of an arrangement exists, the price is fixed, final delivery has occurred, and there is reasonable assurance of collection of the sale proceeds. If, after delivery of the software, there remain significant obligations to be fulfilled by the Company, then no revenue is recognized until those obligations are fulfilled or become insignificant. Delivery typically occurs on the date that the software is shipped to the customer. If a software fee is not contractually due until the occurrence of a future event, revenue is recognized when the event occurs and the fee becomes contractually due.
Hardware sales are recognized upon shipment to the customer but are presented on a net basis because the Company typically acts as an agent in these transactions. Net hardware sales are presented as “other revenue” on the consolidated statements of earnings.
Revenue from professional services is recognized as the services are performed. For long-term contracts for professional services, the Company uses the percentage of completion method in measuring revenue based on the degree of completion of the service under the contract.

Revenue from maintenance contracts is recognized into income over the period covered by the contract.
When more than one product or service is provided to a customer under one arrangement, the Company allocates revenue to each element of the arrangement based on the relative fair value of the elements. For arrangements with multiple elements, revenue is allocated to each element of a transaction based upon its fair value as determined in reliance on “vendor specific objective evidence”. Vendor specific objective evidence fair value for all elements of an arrangement is based upon the normal pricing practice for the products and services when sold separately.
Deferred revenue includes that portion of amounts invoiced on maintenance contracts for which services have not yet been rendered, customer deposits and unamortized lease inducements. Deposits billed upon executing a contract or billed incrementally based upon the completion of certain stages are deferred and recognized as revenue when the applicable revenue recognition criteria has been met. Lease inducements are being amortized over the remaining term of the leases as a credit against rent expense.
(k) Government incentives and investment tax credits:
Government assistance is recorded as a reduction of the related expense or the cost of the assets acquired. Government assistance is recorded in the accounts when reasonable assurance exists that the Company has complied with the terms and conditions of the approved grant program or, for tax credits, where there is reasonable assurance that they will be realized.
(l) Income taxes:
The Company applies the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on “temporary differences” (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized.
(m) Stock-based compensation plan:
All stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after October 1, 2002, are accounted for using the fair value method. For all other stock-based employee compensation awards, the Company uses the settlement method of accounting as permitted under the standard. Under this method, no compensation expense is recognized when stock options are issued to employees. Any consideration received from the plan participants upon exercise of stock options is credited to share capital.
The Company has disclosed the pro forma effect of accounting for all stock-based awards granted after September 30, 2002 using the fair value-based accounting method in note 14.
Effective October 1, 2004, the Company adopted the new recommendations of the CICA and accounts for stock-based employee compensation awards using the fair value method. Under this method, compensation expense is determined when stock options are granted to employees, and is amortized over the related vesting periods.
(n) Earnings per share:
Basic earnings per share are calculated using the weighted average number of common shares outstanding. Diluted earnings per share are calculated using the treasury stock method. This method is consistent with the basic earnings per share calculation except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding options and warrants were exercised and that the proceeds from such exercises are used to repurchase common shares at the average market price during the reporting period.
(o) Guarantees:
In the normal course of business, the Company enters into various agreements that may contain features that meet the definition of a guarantee. A guarantee is defined to be a contract (including an indemnity) that contingently requires the Company to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable that is related to an asset, a liability or an equity security of the guaranteed party, (ii) failure of another party to perform under an obligating agreement, or (iii) failure of another party to pay its indebtedness when due. A liability is recorded when the Company considers probable that a payment relating to a guarantee has to be made to the other party of the contract or agreement.
(p) Use of estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates include estimating the useful lives of property and equipment and intangible assets, allocating the purchase price of business combinations to the net assets acquired, as well as assessing the recoverability of research tax credits, future tax assets, goodwill and other intangible assets. The reported amounts and note disclosures reflect the most probable set of economic conditions and planned courses of action. Financial results as determined by actual events could differ from those estimates.
2.      Business acquisitions:
(a) Enterprise resource planning assets of eXegeSys Systems Inc.:
On August 26, 2004, the Company acquired the enterprise resource planning assets of eXegeSys Systems, Inc. of Salt Lake City, Utah, for a total cash consideration of $2.5 million (US$1.9 million), including acquisition costs, subject to certain post-closing adjustments. This acquisition was accounted for using the purchase method and the results of operations of this business have been consolidated with those of the Company since the date of acquisition.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at date of acquisition. The purchase price allocation is based upon management’s best estimate of the relative fair values of the identifiable assets acquired and liabilities assumed. The Company is in the process of finalizing the valuation of the net assets acquired, including the determination of post-closing adjustments and other intangible assets; thus, the allocation of the purchase price is subject to final modifications.

	US$	Cdn$

Fair value of net assets acquired:
Cash	$398,388	$520,973
Accounts receivable	254,076	332,255
Prepaid expenses	11,416	14,928
Property and equipment	5,768	7,543
Customer contracts	507,491	663,645
Acquired technology	1,163,544	1,521,566
Accounts payable and accrued liabilities	(149,041)	(194,901)
Deferred revenue	(290,818)	(380,302)

Fair value of net assets acquired	$1,900,824	$2,485,707

Consideration:
Cash, including acquisition costs of $60,493 (US$46,259)	$1,627,445	$2,128,210
Balance of sale	273,379	357,497

	$1,900,824	$2,485,707

(b) Prelude Systems Inc.:
On July 19, 2004, the Company acquired all of the outstanding shares of PSI, a Dallas, Texas-based provider of enterprise software solutions to the distribution market, for a total consideration of $14.6 million (US$11.0 million). Under the terms of the agreement, the Company will also pay an additional cash consideration of up to $5.1 million (US$4 million) one year after closing if PSI achieves certain revenue and profitability targets. The contingent consideration under the share purchase agreement will be accounted for as additional goodwill when the contingency is resolved. The Company has provided a general and continuing security interest in the acquired PSI shares to the selling shareholders as collateral for its obligation to settle the contingent consideration. This acquisition was accounted for using the purchase method and the results of operations of PSI have been consolidated with those of the Company since the date of acquisition.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at date of acquisition. The purchase price allocation is based upon management’s best estimate of the relative fair values of the identifiable assets acquired and liabilities assumed. The Company is in the process of finalizing the valuation of the net assets acquired, including the determination of post-closing adjustments and other intangible assets; thus, the allocation of the purchase price is subject to final modifications.

	US$	Cdn$

Fair value of net assets acquired:
Cash	$1,242,882	$1,645,824
Accounts receivable	3,659,581	4,846,017
Inventories	26,453	35,029
Future income tax assets	389,338	515,562
Prepaid expenses	257,593	341,105
Property and equipment	495,603	656,277
Customer contracts and customer relationships	1,825,966	2,417,944
Accounts payable and accrued liabilities	(2,100,346)	(2,781,278)
Deferred revenue	(1,148,057)	(1,520,257)
Capital lease obligations	(180,476)	(238,986)

	4,468,537	5,917,237
Goodwill	6,545,224	8,667,185

Fair value of net assets	$11,013,761	$14,584,422

Consideration:
Cash, including acquisition costs of $344,590 (US$260,225)	$10,020,968	$13,269,765
Balance of sale	992,793	1,314,657

	$11,013,761	$14,584,422

(c) Enterprise Computer Systems Inc.:
Effective April 17, 2003, the Company acquired 100% of the common shares of ECS, an ERP software solution provider for the building materials market, based in Greenville, South Carolina, for a total cash consideration of $17.3 million (US$11.8 million). This acquisition was accounted for using the purchase method and the results of operations of ECS have been consolidated with those of the Company since the date of acquisition.

Details of the acquisition are as follows:

	US$	Cdn$

Fair value of net assets acquired:
Accounts receivable	$2,042,458	$3,010,583
Inventories	177,712	261,947
Prepaid expenses	1,170,491	1,725,304
Property and equipment	1,270,254	1,872,354
Customer contracts and customer relationships	3,317,807	4,890,448
Future income tax assets	503,000	741,422
Bank indebtedness	(101,085)	(148,999)
Accounts payable and accrued liabilities	(3,621,883)	(5,338,656)
Deferred revenue	(1,421,581)	(2,095,411)

	3,337,173	4,918,992
Goodwill	8,414,423	12,402,860

Fair value of net assets acquired for cash	$11,751,596	$17,321,852

3.      Property and equipment:

		Accumulated
2002	Cost	amortization	Net book value

Computer software and equipment	$1,247,547	$897,649	$349,898
Office equipment and fixtures	1,052,200	892,271	159,929
Leasehold improvements	214,000	79,744	134,256
Investment tax credits	(289,986)	(286,811)	(3,175)
Computer software and equipment under capital lease	637,312	276,046	361,266

	$2,861,073	$1,858,899	$1,002,174

		Accumulated
2003	Cost	amortization	Net book value

Computer software and equipment	$4,945,492	$3,612,778	$1,332,713
Office equipment and fixtures	1,804,843	1,504,778	300,066
Leasehold improvements	424,829	198,978	225,851
Investment tax credits	(289,986)	(287,922)	(2,064)
Computer software and equipment under capital lease	285,666	142,685	142,981
Office equipment and fixtures under capital lease	79,795	17,732	62,063

	$7,250,639	$5,189,029	$2,061,610

		Accumulated
2004	Cost	amortization	Net book value

Computer software and equipment	$5,269,771	$4,092,486	$1,177,285
Office equipment and fixtures	2,215,319	1,706,206	509,113
Leasehold improvements	477,413	329,527	147,886
Investment tax credits	(289,986)	(289,033)	(953)
Computer software and equipment under capital lease	330,675	259,012	71,663
Office equipment and fixtures under capital lease	361,276	190,320	170,956

	$8,364,468	$6,288,518	$2,075,950

Amortization includes amortization of equipment under capital leases of $132,331 in 2004 (2003—$137,421; 2002—$114,360).
In 2004, the Company wrote-off property and equipment with a net book value of $38,575 (2003—$382,869; 2002—$114,988).
4.      Intangible assets:

		Accumulated
2003	Cost	amortization	Net book value

Customer contracts and relationships	$4,890,448	$349,320	$4,541,128
Acquired software	209,684	4,876	204,808

	$5,100,132	$354,196	$4,745,936

In August 2003, the Company acquired the AMXW migration software from Neartek Inc. for a cash consideration of $209,684 (US$150,000). This product allows customers to migrate from existing legacy platforms to open system environments.

		Accumulated
2004	Cost	amortization	Net book value

Customer contracts and relationships	$7,857,732	$1,170,910	$6,686,822
Acquired technology	1,521,566	31,699	1,489,867
Acquired software	209,684	63,388	146,296
License	349,844	14,576	335,268

	$9,938,826	$1,280,573	$8,658,253

In July 2004, the Company acquired from OpenMFG LLC a perpetual license to the unrestricted use of the OpenMFG product, including client and server source code materials, database schemas and testing and supporting databases. The total cash consideration for the acquisition, including acquisition costs, was $349,844 (US$262,646).
The net book value of the customer contracts and relationships is net of foreign exchange adjustments of $110,359.

5.      Goodwill:
Goodwill relates to the following reporting units:

	2002	2003	2004

ECS	$—	$12,402,860	$12,033,555
PSI	—	—	8,257,431

	$—	$12,402,860	$20,290,986

Changes in the goodwill balances were as follows:

	2002	2003	2004

Balance, beginning of year	$—	$—	$12,402,860
Acquisition of ECS	—	12,402,860	—
Acquisition of PSI	—	—	8,667,185
Fair value adjustments—ECS	—	—	(369,305)
Change due to foreign exchange	—	—	(409,754)

	$—	$12,402,860	$20,290,986

During the year ended September 30, 2004, the Company reduced the cost of the ECS acquisition by $369,305 for certain liabilities assumed at date of acquisition that were not expended by the Company.
6.      Credit facilities:
The Company has a demand operating facility for up to $1.5 million based on qualifying accounts receivable and bears interest at a rate of prime plus 1.5%. The facility is secured by a general security agreement granting the lender a first charge on the major assets and undertakings of the Company. The Company had no amounts outstanding under its credit facility as at September 30, 2002, 2003 and 2004.
ECS has a demand operating facility for up to US$3 million based on qualifying accounts receivable and bears interest at a rate that is the greater of 5.50% or US prime plus 1.50%. The facility is secured by a general security agreement granting the lender a first charge on the assets of ECS. As at September 30, 2003 and 2004, ECS had no amounts outstanding under its credit facility.
PSI has a demand operating facility for up to US$2 million based on qualifying accounts receivable and bears interest at a rate of US prime plus 2.25%. The facility is secured by a general security agreement granting the lender a first charge on the assets of PSI. As at September 30, 2004, PSI had no amounts outstanding under its credit facility.

7.      Long-term deferred revenue:
Long-term deferred revenue includes the following:

	2002	2003	2004

Deferred revenue	$3,250,455	$4,021,322	$8,427,178
Unamortized lease inducements	208,978	140,982	56,393

	$3,459,433	$4,162,304	$8,483,571
Less current portion of:
Deferred revenue	(3,250,455)	(3,672,617)	(8,296,686)
Unamortized lease inducements	(78,367)	(84,589)	(56,393)

	(3,328,822)	(3,757,206)	(8,353,079)

	$130,611	$405,098	$130,492

8.      Obligations under capital leases:

	2002	2003	2004

2003	$141,393	$—	$—
2004	88,883	137,793	—
2005	34,313	83,758	190,222
2006	—	13,748	120,213
2007	—	—	82,651
2008	—	—	35,119

Total minimum lease payments	264,589	235,299	428,205
Less amount representing interest at rates ranging from 5% to 13%	27,454	26,308	50,550

Present value of net minimum capital lease payments	237,135	208,991	377,655
Less current portion of obligations under capital leases	(121,839)	(122,769)	(162,130)

	$115,296	$86,222	$215,525

Interest of $29,614 (2003—$28,252; 2002—$38,924) relating to capital lease obligations has been included in “financial and other” in the consolidated statements of earnings.
9.      Share capital:
(a) Authorized:
An unlimited number of voting common shares.
An unlimited number of non-voting preferred shares issuable in series.

(b) Issued and outstanding:

	2002		2003		2004

	Number of		Number of		Number of
	shares	Amount	shares	Amount	shares	Amount

Common shares, issued and outstanding:
Balance, beginning of year	8,863,377	$22,964,223	17,260,552	$27,894,173	29,836,948	$44,437,733
Common shares issued on private placement, net of share issue costs of 2002—$119,206 2003—$1,015,265; 2004—nil	8,333,333	4,880,794	12,500,000	16,484,735	224,611	660,850
Common shares issued on options exercised	63,842	49,156	76,396	58,825	553,824	429,185

	17,260,552	$27,894,173	29,836,948	$44,437,733	30,615,383	$45,527,768

On April 24, 2002, the Company issued 8,333,333 units (“the Units”) for aggregate proceeds of $5 million. Each Unit consisted of one common share and one-half of one common share purchase warrant. The warrants, which have a four year term, entitle the holders to acquire in equal tranches one common share at prices of $1.00, $1.50, and $2.00, resulting in maximum subscription proceeds to the Company of $6.25 million if fully exercised.
On March 20, 2003, the Company completed a private placement for gross proceeds of $17.5 million. The funds were held in escrow pending the completion of the acquisition described in note 2(c). Upon closing of the transaction on April 17, 2003, the funds were released and the Company issued 12.5 million common shares.
On July 26, 2004, the Company issued 224,611 common shares under a private placement agreement for gross proceeds of $660,850 (US$500,000).
(c) Employee stock option plan:
The Company has a Stock Option Plan (the “plan”) under which options may be granted to certain directors, officers, employees and service providers to purchase common shares at a price fixed by the Board of Directors of the plan, but which is not less than the current market price of the Company’s shares at the time the option is granted. In general, options vest over a three year period from the date of grant and expire five years after the grant date. During fiscal 2004, the shareholders of the Company approved an amendment to the plan to increase the number of shares available for options from 1,773,675 to 3,673,675. The maximum number of shares available for issuance to any one individual is to be no more than 5% of the issued and outstanding shares of the Company. Option agreements under the plan, which must be approved by the Board of Directors, include non-competition and confidentiality provisions in favor of the Company.

Changes in outstanding options for the past three fiscal years are as follows:

	2002		2003		2004

	Common	Weighted	Common	Weighted	Common	Weighted
	shares under	average price	shares under	average price	shares under	average price
	options	per share	options	per share	options	per share

Options outstanding at beginning of year	944,880	$0.97	1,101,553	$0.71	1,595,492	$1.17
Cancelled or expired	(224,152)	1.61	(10,999)	0.77	—	—
Exercised	(63,842)	0.77	(76,396)	0.77	(553,824)	0.78
Granted	444,667	0.63	581,334	1.97	814,500	2.63

Options outstanding at end of year	1,101,553	$0.71	1,595,492	$1.17	1,856,168	$1.93

Options exercisable at end of year	746,923	$0.74	997,417	$0.72	643,225	$0.99

Options outstanding at September 30, 2004 are exercisable at the following prices:

		Weighted average	Number
	Exercise	remaining	exercisable as of
	price per	contractual life	September 30,
Number outstanding as of September 30, 2004	share	in years	2004

400,000	$0.60	2.36	400,000
40,667	0.77	0.74	40,667
24,667	1.05	0.56	24,667
43,334	1.36	1.15	27,223
380,000	1.88	3.60	110,834
293,500	2.20	4.04	—
153,000	2.40	3.83	39,834
396,000	2.85	4.96	—
125,000	2.95	4.81	—

1,856,168	$1.93	3.63	643,225

(d) Warrants:
Warrants outstanding at September 30, 2004 are as follows:

	Exercise
	price per
Number outstanding as of September 30, 2004	warrant	Expiry

1,388,889	$1.00	April 24, 2006
1,388,889	1.50	April 24, 2006
1,388,889	2.00	April 24, 2006

4,166,667	$1.50

10.      Commitments:
(a) Operating leases:
The Company is committed to minimum annual payments under operating leases for office space and office equipment approximately as follows:

2005	$1,700,000
2006	1,425,000
2007	1,125,000
2008	254,000
2009	247,000
2010	144,000

$4,895,000

(b) Royalty commitment:
The Company is committed to pay royalties under an asset purchase agreement with Neartek Inc. (see note 4) based on the revenues generated by the software acquired. For the period until March 31, 2004, a royalty of 25% is due on software sales and 10% is due on support revenue in excess of US$100,000. From the period of April 1, 2004, to March 31, 2007, a royalty of 10% is due on software sales and 10% is due on support revenues in excess of US$100,000. For the year ended September 30, 2004, royalties paid and payable under the agreement were $105,609 (2003—nil).
In addition, under the agreement with OpenMFG LLC (see note 4), the Company is committed to pay a percentage of revenues received from certain customers during the period to July 2006.
(c) Guarantees:
The Company has pledged the shares of PSI as collateral for its obligation to settle the contingent consideration under the share purchase agreement described in note 2(b).
11.      Research tax credits:
Research tax credits earned consists of the following:

	2002	2003	2004

Quebec wage credits:
Current	$300,000	$201,000	$200,000
Recognition of tax credits from prior years	546,658	280,609	—
Federal:
Tax credits utilized in the current year to reduce income taxes payable	—	822,000	279,000
Recognition of tax credits from prior years	—	2,000,000	186,000

	$846,658	$3,303,609	$665,000

In 2004, the Company recorded previously unrecognized research tax credits relating to prior taxation years in the amount of $186,000 (2003—$280,609 and $2,000,000; 2002—$546,658).

The Company determined that there was reasonable assurance that these credits would be realized in accordance with the Company’s accounting policy detailed in note 1(k).
12.      Special charges:
(a) The Company recorded a restructuring charge in fiscal 2002 in the amount of $653,094, which consisted primarily of severance payments, lease exit and related costs. As at September 30, 2004, there was no remaining provision associated with this charge included in accounts payable and accrued liabilities on the consolidated balance sheets (2003—nil; 2002—$101,000).
(b) During fiscal 2001, the Company recorded a charge related primarily to the write-down of certain leasehold improvements and other property, the provision for lease costs relating to leased property that is no longer being used by the Company, and the reversal of the excess amount accrued for the settlement of the California sales tax issue. As at September 30, 2004, the remaining provision associated with this charge amounted to $166,488 (2003—$416,233; 2002—$768,812), of which nil (2003—$166,488; 2002—$480,508) is included in long-term accrued liabilities and $166,488 (2003—$249,745; 2002—$288,304) is included in accounts payable and accrued liabilities on the consolidated balance sheets.
(c) In fiscal 1998, the Company recorded a charge of $2,936,009, relating primarily to long-term severance payments in connection with costs associated with restructuring the Company’s operations. As at September 30, 2004, the remaining provision associated with this charge amounted to nil (2003—$177,831; 2002—$400,053), of which nil (2003—$177,831; 2002—$222,221) is included in accounts payable and accrued liabilities and nil (2003—nil; 2002—$177,830) is included in long-term accrued liabilities on the consolidated balance sheets.
13.      Income taxes:
(a) The income tax provision reported differs from the amount computed by applying the combined Canadian federal and provincial rate to earnings before income taxes. The reasons for the difference and the related tax effects are as follows:

	2002	2003	2004

Earnings before income taxes	$3,374,574	$7,212,061	$7,418,728
Expected rate	35.6%	33.6%	31.6%

Expected tax	1,201,348	2,423,252	2,344,318
Adjustments:
Reduction due to utilization of losses carried forward and other unclaimed deductions	(1,201,348)	(132,573)	(151,182)
Difference in tax rates in different jurisdictions	—	20,853	223,061
Foreign exchange	—	468,373	(480,410)
Change in valuation allowance	—	(1,592,405)	632,211
Effect of permanent and other differences	—	(369,382)	(224,773)

Income tax expense	$—	$818,118	$2,343,225

(b) Future income taxes reflect the net effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s future tax position at September 30 are as follows:

	2003	2004

Future tax assets:
Loss carryforwards	$4,640,000	$4,510,000
Research and development expenditures	2,548,000	2,309,000
Restructuring and other reserves	608,000	1,007,000
Intangible assets	251,000	—
Share issue costs	275,000	204,000
Foreign exchange	103,000	409,000
Other	104,000	—

	8,529,000	8,439,000
Less: valuation allowance	(6,248,696)	(5,725,013)

	2,280,304	2,713,987

Future tax liabilities:
Property and equipment	123,000	64,000
Intangible assets	—	480,000
Research tax credits	898,000	785,000
Prepaid expenses	514,000	439,000

	1,535,000	1,768,000

Net future tax asset	$745,304	$945,987

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income and tax planning strategies.
The Company recorded a future income tax asset in the amount of approximately $1.3 million as an identifiable asset in allocating the cost of the PSI purchase at date of acquisition for previously unrecognized loss carryforwards that were more likely than not of being realized as a result of the acquisition.
(c) The Company has accumulated non-capital losses for income tax purposes, principally in its foreign subsidiaries, of approximately $9,876,000 available to reduce taxable income of future years for which no benefit has been recognized in the accounts. Certain losses are subject to annual limitations in reducing foreign taxable income. These losses expire as follows:

2006	$741,000
2007	329,000
2010	924,000
2011	814,000
2018	4,006,000
2019	1,193,000
Indefinitely	1,869,000

$9,876,000

(d) The Company has accumulated scientific research and experimental development expenditures of $9,000,000 in Canada available to reduce future federal taxable income for which no benefit has been recognized in the accounts.
14.      Earnings per share:
(a) Basic and diluted earnings per share:
The reconciliation between basic and diluted earnings per share is as follows:

	2002	2003	2004

Basic:
Basic weighted average number of common shares outstanding	12,525,347	23,528,399	30,255,315

Basic earnings per share	$0.27	$0.27	$0.17

Diluted:
Basic weighted average number of common shares outstanding	12,525,347	23,528,399	30,255,315
Add impact of stock options and warrants	446,033	1,511,753	2,646,897

Diluted common shares	12,971,380	25,040,152	32,902,212

Diluted earnings per share	$0.26	$0.26	$0.15

(b) Stock-based compensation:
As per CICA Handbook Section 3870, pro forma information regarding net earnings and earnings per share is required and has been determined as if the Company had accounted for its employee stock options granted after October 1, 2002, under the fair value method. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2003	2004

Risk-free interest rate	4.71%	3.72%
Expected volatility	51.11%	35.47%
Expected life in years	3.83	4.00
Expected dividend yield	nil	nil

Dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations.
For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting periods. Had the fair value method been used to account for the employee options granted during the period, net earnings and earnings per share would have been:

	2003	2004

Reported net earnings	$6,393,943	$5,075,503
Pro forma adjustments to compensation expense	(63,000)	(215,100)

Pro forma net earnings	$6,330,943	$4,860,403

	2003	2004

Pro forma earnings per share
Basic	$0.27	$0.16
Diluted	$0.25	$0.15

The following table summarizes the weighted average grant-date fair value per share of options granted during the year ended September 30:

	2003	2004

Number of options granted (issued at market)	581,334	814,500
Weighted average grant-date fair value per share	$0.84	$0.86

15.      Segmented and related information:
(a) Business segments:
The Company has three reportable segments: Enterprise Application Solutions (EAS), Speedware Development and Analytics Tools (DAT) and Corporate. The EAS segment offers complete enterprise resource planning solutions specifically targeted to the building materials and distribution markets. The DAT segment offers industry-specific business intelligence solutions, application development technology and HP e3000 migration solutions. The Corporate segment is responsible for the Company’s financial and corporate direction, and also includes general expenses which cannot be directly attributed to a specific segment.
Financial information relating to business segments is as follows:

2002	EAS	DAT	Corporate	Total

Revenues	$—	$14,428,546	$—	$14,428,546
Interest revenue	—	30,388	—	30,388
Interest expense	—	46,944	—	46,944
Amortization of property and equipment	—	303,728	—	303,728
Net earnings (loss)	—	4,213,328	(838,754)	3,374,574
Total assets	—	7,957,498	5,978,401	13,935,899
Capital expenditures	—	367,144	—	367,144

2003	EAS	DAT	Corporate	Total

Revenues	$13,395,300	$12,254,716	$—	$25,650,016
Interest revenue	—	63,855	31,745	68,600
Interest expense	32,275	44,512	—	76,787
Other income	—	—	457,526	457,526
Amortization of property and equipment	395,641	313,348	—	708,989
Amortization of intangible assets	349,320	4,876	—	354,196
Net earnings (loss)	1,254,589	5,921,189	(781,835)	6,393,943
Total assets	23,852,714	15,075,349	1,347,046	40,275,109
Capital expenditures	66,899	214,822	—	281,721
Business and other acquisitions	17,321,852	209,684	—	17,531,536

2004	EAS	DAT	Corporate	Total

Revenues	$33,367,057	$10,997,134	$—	$44,364,191
Interest revenue	1,293	76,612	20,828	98,733
Interest expense	15,268	18,478	—	33,746
Other income	—	—	140,747	140,747
Amortization of property and equipment	853,370	309,394	—	1,162,764
Amortization of intangible assets	811,710	118,613	—	930,323
Net earnings (loss)	3,914,049	2,836,629	(1,675,175)	5,075,503
Total assets	43,042,314	15,138,194	33,321	58,213,829
Capital expenditures	405,365	212,818	—	618,183
Business and other acquisitions	14,584,422	2,835,551	—	17,419,973

(b) Geographic information:

	2002	2003	2004

Revenues:
Canada	$2,979,932	$2,323,614	$1,463,910
United States	9,803,184	20,701,936	40,465,248
Europe	1,645,430	2,624,466	1,992,435
Other	—	—	442,598

	$14,428,546	$25,650,016	$44,364,191

Property, equipment, goodwill and intangible assets:
Canada	$983,832	$718,897	$911,541
United States	—	18,488,925	30,113,648
Europe	18,342	2,584	—

	$1,002,174	$19,210,406	$31,025,189

(c) Information about major customers:
No one customer represented greater than 10% of total revenues for 2002, 2003 or 2004.
16.      Related party transactions:
Included in “selling, general and administrative” expenses on the consolidated statements of earnings are consulting services and incentive payments to shareholders in the amount of $384,331 (2003—$228,148; 2002—$20,833), of which $166,026 is included in accounts payable and accrued liabilities at September 30, 2004. The transactions are recorded at the exchange amount, which is the consideration agreed to by the parties.
17.      Supplementary information:
(a) Amortization consists of the following:

	2002	2003	2004

Amortization of property and equipment	$303,728	$708,989	$1,162,764
Amortization of customer contracts and customer relationships	—	349,320	825,536
Amortization of acquired technology	—	—	31,699
Amortization of acquired software	—	4,876	58,512
Amortization of license	—	—	14,576

	$303,728	$1,063,185	$2,093,087

(b) Financial and other consists of the following:

	2002	2003	2004

Gain on sale of marketable securities	$—	$(457,526)	$(140,747)
Interest revenue	(30,388)	(68,600)	(98,733)
Interest expense	46,944	76,787	33,746
Bank charges	32,141	28,211	92,884
Other	32,631	6,204	51,655

	$81,328	$(414,924)	$(61,195)

(c) Change in operating assets and liabilities:

	2002	2003	2004

Accounts receivable	$1,052,721	$772,969	$(3,296,185)
Research tax credits receivable	733,356	99,000	—
Inventories	—	(13,211)	(193,348)
Prepaid expenses, deposits and supplies	51,739	320,530	(454,243)
Long-term prepaid expenses	—	(308,376)	187,836
Accounts payable and accrued liabilities	(803,831)	(1,730,166)	2,523,446
Income taxes payable	—	—	1,480,428
Deferred revenue	(427,278)	(1,410,105)	2,838,292
Long-term deferred revenue	(82,239)	284,532	(261,489)
Long-term accrued liabilities	(473,721)	(491,850)	(166,488)

	$50,747	$(2,476,677)	$2,658,249

(d) The amount of allowance for doubtful accounts included in accounts receivable is as follows:

2002	$638,404
2003	1,170,971
2004	901,166

18.      Financial instruments:
(a) Foreign currency risk management:
A substantial portion of the Company’s revenues is denominated in currencies other than Canadian dollars. This results in financial risk due to fluctuations in the value of the Canadian dollar relative to those foreign currencies. For the most part, this exposure is reduced to the extent that the Company incurs payroll and other operating expenses in the local currencies of the countries in which the Company has operations. The Company does not use derivative financial instruments to reduce its foreign exchange exposure. Fluctuations in payments made for the Company’s products and services could cause unanticipated fluctuations in the Company’s operating results.
(b) Credit risk:
Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, marketable securities and accounts receivable.
Cash and marketable securities are maintained with high-credit quality financial institutions.
Concentration of credit risk with respect to accounts receivable is limited due to the Company’s credit evaluation process, the large number of customers comprising the Company’s customer base and their dispersion among many different industries and geographical locations.
In the normal course of business, the Company evaluates the financial condition of its customers on a continuing basis and reviews the credit worthiness of all new customers.

Allowances are maintained for potential credit losses consistent with the credit risk, historical trends, general economic conditions and other information.
(c) Fair value disclosures:
Fair value estimates are made as of a specific point in time using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.
The carrying values of the Company’s short-term financial assets and liabilities, including marketable securities, approximate their fair values due to the relatively short periods to maturity of these instruments. The carrying values of the obligations under capital lease approximate fair value.
(d) Interest rate risk:
The Company is not exposed to significant interest rate risk because its financial instruments bear interest at a fixed rate.

Cash and cash equivalents	Fixed interest rate
Obligations under capital leases	Fixed interest rate

19.      Comparative figures:
Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current year.
20.      Subsequent event:
Under the terms of an agreement signed January 24, 2005, a subsidiary of Activant Solutions Inc. (Activant), a Texas-based ERP solutions provider, will, subject to certain conditions, make a tender offer to purchase all of the issued and outstanding common shares of the Company, including all common shares issuable upon exercise of currently outstanding options and warrants, for CA$3.91 per share in cash. The offer, which is subject to customary closing conditions, including the tendering of at least 66 2/3% of the common shares outstanding on a fully diluted basis, is expected to close by March 31, 2005.
21.      US GAAP reconciliation:
Under the terms of the agreement with Activant, the Company is required to deliver financial statements to Activant reconciling the Company’s financial statements to accounting principles generally accepted in the United States. The reconciliation is as follows:
The consolidated financial statements of the Company are expressed in Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles (GAAP),

which conform, in all material respects, with those generally accepted in the United States except as described below:
Consolidated statements of earnings:

	2002	2003	2004

Net earnings in accordance with Canadian GAAP	$3,374,574	$6,393,943	$5,075,503
Adjustments for:
Stock-based compensation (a)	(91,103)	(208,151)	(215,394)

Net earnings in accordance with US GAAP	$3,283,471	$6,185,792	$4,860,109

Earnings per share—US GAAP
Basic	$0.26	$0.26	$0.16
Diluted	$0.25	$0.25	$0.15

Consolidated statements of comprehensive income:

	2002	2003	2004

Net earnings in accordance with US GAAP	$3,283,471	$6,185,792	$4,860,109
Adjustments for:
Cumulative translation adjustments (b)	—	—	(701,113)
Unrealized loss on available for sale securities, net of taxes of $2,097 (c)	—	(10,614)	10,614

Comprehensive income in accordance with US GAAP	$3,283,471	$6,175,178	$4,169,610

Consolidated statements of shareholders’ equity:

	2002	2003	2004

Shareholders’ equity in accordance with Canadian GAAP	$6,596,673	$29,534,176	$34,998,601
Adjustments for:
Stock-based compensation (a)	—	—	—
Accumulated other comprehensive income (c)	—	(10,614)	—

Shareholder’s equity in accordance with US GAAP	$6,596,673	$29,523,562	$34,998,601

(a) Stock-based compensation:
The Company uses the settlement method to account for stock-based compensation as permitted by Canadian GAAP. Under this method, no compensation expense is recorded when stock options are granted to employees. Under US GAAP, as prescribed by APB Opinion No. 25, the intrinsic value based method may be used. Under this method, no compensation expense is recorded as long as the exercise price was not less than market price on the date of grant. However, the Company repriced certain outstanding stock options during fiscal 2001. Under US GAAP, these options would have to be accounted for as variable from the date of the change to the date they are exercised, cancelled or expire.

The change in net earnings for the compensation expense each year results in a credit to additional paid-in capital. Consequently, these adjustments offset one another in the reconciliation of shareholders’ equity.
(b) Foreign currency translation adjustments:
Comprehensive income consists of net earnings and all other changes in shareholders’ equity that do not result from transactions with shareholders. This amount consists of foreign currency translation adjustments which result from the process of translating the financial statements of foreign subsidiaries.
(c) Unrealized loss on available for sale securities:
Under Canadian GAAP, marketable securities are accounted for at the lower of cost and market. Under US GAAP, these securities are classified as “available for sale” and are carried at market value with unrealized gains or losses reflected as a separate component of shareholders’ equity and included in comprehensive income.

Speedware Corporation Inc.
and subsidiaries
Consolidated balance sheets

	September 30	March 31
(US dollars in thousands) (In accordance with Canadian GAAP)	2004	2005

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,629	$16,228
Accounts receivable	9,264	6,526
Research tax credits receivable	159	224
Inventories	388	530
Prepaid expenses and deposits	1,695	1,875

	19,135	25,383
Long-term prepaid expenses	80	63
Non-refundable research tax credits	1,585	1,302
Future tax assets	750	531
Property and equipment	1,646	1,517
Intangible assets	6,863	6,216
Goodwill (note 2)	16,084	19,084

	$46,143	$54,096

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$8,931	$5,089
Balance of sale on acquisitions (note 2)	1,266	3,993
Income taxes payable	1,181	855
Deferred revenue	6,621	5,698
Current portion of obligations under capital leases	129	107

	18,128	15,742
Long-term deferred revenue	103	64
Obligations under capital leases	171	131

Shareholders’ equity:
Share capital (note 4(b))	29,835	38,864
Additional paid in capital (note 4(e))	—	—
Deficit	(5,212)	(3,823)
Cumulative translation adjustment (note 1(a))	3,118	3,118

	27,741	38,159

	$46,143	$54,096

See accompanying notes to the unaudited consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of earnings

	For the six
	month periods
	ended March 31
(US dollars in thousands, except per share amounts)
(In accordance with Canadian GAAP)	2004	2005

	(Unaudited)
Revenues:
Revenues from services	$10,424	$17,557
Revenues from software	2,860	6,725
Other	1,180	1,756

	14,464	26,038
Operating expenses (income):
Cost of revenue from services	2,902	5,852
Cost of revenue from software	665	1,588
Selling, general and administrative	5,428	8,167
Research and development	2,575	4,293
Research tax credits earned	(184)	(57)
Foreign exchange	28	(68)
Acquisition-related costs (note 7(a))	—	2,114
Amortization of property and equipment	416	361
Amortization of intangible assets	287	733
Financial charges (income)	(112)	25

	12,005	23,008

Earnings before income taxes	2,459	3,030
Income taxes:
Current	571	1,202
Future	148	228

	719	1,430

Net earnings	$1,740	$1,600
Earnings per share (note 5):
Basic	$0.06	$0.05
Diluted	$0.05	$0.05

See accompanying notes to the unaudited consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of deficit

	For the six month
	periods ended
	March 31

(US dollars in thousands) (In accordance with Canadian GAAP)	2004	2005

	(Unaudited)
Deficit, beginning of period:
As previously reported	$(9,047)	$(5,212)
Adjustment to reflect change in accounting policy for stock-based compensation (note 1(b))	—	(211)

Deficit, beginning of period	(9,047)	(5,423)
Net earnings	1,740	1,600

Deficit, end of period	$(7,307)	$(3,823)

See accompanying notes to the unaudited consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of cash flows

	For the six month
	periods ended
	March 31
(US dollars in thousands)
(In accordance with Canadian GAAP)	2004	2005

	(Unaudited)
Cash flows from operating activities:
Net earnings	$1,740	$1,600
Adjustments for items not involving cash:
Amortization of property and equipment	416	361
Amortization of intangible assets	287	733
Future income taxes	148	228
Non-refundable research tax credits	–	347
Stock-based compensation	–	740
Gain on sale of marketable securities	(107)	—
Change in operating assets and liabilities (note 7(b))	(257)	(2,955)

	2,227	1,054
Cash flows from financing activities:
Proceeds from issuance of common shares	240	8,078
Repayment of obligations under capital leases	(51)	(65)

	189	8,013
Cash flows from investing activities:
Payment of balance of sale on acquisition	–	(273)
Purchase of property and equipment	(169)	(233)
Proceeds from sale of marketable securities	476	—

	307	(506)
Effect of foreign exchange rate changes	315	38

Increase in cash and cash equivalents	3,038	8,599
Cash and cash equivalents, beginning of period	8,860	7,629

Cash and cash equivalents, end of period	$11,898	$16,228

Supplemental cash flow information:
Interest paid	$9	$15
Income taxes paid	–	$1,315

See accompanying notes to the unaudited consolidated financial statements.

Speedware Corporation Inc.
Notes to consolidated financial statements
March 31, 2005 (in US dollars)
(Unaudited)
Speedware Corporation Inc. (the “Company”) is incorporated under the Canada Business Corporations Act. The Company is a software company providing solutions and tools through its four operating divisions. ECS and PSI, known collectively as the Enterprise Application Solutions (EAS) segment, provide complete ERP solutions to the building materials and distributions markets respectively. The Company’s Development and Analytics Tools (DAT) segment consists of the Productivity Tools division (previously referred to as Speedware Ltd.) providing customers with application development and business intelligence tools and services, and OpenERP Solutions developing next generation open source ERP solutions for small to medium-size manufacturers.
These financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. The unaudited balance sheet as at March 31, 2005 and the unaudited statements of operations, deficit and cash flows for the six month periods ended March 31, 2004 and 2005 reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented. The results of operations for any interim period are not necessarily indicative of the results for the full year. The interim financial statements follow the same accounting policies and methods of application as described in note 1 to the annual financial statements for the year ended September 30, 2004, except as described in note 1 below. The interim financial statements do not include all disclosures required for annual financial statement purposes and should be read in conjunction with the most recent audited annual financial statements as at and for the year ended September 30, 2004.
On March 30, 2005, Activant Solutions Inc. (“Activant”), through its wholly owned subsidiary, Activant Solutions Acquisitions Ltd. (“Acquisitionco”), acquired pursuant to a takeover bid, 96.45% of the Company’s issued and outstanding shares. In April 2005, Activant, through Acquisitionco, exercised its statutory rights under the Canada Business Corporations Act to compulsorily acquire all of the remaining common shares that were not deposited under the takeover bid. Following the compulsory acquisition, Activant will apply to de-list the Company’s common shares from the Toronto Stock Exchange. In addition, in April 2005, the Company was amalgamated with Acquisitionco.
On April 20, 2005, PSI and ECS entered into two agreements whereby they agreed to assume the covenants, agreements and undertakings of a guarantor under debt agreements entered into by Activant, which provides for the issuance for an aggregate $277 million aggregate principal amount of senior notes, of which $120 million bear interest at floating rates and are due 2010 and $157 million bear interest at 10 1/2% and are due 2011. In addition, PSI and ECS entered into an assumption agreement to another debt agreement entered into by Activant whereby they assigned and transferred to an administrative agent a security interest in all collateral owned by them and assumed all obligations and liabilities of a guarantor under the debt agreement.

1.      Changes in accounting policies
(a) Change in functional and reporting currency
As a result of a significant portion of its revenues, expenses, assets and liabilities being denominated in US dollars, as well as the majority of its operations being in the US, the Company adopted the US dollar as its functional and reporting currency effective October 1, 2004, the beginning of fiscal 2005. All assets and liabilities as at September 30, 2004, have been translated into US dollars using the exchange rate in effect on September 30, 2004. For comparative purposes, historical financial statements have been restated into US dollars as if the Company had adopted the US dollar as its reporting currency for those periods.
The change in functional currency for the prior periods resulted in a currency translation adjustment of $3.1 million as at September 30, 2004, which is reflected in the cumulative translation adjustment account, a separate component of shareholders’ equity.
(b) Stock-based compensation
In November 2003, the Canadian Institute of Chartered Accountants (CICA) revised Handbook Section 3870, Stock-based Compensation and other Stock-based Payments, with respect to the accounting for stock-based compensation and other stock-based payments. The revised recommendations require that beginning October 1, 2004, the fair value-based method be used to account for all transactions whereby goods and services are received in exchange for stock-based compensation and other stock-based payments. The revised standard no longer permits the use of the settlement method for stock-based employee compensation awards. Under the settlement method, any consideration paid by employees on the exercise of stock options is credited to share capital and no compensation expense is recognized. Under the fair value-based method, compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting periods.
In accordance with one of the transitional options permitted under this standard, the Company has retroactively applied the fair value based method to all employee stock options granted on or after October 1, 2002, without restatement of prior periods. The cumulative effect of this change in accounting policy of $211,298 has been recorded as an increase to the opening deficit and additional paid-in capital at October 1, 2004.
2.      Amendment to the PSI share purchase agreement
Concurrent with the Activant takeover bid, the Company amended the share purchase agreement to acquire Prelude Systems Inc. (“PSI”) concluded July 19, 2004, which provided for the payment of an additional cash consideration of up to $4 million one year after closing of the transaction if PSI achieved certain revenue and profitability targets. On March 30, 2005, the agreement was amended such that the Company has assured the payment of $3 million to the PSI selling shareholders regardless of financial performance. This amount is now payable in equal installments (i) immediately following completion of the takeover bid, (ii) June 30, 2005, and (iii) September 30, 2005. The remaining $1 million of contingent consideration remains subject to financial performance and becomes payable after December 31, 2005. The final two payments of the contingent consideration will be held in escrow pending determination of certain indemnification claims under the PSI share purchase agreement.
The Company recorded the additional contingent consideration of $3 million that is now guaranteed as an increase to goodwill and the balance of sale on acquisitions at March 31, 2005 since the amount is no longer contingent on financial performance and is determinable beyond a reasonable doubt.

Changes in goodwill and balance of sale on acquisitions during the period ended March 31, 2005 were as follows:

		Balance of sale
(Dollars in thousands)	Goodwill	on acquisition

Balance, September 30, 2004	$16,084	$1,266
Payment of balance of sale on acquisition of eXegeSys Systems Inc.	—	(273)
Additional consideration payable on PSI acquisition	3,000	3,000

Balance, March 31, 2005	$19,084	$3,993

At March 31, 2005, all of the balance of sale on acquisitions relates to the PSI acquisition. In April 2005, the Company paid $1,993,000 of the balance of sale related to the PSI acquisition.
3.      Credit facilities
The Company has a demand operating facility for up to CA$1.5 million based on qualifying accounts receivable and bears interest at a rate of Canadian prime plus 1.5%. The facility is secured by a general security agreement granting the lender a first charge on the major assets and undertakings of the Company, not including ECS. The Company had no amounts outstanding under this credit facility as at March 31, 2005 and as at September 30, 2004.
ECS has a demand operating facility for up to $3 million based on qualifying accounts receivable and bears interest at a rate that is the greater of 5.50% or US prime plus 1.50%. The facility is secured by a general security agreement granting the lender a first charge on the assets of ECS and is fully guaranteed by the Company. ECS had no amounts outstanding under this credit facility as at March 31, 2005 and as at September 30, 2004.
PSI has a demand operating facility for up to $2 million based on qualifying accounts receivable and bears interest at a rate of US prime plus 2.25%. The facility is secured by a general security agreement granting the lender a first charge on the assets of PSI. PSI had no amounts outstanding under this credit facility as at March 31, 2005 and as at September 30, 2004.
4.      Share capital
(a) Authorized
An unlimited number of voting common shares.
An unlimited number of non-voting preferred shares issuable in series.
(b) Issued and outstanding

	As at September 30	As at March 31
(Dollars in thousands)	2004	2005

30,615,383 common shares at September 30, 2004; 36,639,551 common shares as at March 31, 2005	$29,835	$38,864

Changes in the issued and outstanding common shares for the period ended March 31, 2005, were as follows:

	Common shares

(Dollars in thousands)	Number	Dollars

Balance, September 30, 2004	30,615,383	$29,835
Exercise of stock options:
For cash	1,857,501	2,988
Ascribed value from additional paid in capital	—	951
Exercise of warrants for cash	4,166,667	5,090

Balance, March 31, 2005	36,639,551	$38,864

(c) Employee stock option plan
The Company has a stock option plan under which options may be granted to certain directors, officers, employees and service providers to purchase up to 3,673,675 common shares of the Company at a price fixed by the administrator of the plan, but which is not less than the current market price of the Company’s shares at the time the option is granted. In general, options vest over a three-year period from the date of grant and expire five years after the date of grant. The maximum number of shares available for issuance to any one individual is to be no more than 5% of the issued and outstanding shares of the Company. Option agreements under the plan, which must be approved by the Board of Directors, include non-competition and confidentiality provisions in favor of the Company.
Changes in outstanding options for the period are as follows:

		Weighted average
	Number	exercise price

Options outstanding, October 1, 2004	1,856,168	$1.61
Adjustment	1,333	—
Exercised	(1,857,501)	1.61

Options outstanding, March 31, 2005	—	$—

Options exercisable, March 31, 2005	—	$—

(d) Warrants
During the period ended March 31, 2005, 4,166,667 warrants were exercised for aggregate proceeds of $5,090,000. At March 31, 2005, no warrants remained outstanding.

(e) Additional paid in capital
Changes in additional paid in capital during the period ended March 31, 2005 were as follows:

For the six month period
ended March 31, 2005
(Dollars in thousands)

Balance, September 30, 2004	$—
Adjustment to reflect change in accounting policy on October 1, 2004, for stock-based compensation	211
Stock-based compensation expense	740
Ascribed value reclassified to share capital upon exercise of stock options	(951)

Balance, March 31, 2005	$—

5.      Earnings per share
(a) Basic and diluted earnings per share
The reconciliation between basic and diluted earnings per share is as follows:

	For the six month periods
	ended March 31

	2004	2005

Basic:
Basic weighted average number of common shares outstanding	30,087,829	30,670,657

Basic earnings per share	$0.06	$0.05

Diluted:
Basic weighted average number of common shares outstanding	30,087,829	30,670,657
Impact of stock options and warrants	2,517,444	2,967,144

Diluted weighted average number of common shares	32,605,273	33,637,801

Diluted earnings per share	$0.05	$0.05

(b) Stock-based compensation
During the six month period ended March 31, 2005, the Company recorded total stock-based compensation expense of $740,175 related to stock options granted after October 1, 2002, in accordance with the change in accounting policy described in note 1. Stock-based compensation in the period represents the amortization of compensation expense related to options granted after October 1, 2002, over their vesting periods. As a result of the Activant takeover bid, all of these options became immediately vested and all the related compensation expense was recognized in the period ended March 31, 2005.

Had the fair value method been used to account for stock-based compensation expense for the six month period ended March 31, 2004, pro forma net earnings and pro forma earnings per share would have been:

For the six month
period ended
March 31
(Dollars in thousands)	2004

Reported net earnings	$1,740
Pro forma adjustments to compensation expense	(70)

Pro forma net earnings	$1,670

Pro forma earnings per share
Basic	$0.06
Diluted	$0.05

The following table summarizes the weighted average grant-date fair value per share of options granted during the six month periods ended March 31, 2004 and 2005, for which the exercise price per option is equal to or less than the market price per share:

	For the six month
	periods ended
	March 31,

	2004	2005

Number of options	293,500	—
Weighted average grant-date fair value per share	$0.52	$—

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	For the six month
	periods ended
	March 31

	2004	2005

Risk free interest rate	3.52%	—
Expected volatility	34.74%	—
Expected life in years	4.00	—
Expected dividend yield	nil	—

Dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations.
6.      Segmented and related information
(a) Business segments
The Company has three reportable segments: Enterprise Application Solutions (EAS), Speedware Development and Analytics Tools (DAT) and Corporate. The EAS segment offers complete enterprise resource planning solutions targeted to the building materials market through ECS and to the distribution market through PSI. The DAT segment offers business intelligence and application development technology tools and services and HP e3000 migration solutions through its Productivity Tools division (previously referred to as Speedware Ltd.), as well as developing next generation open source ERP solutions for small to medium sized manufacturers through the OpenERP Solutions division. The Corporate segment is responsible for the Company’s financial and corporate direction, and also includes general expenses which cannot be directly attributed to a specific segment.
Financial information relating to each business segment is as follows:

	For the six month period ended
	March 31, 2004

(Dollars in thousands)	EAS	DAT	Corporate	Total

Revenues	$10,797	$3,667	$—	$14,464
Interest revenue	—	16	—	16
Interest expense	2	7	—	9
Other income	—	—	107	107
Amortization of property and equipment	311	105	—	416
Amortization of intangible assets	265	22	—	287
Net earnings (loss)	1,483	790	(533)	1,740
Capital expenditures	64	105	—	169
Total assets (as at Sept 30, 2004)	34,116	11,999	28	46,143

	For the six month period ended
	March 31, 2005

(Dollars in thousands)	EAS	DAT	Corporate	Total

Revenues	$20,268	$5,770	$—	$26,038
Interest revenue	16	17	—	33
Interest expense	13	2	—	15
Amortization of property and equipment	273	88	—	361
Amortization of intangible assets	450	283	—	733
Net earnings (loss)	3,352	1,254	(3,006)	1,600
Capital expenditures	187	46	—	233
Total assets	37,078	8,819	8,199	54,096

(b) Geographic information

	For the six
	month periods
	ended March 31

(Dollars in thousands)	2004	2005

Revenues:
Canada	$600	$831
United States	12,981	24,451
Europe	751	616
Other	132	140

	$14,464	$26,038

	As of September 30	As of March 31
	2004	2005

Property, equipment, goodwill and intangible assets:
Canada	$724	$633
United States	23,869	26,184

	$24,593	$26,817

7.      Supplementary information
(a) Acquisition related costs:
In connection with the Activant takeover bid, the Company incurred acquisition-related costs of $2,114,000, consisting primarily of severance to former executives and professional fees, that were expensed in the period ended March 31, 2005.
(b) Change in operating assets and liabilities:

	For the six
	month periods
	ended March 31

(Dollars in thousands)	2004	2005

Accounts receivable	$(187)	$2,885
Research tax credits receivable	(76)	(57)
Inventories	23	(142)
Prepaid expenses	(266)	(170)
Long-term prepaid expenses	149	17
Accounts payable and accrued liabilities	(631)	(3,993)
Income taxes payable	463	(326)
Deferred revenue	539	(1,130)
Long-term deferred revenue	(176)	(39)
Long-term accrued liabilities	(95)	—

	$(257)	$(2,955)

8.      Reconciliation to US GAAP
The consolidated financial statements of the Company are expressed in US dollars and are prepared in accordance with Canadian generally accepted accounting principles (GAAP), which conform, in all material respects, with those generally accepted in the United States except as described below:
Consolidated statements of earnings:

	For the six
	month periods
	ended March 31

(Dollars in thousands)	2004	2005

Net earnings in accordance with Canadian GAAP	$1,740	$1,600
Adjustments for:
Stock-based compensation, intrinsic value method (a)	(163)	—
Stock-based compensation, fair value method (b)	—	740

Net earnings in accordance with US GAAP	$1,577	$2,340

Earnings per share— US GAAP
Basic	$0.05	$0.08
Diluted	$0.05	$0.07

Consolidated statements of comprehensive income:

	For the six
	month periods
	ended March 31

(Dollars in thousands)	2004	2005

Net earnings in accordance with US GAAP	$1,577	$2,340
Adjustments for:
Cumulative translation adjustments (c)	—	—
Unrealized gain on available for sale securities (d)	9	—

Comprehensive income in accordance with US GAAP	$1,586	$2,340

Consolidated statements of shareholders’ equity:

	As of	As of
(Dollars in thousands)	September 30 2004	March 31 2005

Shareholders’ equity in accordance with Canadian GAAP	$27,741	$38,159
Adjustments for:
Stock-based compensation, intrinsic value method (a)	—	—
Stock-based compensation, fair value method (b)	—	—

Shareholders’ equity in accordance with US GAAP	$27,741	$38,159

(a) Stock-based compensation, intrinsic value method:
Prior to October 1, 2004, the Company used the settlement method to account for stock-based compensation as permitted by Canadian GAAP. Under this method, no compensation expense is recorded when stock options are granted to employees. Under US GAAP, as prescribed by APB Opinion No. 25, the intrinsic value based method may be used. Under this method, no compensation expense is recorded as long as the exercise price was not less than market price on the date of grant. However, the Company repriced certain outstanding stock options during fiscal 2001. Under US GAAP, these options would have to be accounted for as variable from the date of the change to the date they are exercised, cancelled or expire.
The change in net earnings for the compensation expense each year results in a credit to additional paid-in capital. Consequently, these adjustments offset one another in the reconciliation of shareholders’ equity.
(b) Stock-based compensation, fair value method:
Effective October 1, 2004, under Canadian GAAP, the Company uses the fair value-based method to account for all transactions whereby goods and services are received in exchange for stock-based compensation and other stock-based payments. Under this method, compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting periods. Under US GAAP, as prescribed by APB Opinion No. 25, the intrinsic value based method may be used. Under this method, no compensation expense is recorded as long as the exercise price was not less than market price on the date of grant.
The adjustment to opening deficit to recognize the cumulative effect of this change in accounting policies resulted in a credit to additional paid-in capital. These adjustments offset one another in the reconciliation of shareholders’ equity. Similarly, the change in net earnings for the compensation expense each year results in a credit to additional paid-in capital and these adjustments also offset one another in the reconciliation of shareholders’ equity.
(c) Foreign currency translation adjustments:
Comprehensive income consists of net earnings and all other changes in shareholders’ equity that do not result from transactions with shareholders. Although the balance sheet includes a cumulative translation account, this results from the restatement of prior periods’ financial statements as a result of the change in reporting currency described in note 1(a). As this amount does not result from the process of translating the financial statements of foreign subsidiaries, it is not included as a reconciling item.
(d) Available for sale securities:
Under Canadian GAAP, marketable securities are accounted for at the lower of cost and market. Under US GAAP, these securities are classified as “available for sale” and are carried at market value with unrealized gains or losses reflected as a separate component of shareholders’ equity and included in comprehensive income.
9.      Comparative figures
Certain of the comparative figures from the prior year have been reclassified to conform to the presentation adopted in the current year.

INDEPENDENT AUDITORS’ REPORT
The Board of Directors
Prophet 21, Inc.:
We have audited the accompanying consolidated balance sheets of Prophet 21, Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prophet 21, Inc. and subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ KPMG LLP
August 19, 2005

PROPHET 21, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
June 30, 2005 and 2004
(In thousands, except share and per-share data)

	2005	2004

Assets
Current assets:
Cash	$554	$2,495
Accounts receivable, net of allowance for doubtful accounts of $838 in 2005 and $744 in 2004	11,320	9,629
Inventories	517	542
Deferred income taxes	864	374
Prepaid expenses and other current assets	624	1,679

Total current assets	13,879	14,719
Property and equipment, net	1,836	1,496
Other assets	1,403	343
Acquired intangible assets, net of accumulated amortization of $13,741 in 2005 and $6,013 in 2004	30,176	28,304
Goodwill	54,495	33,071

Total assets	$101,789	$77,933

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility	$23,350	$8,700
Current portion of term debt	10,000	3,250
Accounts payable	2,704	2,088
Accounts payable— related party (note 19)	197	200
Accrued expenses	5,131	4,012
Interest payable	380	32
Commissions payable	793	586
Taxes payable	1,645	2,775
Profit sharing plan contribution payable	314	249
Deferred revenues	8,942	6,166

Total current liabilities	53,456	28,058
Deferred income taxes	7,605	9,456
Other long-term liabilities	124	—
Term debt, excluding current portion	36,750	—

Total liabilities	97,935	37,514

Commitments and contingencies (note 18)
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 75,000 shares; issued and outstanding 0 shares in 2005 and 34,789.59 shares in 2004	—	38,908
Common stock, $0.01 par value; authorized 20,000,000 shares; issued and outstanding 13,775,179 shares in 2005 and 13,744,645 shares in 2004	138	138
Note receivable— stockholder	(100)	—
Additional paid-in capital	460	259
Retained earnings	3,356	1,114

Total stockholders’ equity	3,854	40,419

Total liabilities and stockholders’ equity	$101,789	$77,933

See accompanying notes to consolidated financial statements.

PROPHET 21, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended June 30, 2005 and 2004
(In thousands)

	2005	2004

Revenues:
Software and hardware	$19,829	$13,788
Services and support	51,886	34,515
Trading Partner Connect	4,857	3,682
Other	751	606

Total revenue	77,323	52,591

Cost of revenues:
Software and hardware	7,526	5,862
Services and support	19,459	13,089
Trading Partner Connect	2,255	1,980
Other	564	482

Total cost of revenue	29,804	21,413

Gross profit	47,519	31,178

Operating expenses:
Sales and marketing	11,581	8,738
Research and product development	12,716	9,311
General and administrative	6,070	4,359
Amortization of intangibles	5,208	2,012
Merger and acquisition related expenses	271	324

Total operating expenses	35,846	24,744

Operating income	11,673	6,434
Interest expense, net	(3,972)	(418)

Income before taxes	7,701	6,016
Provision for income taxes	3,178	1,817

Net income	$4,523	$4,199

See accompanying notes to consolidated financial statements.

PROPHET 21, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Years Ended June 30, 2005 and 2004
(In thousands, except share data)

							Retained
	Preferred Stock		Common Stock		Note	Additional	Earnings	Total
					Receivable—	Paid-In	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Stockholder	Capital	Deficit)	Equity

Balance, June 30, 2003	34,790	$36,026	13,744,645	$138	$—	$259	$(203)	$36,220
Accretion of dividends (note 15)	—	2,882	—	—	—	—	(2,882)	—
Net income	—	—	—	—	—	—	4,199	4,199

Balance, June 30, 2004	34,790	38,908	13,744,645	138	—	259	1,114	40,419
Accretion of dividends (note 15)	—	2,281	—	—	—	—	(2,281)	—
Loan to stockholder	—	—	—	—	(100)	—	—	(100)
Issuance of common stock	—	—	30,534	—	—	201	—	201
Redemption of preferred stock	(34,790)	(41,189)	—	—	—	—	—	(41,189)
Net income	—	—	—	—	—	—	4,523	4,523

Balance, June 30, 2005	—	$—	13,775,179	$138	$(100)	$460	$3,356	$3,854

See accompanying notes to consolidated financial statements.

PROPHET 21, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended June 30, 2005 and 2004
(In thousands)

	2005	2004

Cash flows from operating activities:
Net income	$4,523	$4,199
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,512	5,309
Provision for doubtful accounts	1,016	742
Deferred income taxes	(2,606)	(891)
Amortization of deferred financing costs	446	66
Decrease (increase) in operating assets, net of effect of acquisitions:
Accounts receivable	(1,153)	2,431
Inventories	83	182
Prepaid expenses and other current assets	1,075	(174)
Other assets	714	(64)
Increase (decrease) in operating liabilities, net of effect of acquisitions:
Accounts payable	(280)	203
Accrued expenses and commissions payable	1,560	(792)
Interest payable	379	(24)
Taxes payable	(1,306)	(203)
Profit sharing plan contribution payable	65	30
Deferred revenues	2,018	570

Net cash provided by operating activities	15,046	11,584

Cash flows from investing activities:
Capital expenditures	(906)	(509)
Acquisitions of businesses, net of cash acquired	(30,922)	(15,825)

Net cash used in investing activities	(31,828)	(16,334)

Cash flows from financing activities:
Issuance of common stock	101	—
Redemption of preferred stock	(41,189)	—
Proceeds from revolving credit facility	67,000	17,100
Repayments on revolving credit facility	(52,350)	(9,300)
Proceeds from term debt	50,000	—
Repayments of term debt	(6,500)	(2,167)
Deferred financing costs	(2,221)	(185)

Net cash provided by financing activities	14,841	5,448

Net (decrease) increase in cash	(1,941)	698
Cash at beginning of year	2,495	1,797

Cash at end of year	$554	$2,495

Supplemental cash flow disclosures:
Income taxes paid	$5,908	$1,446
Interest paid	2,429	384
See accompanying notes to consolidated financial statements.

PROPHET 21, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2005 and 2004
(In thousands, except share and per-share data)

(1)	ORGANIZATION
Prophet 21, Inc. and its wholly owned subsidiaries (the Company) develop, market, and support a complete suite of fully integrated, industry-specific enterprise application software consisting of order and inventory management, pricing and promotions, warehouse automation, procurement, finance, business analysis and reporting, and customer relationship management modules. In addition, the Company’s Internet trading network (Trading Partner Connect) streamlines the commerce process among distributors, their manufacturers/suppliers and end-users.
On January 21, 2003, XXI Merger Corp. was merged with and into the Company in a transaction that was accounted for as a business combination. XXI Merger Corp. is owned by affiliated funds of Thoma Cressey Equity Partners (TCEP) and LLR Partners, Inc. (LLR) and certain management members of the Company. This purchase transaction resulted in a new basis of accounting for the purchased assets and liabilities on January 21, 2003. See note 19 for related-party transactions.

(2)	BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of Prophet 21, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Allowance for Doubtful Accounts
The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(c) Inventories
Inventories primarily consist of purchased third-party software and hardware. Inventories are stated at the lower of cost or market. Cost is determined using the average-cost method.

(d) Property and Equipment
Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives of three to ten years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term (including renewal periods in certain instances). When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations for the period. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals and betterments are capitalized.

(e)	Long-Lived Assets
Acquired intangible assets consist of customer contracts and related customer relationships, trademarks and trade names, noncompete or nonsolicitation agreements and acquired technology arising from acquisitions. Customer contracts and related customer relationships are amortized using the straight-line method over their estimated economic lives. Noncompete agreements are amortized using the straight-line method over the respective noncompete period. Trademarks and trade names are considered to have an indefinite life, and therefore are not amortized.
The provisions of Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, were adopted on July 1, 2002. SFAS No. 144 establishes accounting standards for the impairment of long-lived assets such as property and equipment and intangible assets subject to amortization. Long-lived assets to be held-and-used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the fair value is estimated using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.

(f)	Capitalized Software and Acquired Technology
SFAS No. 86, Accounting for the Costs of Software to Be Sold, Leased, or Otherwise Marketed, requires the capitalization of costs incurred upon achieving technological feasibility until such product is ready for sale. The Company determines technological feasibility to occur when beta testing with existing clients begins. The time period between the establishment of technological feasibility and the completion of software development is short, and accordingly, no development costs have been incurred or capitalized during the years ended June 30, 2005 and 2004.
Under the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, costs associated with internally developed and/or purchased software systems for new products and enhancements to existing products are capitalized once the projects have reached the application development stage and meet recoverability tests. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software, and payroll and payroll-related expenses for employees who are directly associated with and devote time to the internal-use software project. Capitalization of such costs begins when the preliminary project stage is complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose. These capitalized costs are amortized using the straight-line method over the estimated economic useful life beginning when the asset is ready for its intended use.
Acquired technology represents existing software that was acquired by way of a business combination. Such software, which is intended to be licensed to others or used internally, has been recorded at its fair value, and amortized using the straight-line method over the estimated economic life (note 9). Amortization of acquired technology was $2,520 for the years ended June 30, 2005 and 2004, and is recorded within cost of software and hardware revenues in the accompanying consolidated statement of operations.
All other research and product development costs, including amounts related to assets that have no alternative use, have been expensed as incurred.

(g)	Goodwill
In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite lives be tested for impairment at least annually. Under the provisions of SFAS No. 142, the first step of the impairment test requires that an entity determine the fair value of its reporting units, and compare the fair value to the reporting units’ carrying amount. To the extent the carrying amount of a reporting unit exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the entity must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. The Company has determined that it has one reporting unit. The Company performed its annual impairment test as of June 30, 2005 and 2004 and noted no impairment. In the future, the Company expects to perform the annual test during its fiscal fourth quarter unless events or circumstances indicate impairment may have occurred before that time.

(h)	Revenue Recognition and Deferred Revenues
Revenue from software licensing and related services is accounted for under SOP 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. SOP 97-2, as amended, requires the total revenue on software arrangements involving multiple elements to be allocated to each element based on vendor specific objective evidence of fair values of the elements.
Revenue from software is recognized when a contract has been executed, the product has been shipped to the customer, uncertainty surrounding customer acceptance becomes insignificant, payment terms are fixed or determinable, and collection of the related receivable is probable. Maintenance revenues from hardware and software support fees are deferred and recognized ratably over the contract period. As the functionality of the hardware is not dependent on any other services provided by the Company, hardware sales are recognized upon shipment. Revenue allocated to professional services is recognized as the services are provided. Deferred revenues represent amounts received from customers in advance of revenue being recognized and primarily relates to post contract customer support. Trading Partner Connect revenues represent software and services revenues related to this product.

(i)	Warranty and Guarantees
Hardware and the proprietary software are warranted against design defects. A provision for future claims is recorded based upon historical experience.
The Company’s software license agreements typically provide for indemnification of customers for intellectual property infringement claims. The Company has not incurred significant obligations under customer indemnification provisions historically, and do not expect to incur significant obligations in the future. Accordingly, the Company does not maintain any accruals for potential customer indemnification obligations.

(j)	Derivative Instruments
The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, which requires that all derivatives instruments be recorded on the balance sheet at their respective fair values.
The Company has an interest-rate-related derivative instrument to manage its exposure on its debt instruments. The Company does not enter into derivative instruments for any purpose other than cash-flow-hedging purposes. That is, the Company does not speculate using derivative instruments.
For all hedging relationships, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash-flow hedge is reported in earnings. However, if a derivative is designated as ineffective, changes in the fair value of derivatives are reported in current period earnings. The Company’s interest rate swap has been designated as ineffective (note 12).

(k)	Income Taxes
The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the Company to record income taxes using the asset-and-liability method. Deferred income tax assets and liabilities are determined based on differences between the financial statement carrying amounts of existing assets and liabilities and the respective income tax bases and the future tax consequences attributable to operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences, operating losses, or tax credit carryforwards are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. SFAS No. 109 also requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Management evaluates the weight of all available evidence to determine whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Significant management judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its deferred tax assets.

(l)	Deferred Financing Costs
Net deferred financing costs of $1,276 and $249 are included in other assets as of June 30, 2005 and 2004, respectively, in the accompanying consolidated balance sheets and relate to debt issued in 2004 and 2005 (note 11). These costs are being amortized to interest expense over the term of the related debt.

(m)	Recently Issued Accounting Standards
In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. For nonpublic companies, this Statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation cost arising from subsequent modifications of awards after the grant date must be recognized. As the Company has not issued any stock options, this Statement does not have any impact on the Company’s financial statements. This Statement will be effective for the Company’s year ending June 30, 2007.
In May 2003, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued. For entities such as the Company, mandatory redeemable financial instruments are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003, which is the Company’s fiscal year ended June 30, 2005. However, the FASB deferred this implementation date through the issuance of FASB Staff Position (FSP) FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under SFAS No. 150.” For instruments that are mandatorily redeemable on fixed dates, such as the Company’s preferred stock, FSP FAS 150-3 delayed the effective date to fiscal periods beginning after December 15, 2004, which is the Company’s fiscal year ending June 30, 2006. As the Company redeemed its outstanding preferred stock in March 2005 (note 15), the adoption of SFAS No. 150 will not have any impact on the Company’s consolidated financial statements.

(n)	Merger and Acquisition Related Expenses
Merger and acquisition related expenses represent costs incurred during the years ended June 30, 2005 and 2004 in connection with acquisitions that the Company ultimately did not consummate.

(o) Reclassifications
Certain prior year amounts have been reclassified to conform to current year presentation.

(4)	ACQUISITION OF TRADE SERVICE SYSTEMS, INC.
On July 12, 2004, the Company acquired all of the outstanding stock of Trade Service Systems, Inc. (TSS) for a total purchase price of $12,413, including direct acquisition costs of $213 and a nonsolicitation agreement of $200. TSS is a provider of enterprise software solutions and services to distribution entities in the electrical industry. The results of operations from TSS have been included in the consolidated financial statements from the date of acquisition.
The Company obtained an independent third-party appraisal of the fair value of the acquired intangibles. The following table summarizes the fair value of the assets acquired and liabilities assumed as of July 12, 2004:

Current assets	$943
Property and equipment	162
Intangible assets	3,300
Goodwill	10,060

Total assets acquired	14,465

Current liabilities	1,633
Deferred revenues	419

Total liabilities assumed	2,052

Net assets acquired	$12,413

The Company applied the fair value provisions of Emerging Issues Task Force (EITF) No. 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, to record the fair value of deferred revenues at the acquisition date. The $419 recorded for deferred revenues reflects a reduction of $250 from amounts recorded on the seller’s balance sheet, which was $669.
The customer contract and related customer relationship intangible asset of $2,000 has a useful life of four years and is being amortized using the straight-line method. The noncompete agreement intangible asset of $1,100 has a useful life of five years and is being amortized using the straight-line method. The nonsolicitation agreement intangible asset of $200 has a useful life of three years and is being amortized using the straight-line method. Goodwill of $10,060 is not deductible for income tax purposes.

(5)	ACQUISITION OF WHOLESALE DISTRIBUTION SYSTEMS CORPORATION
On November 8, 2004, the Company acquired certain assets and assumed certain liabilities of Wholesale Distribution Systems Corporation (WDS) for a total purchase price of $14,165, including direct acquisition costs of $33. WDS is a provider of enterprise software solutions and services to distribution entities in the various industries. The results of operations from WDS have been included in the consolidated financial statements from the date of acquisition.

The Company obtained an independent third-party appraisal of the fair value of the acquired intangibles. The following table summarizes the fair value of the assets acquired and liabilities assumed as of November 8, 2004:

Accounts receivable	$759
Intangible assets	5,400
Goodwill	8,280

Total assets acquired	14,439

Current liabilities	68
Deferred revenues	206

Total liabilities assumed	274

Net assets acquired	$14,165

The Company applied the fair value provisions of EITF No. 01-3 to record the fair value of deferred revenues at the acquisition date. The $206 recorded for deferred revenues reflects a reduction of $143 from amounts recorded on the seller’s balance sheet, which was $349.
The customer contract and related customer relationship intangible asset of $4,900 has a useful life of four years and is being amortized using the straight-line method. The noncompete agreement intangible asset of $500 has a useful life of three years and is being amortized using the straight-line method. Goodwill of $8,280 is deductible for income tax purposes.

(6)	ACQUISITION OF STANPAK SYSTEMS, INC.
On June 27, 2005, the Company acquired all of the outstanding stock of Stanpak Systems, Inc. for a total purchase price of $4,529, including direct acquisition costs of $129. A portion of the purchase price consideration ($500) remains unpaid as of June 30, 2005 and is included in accrued expenses in the accompanying consolidated balance sheets (note 14). The remaining consideration will be paid no later than June 27, 2006, pending resolution of certain contingencies. Stanpak Systems, Inc. is a provider of enterprise software solutions and services to distribution entities in the janitorial and paper products industry. The results of operations from Stanpak Systems, Inc. have been included in the consolidated financial statements from the date of acquisition.
The Company obtained an independent third-party appraisal of the fair value of the acquired intangibles. The following table summarizes the fair value of the assets acquired and liabilities assumed as of June 27, 2005:

Cash	$184
Other current assets	423
Property and equipment	57
Intangible assets	900
Goodwill	3,339

Total assets acquired	4,903

Current liabilities	241
Deferred revenues	133

Total liabilities assumed	374

Net assets acquired	$4,529

The Company applied the fair value provisions of EITF No. 01-3 to record the fair value of deferred revenues at the acquisition date. The $133 recorded for deferred revenues reflects a reduction of $67 from amounts recorded on the seller’s balance sheet, which was $200.
The customer contract and related customer relationship intangible asset of $700 has a useful life of four years and is being amortized using the straight-line method. The noncompete agreement intangible asset of $200 has a useful life of five years and is being amortized using the straight-line method. Goodwill of $3,339 is not deductible for income tax purposes.

(7)	FISCAL YEAR 2004 ACQUISITIONS

(a)	Systems Design, Inc.
On November 5, 2003, the Company acquired all of the outstanding stock of Systems Design, Inc. (SDI) for a total purchase price of $5,410, including direct acquisition costs of $110. A portion of the purchase price consideration ($500) remained unpaid as of June 30, 2004 and was included in accrued expenses in the accompanying consolidated balance sheets (note 14) as of June 30, 2004. During the year ended June 30, 2005, certain adjustments were made to the purchase price and recorded through goodwill (note 10). The remaining consideration will be paid on November 5, 2005, pending resolution of certain contingencies. As of June 30, 2005, $100 remains unpaid and included in accrued expenses in the accompanying consolidated balance sheets. SDI is a provider of enterprise software solutions and services to distribution entities in the floor coverings industry. The results of operations from SDI have been included in the consolidated financial statements from the date of acquisition.
The Company obtained an independent third-party appraisal of the fair value of the acquired intangibles. The following table summarizes the fair value of the assets acquired and liabilities assumed as of November 5, 2003:

Cash	$159
Other current assets	1,131
Property and equipment	306
Intangible asset	2,900
Goodwill	3,315

Total assets acquired	7,811

Current liabilities	2,043
Deferred revenue	358

Total liabilities assumed	2,401

Net assets acquired	$5,410

The Company applied the fair value provisions of EITF No. 01-3 to record the fair value of deferred revenues at the acquisition date. The $358 recorded for deferred revenues reflects a reduction of $68 from amounts recorded on the seller’s balance sheet, which was $426.
The customer contract and related customer relationship intangible asset of $2,900 has a useful life of four years and is being amortized using the straight-line method. Goodwill of $3,315 is not deductible for income tax purposes. See note 10 for adjustments to goodwill which occurred during the year ended June 30, 2005.

(b)	Distribution Information Systems Corporation, Inc.
On March 31, 2004, the Company acquired all of the outstanding stock of Distribution Information Systems Corporation, Inc. (DISC) for a total purchase price of $7,883, including direct acquisition costs of $183. A portion of the purchase price consideration ($750) has been paid but is held in an escrow account pending resolution of certain contingencies. The escrow amount will be released to the seller in two installments on March 31, 2005 and March 31, 2006. In March 2005, $350 was released from escrow to DISC. DISC is a provider of enterprise software solutions and services to distribution entities in the fluid power industry. The results of operations from DISC have been included in the consolidated financial statements from the date of acquisition.
The Company obtained an independent third-party appraisal of the fair value of the acquired intangibles. The following table summarizes the fair value of the assets acquired and liabilities assumed as of March 31, 2004:

Cash	$847
Other current assets	3,408
Property and equipment	40
Intangible assets	4,418
Goodwill	4,290

Total assets acquired	13,003

Current liabilities	3,766
Deferred revenue	1,354

Total liabilities assumed	5,120

Net assets acquired	$7,883

The Company applied the fair value provisions of EITF No. 01-3 to record the fair value of deferred revenues at the acquisition date. The $1,354 recorded for deferred revenues reflects a reduction of $1,735 from amounts recorded on the seller’s balance sheet, which was $3,089.
The customer contract and related customer relationship intangible asset of $3,500 has a useful life of four years and is being amortized using the straight-line method. The noncompete agreement intangible asset of $918 has a useful life of five years and is being amortized using the straight-line method. Goodwill of $4,290 is not deductible for income tax purposes. See note 10 for adjustments to goodwill which occurred during the year ended June 30, 2005.

(c)	Dynamic Data Systems, Inc.
On June 3, 2004, the Company acquired all of the outstanding stock of Dynamic Data Systems, Inc. (DDS) for a total purchase price of $3,694, including direct acquisition costs of $94. A portion of the purchase price consideration ($300) has been paid but was being held in an escrow account pending resolution of certain contingencies. As of June 30, 2005, this amount is still held in escrow. DDS is a provider of enterprise software solutions and services to distribution entities in the medical products industry. The results of operations from DDS have been included in the consolidated financial statements from the date of acquisition.

The Company obtained an independent third-party appraisal of the fair value of the acquired intangibles. The following table summarizes the fair value of the assets acquired and liabilities assumed as of June 3, 2004:

Cash	$156
Other current assets	1,006
Property and equipment	32
Intangible assets	2,099
Goodwill	2,096

Total assets acquired	5,389

Current liabilities	1,382
Deferred revenue	313

Total liabilities assumed	1,695

Net assets acquired	$3,694

The Company applied the fair value provisions of EITF No. 01-3 to record the fair value of deferred revenues at the acquisition date. The $313 recorded for deferred revenues reflects a reduction of $160 from amounts recorded on the seller’s balance sheet, which was $473.
The customer contract and related customer relationship intangible asset of $1,300 has a useful life of four years and is being amortized using the straight-line method. The noncompete agreement intangible asset of $799 has a useful life of four years and is being amortized using the straight-line method. Goodwill of $2,096 is not deductible for income tax purposes. See note 10 for adjustments to goodwill which occurred during the year ended June 30, 2005.

(8)	PROPERTY AND EQUIPMENT
Property and equipment consist of the following at June 30, 2005 and 2004:

	2005	2004

Equipment	$88	$118
Computer hardware and software	2,755	1,827
Furniture and fixtures	374	374
Leasehold improvements	431	286

	3,648	2,605
Less accumulated depreciation and amortization	(1,812)	(1,109)

	$1,836	$1,496

Depreciation and amortization expense for the years ended June 30, 2005 and 2004 was $784 and $777, respectively.

(9)	ACQUIRED INTANGIBLE ASSETS
Acquired intangible assets consist of the following at June 30, 2005:

	Gross
	Carrying	Accumulated
	Amount	Amortization	Useful Life

Acquired technology	$12,600	$6,159	5 years
Customer contracts and related customer relationships	22,400	6,655	4-7 years
Noncompete agreements	3,717	862	3-5 years
Nonsolicitation agreement	200	65	3 years
Trademarks and trade names	5,000	—	Indefinite

	$43,917	$13,741

Acquired intangible assets consist of the following at June 30, 2004:

	Gross
	Carrying	Accumulated
	Amount	Amortization	Useful Life

Acquired technology	$12,600	$3,639	5 years
Customer contracts and related customer relationships	14,800	2,256	4-7 years
Noncompete agreements	1,917	118	4-5 years
Trademarks and trade names	5,000	—	Indefinite

	$34,317	$6,013

Aggregate amortization expense for the years ended June 30, 2005 and 2004 was $7,728 and $4,532, including $2,520 and $2,520, respectively, of amortization of acquired technology.
The following table provides estimated future aggregate amortization expense related to acquired intangible assets:

Year ended June 30:
2006	$8,468
2007	8,468
2008	6,003
2009	1,800
2010	437

(10)	GOODWILL
The changes in the carrying amount of goodwill for the years ended June 30, 2005 and 2004 are as follows:

Balance, June 30, 2003	$23,098
Acquisition of SDI	3,315
Acquisition of DISC	4,290
Acquisition of DDS	2,096
Adjustment to Faspac Systems, Inc. goodwill	272

Balance, June 30, 2004	33,071
Acquisition of TSS	10,060
Acquisition of WDS	8,280
Acquisition of Stanpak Systems, Inc.	3,339
Adjustment to Systems Design, Inc. goodwill	(296)
Adjustment to Distribution Information Systems Corporation, Inc. goodwill	(153)
Adjustment to Dynamic Data Systems, Inc. goodwill	194

Balance, June 30, 2005	$54,495

The Company acquired certain assets and assumed certain liabilities of Faspac Systems, Inc. (Faspac) on June 13, 2003. During the year ended June 30, 2004, the goodwill associated with the Faspac acquisition increased by $250 as a result of an additional payment to the sellers of Faspac. Additionally, the goodwill related to the Faspac acquisition increased by $22 during the year ended June 30, 2004 to reflect adjustments to the estimated fair values of the assets and liabilities acquired on June 13, 2003.
During the year ended June 30, 2005, the goodwill associated with the SDI acquisition decreased by $296 to reflect adjustments to the estimated fair values of the assets and liabilities acquired on November 5, 2003.
During the year ended June 30, 2005, the goodwill associated with the DISC acquisition decreased by $153 to reflect adjustments to the estimated fair values of the assets and liabilities acquired on March 31, 2004.
During the year ended June 30, 2005, the goodwill associated with the DDS acquisition increased by $194 to reflect adjustments to the estimated fair values of the assets and liabilities acquired on June 3, 2004.

(11)	DEBT

(a) 2003 Facility
On January 21, 2003, the Company entered into a debt agreement (the 2003 Facility) with a commercial bank. The 2003 Facility included a $6,500 term loan facility and up to a $6,500 revolving credit facility based on qualifying accounts receivable. On January 21, 2003, the Company borrowed the full amount of term loan. The term loan bore interest at LIBOR plus 3.25% or the prime rate plus 0.50% (4.40% at June 30, 2004). The term loan was due and payable in 12 equal quarterly installments beginning March 31, 2003 and was secured by certain of the Company’s assets. The revolving credit facility bore interest either at the LIBOR rate plus 3.00% or at the prime rate plus 0.25% (4.25% at June 30, 2004) and was scheduled to mature on January 21, 2006. The Company had to pay an unused commitment fee of 0.25% on the unused portion of the revolving credit facility commitment. The 2003 Facility was subject to customary terms and conditions and included financial covenants for maintenance of a minimum tangible net worth, a minimum level of funded debt to earnings before interest, taxes, depreciation and amortization and a certain fixed charge coverage ratio.
There were three separate amendments made to the 2003 Facility during the year ended June 30, 2004. The first amendment, dated October 13, 2003, increased the revolving credit facility to extend up to $6,500 regardless of the amount of qualifying accounts receivable for a certain time period. The second amendment, dated March 29, 2004, increased the revolving credit facility to extend up to $9,500 for a certain time period. The third amendment, dated May 27, 2004, increased the revolving credit facility to extend up to $10,500 regardless of the amount of qualifying accounts receivable through and including June 30, 2004; thereafter, the revolving credit facility was limited to the lesser of $6,500 or qualified accounts receivable.
During the year ended June 30, 2004, the highest outstanding balance on the revolving credit facility was $9,200. Interest expense on the term debt and revolving credit facility was $206 and $133, respectively, for the year ended June 30, 2004.
The Company was in compliance with all financial covenants under the 2003 Facility as of June 30, 2004. As of June 30, 2004, the Company had outstanding borrowings of $3,250 on the term loan and $8,700 on the revolving credit facility.

(b) 2004 Facility
On July 12, 2004, the Company replaced the 2003 Facility with a new debt agreement with the same commercial bank (the 2004 Facility). On July 12, 2004, all amounts outstanding under the 2003 Facility were repaid with the proceeds from the 2004 Facility. The 2004 Facility consisted of a single revolving credit facility for up to $26,000. The 2004 Facility bore interest at either the LIBOR rate plus 3.0% or at the prime rate plus 1.0% and was scheduled to mature on July 12, 2007. The Company had the right to repay any borrowing under the 2004 Facility, in whole or in part, without premium or penalty before the maturity date. The 2004 Facility was subject to customary terms and conditions and included various nonfinancial covenants. The Company was in compliance with all financial covenants under the 2004 Facility during the year ended June 30, 2005.
Interest expense on the revolving credit facility was $931 for the year ended June 30, 2005.

(c) 2005 Facility
On March 8, 2005, the Company replaced the 2004 Facility with a new debt agreement with the same commercial bank (the 2005 Facility). On March 8, 2005, all amounts outstanding under the 2004 Facility were repaid with the proceeds from the 2005 Facility. The 2005 Facility initially consisted of a $50,000 term loan facility, a $25,000 revolving credit facility, a $3,000 swing line loan and an interest rate swap agreement (note 12). The 2005 Facility bears interest at either the LIBOR rate plus a margin between 2.5% and 3.5% based on the Company’s total leverage ratio or the greater of prime rate plus a margin between 0.75% and 1.75% based on the Company’s total leverage ratio or the Federal Funds Open Rate in effect on such day plus 0.5% plus a margin between 0.75% and 1.75% based on the Company’s total leverage ratio. The 2005 Facility matures on March 7, 2008. The Company must pay an unused commitment fee between 0.30% and 0.50% based on the Company’s total leverage ratio on the unused portion of the revolving credit facility commitment. The Company has the right to repay any borrowing under the 2005 Facility, in whole or in part, without premium or penalty before the maturity date. The 2005 Facility is subject to customary terms and conditions and includes various financial and nonfinancial covenants.
On June 21, 2005, the 2005 Facility was amended to increase the revolving credit facility to $30,000. During the year ended June 30, 2005, the highest outstanding balance on the revolving credit facility was $23,250. Interest expense on the term loan and revolving credit facility was $1,164 and $477, respectively, for the year ended June 30, 2005.
The Company was in compliance with all financial covenants under the 2005 Facility during the 2005 fiscal year and as of June 30, 2005. As of June 30, 2005, the Company had outstanding borrowings of $46,750 on the term loan. The term loan required a principal payment of $750 on March 31, 2005 and, beginning on June 30, 2005 is payable in quarterly installments of $2,500 through December 30, 2007, with the balance due on March 7, 2008. Accordingly, the current portion of the term loan is $10,000 and is reflected as a current liability on the accompanying consolidated balance sheets as of June 30, 2005. As of June 30, 2005, there is an outstanding balance of $23,250 on the revolving credit facility and $100 on the swing line loan. At June 30, 2005, availability under the revolving credit facility was $6,750 and $2,900 under the swing line loan.
See note 20.

(12)	HEDGE ACCOUNTING
The Company uses variable-rate debt to finance its operations. The debt obligations expose the Company to variability in interest payments due to changes in interest rates. Management believes that it is prudent to limit the variability of a portion of its interest payments. To meet this objective, management enters into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under terms of the interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments.
Changes in fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate, long-term debt obligations are reported in accumulated other comprehensive income within stockholders’ equity. Changes in the fair value of interest rate swaps designated as ineffective cash flow hedges are reported currently in earnings. The Company did not enter into any interest rate swaps during fiscal year 2004. The Company’s interest rate swaps, which were entered into in March 2005, have been designated as ineffective. Accordingly, the changes in the fair value of the Company’s interest rate swaps have been recorded as interest expense during fiscal year 2005 in the accompanying consolidated statements of operations.
The notional amount of the Company’s interest rate swap is $25,000. The swap was entered into in March 2005 and is scheduled to terminate in March 2008. As of June 30, 2005, the fair value of the interest rate swap is $215 and is included in interest payable on the accompanying consolidated balance sheets (note 20).

(13)	FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts of cash, accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, accrued expenses (nonderivatives), commissions payable, income taxes payable, profit sharing plan contribution payable and deferred revenues approximate fair value because of the short maturity of these instruments. Interest rate swaps, which are included in interest payable on the accompanying consolidated balance sheets are recorded at fair value.

(14)	ACCRUED EXPENSES
Accrued expenses consist of the following at June 30, 2005 and 2004:

	2005	2004

Accrued salaries	$3,342	$2,544
Accrued vacation	823	600
SDI purchase consideration (note 7)	100	500
Stanpak Systems, Inc. purchase consideration (note 6)	500	—
Other	366	368

	$5,131	$4,012

(15)	STOCKHOLDER’S EQUITY
The Company has two classes of authorized stock: common and preferred stock.

(a) Common Stock
The Company is authorized to issue 20,000,000 shares of common stock, par value $0.01 per share. The holders of common stock are entitled to one vote per share and are entitled to dividends as declared. Dividends were subject to the preferential rights of the holders of the Company’s preferred stock. The Company has never declared dividends on its common stock.
On December 22, 2004, the Company entered into an agreement with the Chief Financial Officer (CFO) of the Company pursuant to which the Company sold the CFO 30,534 shares of the Company’s Common Stock. In conjunction with this transaction, the CFO paid cash to the Company of $100 and issued a full recourse promissory note to the Company in the amount of $100. Interest on this note accrues at the lesser of 5% annually or the highest rate permitted under the applicable law. The amounts due under this note are secured by a pledge of 30,534 shares of the Company’s Common stock, and the payment of the principal amount and accrued interest under this note is subject to certain offset rights under the Senior Management Purchase Agreement (see below).

(b) Preferred Stock
In January 2003, the Company issued 34,789.59 shares of redeemable preferred stock to TCEP, LLR and certain management members of the Company. See note 19 for related-party transactions.
Dividends accrued on the preferred stock quarterly at the rate of 8% per annum of the liquidation value. For the years ended June 30, 2005 and 2004, $2,281 and $2,882, respectively, were recorded for the accretion of dividends. As of June 30, 2005 and 2004, a total of $6,399 and $4,118, respectively, were recorded for the accretion of dividends.
In the event of any liquidation, dissolution, or winding-up of the Company, the holders of preferred stock were entitled to be paid, before any payment to holders of common stock, an amount equal to $1,000 per share (liquidation value) plus all accrued but unpaid dividends thereon, and the holders of preferred stock were not entitled to further payment. The liquidation value plus accrued but unpaid dividends were payable to holders of preferred stock on December 31, 2009, the mandatory redemption date. The Company had the option at any time, with the approval of a majority of the holders of preferred stock, to redeem all or a portion of the preferred shares then outstanding at a price per share equal to the liquidation value plus all accrued but unpaid dividends thereon. The Company had to, at the request of a majority of the holders of preferred stock, apply the net cash proceeds from any Initial Public Offering to redeem shares of preferred stock at a price per share equal to the liquidation value plus all accrued but unpaid dividends thereon. No preferred share was entitled to any dividends accruing after the date which the liquidation value of such share was paid. The preferred stock was carried at its current redemption value on the accompanying consolidated balance sheets as of June 30, 2004 (note 3(m)).
On March 9, 2005, the Company exercised its option to redeem all of the preferred shares outstanding at $1,000 per share plus $6,399 in accrued and unpaid dividends for a total payment of $41,189.

(c) Senior Management Purchase Agreement
Under a Senior Management Purchase Agreement dated January 21, 2003, the executive officers of the Company were granted the right to purchase common and preferred stock. The shares of common stock were acquired at $0.029 per share and the shares of preferred stock were acquired at $1,000 per share, both of which represented the same price that was paid by TCEP and LLR. A portion of the shares of common stock acquired by the executives (referred to as carry shares) is subject to a vesting schedule. Certain of the carry shares vest 25% per year over a four-year period.
The remaining carry shares cliff vest on December 31, 2009, unless the Company meets certain performance criteria (as established by the board of directors) for the fiscal years ending June 30, 2003 through June 30, 2006. Vesting is accelerated on 25% of these shares whenever the specified performance criteria are met. In fiscal year 2005, the Company’s board of directors determined that the specified performance criteria was achieved, and accordingly, these remaining carry shares, that were to cliff vest on December 31, 2009 became fully vested. Upon the occurrence of a sale of the Company, all carry shares that have not yet become vested shall become vested immediately prior to such event (note 20).
In the event the executive is terminated, other than for cause, the Company has the right, but not the obligation, to acquire from the executive all or a portion of the unvested carry shares for an amount equal to the executive’s original cost, plus up to 50% of the vested carry shares for an amount equal to the fair value of the common stock, as determined by the board of directors. If the Company does not exercise its right or chooses to acquire less than the maximum number of unvested or vested carry shares available to it, then TCEP and LLR have the right, but not the obligation, to acquire from the executive any such carry shares not acquired by the Company at the same price as described above. If the executive is terminated for cause, the Company (or TCEP and LLR, if the Company does not exercise any or all of its right) has the right, but not the obligation, to acquire all or a portion of the unvested carry shares and up to 50% of the vested carry shares for an amount equal to the executive’s original cost.

(16)	INCOME TAXES
On January 21, 2003, XXI Merger Corp. was merged with and into the Company in a reverse cash merger. For federal income tax purposes, the assets acquired and liabilities assumed remained at their pre-merger historical tax bases. For financial reporting purposes, the merger transaction was accounted for as a purchase business combination whereby the assets acquired and liabilities assumed were recorded at their fair values. Accordingly, a difference exists between the tax basis of the assets acquired and liabilities assumed in the merger transaction and the assigned values of these assets and liabilities for financial reporting purposes.
The provision for income taxes consisted of the following for the years ended June 30, 2005 and 2004:

	2005	2004

Federal:
Current	$4,491	$2,328
Deferred	(2,328)	(909)

	2,163	1,419

State:
Current	1,294	380
Deferred	(279)	18

	1,015	398

	$3,178	$1,817

The components of net deferred tax liabilities consist of the following as of June 30, 2005 and 2004:

	2005	2004

Deferred tax assets:
Net operating loss carryforward	$103	$236
Research and development credit carryforward	207	12
Accrued expenses	—	17
Prepaid expenses	—	37
Inventories	10	62
Accrued vacation	109	150
Allowance for doubtful accounts	335	323
Property and equipment	458	759
Deferred rent	55	—
AMT credit carryforward	82	—
Unrealized loss on interest rate swap	86	—
Valuation allowance	—	(12)

	1,445	1,584
Deferred tax liabilities:
Intangible assets	(8,162)	(10,148)
Deferred revenues	(24)	(518)

Net deferred tax liability	$(6,741)	$(9,082)

The net deferred tax liability consists of the following as of June 30, 2005 and 2004:

	2005	2004

Current deferred tax asset	$864	$374
Noncurrent deferred tax liability	(7,605)	(9,456)

	$(6,741)	$(9,082)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating loss carryforwards are available and the temporary differences representing net future deductibles reverse. Based upon these factors, management determined that it is likely that the Company will realize all of the benefits of these deferred tax assets, and as a result, no valuation allowance has been provided.
The following is a reconciliation between the statutory rate of 35% and 34% and the effective tax rate for the years ended June 30, 2005 and 2004:

	2005	2004

Tax expense at the statutory rate	35.0%	34.0%
State tax expense, net of federal benefit	8.4	4.5
Research and development credit	(4.4)	(7.9)
Federal rate change	3.4	—
Other	(1.2)	(0.4)

	41.2%	30.2%

(17)	EMPLOYEE BENEFITS
A qualified profit-sharing plan covering employees who meet certain eligibility requirements is maintained for the benefit of the Company’s employees. Contributions are at the discretion of the board of directors and may not exceed the maximum amount allowable for federal income tax deduction purposes. No contributions were made to the qualified profit-sharing plan for the years ended June 30, 2005 and 2004.
A 401(k) Retirement Savings Plan is maintained for the benefit of the Company’s employees. Contributions are at the discretion of management and were $314 and $248 for the years ended June 30, 2005 and 2004, respectively.

(18)	COMMITMENTS AND CONTINGENCIES
The Company leases its primary facility under a lease that expires on November 30, 2007. The lease agreement includes a five-year renewal provision at the Company’s option. The future minimum payments under noncancelable operating leases at June 30, 2005 are as follows:

Year ended June 30:
2006	$1,054
2007	1,080
2008	566
2009	31

$2,731

Rent expense for the years ended June 30, 2005 and 2004 was $1,503 and $961, respectively.
There is no material litigation pending to which the Company is a party or to which any of its property is subject. The Company is involved from time to time as a plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of pending proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with respective counsel representing the Company in such proceedings, that the resolution of these proceedings should not have a material effect on the Company’s consolidated financial position, liquidity, or results of operation.

(19)	RELATED-PARTY TRANSACTIONS
TCEP and LLR provide consulting services to the Company from time to time. Under this arrangement, TCEP and LLR are to be paid an aggregate minimum annual amount of $200. As of June 30, 2005 and 2004, the Company maintained an outstanding payable to TCEP and LLR of $197 and $200, respectively, which is recorded within accounts payable-related party in the accompanying consolidated balance sheets.
On December 22, 2004, the Company entered into an agreement with CFO of the Company pursuant to which the Company sold the CFO 30,534 shares of the Company’s Common Stock (note 15a).

(20)	SUBSEQUENT EVENTS
On August 17, 2005, Activant Solutions Inc. (Activant) announced that it has agreed to purchase the Company. Under the terms of a definitive merger agreement entered on August 15, 2005, the Company will merge with a newly formed subsidiary of Activant. As a result, Activant will become the owner of all of the outstanding stock of the Company. The aggregate purchase price is approximately $215,000, subject to certain adjustments. The transaction is expected to close in mid-September 2005, subject to the satisfaction of certain customary closing conditions. In connection with this transaction, the Company’s debt (note 11) will be repaid. Additionally, in connection with this transaction, the interest rate swap will be terminated and the Company will be required to pay the bank the fair value of the interest rate swap at the date of termination. See note 12 for fair value of interest rate swap.

INDEPENDENT AUDITORS’ REPORT
The Board of Directors
Prophet 21, Inc.:
We have audited the accompanying consolidated balance sheet of Prophet 21, Inc. (Successor Company) and subsidiaries as of June 30, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from January 21, 2003 to June 30, 2003 (successor period) and the consolidated statements of operations, stockholders’ equity, and cash flows for Prophet 21, Inc. (Predecessor Company) and subsidiaries for the period from July 1, 2002 to January 20, 2003 (predecessor period). These consolidated financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the aforementioned Successor Company consolidated financial statements present fairly, in all material respects, the financial position of Successor Company and subsidiaries as of June 30, 2003, and the results of their operations and their cash flows for the successor period, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the aforementioned Predecessor Company consolidated financial statements present fairly, in all material respects, the results of Predecessor Company and subsidiaries’ operations and Predecessor Company and subsidiaries’ cash flows for the predecessor period, in conformity with accounting principles generally accepted in the United States of America.
As discussed in note 2 to the consolidated financial statements, effective January 21, 2003, XXI Merger Corp. merged with and into Predecessor Company in a business combination accounted for as a purchase. As a result of the transaction, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the transaction and, therefore, is not comparable.
/s/ KPMG LLP
November 24, 2003, except
  as to the last two paragraphs
  of note 15, which are as of
  March 31, 2004

PROPHET 21, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
June 30, 2003
(In thousands, except share and per-share data)

(Successor
Company)

Assets
Current assets:
Cash	$1,797
Accounts receivable, net of allowance for doubtful accounts of $494	7,472
Inventories	672
Deferred tax asset	96
Prepaid expenses and other current assets	1,708

Total current assets	11,745
Property and equipment, net	1,386
Other assets	156
Intangibles, net of amortization $1,481	23,419
Goodwill	23,098

Total assets	$59,804

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$900
Current portion of long-term debt	2,167
Accounts payable	1,561
Accrued expenses	3,876
Commissions payable	627
Taxes payable	692
Profit sharing plan contribution payable	218
Deferred revenue	3,572

Total current liabilities	13,613
Deferred tax liability	6,721
Long-term debt, less current portion	3,250

Total liabilities	23,584

Stockholders’ equity:
Preferred stock, $1,000 par value. Authorized 75,000 shares; issued and outstanding 34,789.59 shares	36,026
Common stock, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 13,744,645 shares	138
Additional paid-in capital	259
Accumulated deficit	(203)

Total stockholders’ equity	36,220

Total liabilities and stockholders’ equity	$59,804

See accompanying notes to consolidated financial statements.

PROPHET 21, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Periods from July 1, 2002 through January 20, 2003 and January 21, 2003 through June 30, 2003
(In thousands)

	(Predecessor	(Successor
	Company)	Company)

Revenue:
Software and hardware	$5,583	$6,191
Service and support	15,655	11,813
Trading Partner Connect	1,627	1,225
Summit and other	32	396

	22,897	19,625

Cost of revenue:
Software and hardware	1,683	2,476
Service and support	6,213	5,180
Trading Partner Connect	1,199	916
Summit and other	—	380

	9,095	8,952

Gross profit	13,802	10,673

Operating expenses:
Sales and marketing	3,724	3,623
Research and product development	4,278	3,568
General and administrative	2,121	1,526
Amortization of intangibles	—	362
Merger and acquisition related expenses	454	—

Total operating expenses	10,577	9,079

Operating income	3,225	1,594
Interest income (expense), net	202	(171)

Income before taxes	3,427	1,423
Provision for income taxes	1,210	390

Net income	$2,217	$1,033

See accompanying notes to consolidated financial statements.

PROPHET 21, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Periods from July 1, 2002 through January 20, 2003 and January 21, 2003 through June 30, 2003
(In thousands, except share and per-share data)

						Retained	Accumulated
	Preferred Stock		Common Stock		Additional	Earnings	Other			Total
					Paid-In	(Accumulated	Comprehensive	Treasury	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Loss	Stock	Income	Equity

Balance, July 1, 2002	—	$—	4,451	$44	$12,624	$20,368	$(175)	$(4,014)		$28,847
Issuance of common stock in connection with exercise of stock options			156	2	988					990
Income tax benefit from stock options exercised					639					639
Other comprehensive loss							(10)		$(10)	(10)
Net income						2,217			2,217	2,217

Comprehensive income									$2,207

Balance, January 20, 2003	—	$—	4,607	$46	$14,251	$22,585	$(185)	$(4,014)		$32,683

Issuance of common and preferred stock	35	$34,790	13,745	$138	$259	$—				$35,187
Dividend accretion		1,236				(1,236)				—
Net income						1,033				1,033

Balance, June 30, 2003	35	$36,026	13,745	$138	$259	$(203)				$36,220

See accompanying notes to consolidated financial statements.

PROPHET 21, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Periods from July 1, 2002 through January 20, 2003 and January 21, 2003 through June 30, 2003
(In thousands)

	(Predecessor	(Successor
	Company)	Company)

Cash flows from operating activities:
Net income	$2,217	$1,033
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,012	1,857
Provisions for losses on accounts receivable	401	270
Deferred taxes	(687)	(1,296)
Tax benefit deriving from exercise and sale of stock option shares	639	—
Decreases (increases) in operating assets, net of effect of acquisitions:
Accounts receivable	388	(795)
Inventories	(157)	309
Prepaid expenses and other current assets	(104)	(261)
Other assets	66	(150)
Increases (decreases) in operating liabilities, net of effect of acquisitions:
Accounts payable	8	(357)
Accrued expenses	(2,085)	247
Taxes payable	655	616
Profit sharing plan contribution payable	(36)	53
Deferred revenue	523	2,052

Total adjustments	623	2,545

Net cash provided by operating activities	2,840	3,578

Cash flows from investing activities:
Purchases of equipment and improvements, net	(192)	(74)
Acquisition of businesses, net of cash acquired	—	(43,211)
Sale of marketable securities	7,625	—

Net cash provided by (used in) investing activities	7,433	(43,285)

Cash flows from financing activities:
Proceeds from exercise of stock options	990	—
Issuance of common and preferred stock	—	35,187
Proceeds from loans	—	10,300
Repayment of loan principal	—	(3,983)

Net cash provided by financing activities	990	41,504

Effect of exchange rate changes on cash	(10)	—

Net increase in cash and cash equivalents	11,253	1,797
Cash and cash equivalents at beginning of period	16,220	—

Cash and cash equivalents at end of period	$27,473	$1,797

Supplemental cash flow disclosures:
Income taxes paid	$1,093	$435
Interest paid	20	$93
See accompanying notes to consolidated financial statements.

PROPHET 21, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2003
(Amounts in thousands, except share and per share data)

(1)	ORGANIZATION
Prophet 21, Inc. (Successor Company) and its wholly owned subsidiaries develops, markets, and supports a complete suite of fully integrated, industry-specific enterprise applications consisting of order and inventory management, pricing and promotions, warehouse automation, procurement, finance, business analysis and reporting, and customer relationship management modules. In addition, the Successor Company’s Internet trading network streamlines the commerce process between distributors, their manufacturers/suppliers and end-users. Prior to the transaction that is described in note 4, Prophet 21, Inc. (Predecessor Company) and subsidiaries were engaged in the business that is now carried out by Successor Company.

(2)	BASIS OF PRESENTATION
On January 21, 2003, XXI Merger Corp. was merged with and into Predecessor Company in a transaction that has been accounted for as a business combination. XXI Merger Corp. is owned by affiliated funds of Thoma Cressey Equity Partners (TCEP) and LLR Partners, Inc. (LLR) and certain management members of Successor Company. Upon the merger, the former shareholders of Predecessor Company became entitled to receive $16.30 in cash per share (see note 4). Purchase transactions result in a new basis of accounting for the purchased assets and liabilities, regardless of whether the purchased entity continues to exist or is merged into the new parent’s operations. Accordingly, the cost of acquiring Predecessor Company has been “pushed down” to Successor Company’s separate consolidated financial statements. The fair value of the consideration paid exceeded the net tangible and identifiable intangible assets of Predecessor Company. In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, this excess was allocated to goodwill.
The consolidated financial statements include the accounts of Prophet 21, Inc. (predecessor or successor, as applicable) and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, all highly liquid instruments purchased with an initial maturity of three months or less are considered to be cash equivalents.

(b) Allowance for Doubtful Accounts
Successor Company establishes a general allowance for doubtful accounts based on percentages applied to certain aged receivable categories. These percentages are determined by a variety of factors including, but not limited to, current economic trends and historical payment experience. In addition, Successor Company establishes allowances to charge off specifically identified doubtful accounts for the amount deemed worthless when a loss is determined to be both probable and estimable.

(c) Inventories
Inventories primarily consist of purchased hardware and third party software. Inventories are stated at the lower of cost or market. Cost is determined using the average cost method.

(d) Property and Equipment
Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives of three to ten years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term (including renewal periods in certain instances). When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations for the period. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals and betterments are capitalized.

(e) Goodwill
In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite lives be tested for impairment at least annually. Under the provisions of SFAS No. 142, the first step of the impairment test requires that an entity determine the fair value of its reporting units, and compare the fair value to the reporting units’ carrying amount. To the extent the carrying amount of a reporting unit exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the entity must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. Successor Company has determined that it has one reporting unit. Successor Company performed its annual impairment test as of June 30, 2003 and noted no impairment. In the future, Successor Company expects to perform the annual test during its fiscal fourth quarter unless events or circumstances indicate impairment may have occurred before that time.

(f) Long-Lived Assets
Acquired intangible assets consist of customer contracts and related customer relationships, trademarks and trade names, noncompete agreements and acquired technology arising from acquisitions. Customer contracts and related customer relationships are amortized using the straight-line method over their estimated economic life of seven years. Trademarks and trade names are considered to have an indefinite life, and therefore are not amortized.
The provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, were adopted on July 1, 2002. SFAS No. 144 establishes accounting standards for the impairment of long-lived assets such as property and equipment and intangible assets subject to amortization. Long-lived assets to be held-and-used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the fair value is estimated using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. The adoption of SFAS No. 144 did not have a material impact on Predecessor Company’s or Successor Company’s consolidated financial statements.

(g) Capitalized Software and Acquired Technology
Software development costs associated with a new product are capitalized pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Such costs are capitalized only after technological feasibility has been established. Such capitalized amounts are amortized commencing with product introduction using the straight-line method over the estimated economic life of the product.
Under the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, costs associated with internally developed and/or purchased software systems for new products and enhancements to existing products are capitalized once the projects have reached the application development stage and meet recoverability tests. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software, and payroll and payroll-related expenses for employees who are directly associated with and devote time to the internal-use software project. Capitalization of such costs begins when the preliminary project stage is complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose. These capitalized costs are amortized using the straight-line method over the estimated economic useful life of five year beginning when the asset is ready for its intended use.
Acquired technology represents existing software that was acquired by way of a business combination. Such software, which may be intended to be licensed to others or used internally, is recorded at its fair value, and amortized using the straight-line method over the estimated economic life of five years.
Amortization of capitalized software development costs or acquired technology ($410 and $1,119 for the periods from July 1, 2002 through January 20, 2003 and January 21, 2003 through June 30, 2003, respectively) is charged to cost of revenue. All other research and product development costs, including amounts related to assets that have no alternative use, have been expensed as incurred.

(h) Revenue Recognition and Deferred Income
Revenue from software licensing and related services is accounted for under SOP 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. SOP 97-2, as amended, requires the total revenue on software arrangements involving multiple elements to be allocated to each element based on vendor specific objective evidence of fair values of the elements.
Revenue from software is recognized when a contract has been executed, the product has been shipped to customers, uncertainty surrounding customer acceptance becomes insignificant, payment terms are fixed or determinable and collection of the related receivable is probable. Maintenance revenues from hardware and software support fees are deferred and recognized ratably over the contract period. As the functionality of the hardware is not dependent on any other services provided by Predecessor Company or Successor Company, hardware sales are recognized upon shipment. Revenue allocated to professional services is recognized as the services are provided. Deferred revenue represents amounts received from customers in advance of revenue being recognized and primarily relates to post contract customer support.

(i) Warranty
Hardware and the proprietary software are warranted against design defects. A provision for future claims is recorded based upon historical experience.

(j) Stock Based Compensation
Predecessor Company applied Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock-based employee compensation plans. In 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which, if fully adopted by Predecessor Company, would have changed the method used to recognize the cost of such plans. Predecessor Company adopted the disclosure requirements of SFAS No. 123. Had Predecessor Company adopted the cost recognition provisions of SFAS No. 123 for the period from July 1, 2002 through January 20, 2003, Predecessor Company’s net income would have been adjusted to the pro forma amount indicated below.

Net income, as reported	$2,217
Deduct:
Total stock based employee compensation expense, determined under fair value based method for all awards, net of tax	(455)

Pro forma net income	$1,762

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

(k) Comprehensive Income
SFAS No. 130, Reporting Comprehensive Income, requires net foreign exchange translation gains or losses to be included in accumulated other comprehensive income (loss) in the consolidated balance sheet and in the disclosure of comprehensive income (loss). The totals of other comprehensive loss items and comprehensive income are displayed separately for Predecessor Company in the consolidated statements of stockholders’ equity. There were no other comprehensive income (loss) items for Successor Company.

(l) Income Taxes
The asset and liability approach for income taxes is utilized, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amount and the tax basis of assets and liabilities and operating loss and tax credit carryforwards.

(m) Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4)	TRANSACTION WITH XXI MERGER CORP.
On January 21, 2003, XXI Merger Corp. was merged with and into Predecessor Company in a reverse cash merger. As a consequence of the transaction, the former shareholders of Predecessor Company became entitled to receive $16.30 in cash per share. Outstanding options to acquire shares in Predecessor Company were cancelled at the time of the merger, and the holders of each cancelled option with an exercise price of less than $16.30 became entitled to receive an amount equal to the excess of $16.30 over the per share exercise price times the number of shares of common stock subject to the option. XXI Merger Corp. is owned by affiliated funds of TCEP and LLR and certain management members of Successor Company.
The transaction was accounted for as a purchase business combination. The total purchase price, including direct acquisition costs of $385, was $69,490. The Company obtained an independent third-party appraisal of the fair value of the acquired intangibles. The following table summarizes the fair value of the assets acquired and liabilities assumed as of January 21, 2003:

Cash	$27,473
Other current assets	9,020
Property and equipment	1,561
Other assets	1
Intangible assets	23,200
Goodwill	22,428

Total assets acquired	83,683

Current liabilities	6,807
Noncurrent liabilities	7,386

Total liabilities assumed	14,193

Net assets acquired	$69,490

The amortizable acquired intangible assets have a weighted average useful life of approximately six years. The intangible assets include a customer contract and related customer relationship intangible asset of $5,400, which is being amortized using the straight-line method over seven years, acquired technology of $12,600, which is being amortized using the straight-line method over five years, a covenant-not-to-compete of $200, which is being amortized using the straight-line method over five years and trademarks and trade names of $5,000, which are considered to have an indefinite life. The $22,428 of goodwill is not deductible for income tax purposes.

(5)	ACQUISITION OF FASPAC SYSTEMS, INC.
On June 13, 2003, Successor Company acquired certain assets and assumed certain liabilities of Faspac Systems, Inc. for a total purchase price of $1,842, including direct acquisition costs of $92. A portion of the purchase price ($648) will be paid out no later than June 13, 2004. In addition, $250 of contingent consideration is being held in an escrow account. Such amount, which is currently included in prepaid expenses and other current assets, will be paid out on June 13, 2004 pending the resolution of certain contingencies. Faspac Systems is a provider of enterprise software solutions and services to distribution entities in the fastener industry. Successor Company obtained an independent third-party appraisal of the fair value of the acquired intangibles. The following table summarizes the fair value of the assets acquired and liabilities assumed as of June 13, 2003:

Current assets	$360
Property and equipment	127
Intangible asset	1,700
Goodwill	670

Total assets acquired	2,857

Current liabilities	1,015

Total liabilities assumed	1,015

Net assets acquired	$1,842

The customer contract and related customer relationship intangible asset of $1,700 has a useful life of four years and is being depreciated using the straight-line method. The $670 of goodwill is deductible for income tax purposes.

(6)	PROPERTY AND EQUIPMENT
Property and equipment consist of the following at June 30, 2003:

Equipment	$91
Computer hardware and software	1,044
Furniture and fixtures	363
Leasehold improvements	234

1,732
Less accumulated depreciation and amortization	(346)

$1,386

Depreciation and amortization expense for the periods from July 1, 2002 through January 20, 2003 and January 21, 2003 through June 30, 2003 was $548 and $346, respectively.

(7)	ACQUIRED INTANGIBLE ASSETS
Acquired intangible assets consist of the following at June 30, 2003:

	Gross
	Carrying	Accumulated
	Amount	Amortization

Acquired technology	$12,600	$1,119
Customer contracts and related customer relationships	7,100	344
Covenant-not-to-compete	200	18
Trademarks and trade names	5,000	—

	$24,900	$1,481

Aggregate amortization expense for the period from January 21, 2003 through June 30, 2003 was $1,481.
The following table provides estimated future amortization expense related to acquired intangible assets for each of the five succeeding fiscal years:

June 30:
2004	$3,756
2005	3,756
2006	3,756
2007	3,756
2008	2,196

(8)	DEBT
On January 21, 2003, Successor Company entered into a debt agreement (the 2003 Facility) with a commercial bank. The 2003 Facility includes a $6,500 term loan facility and up to a $6,500 revolving credit facility based on qualifying accounts receivable. On January 21, 2003, Successor Company borrowed the full amount of the term loan and $2,900 on the revolving credit facility. On June 13, 2003, Successor Company borrowed an additional $900 on the revolving credit facility in connection with the Faspac Systems transaction. The term loan facility bears interest at LIBOR plus 3.25% or the prime rate plus 0.50% (4.35% at June 30, 2003). The term loan is due and payable in 12 equal quarterly installments and is secured by certain of Successor Company’s assets. The revolving credit facility bears interest either at the LIBOR rate plus 3.00%, or at the prime rate plus 0.25% (4.25% at June 30, 2003) and matures on January 21, 2006. Successor Company must pay an unused commitment fee of 0.25% on the unused portion of the commitment. The 2003 Facility is subject to customary terms and conditions and includes financial covenants for maintenance of a minimum tangible net worth, a minimum level of funded debt to earnings before interest, taxes, depreciation and amortization and a certain fixed charge coverage ratio. Successor Company was in compliance with all covenants as of June 30, 2003. As of June 30, 2003, Successor Company had outstanding borrowings of $5,417 on the term loan and $900 on the revolving credit facility.

(9)	ACCRUED EXPENSES
Accrued expenses consist of the following at June 30, 2003:

Accrued salaries	$2,410
Faspac Systems purchase consideration	648
Accrued vacation	360
Other	458

$3,876

(10)	STOCKHOLDERS’ EQUITY
Successor Company has two classes of authorized stock: common and preferred stock.

(a) Common Stock
Successor Company is authorized to issue 20,000,000 shares of common stock, par value $0.01 per share. The holders of common stock are entitled to one vote per share and are entitled to dividends as declared. Dividends are subject to the preferential rights of the holders of Successor Company’s preferred stock. Successor Company has never declared dividends on its common stock.

(b) Preferred Stock
In January 2003, Successor Company issued 34,789.59 shares of redeemable preferred stock to TCEP, LLR and certain management members of Successor Company. The preferred stock accrues dividends quarterly at 8% of the liquidation value. Each share of the preferred stock has a liquidation value of $1,000 per share. The liquidation value plus accrued but unpaid dividends are payable on December 31, 2009, the mandatory redemption date.

(c) Senior Management Purchase Agreement
Under a Senior Management Purchase Agreement dated January 21, 2003, the executive officers of Successor Company were granted the right to purchase common and preferred stock. The shares of common stock were acquired at $0.029 per share and the shares of preferred stock were acquired at $1,000 per share, both of which represented the same price that was paid by TCEP and LLR. A portion of the shares of common stock acquired by the executives (referred to as carry shares) is subject to a vesting schedule. Some of the carry shares vest 25% per year over a four-year period. The remaining carry shares cliff vest on December 31, 2009, unless Successor Company meets certain performance criteria (as established by the board of directors) for the fiscal years ending June 30, 2003 through June 30, 2006. Vesting is accelerated on 25% of these shares whenever the specified performance criteria are met. Upon the occurrence of a sale of Successor Company, all carry shares that have not yet become vested shall become vested immediately prior to such event.
In the event the executive is terminated, other than for cause, Successor Company has the right, but not the obligation, to acquire from the executive all or a portion of the unvested carry shares for an amount equal to the executive’s original cost, plus up to 50% of the vested carry shares for an amount equal to the fair value of the common stock, as determined by the board of directors. If Successor Company does not exercise its right or chooses to acquire less than the maximum number of unvested or vested carry shares available to it, then TCEP and LLR have the right, but not the obligation, to acquire from the executive any such carry shares not acquired by Successor Company at the same price as described above. If the executive is terminated for cause, Successor Company (or TCEP and LLR, if Successor Company doesn’t exercise any or all of its right) has the right, but not the obligation, to acquire all or a portion of the unvested carry shares and up to 50% of the vested carry shares for an amount equal to the executive’s original cost.

(11)	INCOME TAXES
On January 21, 2003, XXI Merger Corp. was merged with and into Predecessor Company in a reverse cash merger. For federal income tax purposes, the assets acquired and liabilities assumed will remain at their pre-merger historical tax bases. For financial reporting purposes the merger transaction was accounted for as a purchase business combination whereby the assets acquired and liabilities assumed were recorded at their fair values. Accordingly, a difference exists between the tax basis of the assets acquired and liabilities assumed in the merger transaction and the assigned values of these assets and liabilities for financial reporting purposes.
SFAS No. 109, Accounting for Income Taxes, requires that deferred tax assets and liabilities be recognized at the date of the merger transaction for (a) acquired net operating loss and credit carryforwards and (b) differences between the assigned values for financial reporting purposes and the tax bases of assets acquired and liabilities assumed. A valuation allowance for acquired deferred tax assets is established at the merger date if it is more likely than not that all or some portion of the acquired tax benefits will not be realized in the future. Increases in the valuation allowance recognized subsequent to the merger will be recorded as an increase in the provision for income taxes for Successor Company.
The provision for income taxes consisted of the following for the periods from July 1, 2002 through January 20, 2003 and January 21, 2003 through June 30, 2003:

	(Predecessor	(Successor
	Company)	Company)

Federal:
Current	$1,718	$1,384
Deferred	(808)	(1,137)

	910	247

State:
Current	179	302
Deferred	121	(159)

	300	143

	$1,210	$390

The components of net deferred tax liabilities consist of the following as of June 30, 2003:

Deferred tax assets:
Net operating loss carryforward	$349
Research and development credit carryforward	837
Inventory	13
Accrued vacation	47
Bad debt	194
Property and equipment	292

1,732
Deferred tax liabilities:
Intangibles	(8,199)
Deferred revenue	(158)

Net deferred tax liability	$(6,625)

The net deferred tax liability consists of the following as of June 30, 2003:

Current deferred tax asset	$96
Noncurrent deferred tax liability	(6,721)

$(6,625)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating loss carryforwards are available and the temporary differences representing net future deductibles reverse. Based upon these factors, management determined that it is more likely than not that Successor Company will realize the benefits of these deferred tax assets, and as a result, has not provided for a valuation allowance.
The following is a reconciliation between expected tax expense at the statutory rate of 34% and actual tax expense for the periods from July 1, 2002 through January 20, 2003 and January 21, 2003 through June 30, 2003:

	(Predecessor	(Successor
	Company)	Company)

Tax expense at the statutory rate	34.0%	34.0%
State tax expense, net of federal benefit	4.5	2.8
Research and development credit	(11.1)	(13.3)
Nondeductible expenses	5.8	3.1
Tax exempt income	(0.8)	(0.1)
Other	2.9	0.9

	35.3%	27.4%

(12)	STOCK OPTION AND AWARD PLAN
Under Predecessor Company’s 1993 Stock Plan (the Plan), Predecessor Company had reserved 1,200,000 shares of common stock for issuance of both incentive and nonqualified options. Under the Plan, options to purchase shares of common stock could have been granted to key employees and consultants. The Plan provided that the exercise price of incentive options should not be less than the fair market value of the shares on the date of the grant, that the exercise price of nonqualified options should not be less than 75% of the fair market value of the shares on the date of grant and, in either case, that no portion of such options could be exercised beyond ten years from the date of grant.
Under the Plan, Predecessor Company was authorized to issue shares of common stock pursuant to awards granted in various forms, including incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options, and other similar stock-based awards.
A summary of the changes to Predecessor Company’s stock options during the period from July 1, 2002 through January 20, 2003 is presented below:

			Weighted
			Average
		Exercise Price	Exercise
	Shares	Per Share	Price

Options outstanding at July 1, 2002	717,152	$4.125 to $22.375	$8.91
Cancelled	(3,000)	$9.900 to $15.875	11.89
Exercised	(156,000)	$4.500 to $9.125	6.36

Options outstanding at January 20, 2003	558,152	$4.125 to $22.375	11.89
Cancelled in connection with merger	(558,152)

Options outstanding at June 30, 2003	—

The following table summarizes information concerning outstanding and exercisable options as of January 20, 2003:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Remaining	Exercise	Number of	Exercise
Range of Exercise Prices	Options	Life (Years)	Price	Options	Price

$4.125 to $5.250	113,785	3.58	$5.11	113,785	$5.11
$6.50 to $9.90	290,000	3.42	7.89	260,665	7.77
$15.875 to $22.375	154,367	6.86	16.17	119,632	16.16

$4.125 to $22.375	558,152	5.60	9.61	494,082	9.17

(13)	EMPLOYEE BENEFITS
A qualified profit sharing plan covering employees who meet certain eligibility requirements is maintained for the benefit of the employees. Contributions are at the discretion of the board of directors and may not exceed the maximum amount allowable for federal income tax deduction purposes. No contributions were made to the qualified profit sharing plan for the periods presented.
A 401(k) Retirement Savings Plan is maintained for the benefit of the employees. Contributions are at the discretion of management and were $121 and $97 for the periods from July 1, 2002 through January 20, 2003 and January 21, 2003 through June 30, 2003, respectively.

(14)	COMMITMENTS
Successor Company leases its primary facility from the majority stockholder of Predecessor Company under a lease that expires on November 30, 2007. The lease agreement includes a five-year renewal provision at Successor Company’s option. The future minimum payments under noncancelable operating leases at June 30, 2003 are as follows:

Fiscal year:
2004	$648
2005	518
2006	533
2007	547
2008	234

$2,480

Rent expense, including the above lease, for the periods from July 1, 2002 through January 20, 2003 and January 21, 2003 through June 30, 2003 was $307 and $258, respectively.
There is no material litigation pending to which Successor Company is a party or to which any of its property is subject. Successor Company is involved from time to time as a plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of pending proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with respective counsel representing Successor Company in such proceedings, that the resolution of these proceedings should not have a material effect on Successor Company’s consolidated financial position, liquidity or results of operation.

(15)	SUBSEQUENT EVENTS
On November 5, 2003, Successor Company acquired all of the outstanding stock of Systems Design, Inc. (SDI). The total purchase price, including estimated direct acquisition costs of $95, was $5,395. SDI is a provider of enterprise software solutions and services for distributors in the tile and floor covering and other durable goods industries. Successor Company borrowed $4,000 on the revolving credit facility as partial consideration for the SDI acquisition.
On March 31, 2004, Successor Company acquired all of the outstanding stock of Distributor Information Systems Corporation, Inc. (DISC). The total purchase price, including estimated direct acquisition costs of $95, was $7,795. DISC is a provider of enterprise software solutions and services for distributors in the fluid power, hydraulics and other durable goods industries. Prior to the closing of the transaction, Successor Company amended its revolving credit facility to allow for borrowings up to $9,500. Successor Company borrowed $7,700 on the amended revolving credit facility in connection with the acquisition of DISC.
Successor Company is in the process of obtaining independent third-party appraisals of the fair value of the acquired intangibles for the SDI and DISC acquisitions. Information with respect to assets acquired and liabilities assumed is not currently available with respect to these two acquisitions.

                                     shares
Common stock
Prospectus
Joint book-running managers

JPMorgan	Deutsche Bank Securities
                      , 2005
Until                     , 2005 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Part II
Information not required in prospectus
Item 13.      Other expenses of issuance and distribution.
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Activant Solutions Holdings Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC registration fee*	$
NASD filing fee*	$
Exchange listing fee*	$
Transfer agent and registrar fees and expenses*	$
Printing and engraving fees and expenses*	$
Legal fees and expenses*	$
Accounting fees and expenses*	$
Miscellaneous*	$

Total	$

* To be completed by amendment
Item 14.      Indemnification of directors and officers.
Delaware
The DGCL authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The registrant’s certificate of incorporation, as amended, limits the liability of the registrant’s directors to the registrant or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, the registrant’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.
The registrant’s certificate of incorporation, as amended, provides that it shall indemnify its officers and directors and former officers and directors to the fullest extent permitted by the DGCL. Pursuant to the provisions of Section 145 of the DGCL, the registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the registrant, by reason of the fact that he is or was a director, officer, employee or agent of the registrant, against any and all expenses, judgments, fines and amounts paid in actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest or not opposed to the best interest of the registrant, and with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful.
The power to indemnify applies to actions brought by or in the right of the registrant as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.
The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlled precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
All of our directors and officers will be covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such. In addition, prior to the consummation of this offering, to the extent not already entered into, we will enter into indemnification agreements with each of our directors and named executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.
Registration Rights Agreement
Under the new Registration Rights Agreement to be entered into as of the closing date of the offering, the registrant will indemnify any stockholder party thereto that demands or participates, and any underwriter that participates, in a registration pursuant to the terms of the Registration Rights Agreement, as well as each of their respective officers, directors and control person, from and against any losses, claims, damages or liabilities, joint or several, to which such indemnified persons may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement of material fact contained therein, or arise out of or are based on the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.
Item 15.      Recent sales of unregistered securities.
On November 12, 2004, the registrant issued an aggregate of 5,499 shares of its common stock to an employee who exercised options at exercise prices of $1.00 and $2.50 per share, and on

August 9, 2005, the registrant issued an aggregate of 65,833 shares of its common stock to an employee who exercised options at exercise prices of $1.00, $2.25 and $2.50 per share. In addition, on August 31, 2005, the registrant issued an aggregate of 12,000 shares of its common stock to an employee who exercised options at an exercise price of $1.00 per share. Such issuances were exempt from the registration requirements of the Securities Act under Section 4(2) or under Rule 701 thereunder.
Item 16.      Exhibits and financial statement schedules.
(a) Exhibits. The following exhibits are filed as part of this Registration Statement, or incorporated herein by reference:

Exhibit
Number		Description

1.1	—	Form of Underwriting Agreement**
3.1	—	Restated Certificate of Incorporation of Activant Solutions Inc.(1)
3.2	—	Certificate of Amendment of Certificate of Incorporation of Activant Solutions Inc.(1)
3.3	—	Certificate of Amendment of Certificate of Incorporation of Activant Solutions Inc.(11)
3.4	—	Form of Second Amended and Restated Certificate of Incorporation of Activant Solutions Holdings Inc.**
3.5	—	Amended and Restated Bylaws of Activant Solutions Inc.(2)
3.6	—	Form of Second Amended and Restated Bylaws of Activant Solutions Holdings Inc.*
4.1	—	Indenture dated as of June 27, 2003, by and between Activant Solutions Inc. and Wells Fargo Bank Minnesota, N.A., as trustee, governing the 10 1/2% senior notes due 2011(9)
4.2	—	First Supplemental Indenture dated as of June 27, 2003, by and between Activant Solutions Inc. and Wells Fargo Bank Minnesota, N.A., as trustee, governing the 10 1/2% senior notes due 2011(19)
4.3	—	Second Supplemental Indenture dated as of September 13, 2005, among Activant Solutions Inc., Speedware Holdings, Inc., Speedware USA, Inc., Prophet 21, Inc., Prophet 21 Investment Corporation, Prophet 21 Canada, Inc., Prophet 21 New Jersey, Inc. SDI Merger Corporation, Distributor Information Systems Corporation, Trade Service Systems, Inc., Stanpak Systems, Inc. and Wells Fargo Bank, National Association, as trustee, governing the 10 1/2% senior notes due 2011(22)

4.4	—	Third Supplemental Indenture dated as of September 23, 2005, among Activant Solutions Inc., SDI Merger Corporation and Wells Fargo Bank, National Association, as trustee, governing the 10 1/2% senior notes due 2011(23)

4.5	—	Indenture dated as of March 30, 2005, by and among Activant Solutions and Wells Fargo Bank, N.A., as trustee, governing the floating rate senior notes due 2010(17)
4.6	—	First Supplemental Indenture dated as of April 20, 2005, among Activant Solutions Inc., Prelude Systems, Inc., Enterprise Computer Systems, Inc. and Wells Fargo Bank, National Association, as trustee, governing the floating rate senior notes due 2010(19)

4.7	—	Second Supplemental Indenture dated as of September 13, 2005, among Activant Solutions Inc., Speedware Holdings, Inc., Speedware USA, Inc., Prophet 21, Inc., Prophet 21 Investment Corporation, Prophet 21 Canada, Inc., Prophet 21 New Jersey, Inc., SDI Merger Corporation, Distributor Information Systems Corporation, Trade Service Systems, Inc., Stanpak Systems, Inc. and Wells Fargo Bank, National Association, as trustee, governing the floating rate senior notes due 2010(22)

Exhibit
Number		Description

4.8	—	Third Supplemental Indenture dated as of September 23, 2005, among Activant Solutions Inc., SDI Merger Corporation and Wells Fargo Bank, National Association, as trustee, governing the floating rate senior notes due 2010(23)
4.9	—	Purchase Agreement dated as of March 10, 2005, by and between Activant Solutions Inc. and J.P. Morgan Securities Inc. relating to the sale of $120.0 million aggregate principal amount of floating rate senior notes due 2010(17)
4.10	—	Indenture dated as of October 17, 2005, by and between Activant Solutions Holdings Inc. and Wells Fargo Bank, National Association, as trustee, governing the senior floating rate PIK notes due 2011*
4.11	—	Exchange and Registration Rights Agreement dated as of March 30, 2005, by and among Activant Solutions Inc. the guarantors named therein and J.P. Morgan Securities Inc. relating to the sale of $120.0 million aggregate principal amount of floating rate senior notes due 2010(17)
4.12	—	Purchase Agreement dated as of October 6, 2005, by and among Activant Solutions Inc., the guarantors named therein and Deutsche Bank Securities Inc. relating to the sale of $145.0 million aggregate principal amount of floating rate senior notes due 2010(25)
4.13	—	Exchange and Registration Rights Agreement dated as of October 17, 2005, by and among Activant Solutions Inc., the guarantors named therein and Deutsche Bank Securities Inc. relating to the sale of $145.0 million aggregate principal amount of floating rate senior notes due 2010(25)
4.14	—	Purchase Agreement dated as of October 6, 2005, by and between Activant Solutions Holdings Inc. and Deutsche Bank Securities Inc. relating to the sale of $40.0 million aggregate principal amount of senior floating rate PIK notes due 2011*
4.15	—	Exchange and Registration Rights Agreement dated as of October 17, 2005, by and among Activant Solutions Holdings Inc. and Deutsche Bank Securities Inc. relating to the sale of $40.0 million aggregate principal amount of senior floating rate PIK notes due 2011*
4.16	—	Form of stock certificate for common stock**
4.17	—	Form of Registration Rights Agreement to be entered into among Activant Solutions Holdings Inc. and certain security holders**
5.1	—	Opinion of Weil, Gotshal & Manges LLP as to the securities registered hereby**
10.1	—	Stockholders Agreement, dated as of May 26, 1999, among Activant Solutions Inc., Activant Solutions Holdings Inc. and the stockholders signatory thereto(4)
10.2	—	Monitoring and Oversight Agreement, dated as of February 27, 1997, among Activant Solutions Holdings Inc., Activant Solutions Inc., and Hicks, Muse & Co. Partners, L.P.(1)
10.3	—	Financial Advisory Agreement, dated as of February 27, 1997, among Activant Solutions Holdings Inc., Activant Solutions Inc., and Hicks, Muse & Co. Partners, L.P.(1)
10.4	—	Executive Employment Agreement, dated July 1, 2002, among Activant Solutions Inc., Activant Solutions Holdings Inc. and Michael A. Aviles(8)
10.5	—	Stock Option Agreement, dated June 14, 1999, between Activant Solutions Holdings Inc. and Michael A. Aviles(4)
10.6	—	Stock Option Agreement, dated February 16, 2000, between Activant Solutions Holdings Inc. and Michael A. Aviles(6)
10.7	—	Executive Employment Agreement dated August 22, 2001, between Activant Solutions Inc. and Greg Petersen(7)

Exhibit
Number		Description

10.8	—	Amendment to Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Greg Petersen(15)
10.9	—	Executive Employment Agreement, dated October 27, 1999, between Activant Solutions Inc. and Pervez Qureshi(10)
10.10	—	Amendment to Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Pervez Qureshi(15)
10.11	—	Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Mary Beth Loesch(15)
10.12	—	Executive Employment Agreement dated December 15, 2004, among Activant Solutions Inc., Activant Solutions Holdings Inc. and A. Laurence Jones(14)
10.13	—	Stock Option Agreement dated December 15, 2004, between Activant Solutions Holdings Inc. and A. Laurence Jones(14)
10.14	—	Activant Solutions Holdings Inc. 1998 Stock Option Plan, as amended(3)
10.15	—	First Amendment to Activant Solutions Holdings Inc. 1998 Stock Option Plan(12)
10.16	—	Form of Non-Qualified Stock Option Agreement for Eligible Employees to 1998 Stock Option Plan(2)
10.17	—	2001 Broad-Based Stock Option Plan(5)
10.18	—	First Amendment to 2001 Broad-Based Stock Option Plan(12)
10.19	—	Second Amended and Restated 2000 Stock Option Plan for Key Employees(14)

10.20	—	Second Amended and Restated Stock Option Bonus Plan(12)

10.21	—	First Amendment to Second Amended and Restated Stock Option Bonus Plan(12)
10.22	—	Fourth Amended and Restated Credit Agreement, dated as of September 13, 2005, by and among Activant Solutions Holdings Inc., Activant Solutions Inc., the lenders party thereto and JP Morgan Chase Bank, as administrative agent(22)
10.23	—	First Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 6, 2005, by and among Activant Solutions Holdings Inc., Activant Solutions Inc., the lenders party thereto and JP Morgan Chase Bank, as administrative agent(24)
10.24	—	Indemnification Agreement dated February 17, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Michael Aviles(10)
10.25	—	Indemnification Agreement dated February 19, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and A. Laurence Jones(10)
10.26	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Greg Petersen(10)
10.27	—	Indemnification Agreement dated March 3, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and James R. Porter(10)
10.28	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Richard R. Rew II(10)
10.29	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Christopher Speltz(10)
10.30	—	Indemnification Agreement dated June 1, 2004, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Pervez Qureshi(13)
10.31	—	Indemnification Agreement dated February 1, 2005, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Mary Beth Loesch(15)
10.32	—	Activant Executive Severance Plan(15)
10.33	—	Amended and Restated Activant Severance Plan for Select Employees(13)

Exhibit
Number		Description

10.34	—	Form of Incentive Stock Option Agreement (with 280G provision) to 2000 Stock Option Plan(15)
10.35	—	Form of Incentive Stock Option Agreement (without 280G provision) to 2000 Stock Option Plan(15)
10.36	—	Form of Non-Qualified Stock Option Agreement to 2000 Stock Option Plan(15)
10.37	—	Support Agreement dated January 24, 2005, among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and Speedware Corporation Inc.(16)
10.38	—	Lock-Up Agreement dated January 24, 2005, among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and certain shareholders of Speedware Corporation Inc.(16)
10.39	—	Agreement and Plan of Merger dated as of August 15, 2005, among Activant Solutions Inc., P21 Merger Corporation, Prophet 21, Inc. and Thoma Cressey Equity Partners, LLC(21)
10.40	—	Form of Credit Agreement to be entered into among Activant Solutions Holdings Inc. and certain financial institutions as the Lenders**
10.41	—	Form of 2005 equity incentive plan to be adopted by Activant Solutions Holdings Inc.**
14.1	—	Activant Solutions Inc. Code of Ethics for Senior Financial Management(10)
21.1	—	Subsidiaries*
23.1	—	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)**
23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*
23.3	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Speedware financial statements included in this Registration Statement*
23.4	—	Consent of KPMG LLP, Independent Auditors, with respect to the Prophet 21 financial statements included in this Registration Statement*
24.1	—	Power of Attorney for Activant Solutions Holdings Inc. (included on its signature page to this Registration Statement)(20)

* Filed herewith.
** To be filed by amendment.
(1) Incorporated by reference to Activant Solutions Inc.’s Registration Statement on Form S-1 (File No. 333-49389) filed on April 3, 1998.
(2) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 1998.
(3) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 1999.
(4) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 1999.
(5) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2001.
(6) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2001.
(7) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2001.
(8) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2002.
(9) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated July 2, 2003.
(10) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2003.
(11) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated October 14, 2003.
(12) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004.
(13) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2004.

(14) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2004.
(15) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated February 7, 2005.
(16) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated January 24, 2005.
(17) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated March 30, 2005.
(18) Incorporated by reference to Activant Solutions Inc.’s Report on Form 10-Q for the six months ended March 31, 2005.
(19) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated April 22, 2005.
(20) Incorporated by reference to the Activant Solutions Inc.’s Registration Statement on Form S-1 (File No. 333-125438) filed on June 2, 2005.
(21) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated August 17, 2005.
(22) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated September 19, 2005.
(23) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated September 29, 2005.
(24) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated October 12, 2005.
(25) Incorporated by reference to Activant Solutions Inc.’s Registration Statement on Form S-4 (File No. 333-129207) filed on October 24, 2005.
(b) Financial statement schedules.
Activant Solutions Holdings, Inc.
Schedule II— Valuation and qualifying accounts

		Additions
	Balance at	charged to
Description	beginning of	costs and		Balance at end of
(In thousands)	period	expenses	Deductions	period

Year ended September 30, 2002:
Allowance for doubtful accounts	$4,353	$8,643	$6,245	$6,751
Inventory valuation	471	2,382	1,740	1,113
Allowance for losses in investment in leases	1,413	3,052	3,011	1,454
Year ended September 30, 2003:
Allowance for doubtful accounts	$6,751	$8,057	$7,060	$7,748
Inventory valuation	1,113	386	551	948
Allowance for losses in investment in leases	1,454	385	939	900
Year ended September 30, 2004:
Allowance for doubtful accounts	$7,748	$3,019	$5,128	$5,639
Inventory valuation	948	399	627	720
Allowance for losses in investment in leases	900	—	561	339

Item 17.      Undertakings.
1.     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
2.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
3.     The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liabilities under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared to be effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on behalf of the undersigned, thereto duly authorized, in the City of Austin, State of Texas, on November 11, 2005.

ACTIVANT SOLUTIONS HOLDINGS INC.

By:	/s/ Greg Petersen

Greg Petersen

Executive Vice President and

Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Laurence Jones A. Laurence Jones	President, Chief Executive Officer, and Director (Principal executive officer)	November 11 2005

/s/ Greg Petersen Greg Petersen	Executive Vice President and Chief Financial Officer (Principal financial officer)	November 11, 2005

/s/ Christopher Speltz Christopher Speltz	Senior Vice President of Finance, Treasurer and Assistant Secretary (Principal accounting officer)	November 11, 2005

* Jack D. Furst	Director	November 11, 2005

* Jason Downie	Director	November 11, 2005

* James R. Porter	Director	November 11, 2005

* Peter S. Brodsky	Director	November 11, 2005

* /s/ Greg Petersen Greg Petersen Attorney-in-Fact		November 11, 2005
* Pursuant to Power of Attorney previously filed

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints each of A. Laurence Jones and Greg Petersen, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.
This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title	Date

/s/ Robert Shaw Robert Shaw	Director	November 11, 2005

Exhibit index

Exhibit
Number		Description

1.1	—	Form of Underwriting Agreement**
3.1	—	Restated Certificate of Incorporation of Activant Solutions Inc.(1)
3.2	—	Certificate of Amendment of Certificate of Incorporation of Activant Solutions Inc.(1)
3.3	—	Certificate of Amendment of Certificate of Incorporation of Activant Solutions Inc.(11)
3.4	—	Form of Second Amended and Restated Certificate of Incorporation of Activant Solutions Holdings Inc.**
3.5	—	Amended and Restated Bylaws of Activant Solutions Inc.(2)
3.6	—	Form of Second Amended and Restated Bylaws of Activant Solutions Holdings Inc.*
4.1	—	Indenture dated as of June 27, 2003, by and between Activant Solutions Inc. and Wells Fargo Bank Minnesota, N.A., as trustee, governing the 10 1/2% senior notes due 2011(9)
4.2	—	First Supplemental Indenture dated as of June 27, 2003, by and between Activant Solutions Inc. and Wells Fargo Bank Minnesota, N.A., as trustee, governing the 10 1/2% senior notes due 2011(19)
4.3	—	Second Supplemental Indenture dated as of September 13, 2005, among Activant Solutions Inc., Speedware Holdings, Inc., Speedware USA, Inc., Prophet 21, Inc., Prophet 21 Investment Corporation, Prophet 21 Canada, Inc., Prophet 21 New Jersey, Inc. SDI Merger Corporation, Distributor Information Systems Corporation, Trade Service Systems, Inc., Stanpak Systems, Inc. and Wells Fargo Bank, National Association, as trustee, governing the 10 1/2% senior notes due 2011(22)

4.4	—	Third Supplemental Indenture dated as of September 23, 2005, among Activant Solutions Inc., SDI Merger Corporation and Wells Fargo Bank, National Association, as trustee, governing the 10 1/2% senior notes due 2011(23)

4.5	—	Indenture dated as of March 30, 2005, by and among Activant Solutions and Wells Fargo Bank, N.A., as trustee, governing the floating rate senior notes due 2010(17)
4.6	—	First Supplemental Indenture dated as of April 20, 2005, among Activant Solutions Inc., Prelude Systems, Inc., Enterprise Computer Systems, Inc. and Wells Fargo Bank, National Association, as trustee, governing the floating rate senior notes due 2010(19)

4.7	—	Second Supplemental Indenture dated as of September 13, 2005, among Activant Solutions Inc., Speedware Holdings, Inc., Speedware USA, Inc., Prophet 21, Inc., Prophet 21 Investment Corporation, Prophet 21 Canada, Inc., Prophet 21 New Jersey, Inc., SDI Merger Corporation, Distributor Information Systems Corporation, Trade Service Systems, Inc., Stanpak Systems, Inc. and Wells Fargo Bank, National Association, as trustee, governing the floating rate senior notes due 2010(22)

4.8	—	Third Supplemental Indenture dated as of September 23, 2005, among Activant Solutions Inc., SDI Merger Corporation and Wells Fargo Bank, National Association, as trustee, governing the floating rate senior notes due 2010(23)
4.9	—	Purchase Agreement dated as of March 10, 2005, by and between Activant Solutions Inc. and J.P. Morgan Securities Inc. relating to the sale of $120.0 million aggregate principal amount of floating rate senior notes due 2010(17)
4.10	—	Indenture dated as of October 17, 2005, by and between Activant Solutions Holdings Inc. and Wells Fargo Bank, National Association, as trustee, governing the senior floating rate PIK notes due 2011*

Exhibit
Number		Description

4.11	—	Exchange and Registration Rights Agreement dated as of March 30, 2005, by and among Activant Solutions Inc. the guarantors named therein and J.P. Morgan Securities Inc. relating to the sale of $120.0 million aggregate principal amount of floating rate senior notes due 2010(17)
4.12	—	Purchase Agreement dated as of October 6, 2005, by and among Activant Solutions Inc., the guarantors named therein and Deutsche Bank Securities Inc. relating to the sale of $145.0 million aggregate principal amount of floating rate senior notes due 2010(25)
4.13	—	Exchange and Registration Rights Agreement dated as of October 17, 2005, by and among Activant Solutions Inc., the guarantors named therein and Deutsche Bank Securities Inc. relating to the sale of $145.0 million aggregate principal amount of floating rate senior notes due 2010(25)
4.14	—	Purchase Agreement dated as of October 6, 2005, by and between Activant Solutions Holdings Inc. and Deutsche Bank Securities Inc. relating to the sale of $40.0 million aggregate principal amount of senior floating rate PIK notes due 2011*
4.15	—	Exchange and Registration Rights Agreement dated as of October 17, 2005, by and among Activant Solutions Holdings Inc. and Deutsche Bank Securities Inc. relating to the sale of $40.0 million aggregate principal amount of senior floating rate PIK notes due 2011*
4.16	—	Form of stock certificate for common stock**
4.17	—	Form of Registration Rights Agreement to be entered into among Activant Solutions Holdings Inc. and certain security holders**
5.1	—	Opinion of Weil, Gotshal & Manges LLP as to the securities registered hereby**
10.1	—	Stockholders Agreement, dated as of May 26, 1999, among Activant Solutions Inc., Activant Solutions Holdings Inc. and the stockholders signatory thereto(4)
10.2	—	Monitoring and Oversight Agreement, dated as of February 27, 1997, among Activant Solutions Holdings Inc., Activant Solutions Inc., and Hicks, Muse & Co. Partners, L.P.(1)
10.3	—	Financial Advisory Agreement, dated as of February 27, 1997, among Activant Solutions Holdings Inc., Activant Solutions Inc., and Hicks, Muse & Co. Partners, L.P.(1)
10.4	—	Executive Employment Agreement, dated July 1, 2002, among Activant Solutions Inc., Activant Solutions Holdings Inc. and Michael A. Aviles(8)
10.5	—	Stock Option Agreement, dated June 14, 1999, between Activant Solutions Holdings Inc. and Michael A. Aviles(4)
10.6	—	Stock Option Agreement, dated February 16, 2000, between Activant Solutions Holdings Inc. and Michael A. Aviles(6)
10.7	—	Executive Employment Agreement dated August 22, 2001, between Activant Solutions Inc. and Greg Petersen(7)
10.8	—	Amendment to Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Greg Petersen(15)
10.9	—	Executive Employment Agreement, dated October 27, 1999, between Activant Solutions Inc. and Pervez Qureshi(10)
10.10	—	Amendment to Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Pervez Qureshi(15)
10.11	—	Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Mary Beth Loesch(15)

Exhibit
Number		Description

10.12	—	Executive Employment Agreement dated December 15, 2004, among Activant Solutions Inc., Activant Solutions Holdings Inc. and A. Laurence Jones(14)
10.13	—	Stock Option Agreement dated December 15, 2004, between Activant Solutions Holdings Inc. and A. Laurence Jones(14)
10.14	—	Activant Solutions Holdings Inc. 1998 Stock Option Plan, as amended(3)
10.15	—	First Amendment to Activant Solutions Holdings Inc. 1998 Stock Option Plan(12)
10.16	—	Form of Non-Qualified Stock Option Agreement for Eligible Employees to 1998 Stock Option Plan(2)
10.17	—	2001 Broad-Based Stock Option Plan(5)
10.18	—	First Amendment to 2001 Broad-Based Stock Option Plan(12)
10.19	—	Second Amended and Restated 2000 Stock Option Plan for Key Employees(14)

10.20	—	Second Amended and Restated Stock Option Bonus Plan(12)

10.21	—	First Amendment to Second Amended and Restated Stock Option Bonus Plan(12)
10.22	—	Fourth Amended and Restated Credit Agreement, dated as of September 13, 2005, by and among Activant Solutions Holdings Inc., Activant Solutions Inc., the lenders party thereto and JP Morgan Chase Bank, as administrative agent(22)
10.23	—	First Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 6, 2005, by and among Activant Solutions Holdings Inc., Activant Solutions Inc., the lenders party thereto and JP Morgan Chase Bank, as administrative agent(24)
10.24	—	Indemnification Agreement dated February 17, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Michael Aviles(10)
10.25	—	Indemnification Agreement dated February 19, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and A. Laurence Jones(10)
10.26	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Greg Petersen(10)
10.27	—	Indemnification Agreement dated March 3, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and James R. Porter(10)
10.28	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Richard R. Rew II(10)
10.29	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Christopher Speltz(10)
10.30	—	Indemnification Agreement dated June 1, 2004, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Pervez Qureshi(13)
10.31	—	Indemnification Agreement dated February 1, 2005, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Mary Beth Loesch(15)
10.32	—	Activant Executive Severance Plan(15)
10.33	—	Amended and Restated Activant Severance Plan for Select Employees(15)
10.34	—	Form of Incentive Stock Option Agreement (with 280G provision) to 2000 Stock Option Plan(15)
10.35	—	Form of Incentive Stock Option Agreement (without 280G provision) to 2000 Stock Option Plan(15)
10.36	—	Form of Non-Qualified Stock Option Agreement to 2000 Stock Option Plan(15)
10.37	—	Support Agreement dated January 24, 2005, among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and Speedware Corporation Inc.(16)

Exhibit
Number		Description

10.38	—	Lock-Up Agreement dated January 24, 2005, among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and certain shareholders of Speedware Corporation Inc.(16)
10.39	—	Agreement and Plan of Merger dated as of August 15, 2005, among Activant Solutions Inc., P21 Merger Corporation, Prophet 21, Inc. and Thoma Cressey Equity Partners, LLC(21)
10.40	—	Form of Credit Agreement to be entered into among Activant Solutions Holdings Inc. and certain financial institutions as the Lenders**
10.41	—	Form of 2005 equity incentive plan to be adopted by Activant Solutions Holdings Inc.**
14.1	—	Activant Solutions Inc. Code of Ethics for Senior Financial Management(10)
21.1	—	Subsidiaries*
23.1	—	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)**
23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*
23.3	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Speedware financial statements included in this Registration Statement*
23.4	—	Consent of KPMG LLP, Independent Auditors, with respect to the Prophet 21 financial statements included in this Registration Statement*
24.1	—	Power of Attorney for Activant Solutions Holdings Inc. (included on its signature page to this Registration Statement)(20)

* Filed herewith.
** To be filed by amendment.
(1) Incorporated by reference to Activant Solutions Inc.’s Registration Statement on Form S-1 (File No. 333-49389) filed on April 3, 1998.
(2) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 1998.
(3) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 1999.
(4) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 1999.
(5) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2001.
(6) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2001.
(7) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2001.
(8) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2002.
(9) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated July 2, 2003.
(10) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2003.
(11) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated October 14, 2003.
(12) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004.
(13) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2004.
(14) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2004.
(15) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated February 7, 2005.
(16) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated January 24, 2005.
(17) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated March 30, 2005.
(18) Incorporated by reference to Activant Solutions Inc.’s Report on Form 10-Q for the six months ended March 31, 2005.
(19) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated April 22, 2005.

(20) Incorporated by reference to the Activant Solutions Inc.’s Registration Statement on Form S-1 (File No. 333-125438) filed on June 2, 2005.
(21) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated August 17, 2005.
(22) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated September 19, 2005.
(23) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated September 29, 2005.
(24) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated October 12, 2005.
(25) Incorporated by reference to Activant Solutions Inc.’s Registration Statement on Form S-4 (File No. 333-129207) filed on October 24, 2005.